Exhibit 10.2
          AMENDMENT NO. 1, dated as of March 18, 2009 (this “Amendment”), to the Credit Agreement, dated as of March 28, 2003, amended and restated as of April 18, 2005 and further amended and restated as of April 12, 2006 among DHM HOLDING COMPANY, INC., a Delaware corporation, DOLE HOLDING COMPANY, LLC, a Delaware limited liability company, DOLE FOOD COMPANY, INC., a Delaware corporation (the “U.S. Borrower”), SOLVEST, LTD., a company organized under the laws of Bermuda (the “Bermuda Borrower” and, together with the U.S. Borrower, the “Borrowers”), the Lenders from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH, as Deposit Bank (in such capacity, the “Deposit Bank”), DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and the other parties named therein (as amended from time to time, the “Credit Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
          WHEREAS, the Credit Parties desire to amend the Credit Agreement and the other Credit Documents on the terms set forth herein;
          WHEREAS, Section 13.12 of the Credit Agreement provides that the Credit Parties and the Required Lenders may amend the Credit Agreement and the other Credit Documents;
          NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
          Section 1. Amendment.
               The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.
               (x) The Required Lenders hereby authorize the Administrative Agent and Collateral Agent, as applicable, to enter into amendments to the Credit Documents to effect the changes thereto specified below:
          1.01 The U.S. Security Agreement shall be amended by (i) inserting immediately following Section 1.1.(f) thereof:
“(e) “For the avoidance of doubt, the Obligations of Holdings, Intermediate Holdco and the U.S. Borrower include, without limitation, all Obligations of the Bermuda Borrower under the Credit Agreement.”
and (ii) inserting at the end of the definition of “Obligations” appearing in Article IX thereof:

“For the avoidance of doubt, the “Obligations” of Holdings, Intermediate Holdco and the U.S. Borrower include, without limitation, all Obligations of the Bermuda Borrower under the Credit Agreement.”
          1.02 The U.S. Pledge Agreement shall be amended by inserting, immediately following the phrase “the “TL Obligations” appearing in Section 1(i)(ii) thereof:
“For the avoidance of doubt, the “TL Obligations” of Holdings, Intermediate Holdco and the U.S. Borrower include, without limitation, all Obligations of the Bermuda Borrower under the Credit Agreement.”
          1.03 The U.S. Subsidiaries Guaranty shall be amended by inserting at the end of Section 1 thereof:
“For the avoidance of doubt, the “Guaranteed Obligations” of Holdings, Intermediate Holdco and the U.S. Borrower include, without limitation, all Obligations of the Bermuda Borrower under the Credit Agreement.”
and (y) Holdings, Intermediate Holdco and the U.S. Borrower hereby agree to enter into, and covenant to cause each of their respective Subsidiaries which is a party thereto, to enter into amendments to the U.S. Security Agreement, the U.S. Pledge Agreement and the U.S. Subsidiaries Guaranty in form and substance reasonably satisfactory to the Administrative Agent concurrently with the effectiveness of this Amendment in order to give effect to the foregoing clause (x).
          Section 2. Representations and Warranties, No Default. The Borrowers hereby represent and warrant that immediately prior to and immediately after giving effect to this Amendment (i) no Default or Event of Default exists and (ii) all representations and warranties contained in the Credit Agreement or in any other Credit Document are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof (except that any representation or warranty which by its terms is made only as of a specified date is true and correct in all material respects only as of such specified date).
          Section 3. Effectiveness. This Amendment will become effective upon receipt by the Administrative Agent of (i) executed signature pages hereto from the Required Lenders and each Credit Party party to the Credit Agreement and (ii) a fee, for the account of each Lender which has returned an executed signature page to this Amendment on or prior to 5:00 p.m., New York time, on February 23, 2009, in an amount equal to 0.50% of such consenting Lender’s outstanding Loans and Credit Linked Commitment on such date.
          Section 4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

          Section 5. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          Section 6. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
          Section 7. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the other Secured Creditors under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Credit Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Credit Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Credit Party reaffirms its obligations under the Credit Documents to which it is party and the validity of the Liens granted by it pursuant to the Security Documents. From and after the effective date of this Amendment, all references to the Credit Agreement in any Credit Document shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

DHM HOLDING COMPANY, INC.
By:
Name:
Title:

DOLE HOLDING COMPANY, LLC
By:
Name:
Title:

DOLE FOOD COMPANY, INC.
By:
Name:
Title:

SOLVEST, LTD.
By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Deposit Bank
By:
Name:
Title:

By:
Name:
Title

as a Lender
By:
Name:
Title:

EXHIBIT A TO AMENDMENT NO. 1

CREDIT AGREEMENT
among
DHM HOLDING COMPANY, INC.,
DOLE HOLDING COMPANY, LLC,
DOLE FOOD COMPANY, INC.,
SOLVEST, LTD.,
VARIOUS LENDING INSTITUTIONS,
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and as Deposit Bank,
BANC OF AMERICA SECURITIES LLC,
as Syndication Agent,
and
THE BANK OF NOVA SCOTIA
and
RABOBANK INTERNATIONAL,
as Co-Documentation Agents
Dated as of March 28, 2003,
Amended and Restated as of April 18, 2005
and further Amended and Restated as of April 12, 2006

DEUTSCHE BANK SECURITIES INC.,
as Lead Arranger and Sole Book Runner

-i-

-ii-

-iii-

Page

8.17 Performance of Obligations	103
8.18 Conduct of Business	103
8.19 Margin Stock	105
8.20 Foreign Security Document Amendments	105
8.21 Refinancing	106

Section 9. Negative Covenants	106

9.01 Changes in Business; etc.	106
9.02 Consolidation; Merger; Sale or Purchase of Assets; etc	110
9.03 Liens	114
9.04 Indebtedness	118
9.05 Advances; Investments; Loans	123
9.06 Restricted Payments; etc.	129
9.07 Transactions with Affiliates	133
9.08 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Issuances of Capital Stock; etc.	134
9.09 Limitation on Issuance of Equity Interests	135
9.10 Limitation on Certain Restrictions on Subsidiaries	136
9.11 Limitation on the Creation of Subsidiaries and Joint Ventures	137
9.12 Special Restrictions Relating to Principal Property	138
9.13 Maximum First Priority Secured Leverage Ratio	139

Section 10. Events of Default	139

10.01 Payments	139
10.02 Representations, etc.	140
10.03 Covenants	140
10.04 Default Under Other Agreements	140
10.05 Bankruptcy, etc.	140
10.06 ERISA	141
10.07 Security Documents	142
10.08 Guaranties	142
10.09 Judgments	142
10.10 Ownership	143
10.11 Denial of Liability	143
10.12 Governmental Action	143
10.13 Special Defaults Relating to Bermuda Entities	143

Section 11. Definitions	144

Section 12. The Agents	207

12.01 Appointment	207
12.02 Nature of Duties	207

-iv-

Page

12.03 Certain Rights of the Agents	208
12.04 Reliance by Agents	209
12.05 Notice of Default, etc.	209
12.06 Nonreliance on Agents and Other Lenders	209
12.07 Indemnification	210
12.08 Agents in their Individual Capacities	210
12.09 Holders	211
12.10 Resignation of the Agents	211
12.11 Collateral Matters	212
12.12 Delivery of Information	213
12.13 Special Appointment of Collateral Agent (Germany)	213
12.14 Special Provisions Relating to Canadian Security Documents	214
12.15 Special Appointment of Collateral Agent (Italy)	215
12.16 Continuing Indemnities for Original Agents	215

Section 13. Miscellaneous	215

13.01 Payment of Expenses, etc.	215
13.02 Right of Setoff	217
13.03 Notices	218
13.04 Benefit of Agreement	219
13.05 No Waiver; Remedies Cumulative	221
13.06 Payments Pro Rata	222
13.07 Calculations; Computations	222
13.08 Governing Law; Submission to Jurisdiction; Venue	223
13.09 Counterparts	224
13.10 Effectiveness	224
13.11 Headings Descriptive	225
13.12 Amendment or Waiver; etc.	225
13.13 Survival	228
13.14 Domicile of Loans and Commitments	228
13.15 Confidentiality	228
13.16 Waiver of Jury Trial	229
13.17 Register	229
13.18 English Language	230
13.19 Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in Qualified Jurisdictions; Special Provisions Regarding Foreign Security Documents and Secured Hedge Counterparties	230
13.20 Powers of Attorney; etc.	232
13.21 Waiver of Sovereign Immunity	232
13.22 Judgment Currency	233
13.23 Special Acknowledgments	233
13.24 Special Provisions Relating to Amendment and Restatement	233
13.25 USA Patriot Act	234
13.26 Other Liens on Collateral; Terms of Intercreditor Agreement; Etc.	234
13.27 Post-Closing Actions	235

-v-

Schedule I	-	List of Lenders and Commitments
Schedule II	-	Lender Addresses
Schedule III	-	Real Properties
Schedule IV	-	Scheduled Existing Indebtedness
Schedule V	-	Pension Plans
Schedule VI	-	Existing Investments
Schedule VII	-	Subsidiaries
Schedule VIII	-	Insurance
Schedule IX	-	Existing Liens
Schedule X	-	Capitalization
Schedule XI	-	Existing Letters of Credit
Schedule XII	-	Certain Foreign Security Documents, Foreign Subsidiaries Party to Foreign Security Documents, etc.
Schedule XIII	-	Non-Guarantor Subsidiaries; Excluded Foreign Subsidiaries
Schedule XIV	-	Transactions with Affiliates
Schedule XV	-	Principal Properties
Schedule XVI	-	Tax Matters
Schedule XVII	-	Initial Qualified Jurisdictions
Schedule XVIII	-	Post-Closing Matters
Exhibit A-1	-	Form of Notice of Borrowing
Exhibit A-2	-	Form of Notice of Conversion/Continuation
Exhibit B-1	-	Form of Tranche B Term Note
Exhibit B-2	-	Form of Tranche C Term Note
Exhibit B-3	-	Form of Incremental Term Note
Exhibit C-1	-	Form of Letter of Credit Request
Exhibit C-2	-	Form of Bank Guaranty Request
Exhibit D	-	Form of Section 4.04(b)(ii) Certificate
Exhibit E-1	-	Form of Opinion of Paul, Hastings, Janofsky & Walker LLP
Exhibit E-2	-	Form of Opinion of Appleby, Spurling Hunter
Exhibit F	-	Form of Officers’ Certificate
Exhibit G-1	-	Form of U.S. Subsidiaries Guaranty
Exhibit G-2	-	Form of Foreign Subsidiaries Guaranty Acknowledgment
Exhibit G-3	-	Form of Foreign Subsidiaries Guaranty
Exhibit H-1	-	Form of U.S. Pledge Agreement

-vi-

Exhibit H-2	-	Form of U.S. Security Agreement
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of Assignment and Assumption Agreement
Exhibit K	-	Form of Intercompany Note
Exhibit L	-	Form of Shareholder Subordinated Note
Exhibit M	-	Form of Special Colombian Put Note
Exhibit N	-	Form of Consent Letter
Exhibit O-1	-	Form of Intercompany Subordination Acknowledgment
Exhibit O-2	-	Form of Intercompany Subordination Agreement
Exhibit P	-	Form of Incremental Term Loan Commitment Agreement
Exhibit Q	-	Form of Intercreditor Agreement

-vii-

          CREDIT AGREEMENT, dated as of March 28, 2003, amended and restated as of April 18, 2005 and further amended and restated as of April 12, 2006, among DHM HOLDING COMPANY, INC., a Delaware corporation (“Holdings”), DOLE HOLDING COMPANY, LLC, a Delaware limited liability company (“Intermediate Holdco”), DOLE FOOD COMPANY, INC., a Delaware corporation (the “U.S. Borrower”), SOLVEST, LTD., a company organized under the laws of Bermuda (the “Bermuda Borrower” and, together with the U.S. Borrower, the “Borrowers”), the Lenders from time to time party hereto, DEUTSCHE BANK AG NEW YORK BRANCH, as Deposit Bank (in such capacity, the “Deposit Bank”), DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”), BANC OF AMERICA SECURITIES LLC, as Syndication Agent (in such capacity, the “Syndication Agent”), THE BANK OF NOVA SCOTIA and RABOBANK INTERNATIONAL, as Co-Documentation Agents (in such capacity, each, a “Co-Documentation Agent” and, collectively, the “Co-Documentation Agents”) and DEUTSCHE BANK SECURITIES INC., as Lead Arranger and Sole Book Runner (in such capacity, the “Lead Arranger”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 11 are used herein as so defined.
W I T N E S S E T H:
          WHEREAS, Holdings, Intermediate Holdco, the Borrowers, the Original Lenders, Deutsche Bank AG New York Branch, as Administrative Agent, Banc of America Securities LLC and The Bank of Nova Scotia, as Co-Syndication Agents, Fortis Capital Corporation, Harris Trust and Savings Bank and Rabobank International, as Co-Documentation Agents and Deutsche Bank Securities Inc., Banc of America Securities LLC and The Bank of Nova Scotia, as Joint Lead Arrangers, are party to a Credit Agreement, dated as of March 28, 2003 and amended and restated as of April 18, 2005 (as the same has been further amended, restated, modified and/or supplemented to, but not including, the Restatement Effective Date, the “Original Credit Agreement”);
          WHEREAS, the parties hereto wish to amend and restate the Original Credit Agreement in the form of this Agreement; and
          NOW, THEREFORE, the parties hereto agree that, effective as of the Restatement Effective Date, the Original Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:
          Section 1. Amount and Terms of Credit.
          1.01 Commitments. (a) Tranche B Term Loans. Subject to and upon the terms and conditions set forth herein, each Lender with a Tranche B Term Loan Commitment severally agrees to make a term loan (each, a “Tranche B Term Loan” and, collectively, the “Tranche B Term Loans”) to the U.S. Borrower, which Tranche B Term Loans:
     (i) shall be incurred by the U.S. Borrower pursuant to a single drawing on the Restatement Effective Date for the purposes described in Section 7.05(a);
     (ii) shall be denominated in Dollars;

     (iii) except as hereafter provided, shall, at the option of the U.S. Borrower, be incurred and maintained as one or more Borrowings of Base Rate Loans or Eurodollar Loans; provided (A) except as otherwise specifically provided in Section 1.10(b), all Tranche B Term Loans made as part of the same Borrowing shall at all times consist of Tranche B Term Loans of the same Type and (B) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), no more than four Borrowings of Tranche B Term Loans to be maintained as Eurodollar Loans may be incurred prior to the 30th day after the Restatement Effective Date (or, if later, the last day of the Interest Period applicable to the fourth Borrowing of Eurodollar Loans referred to below), each of which Borrowings of Eurodollar Loans may only have an Interest Period of one week, and the first of which Borrowings may be made no earlier than the third Business Day, and no later than the fifth Business Day, after the Restatement Effective Date, the second of which Borrowings may only be made on the last day of the Interest Period of the first such Borrowing, the third of which Borrowings may only be made on the last day of the Interest Period of the second such Borrowing and the fourth of which Borrowings may only be made on the last day of the Interest Period of the third such Borrowing; and
     (iv) shall be made by each Lender in that initial aggregate principal amount as is equal to the Tranche B Term Loan Commitment of such Lender on the Restatement Effective Date (before giving effect to the termination thereof on such date pursuant to Section 3.03(b)).
Once repaid, Tranche B Term Loans incurred hereunder may not be reborrowed.
          (b) Tranche C Term Loans. Subject to and upon the terms and conditions set forth herein, (I) each Consenting Tranche C Term Loan Lender severally agrees that, on the Restatement Effective Date, the Original Tranche B Term Loan made by such Consenting Tranche C Term Loan Lender to the Bermuda Borrower pursuant to the Original Credit Agreement and outstanding on the Restatement Effective Date (immediately prior to giving effect thereto) shall convert (the “Term Loan Conversion”) into a new term loan to the Bermuda Borrower (each such term loan, a “Converted Tranche C Term Loan”); provided that if the aggregate principal amount of the Original Tranche B Term Loan made by the respective Consenting Tranche C Term Loan Lender to the Bermuda Borrower pursuant to the Original Credit Agreement and outstanding on the Restatement Effective Date (immediately prior to giving effect thereto) exceeds the amount set forth opposite the name of such Lender on Schedule I hereto under the heading “Converted Tranche C Term Loans,” the amount of such Consenting Tranche C Term Loan Lender’s Converted Tranche C Term Loan shall equal the amount so set forth for such Lender on Schedule I and the outstanding principal amount of such Lender’s outstanding Original Tranche B Term Loan in excess thereof shall be repaid on the Restatement Effective Date (together with interest, breakage costs and any other amounts owing with respect thereto as provided below), and (II) each Lender with a Tranche C Term Loan Commitment severally agrees to make, on the Restatement Effective Date, a term loan or term loans to the Bermuda Borrower (each, an “Additional Tranche C Term Loan” and, collectively, the “Additional Tranche C Term Loans”, and, together with the Converted Tranche B Term Loans, each, a “Tranche C Term Loan” and, collectively, the “Tranche C Term Loans”), which Tranche C Term Loans:

     (i) shall, in the case of Additional Tranche C Term Loans, be incurred by the Bermuda Borrower pursuant to a single drawing on the Restatement Effective Date for the purposes described in Section 7.05(a);
     (ii) shall be denominated in Dollars;
     (iii) except as hereinafter provided, shall, at the option of the Bermuda Borrower, be incurred and maintained as, and/or converted into one or more Borrowings of Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Tranche C Term Loans made as part of the same Borrowing shall at all times consist of Tranche C Term Loans of the same Type and (B) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), no more than four Borrowings of Tranche C Term Loans to be maintained as Eurodollar Loans may be incurred prior to the 30th day after the Restatement Effective Date (or, if later, the last day of the Interest Period applicable to the fourth Borrowing of Eurodollar Loans referred to below), each of which Borrowings of Eurodollar Loans may only have an Interest Period of one week, and the first of which Borrowings may be made no earlier than the third Business Day, and no later than the fifth Business Day, after the Restatement Effective Date, the second of which Borrowings may only be made on the last day of the Interest Period of the first such Borrowing, the third of which Borrowings may only be made on the last day of the Interest Period of the second such Borrowing and the fourth of which Borrowings may only be made on the last day of the Interest Period of the third such Borrowing; and
     (iv) shall not exceed for any Lender, in initial principal amount, that amount which equals the sum of (x) the aggregate principal amount of its Converted Tranche C Term Loan (if any) made as provided in clause (b)(I) above (and as set forth opposite its name on Schedule I hereto under the heading “Converted Tranche C Term Loans”) plus (y) the Tranche C Term Loan Commitment of such Lender (if any) as in effect on the Restatement Effective Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(c)).
In connection with the Term Loan Conversion and the incurrence of Additional Tranche C Term Loans pursuant to this Section 1.01(b), (i) the Interest Period applicable to each Borrowing of Original Tranche B Term Loans, subject to conversion pursuant to this Section 1.01(b), existing on the Restatement Effective Date (immediately prior to the Term Loan Conversion) and maintained as Eurodollar Loans under the Original Credit Agreement shall, simultaneously with the occurrence of the Term Loan Conversion, be broken, (ii) the Administrative Agent shall (and is hereby authorized to) take all appropriate actions to ensure that all Lenders with outstanding Tranche C Term Loans (after giving effect to the Term Loan Conversion and the incurrence of Additional Tranche C Term Loans pursuant to this Section 1.01(b)) participate in each new Borrowing of Tranche C Term Loans on a pro rata basis (based upon their respective Tranche C Term Loan Borrowing Amounts as in effect on the Restatement Effective Date) and (iii) the Bermuda Borrower shall be obligated to pay to the respective Original Lenders breakage and/or other costs of the type referred to in Section 1.11 of the Original Credit Agreement (if any) incurred in connection with the Term Loan Conversion and/or the actions taken pursuant to preceding clause (ii) of this Section 1.01(b). Once repaid, Tranche C Term Loans may not be reborrowed.
          (c) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees, at any time and from time to time on and after the date that such Incremental Term Loan Commitment is obtained pursuant to Section 1.15 and prior to the Incremental Term Loan Commitment Termination Date for such Tranche of Incremental Term Loans, to make a term loan (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Incremental Term Loan Borrower for such Tranche, which Incremental Term Loans:
     (i) shall be incurred on an Incremental Term Loan Borrowing Date for the purposes described in Section 7.05(a);
     (ii) shall be denominated in Dollars;
     (iii) except as hereinafter provided, shall, at the option of the Incremental Term Loan Borrower for such Tranche, be incurred and maintained as, and/or converted into one or more Borrowings of Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.10(b), all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type; and
     (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche at such time (before giving effect to any reductions thereto on such date pursuant to Section 3.03(e)).
Once repaid, Incremental Term Loans may not be reborrowed.
          1.02 Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount applicable to Borrowings of the respective Type and Tranche of Loans to be made or maintained pursuant to the respective Borrowing. More than one Borrowing may be incurred on any day, but at no time shall there be outstanding more than 35 Borrowings of Eurodollar Loans.
          1.03 Notice of Borrowing. Whenever a Borrower desires to make a Borrowing of Loans hereunder, an Authorized Officer of such Borrower shall give the Administrative Agent at its Notice Office at least one Business Day’s prior written (or telephonic notice promptly confirmed in writing) notice of each Base Rate Loan and at least three Business Days’ prior written (or telephonic notice promptly confirmed in writing) notice of each Eurodollar Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 2:00 P.M. (New York time) on such day. Each such written notice or written confirmation of telephonic notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by or on behalf of the respective Borrower in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Tranche B Term Loans, Tranche C Term Loans, U.S. Borrower Incremental Term Loans or Bermuda Borrower Incremental Term Loans and (iv) whether the Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 1.07) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
          1.04 Disbursement of Funds. Not later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment under the respective Tranche, will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or, in the case of Additional Tranche C Term Loans, each Lender with a Tranche C Term Loan Commitment will make available an amount thereof equal to its Tranche C Term Loan Commitment on the Restatement Effective Date (prior to the termination thereof pursuant to Section 3.03(c) on such date)). All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent, and the Administrative Agent will make available to the respective Borrower the Payment Office or such other location as may be reasonably satisfactory to the Administrative Agent and specified in the relevant Notice of Borrowing the aggregate of the amounts so made available by the Lenders prior to 3:00 P.M. (New York time) on such day to the extent of funds actually received by the Administrative Agent prior to such time on such day. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower to pay immediately such corresponding amount to the Administrative Agent and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the U.S. Borrower or the Bermuda Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the respective Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate and (ii) if recovered from the respective Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the relevant Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

          1.05 Notes. (a) Subject to the provisions of Section 1.05(f), the U.S. Borrower’s (in the case of Tranche B Term Loans and U.S. Borrower Incremental Term Loans) and the Bermuda Borrower’s (in the case of Tranche C Term Loans and Bermuda Borrower Incremental Term Loans) obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced (i) in the case of Tranche B Term Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Tranche B Term Note” and, collectively, the “Tranche B Term Notes”), (ii) in the case of Tranche C Term Loans, by a promissory note duly executed and delivered by the Bermuda Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Tranche C Term Note” and, collectively, the “Tranche C Term Notes”) and (iii) in the case of Incremental Term Loans, by a promissory note duly executed and delivered by the applicable Incremental Term Loan Borrower for such Tranche substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”).
          (b) The Tranche B Term Note issued to each Lender with a Tranche B Term Loan Commitment or outstanding Tranche B Term Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to such Lender (or an affiliate designated by such Lender) or its registered assigns and be dated the Restatement Effective Date (or, in the case of any Tranche B Term Note issued after the Restatement Effective Date, the date of issuance thereof), (iii) be in a stated principal amount (expressed in Dollars) equal to the Tranche B Term Loan Commitment of such Lender on the Restatement Effective Date before giving effect to any reductions thereto on such date (or, in the case of any Tranche B Term Note issued after the Restatement Effective Date, in a stated principal amount (expressed in Dollars) equal to the outstanding principal amount of the Tranche B Term Loan of such Lender on the date of the issuance thereof) and be payable (in Dollars) in the principal amount of the Tranche B Term Loan evidenced thereby from time to time, (iv) mature on the Tranche B/C Term Loan Maturity Date, (v) bear interest as provided in the appropriate clauses of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (c) The Tranche C Term Note issued to each Lender with a Tranche C Term Loan Commitment or outstanding Tranche C Term Loans shall (i) be executed by the Bermuda Borrower, (ii) be payable to such Lender (or an affiliate designated by such Lender) or its registered assigns and be dated the Restatement Effective Date (or, in the case of any Tranche C Term Note issued after the Restatement Effective Date, the date of issuance thereof), (iii) be in a stated principal amount (expressed in Dollars) equal to the sum of the Tranche C Term Loan Commitment of such Lender on the Restatement Effective Date (before giving effect to any reductions thereto on such date) plus the aggregate principal amount of the Converted Tranche B Term Loan (if any) of such Lender on the Restatement Effective Date (or, in the case of any Tranche C Term Note issued after the Restatement Effective Date, in a stated principal amount (expressed in Dollars) equal to the outstanding principal amount of the Tranche C Term Loan of such Lender on the date of the issuance thereof) and be payable (in Dollars) in the principal amount of the Tranche C Term Loan evidenced thereby from time to time, (iv) mature on the Tranche B/C Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of

Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
          (d) The Incremental Term Note issued to each Lender with an Incremental Term Loan Commitment or outstanding Incremental Term Loans under a given Tranche shall (i) be executed by the Incremental Term Loan Borrower for such Tranche, (ii) be payable to such Lender (or an affiliate designated by such Lender) or its registered assigns and be dated the date of issuance thereof, (iii) be in a stated principal amount (expressed in Dollars) equal to the Incremental Term Loan Commitment of such Lender on the effective date of the respective Incremental Term Loan Commitment Agreement (prior to the incurrence of any Incremental Term Loans pursuant thereto on such date) (or, if issued thereafter, be in a stated principal amount (expressed in Dollars) equal to the sum of the then remaining amount of the Incremental Term Loan Commitment of such Lender plus the outstanding principal amount of the Incremental Term Loans of such Lender on the date of issuance thereof) and be payable (in Dollars) in the principal amount of the Incremental Term Loans evidenced thereby from time to time, (iv) mature on the respective Incremental Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.
          (e) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect either Borrower’s obligations in respect of any Loans.
          (f) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to either Borrower shall affect or in any manner impair the obligations of the respective Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations or endorsements otherwise described in preceding clause (e). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the relevant Borrower shall promptly execute and deliver to the respective Lender the requested Note or Notes in the appropriate amount or amounts to evidence such Loans.
          1.06 Conversions. Each Borrower shall have the option to convert, on any Business Day occurring after the Restatement Effective Date, all or a portion equal to at least the applicable Minimum Borrowing Amount (and, if greater, in an integral multiple of $500,000) of the outstanding principal amount of Loans made to such Borrower pursuant to one or more Borrowings of one or more Types of Loans under a single Tranche into a Borrowing or

Borrowings of another Type of Loan under such Tranche, provided that (i) except as otherwise provided in Section 1.10(b) or unless the respective Borrower pays all amounts owing pursuant to Section 1.11 concurrently with any such conversion, Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Eurodollar Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the applicable Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of conversion, (iii) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 30th day after the Restatement Effective Date, conversions of Base Rate Loans into Eurodollar Loans may only be made if any such conversion is effective on the first day of the first, second, third or fourth Interest Period referred to in clause (B) of the provisos appearing in each of Section 1.01(a)(iii) and Section 1.01(b)(iii) and so long as any such conversion does not result in a greater number of Borrowings of Eurodollar Loans prior to the 30th day after the Restatement Effective Date as are permitted under Section 1.01(a)(iii) and Section 1.01(b)(iii), and (iv) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02. Each such conversion shall be effected by the applicable Borrower by giving the Administrative Agent at its Notice Office prior to 2:00 P.M. (New York time) at least three Business Days’ prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans of such Borrower to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.
          1.07 Pro Rata Borrowings. All Borrowings of Tranche B Term Loans, Tranche C Term Loans and Incremental Term Loans of a given Tranche under this Agreement shall be incurred from the Lenders pro rata on the basis of such Lenders’ Tranche B Term Loan Commitments, Tranche C Term Loan Borrowing Amounts or Incremental Term Loan Commitments of the applicable given Tranche, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
          1.08 Interest. (a) The U.S. Borrower hereby agrees to pay (in the case of Tranche B Term Loans and U.S. Borrower Incremental Term Loans, in each case maintained as Base Rate Loans) and the Bermuda Borrower hereby agrees to pay (in the case of Tranche C Term Loans and Bermuda Borrower Incremental Term Loans, in each case maintained as Base Rate Loans) interest in respect of the unpaid principal amount of each Base Rate Loan made to it from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall be equal to the sum of the Base Rate in effect from time to time during the period such Base Rate Loan is outstanding plus the relevant Applicable Margin as in effect from time to time.

          (b) The U.S. Borrower hereby agrees to pay (in the case of Tranche B Term Loans and U.S. Borrower Incremental Term Loans, in each case maintained as Eurodollar Loans) and the Bermuda Borrower hereby agrees to pay (in the case of Tranche C Term Loans and Bermuda Borrower Incremental Term Loans, in each case maintained as Eurodollar Loans), interest in respect of the unpaid principal amount of each Eurodollar Loan made to it from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Eurodollar Rate for such Interest Period plus the relevant Applicable Margin as in effect from time to time.
          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the greater of (x) 2% per annum in excess of the rate otherwise applicable to Base Rate Loans maintained pursuant to the respective Tranche (or, if the overdue amount owing does not relate to any specific Tranche, the rate otherwise applicable to Tranche B Term Loans which are maintained as Base Rate Loans) from time to time and (y) the rate which is 2% in excess of the rate then borne by such Loans, in each case with such interest to be payable on demand.
          (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for the respective Interest Period or Interest Periods and shall promptly notify the respective Borrower and the respective Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
          1.09 Interest Periods. At the time a Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the respective Borrower shall have the right to elect, by having an Authorized Officer of such Borrower give the Administrative Agent notice thereof, the interest period applicable to such Eurodollar Loan, which Interest Period shall, at the option of such Borrower (but otherwise subject to (x) clause (B) of the proviso appearing in Section 1.01(a)(iii), (y) clause (B) of the proviso appearing in Section 1.01(b)(iii) and (z) clause (iii) of the proviso appearing in Section 1.06) be, in the case of a Eurodollar Loan, a one, two, three or six-month period or, to the extent agreed to by all Lenders required to make Loans under the respective Tranche, a nine or twelve-month period (or, if required by clause (B) of the proviso appearing in either Section 1.01(a)(iii) or Section 1.01(b)(iii), a one-week period); provided that:

     (i) all Eurodollar Loans comprising the same Borrowing shall at all times have the same Interest Period;
     (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
     (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
     (v) no Interest Period in respect of any Borrowing under a given Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans;
     (vi) unless the Required Lenders otherwise agree, no Interest Period for a Eurodollar Loan may be selected at any time when a Default or Event of Default is then in existence; and
     (vii) no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be elected which extends beyond any date upon which a Scheduled Repayment for the respective Tranche of Term Loans will be required to be made under Section 4.02(b) if, after giving effect to the election of such Interest Period, the aggregate principal amount of such Tranche of Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Tranche of Term Loans then outstanding less the aggregate amount of such required Scheduled Repayment.
If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the U.S. Borrower or the Bermuda Borrower, as applicable, has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the relevant Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans, in any such case effective as of the expiration date of such current Interest Period.
          1.10 Increased Costs; Illegality; etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

     (i) on any Interest Determination Date that, by reason of any changes arising after the Restatement Effective Date affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the Eurodollar Rate; or
     (ii) at any time that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Restatement Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to (A) a change in the basis of taxation of payments to a Lender of the principal of or interest on the Loans or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Restatement Effective Date affecting such Lender, the interbank market or the position of such Lender in such market (whether or not such Lender was a Lender at the time of such occurrence); or
     (iii) at any time after the Restatement Effective Date, that the making or continuance of any Eurodollar Loan has been made unlawful by any law or governmental rule, regulation or order (or would conflict with any governmental rule, regulation, guideline, request or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful), or impracticable as a result of a contingency occurring after the Restatement Effective Date which materially and adversely affects the applicable interbank market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the affected Borrower, and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies Holdings, any affected Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by either Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (y) in the case of clause (ii) above, the respective Borrower or Borrowers, as the case may be, agrees to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (with the written notice as to the additional amounts owed to such Lender, submitted to the respective Borrower or Borrowers by such Lender in accordance with the foregoing to be, absent manifest error, final and conclusive and binding on all the parties hereto, although the failure to give any such notice shall not release or diminish any of the respective Borrower’s or Borrowers’ obligations to pay additional amounts pursuant to this Section 1.10(a) upon the subsequent submission of such notice) and (z) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law. Each of the Administrative Agent and each Lender agrees that if it gives notice to either Borrower of any of the events described in clause (i), (ii) or (iii) above, it shall promptly notify such Borrower and, in the case of any such Lender, the Administrative Agent, if such event ceases to exist.
          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the affected Borrower may (and, in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii), shall) either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii), as the case may be, or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstance described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan or such earlier day as shall be required by applicable law).
          (c) If any Lender shall have determined after the Restatement Effective Date that the adoption or effectiveness after the Restatement Effective Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change after the Restatement Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such other controlling Person’s capital or assets as a consequence of such Lender’s Commitment or Commitments hereunder or its obligations hereunder to a level below that which such Lender or such other controlling Person could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or such other controlling Person’s policies with respect to capital adequacy), then from time to time, upon written demand by such Lender (with a copy to the Administrative Agent), accompanied by the notice referred to in the next succeeding sentence of this Section 1.10(c), the Borrowers jointly and severally agree to pay to such Lender such additional amount or amounts as will compensate such Lender or such other controlling Person for such reduction in the rate of return to such Lender or such other controlling Person. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the relevant Borrower (a copy of which shall be sent by such Lender to the Administrative Agent), which notice shall set forth such Lender’s basis for asserting its rights under this Section 1.10(c) and the calculation, in reasonable detail, of such additional amounts claimed hereunder, although the failure to give any such notice shall not release or diminish either Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice. A Lender’s good faith determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.
          (d) In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Non-Dollar Denominated Letter of Credit, any Non-Dollar Denominated Bank Guaranties or any category of liabilities which includes deposits by reference to which the interest rate on any Non-Dollar Denominated Letter of Credit or any Non-Dollar Denominated Bank Guaranty is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Non-Dollar Denominated Letter of Credit or such Non-Dollar Denominated Bank Guaranty or in Section 1.10(a)(ii), such Lender shall promptly notify Holdings and the Borrowers in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the Borrowers jointly and severally agree to pay to such Lender such specified amounts as additional fees at the time that either Borrower is otherwise required to pay regularly accruing fees in respect of such Non-Dollar Denominated Letter of Credit or such Non-Dollar Denominated Bank Guaranty or, if later, on written demand therefor by such Lender.
          1.11 Compensation. (a) The Borrowers jointly and severally agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding any loss of anticipated profit) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or any Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 10 or as a result of the replacement of a Lender pursuant to Section 1.13, 4.01 or 13.12(b)), conversion or permitted “realignment” of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the respective Borrower or Borrowers; or (iv) as a consequence of (x) any other default by the respective Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b). Each Lender’s calculation of the amount of compensation owing pursuant to this Section 1.11(a) shall be made in good faith. A Lender’s basis for requesting compensation pursuant to this Section 1.11(a) and a Lender’s calculation of the amount thereof, shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          (b) The Borrowers jointly and severally agree to compensate the Deposit Bank and each CL Lender, upon the Deposit Bank’s or applicable CL Lender’s written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities incurred by the Deposit Bank or such CL Lender in connection with: (i) any withdrawals from the Credit-Linked Deposit Account pursuant to the terms of this Agreement prior to the end of the applicable Interest Period or Scheduled Investment Termination Date for the Credit-Linked Deposits; and (ii) the termination of the Total Credit-Linked Commitment (and the related termination of the investment of the funds held in the Credit-Linked Deposit Account) prior to the end of any applicable Interest Period or Scheduled Investment Termination Date for the Credit-Linked Deposits; provided, however, that neither of the Borrowers shall have any obligation to compensate the Deposit Bank or any CL Lender pursuant to this Section 1.11(b) for any losses, expenses and liabilities in connection with periods after such Interest Period or Scheduled Investment Termination Date, as the case may be.
          1.12 Change of Lending Office. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made, and Letters of Credit and Bank Guaranties participated in, by such Lender (including, without limitation, by designating a separate lending office (or Affiliate) to act as such with respect to Dollar Denominated Letter of Credit Outstandings and Dollar Denominated Bank Guaranty Outstandings versus Non-Dollar Denominated Letter of Credit Outstandings and Non-Dollar Denominated Bank Guaranty Outstandings); provided that, for designations made after the Restatement Effective Date (unless such designation is made after the occurrence of a Sharing Event as a result of any Lender’s purchase of participating interests in Loans, Letters of Credit, Unpaid Drawings, Unreimbursed Payments and Credit-Linked Deposits pursuant to Section 1.14), to the extent such designation shall result in increased costs under Section 1.10, 2A.06, 2B.06 or 4.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although if such designation results in increased costs, the Borrowers shall be obligated to pay the costs which would have applied in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Except as provided in the immediately preceding sentence, such lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).
          (b) Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2A.06, Section 2B.06 or Section 4.04 with respect to such Lender, it will, if requested by the applicable Borrower by notice to such Lender, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans, Letters of Credit and/or Bank Guaranties, as the case may be, affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any of the aforementioned Sections. Nothing in this Section 1.12 shall affect or postpone any of the obligations of either Borrower or the rights of any Lender provided in Sections 1.10, 2A.06, 2B.06 and 4.04.
          1.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c) or (d), Section 2A.06, Section 2B.06 or Section 4.04 with respect to any Lender which results in such Lender charging to either Borrower increased costs materially in excess of the average costs being charged by the other Lenders in respect of such contingency or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as provided in Section 13.12(b), the U.S. Borrower or the Bermuda Borrower, as the case may be, shall have the right, in accordance with the requirements of Section 13.04(b), if no Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more Eligible Transferees (collectively, the “Replacement Lender”), none of whom shall constitute a Defaulting Lender at the time of such replacement and each of whom shall be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, at the option of Holdings, to replace only the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:
     (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and all then outstanding Loans (or, in the case of the replacement of less than all the Tranches of Commitments and outstanding Loans of the respective Replaced Lender, all the Commitments and/or all then outstanding Loans relating to the Tranche or Tranches with respect to which such Lender is being replaced) of, and all participations in all then outstanding Letters of Credit and Bank Guaranties issued pursuant to the respective Tranche or Tranches where the respective Lender is being replaced by, the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (in the relevant currency or currencies) of (A) an amount equal to the principal of, and all accrued interest on, all then outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to the then remaining Credit-Linked Deposit of such Lenders (if any) at such time, (C) an amount equal to all Unpaid Drawings (if any) under each Tranche with respect to which the respective Replaced Lender is being replaced, in each case that have been funded by (and not reimbursed to) such Replaced Lender (including by way of application of such Lender’s Credit-Linked Deposit) at such time, together with all then unpaid interest with respect thereto at such time, (D) an amount equal to all Unreimbursed Payments (if any) under each Tranche with respect to which the respective Replaced Lender is being replaced, in each case that have been funded by (and not reimbursed to) such Replaced Lender (including by way of application of such Lender’s Credit-Linked Deposit) at such time, together with all then unpaid interest with respect thereto at such time, and (E) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche or Tranches, in the case of the replacement of less than all Tranches then held by the respective Replaced Lender) pursuant to Section 3.01; and
     (ii) all obligations of the Borrowers owing to the Replaced Lender in respect of each Tranche where such Replaced Lender is being replaced (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.
Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.17 and, if so requested by the Replacement Lender (when applicable) pursuant to Section 1.05(f), delivery to the Replacement Lender of the appropriate Note or Notes executed by the respective Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Loans or any Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2A.06, 2B.06, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) in the case of the replacement of any Credit-Linked Commitment pursuant to this Section 1.13, the CL Percentages of the CL Lenders shall be automatically adjusted at such time to give effect to such replacement. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 1.13, each of the U.S. Borrower and the Bermuda Borrower hereby irrevocably authorizes Holdings to take all necessary action, in the name of the U.S. Borrower or the Bermuda Borrower, as the case may be, as described above in this Section 1.13 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 1.13. The Credit-Linked Deposit funded by any CL Lender shall not be released in connection with any assignment of its Credit-Linked Commitment, but shall instead be purchased by the relevant assignee (at par, as described in clause (i)(B) of the proviso above) and continue to be held by the Deposit Bank for application (if not already applied) pursuant to Sections 2A.04 and 2B.04 in respect of such assignee’s obligations under the Credit-Linked Commitment assigned to it.
          1.14 Special Provisions Applicable to Lenders Upon the Occurrence of a Sharing Event. (a) On the date of the occurrence of any Sharing Event, or promptly thereafter, (i) if there have been any Drawings pursuant to Letters of Credit which have not yet been reimbursed to the respective Issuing Lender pursuant to Section 2A, the respective Issuing Lender shall seek reimbursement therefor as permitted pursuant to Section 2A.04(c) and (ii) if there have been any Bank Guaranty Payments pursuant to Bank Guaranties which have not yet been reimbursed to the respective Bank Guaranty Issuer pursuant to Section 2B, the respective Bank Guaranty Issuer shall seek reimbursement therefor as permitted pursuant to Section 2B.04(c)). After giving effect to the actions taken (or required to be taken) pursuant to the preceding sentence, the Administrative Agent shall request that the Deposit Bank return (in which case the Deposit Bank shall return) to the Administrative Agent who shall, in turn, return to the CL Lenders amounts (if any) representing Credit-Linked Deposits which are permitted to be returned to the CL Lenders at such time in accordance with Section 2C.04(a) hereof.

          (b) (i) Upon the occurrence of a Sharing Event, but after giving effect to the actions required to be taken pursuant to preceding clause (a) of this Section 1.14 (although any failure by the Administrative Agent, the Deposit Bank or any Lender to take the actions required of it pursuant to said clause shall not prevent the actions required hereby, but the respective Administrative Agent, Deposit Bank or Lender shall continue to be obligated to perform its obligations as required above and the Administrative Agent shall be authorized to make any equitable adjustments as may be deemed necessary or desirable pursuant to the provisions of this Section 1.14(b)), the Lenders shall purchase participations from other Lenders in each of the respective Tranches of Loans and the CL Tranche (including, in the case of the CL Tranche, participations in each outstanding Letter of Credit, each Unpaid Drawing owing to the CL Lenders, each outstanding Bank Guaranty, each Unreimbursed Payment owing to the CL Lenders and the Credit-Linked Deposits of the various CL Lenders) so that, after giving effect to such purchases, each Lender shall have the same credit exposure in each Tranche at such time (including, (x) in the case of the Total Credit-Linked Commitment, an interest in each outstanding Letter of Credit, each Unpaid Drawing owing to the CL Lenders, each outstanding Bank Guaranty, each Unreimbursed Payment owing to the CL Lenders and the Credit-Linked Deposits of the various CL Lenders and (y) a participation in the Credit-Linked Deposits established pursuant to Section 2C.01 and all amounts deposited in the Credit-Linked Deposit Account from time to time or to be returned to the Lenders in accordance with the provisions of Section 2), whether or not such Lender shall previously have participated therein, equal to such Lender’s Exchange Percentage thereof.
          (ii) The foregoing actions pursuant to immediately preceding clause (i) shall be accomplished pursuant to this Section 1.14(b) through purchases and sales of participations in the various Tranches as required hereby, and at the request of the Administrative Agent each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent to evidence same. All purchases and sales of participations pursuant to this Section 1.14(b) shall be made in Dollars. Without limiting the foregoing, it is understood and agreed that, pursuant to this Section 1.14(b), the various CL Lenders may be selling participations to the other Lenders in their Credit-Linked Deposits (after giving effect to the actions required on, or promptly following, the occurrence of the Sharing Event pursuant to Section 1.14(a)), and in connection therewith each CL Lender shall be paid, in immediately available funds in Dollars, amounts equal to the percentage participations sold by them in their Credit-Linked Deposits, which immediately available funds shall be paid by the Lenders acquiring participations therein. At the request of the Administrative Agent, each Lender which has sold participations in any of its Tranches as provided above (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participation therein a participation certificate in the appropriate amount as determined in conjunction with the Administrative Agent. It is understood that the amount of immediately available funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.
          (c) In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit or any Bank Guaranty as provided in Section 1.14(b), each other Lender shall have a claim against such defaulting Lender (and not against the Administrative Agent, any Issuing Lender, any Bank Guaranty Issuer, the Deposit Bank or any other Lender) for any damages sustained by it as a result of such default.

          (d) All determinations by the Administrative Agent pursuant to this Section 1.14 shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Tranches (and the Credit-Linked Deposits) hereunder in accordance with the provisions hereof. Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on the Borrowers, each of the Lenders, each Issuing Lender, each Bank Guaranty Issuer and the Deposit Bank. The Administrative Agent shall have no liability to either Borrower, any Lender, any Issuing Bank, any Bank Guaranty Issuer or the Deposit Bank for any determinations made by it hereunder except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          (e) Upon, and after, the occurrence of a Sharing Event (i) no further Credit Events shall be made or occur, and (ii) all Credit-Linked Commitments and all Incremental Term Loan Commitments (if any) shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any extensions of credit (and/or any Credit-Linked Deposits) upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.
          (f) If any amount required to be paid by any Lender pursuant to this Section 1.14 is not paid to the Administrative Agent on the date upon which the Sharing Event occurred, such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations, (ii) the daily average Federal Funds Rate, during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent and (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this Section 1.14 shall be conclusive in the absence of manifest error. Amounts payable by any Lender pursuant to this Section 1.14 shall be paid to the Administrative Agent for the account of the relevant Lenders, provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.
          (g) Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Section 1.14, the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received, provided, however, that in the event that such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

          (h) Each Lender’s obligation to purchase participating interests pursuant to this Section 1.14 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Credit Agreement Party or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) any adverse change in the condition (financial or otherwise) or prospects of any Credit Agreement Party or any other Person, (iv) any breach of this Agreement or any other Credit Document by any Credit Agreement Party, any Lender, any Issuing Lender, any Bank Guaranty Issuer, any Agent, the Deposit Bank or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          (i) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (i) the relevant Borrower shall pay to each Lender granting any participations as required above, for the account of the respective Lender which has purchased such participations, any increased costs and indemnities (including, without limitation, pursuant to Sections 1.11, 1.12, 2A.06, 2B.06 and 4.04) to the same extent as if such Lender which has purchased such participations were the direct Lender as opposed to a participant therein, which increased costs shall be calculated without regard to Section 1.13, Section 13.04(a) or the penultimate sentence of Section 13.04(b) and (ii) each Lender which has sold such participations shall be entitled to receive from the relevant Borrower indemnification from and against any and all taxes imposed as a result of the sale of the participations pursuant to this Section 1.14. Each Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 1.14, increased Taxes may be owing by it pursuant to Section 4.04, which Taxes shall be paid (to the extent provided in Section 4.04) by the respective Borrower or Borrowers, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 1.14.
          1.15 Incremental Term Loan Commitments. (a) So long as the Incremental Term Loan Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, each Borrower shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 1.15, but without requiring the consent of any of the Lenders, to request, at any time and from time to time after the Restatement Effective Date and prior to the date which is 12 months prior to the then latest Maturity Date, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Term Loan Commitments to such Borrower and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by such Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 1.15 such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments shall be made available to a single Incremental Term Loan Borrower and shall be denominated in Dollars, (iv) the amount of each Tranche of Incremental Term Loan Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment under such Tranche of Incremental Term Loans (including Eligible Transferees who will become Lenders) of at least $25,000,000, (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 1.15 shall not exceed the Maximum Incremental Term

Loan Commitment Amount (it being understood and agreed, however, to the extent that any such Incremental Term Loan Commitments are obtained but later expire, terminate or are voluntarily reduced in each case without being utilized, the amount of such Incremental Term Loan Commitments so expired, terminated or voluntarily reduced may again be available to be obtained under this Section 1.15 within the limits set forth herein), (vi) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable in respect of each Incremental Term Loan Commitment shall be separately agreed to by Holdings, the respective Incremental Term Loan Borrower and each Incremental Term Loan Lender (and with all such fees to be disclosed in writing by Holdings to the Administrative Agent), (vii) each Tranche of Incremental Term Loans shall have (I) (x) an Incremental Term Loan Maturity Date of no earlier than the then latest Maturity Date as then in effect, and (y) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Loans with the longest Weighted Average Life to Maturity and (II) an “interest rate” or “interest rates” applicable to such Tranche of Incremental Term Loans (which, for such purposes only, shall be determined by the Administrative Agent and deemed to include all upfront or similar fees or original issue discount (amortized over the life of such Incremental Term Loans) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Tranche of Incremental Term Loans) that may (at such time or from time to time thereafter) exceed the “interest rates” applicable to the Term Loans provided that, in the event that the “interest rate” excess applicable to such Tranche of Incremental Term Loans shall at such time be greater than 0.50% (or its equivalent), the Applicable Margin for the Tranche B Term Loans, the Tranche C Term Loans and each other then existing Tranche of Incremental Term Loans shall be increased by such amounts, and for such time periods, as are needed so that at no time shall the “interest rate” for the respective new Tranche of Incremental Term Loans (calculated as described above) exceed the relevant interest rates applicable to the then existing Tranches of Term Loans by more than 0.50%; provided further, that, at no time shall the provisions of this Section 1.15 be construed to result in any decrease in any interest rate applicable to any then existing Tranche of Term Loans (including after giving effect to any prior increases in interest rates applicable thereto pursuant to the preceding provisions of this Section 1.15), (viii) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 7.05(a), (ix) each Incremental Term Loan Commitment Agreement shall specifically designate, with the approval of the Administrative Agent, the Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Incremental Term Loans, Incremental Term Loan Commitments or other Term Loans) unless the requirements of Section 1.15(c) are satisfied), (x) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the relevant Security Documents, and guaranteed under each relevant Guaranty, on a pari passu basis with all other Loans of the applicable Borrower secured by each such Security

Agreement and guaranteed under each such Guaranty, and (xi) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 1.01(c) and such Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents.
          (b) At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 1.15, the respective Incremental Term Loan Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement substantially in the form of Exhibit P (appropriately completed), with the effectiveness of the Incremental Term Loan Commitment provided therein to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent), (x) all Incremental Term Loan Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 1.15 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule I shall be deemed modified to reflect the revised Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Incremental Term Notes will be issued at the respective Incremental Term Loan Borrower’s expense, to such Incremental Term Loan Lender, to be in conformity with the requirements of Section 1.05(d) (with appropriate modification) to the extent needed to reflect the new Incremental Term Loans made by such Incremental Term Loan Lender.
          (c) Notwithstanding anything to the contrary contained above in this Section 1.15, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, B-1, B-2, C-1, C-2, etc.), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Incremental Term Loans or to the outstanding Tranche of Tranche B Term Loans or Tranche C Term Loans, in either case so long as the following requirements are satisfied:
     (i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Borrower, shall have the same

Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;
     (ii) the new Incremental Term Loans shall have the same Scheduled Repayment dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche proportionately); and
     (iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 1.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans of the respective Tranche.
To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Eurodollar Loans of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans of such Tranche and which will end on the last day of such Interest Period). In connection therewith, the respective Incremental Term Loan Borrower may agree, in the respective Incremental Term Loan Commitment Agreement, to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed by such Incremental Term Loan Borrower and the respective Incremental Term Loan Lender or Incremental Term Loan Lenders.
          Section 2. Letters of Credit; Bank Guaranties; Etc.
          Section 2A. Letters of Credit.
          2A.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, a Borrower may request an Issuing Lender, at any time and from time to time on and after the Restatement Effective Date and prior to the fifth Business Day (or the 30th day in the case of Trade Letters of Credit) preceding the CL Maturity Date, to issue, (x) for the account of the U.S. Borrower (in the case of requests made by it) or the account of the Bermuda Borrower (in the case of requests made by it) and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Indebtedness of the respective Account Party or any of its or their Wholly-Owned Subsidiaries, irrevocable standby letters of credit in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such standby letter of credit, a “Standby Letter of Credit”) in support of such L/C Supportable Indebtedness and (y) for the account of the respective Account Party and for the benefit of sellers of goods to the respective Account Party or any of its or their Subsidiaries in the ordinary course of business, irrevocable sight trade letters of credit in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such trade letter of credit, a “Trade Letter of Credit”, and each such Standby Letter of Credit and Trade Letter of Credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be issued on a sight basis only and shall be denominated in Dollars or, subject to the provisions of Section 2C.03, an Alternative Currency. Each Letter of Credit shall be deemed to constitute a utilization of the Credit-Linked Commitments and shall, subject to the provisions of Section 1.14 if a Sharing Event occurs, be participated in (as more fully described in following Section 2A.04(a)) by the CL Lenders in accordance with their respective CL Percentages (subject to the provisions of Section 2C to the extent applicable). All Letters of Credit shall be denominated in Dollars or an Alternative Currency. The Bermuda Borrower shall have no liability with respect to any U.S. Borrower Letter of Credit which may be issued to the U.S. Borrower.
          (b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender hereby agrees (subject to Section 2C.03, to the extent applicable in the case of Non-Dollar Denominated Letters of Credit) that it will, at any time and from time to time on and after the Restatement Effective Date and prior to (i) the fifth Business Day in the case of Standby Letters of Credit, or (ii) the 30th day, in the case of Trade Letters of Credit, preceding the CL Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the respective Account Party one or more Letters of Credit, (x) in the case of Trade Letters of Credit, in support of trade obligations of the respective Account Party or any of its or their Subsidiaries that arise in the ordinary course of business or (y) in the case of Standby Letters of Credit, in support of such L/C Supportable Indebtedness as is permitted to remain outstanding without giving rise to a Default or Event of Default hereunder; provided that the respective Issuing Lender shall be under no obligation to issue any Letter of Credit if at the time of such issuance:
     (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Restatement Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the Restatement Effective Date and which such Issuing Lender in good faith deems material to it; or
     (ii) such Issuing Lender, prior to the issuance of such Letter of Credit, shall have received written notice from any Credit Agreement Party or the Required Lenders of the type described in clause (iv) of Section 2A.01(c) or the last sentence of Section 2A.03(b).
          (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued at any time when the Aggregate CL Exposure exceeds (or would after giving effect to such issuance exceed) either (x) the Total Credit-Linked Commitment at such time or (y) the aggregate amount of the Credit-Linked Deposits in the Credit-Linked Deposit Account at such time, (ii) (x) each Standby Letter of Credit shall by its terms terminate on or before the date which occurs 12 months after the date of the issuance thereof (although any such Standby Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the fifth Business Day preceding the CL Maturity Date, on terms acceptable to the Issuing Lender thereof), provided that a Standby Letter of Credit issued to support obligations under any Specified Existing Ship Lease may terminate by its terms on or prior to the earlier to occur of (1) the date which occurs 24 months after the date of the issuance thereof and (2) the fifth Business Day preceding the CL Maturity Date and (y) each Trade Letter of Credit shall by its terms terminate on or before the date occurring not later than 180 days after such Trade Letter of Credit’s date of issuance, (iii) (x) no Standby Letter of Credit shall have an expiry date occurring later than the fifth Business Day preceding the CL Maturity Date and (y) no Trade Letter of Credit shall have an expiry date occurring later than 30 days prior to the CL Maturity Date and (iv) no Issuing Lender will issue any Letter of Credit after it has received written notice from any Credit Agreement Party or the Required Lenders stating that a Default or an Event of Default exists until such time as such Issuing Lender shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders.
          (d) Part A of Schedule XI hereto contains a description of certain letters of credit issued (or deemed issued) pursuant to the Original Credit Agreement and outstanding on the Restatement Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount (including the currency in which such letter of credit is denominated, which shall be Dollars or an Alternative Currency), (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” and a “Bermuda Borrower Letter of Credit” or a “U.S. Borrower Letter of Credit” (as set forth on Part A of Schedule XI) for all purposes of this Agreement and issued, for purposes of Section 2A.04(a), on the Restatement Effective Date. Any Lender hereunder (and any of such Lender’s Affiliates and/or branches) which has issued an Existing Letter of Credit shall constitute an “Issuing Lender” for all purposes of this Agreement.
          2A.02 Minimum Stated Amount. The Stated Amount of each Letter of Credit upon issuance shall be not less than (x) in the case of a Dollar Denominated Letter of Credit, $250,000, (y) in the case of a Euro Denominated Letter of Credit, €150,000 and (z) in the case of a Sterling Denominated Letter of Credit, £150,000, or in each case such lesser amount as is reasonably acceptable to the respective Issuing Lender.
          2A.03 Letter of Credit Requests. (a) Whenever an Account Party desires that a Letter of Credit be issued for its account, such Account Party shall give the Administrative Agent (at the appropriate Notice Office) and the respective Issuing Lender at least 3 Business Days’ (or such shorter period as is acceptable to such Issuing Lender in any given case) written notice prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be in the form of Exhibit C-1 (each, a “Letter of Credit Request”), including, without limitation, by specifying: (i) whether the requested Letter of Credit shall constitute a U.S. Borrower Letter of Credit or a Bermuda Borrower Letter of Credit; and (ii) the currency in which the requested Letter of Credit is to be denominated (which shall be Dollars or, to the extent permitted hereunder, an Alternative Currency. Each Letter of Credit Request shall include any other documents as such Issuing Lender customarily requires in connection therewith.
          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Account Party that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2A.01(c). Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 5 or 6, as the case may be, are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2A.01(c), then such Issuing Lender may issue the requested Letter of Credit for the account of the respective Account Party in accordance with such Issuing Lender’s usual and customary practices.
          2A.04 Letter of Credit Participations. (a) Immediately upon the issuance by any Issuing Lender of any Letter of Credit, but subject to Section 2C.03 to the extent applicable in the case of Non-Dollar Denominated Letters of Credit, such Issuing Lender shall be deemed to have sold and transferred to each CL Lender (each such Lender with respect to any Letter of Credit, in its capacity under this Section 2A.04, a “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), in a percentage equal to such L/C Participant’s CL Percentage in such Letter of Credit, and each Drawing made thereunder and the obligations of the respective Account Party under this Agreement with respect thereto (although CL Facility Fees shall be payable directly to the Administrative Agent for the account of the CL Lenders as provided in Section 3.01(a) and the L/C Participants shall have no right to receive any portion of any Facing Fees or any administration fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto. Upon any change in the Credit-Linked Commitments and, as a result thereof, the CL Percentages of the CL Lenders pursuant to Section 1.13, or 13.04, it is hereby agreed that with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2A.04 to reflect the new CL Percentages of the CL Lenders. With respect to each Letter of Credit from time to time outstanding, all calculations of the percentage participations therein of the various CL Lenders shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error. Furthermore, upon the occurrence of a Sharing Event and as more fully set forth in Section 1.14, additional sub-participations may be required to be granted by the various CL Lenders in their participations in outstanding Letters of Credit, in each case in accordance with, and subject to the provisions of, Section 1.14.
          (b) In determining whether to pay under any Letter of Credit, the respective Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall not create for such Issuing Lender any resulting liability to any Account Party or any Lender.
          (c) In the event that any Issuing Lender makes any payment or disbursement under any Letter of Credit issued by it and the respective Account Party shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2A.05(a) by the date required by said Section 2A.05(a) for such reimbursement, such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each L/C Participant therein and the Deposit Bank of such failure, and each CL Lender (including in its capacity as an L/C Participant) hereby irrevocably authorizes the Deposit Bank (and the Deposit Bank hereby agrees) to reimburse such Issuing Lender for such amount in Dollars (or, to the extent that the respective Unpaid Drawing is in an Alternative Currency, in an amount equal to the Dollar Equivalent thereof, as determined by the Administrative Agent on the date on which such payment or disbursement was made under the respective Letter of Credit) solely from such CL Lender’s CL Percentage of the Credit-Linked Deposits on deposit with the Deposit Bank in the Credit-Linked Deposit Account, in which case the Total Credit-Linked Commitment shall be reduced by the amount so applied (with a corresponding reduction in the Credit-Linked Commitment of each CL Lender equal to such CL Lender’s CL Percentage of such aggregate amount so applied); provided that any portion of the Unpaid Drawings with respect to a Non-Dollar Denominated Letter of Credit, which, because of currency fluctuations, represents amounts in excess of the Total Credit-Linked Deposits (as more fully described in Section 2C.03), shall not be reimbursed from Credit-Linked Deposits but shall instead be immediately repaid by the respective Account Party. Furthermore, if any Specified Default or any Event of Default then exists, the respective Issuing Lender may, with respect to any payment or disbursement made by it under any Letter of Credit, request the Deposit Bank, in which case each CL Lender hereby irrevocably authorizes the Deposit Bank (and the Deposit Bank hereby agrees), to reimburse the Issuing Lender, solely from such CL Lender’s CL Percentage of the Credit-Linked Deposits on deposit in the Credit-Linked Deposit Account with the Deposit Bank, for any Drawing under such Letter of Credit as provided in the immediately preceding sentence (notwithstanding the date of reimbursement of any such Drawings by the date required by Section 2A.05(a)), in which case the Total Credit-Linked Commitment shall be reduced by the amount so applied as otherwise provided in the immediately preceding sentence, and any amounts actually received pursuant to Section 2A.05(a) shall be applied to reimburse L/C Participants as provided in following Section 2A.04(d).
          (d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the L/C Participants (or from the Deposit Bank on their behalf) pursuant to Section 2A.04(c) above, such Issuing Lender shall, after paying itself any amounts owing to it as described in Section 2C.03 in the case of payments received with respect to Non- Dollar Denominated Letters of Credit, pay (in same day funds in Dollars) to the Administrative Agent (and the Administrative Agent shall promptly pay (in same day funds in Dollars) to each L/C Participant which has paid its relevant CL Percentage thereof) an amount equal to such L/C Participant’s share (based on the proportionate aggregate amount funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
          (e) Each Issuing Lender shall, promptly after the issuance of, or amendment or modification to, a Standby Letter of Credit, give the Administrative Agent and the respective Account Party written notice of such issuance, amendment or modification, as the case may be, and such notice shall be accompanied by a copy of such Standby Letter of Credit, such amendment or such modification, as the case may be. Promptly upon receipt of such notice, the Administrative Agent shall notify each L/C Participant, in writing, of such issuance, amendment or modification and if any L/C Participant shall so request, the Administrative Agent shall furnish said L/C Participant with a copy of such Standby Letter of Credit, such amendment or such modification, as the case may be.
          (f) Each Issuing Lender (other than DBAG) shall deliver to the Administrative Agent and the Deposit Bank, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Trade Letters of Credit issued by such Issuing Lender for the previous week.
          (g) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the Credit Documents;
     (ii) the existence of any claim, setoff, defense or other right which any Credit Party or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Lender, any Issuing Lender, any L/C Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Credit Party or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default;
provided that the L/C Participants shall not be obligated to reimburse such Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of deliberate acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision). Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit shall not create for such Issuing Lender any resulting liability to the L/C Participants or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          2A.05 Agreement to Repay Letter of Credit Drawings. (a) The U.S. Borrower hereby agrees (in the case of U.S Borrower Letters of Credit), and the Bermuda Borrower hereby agrees (in the case of Bermuda Borrower Letters of Credit) to reimburse the respective Issuing Lender, by making payment in Dollars (or, if the respective Letter of Credit is denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of the respective payment or disbursement, as determined by the Administrative Agent on the date of such payment or disbursement) to the Administrative Agent in immediately available funds at the Payment Office (or by making the payment directly to such Issuing Lender at such location as may otherwise have been agreed upon by the respective Account Party and such Issuing Lender), for any payment or disbursement (in the case of any such payment or disbursement under any Non-Dollar Denominated Letter of Credit, taking the Dollar Equivalent, as determined by the Administrative Agent, of the amount of the respective payment or disbursement on the date upon which the respective payment or disbursement is made) made by such Issuing Lender under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”), not later than the third Business Day after the Administrative Agent or the Issuing Lender notifies the respective Account Party of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case all such Unpaid Drawings shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the respective Account Party)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 1:00 P.M. (New York time), on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender is reimbursed by the respective Account Party therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Tranche B Term Loans maintained as Base Rate Loans, as in effect from time to time; provided, however, to the extent such amounts are not reimbursed prior to 1:00 P.M. (New York time) on the third Business Day following the receipt by the Account Party of notice to the respective Account Party by the Administrative Agent or the respective Issuing Lender of such payment or disbursement (or, if sooner, from the date of occurrence of a Default or an Event of Default under Section 10.05), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the respective Account Party) at a rate per annum which is 2% in excess of the rate otherwise applicable to the respective Unpaid Drawing as provided above, with all such interest payable pursuant to this Section 2A.05 to be payable on demand. The respective Issuing Lender shall give the respective Account Party prompt notice of each Drawing under any Letter of Credit, provided that the failure to give, or any delay in giving, any such notice shall in no way affect, impair or diminish the respective Account Party’s obligations under this Agreement. The obligations of the respective Account Party to repay Unpaid Drawings as required above shall not be reduced, or satisfied, in any respect by payments made to the Issuing Lender with any amounts on deposit in the Credit-Linked Deposit Account or as otherwise provided in Section 2A.04(c).
          (b) The obligations of the U.S. Borrower (with respect to U.S. Borrower Letters of Credit) and the obligations of the Bermuda Borrower (with respect to Bermuda Borrower Letters of Credit) under this Section 2A.05 to reimburse the respective Issuing Lender with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the respective Account Party may have or have had against any Lender (including in its capacity as Issuing Lender or as L/C Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each, a “Drawing”) to conform to the terms of such Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Lender’s only obligation to the respective Account Party being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with requirements of such Letter of Credit; provided, however, that no Account Party shall be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of deliberate acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision). Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit shall not create for such Issuing Lender any resulting liability to any Account Party unless such action is taken or admitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          2A.06 Increased Costs. If after the Restatement Effective Date, the Deposit Bank, any Issuing Lender or any L/C Participant determines in good faith that the adoption or effectiveness after the Restatement Effective Date of any applicable law, rule or regulation, order, guideline or request or any change therein, or any change after the Restatement Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any L/C Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Issuing Lender or such L/C Participant’s participation therein, or (ii) impose on the Deposit Bank, any Issuing Lender or any L/C Participant any other conditions directly or indirectly affecting this Agreement, the Credit-Linked Deposits, any Letter of Credit or such L/C Participant’s participation therein; and the result of any of the foregoing is to increase the cost to the Deposit Bank, such Issuing Lender or such L/C Participant of issuing, maintaining or participating in the Credit-Linked Deposits or any Letter of Credit, or to reduce the amount of any sum received or receivable by the Deposit Bank, such Issuing Lender or such L/C Participant hereunder or under the other Credit Documents or reduce the rate of return on its capital with respect to Credit-Linked Deposits or Letters of Credit, then, upon written demand to the U.S. Borrower or the Bermuda Borrower, as the case may be, by the Deposit Bank, such Issuing Lender or such L/C Participant (a copy of which notice shall be sent by the Deposit Bank, such Issuing Lender or such L/C Participant to the Administrative Agent), accompanied by the certificate described in the last sentence of this Section 2A.06, the respective Account Party shall pay to the Deposit Bank, such Issuing Lender or such L/C Participant for such increased cost or reduction. A certificate submitted to the relevant Borrower by the Deposit Bank, such Issuing Lender or such L/C Participant, as the case may be (a copy of which certificate shall be sent by the Deposit Bank, such Issuing Lender or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Deposit Bank, such Issuing Lender or such L/C Participant as aforesaid shall be final and conclusive and binding on such Account Party absent manifest error, although the failure to deliver any such certificate shall not release or diminish such Account Party’s obligations to pay additional amounts pursuant to this Section 2A.06 upon subsequent receipt of such certificate.
          Section 2B. Bank Guaranties.
          2B.01 Bank Guaranties. (a) Subject to and upon the terms and conditions herein set forth, a Borrower may request a Bank Guaranty Issuer, at any time and from time to time on and after the Restatement Effective Date and prior to the tenth Business Day preceding the CL Maturity Date, to issue, for the account of the U.S. Borrower (in the case of requests made by it) or the account of the Bermuda Borrower (in the case of requests made by it) and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of B/G Supportable Indebtedness of the respective Account Party or any of its or their Wholly-Owned Subsidiaries, a bank guaranty in a form customarily used by such Bank Guaranty Issuer or in such other form as has been approved by such Bank Guaranty Issuer (each such bank guaranty, a “Bank Guaranty” and collectively, the “Bank Guaranties”) in support of such B/G Supportable Indebtedness (it being understood and agreed that (i) the form of Bank Guaranties shall be subject to the respective Bank Guaranty Issuer’s internal policies and procedures for the issuance of bank guaranties and to applicable local law restrictions and regulations and (ii) each Bank Guaranty Issuer may request the respective Account Party to accept such Bank Guaranty Issuer’s general business conditions specifically applicable to its bank guaranty business prior to the issuance of any Bank Guaranty). Each Bank Guaranty shall constitute a utilization of the Credit-Linked Commitments and shall, subject to the provisions of Section 1.14 if a Sharing Event occurs, be participated in (as more fully described in following Section 2B.04(a)) by the CL Lenders in accordance with their respective CL Percentages. All Bank Guaranties shall be denominated in Dollars or an Alternative Currency and shall expressly provide the maximum amount that may be paid thereunder. Each Bank Guaranty shall constitute either a U.S. Borrower Bank Guaranty or a Bermuda Borrower Bank Guaranty. The Bermuda Borrower shall have no liability with respect to any U.S. Borrower Bank Guaranty which may be issued to the U.S. Borrower.
          (b) Subject to and upon the terms and conditions set forth herein, each Bank Guaranty Issuer hereby agrees (subject to Section 2C.03, to the extent applicable in the case of Non-Dollar Denominated Bank Guaranties) that it will, at any time and from time to time on and after the Restatement Effective Date and prior to the tenth Business Day preceding the CL Maturity Date, following its receipt of the respective Bank Guaranty Request, issue for the account of the respective Account Party one or more Bank Guaranties, in support of such B/G Supportable Indebtedness as is permitted to remain outstanding without giving rise to a Default or Event of Default hereunder; provided that the respective Bank Guaranty Issuer shall be under no obligation to issue any Bank Guaranty if at the time of such issuance:
     (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Bank Guaranty Issuer from issuing such Bank Guaranty or any requirement of law applicable to such Bank Guaranty Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Bank Guaranty Issuer shall prohibit, or request that such Bank Guaranty Issuer refrain from, the issuance of bank guaranties generally or such Bank Guaranty in particular or shall impose upon such Bank Guaranty Issuer with respect to such Bank Guaranty any restriction or reserve or capital requirement (for which such Bank Guaranty Issuer is not otherwise compensated) not in effect on the Restatement Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Bank Guaranty Issuer as of the Restatement Effective Date and which such Bank Guaranty Issuer in good faith deems material to it; or
     (ii) such Bank Guaranty Issuer, prior to the issuance of such Bank Guaranty, shall have received written notice from any Credit Agreement Party or the Required Lenders prior to the issuance of such Bank Guaranty of the type described in clause (v) of Section 2B.01(c) or the last sentence of Section 2B.03(b).
          (c) Notwithstanding the foregoing, (i) no Bank Guaranty shall be issued at any time when the Aggregate CL Exposure exceeds (or would after giving effect to such issuance exceed) either (x) the Total Credit-Linked Commitment at such time or (y) the aggregate amount of the Credit-Linked Deposits in the Credit-Linked Deposit Account at such time, and (ii) each Bank Guaranty shall by its terms terminate on or before the date which occurs 12 months after the date of the issuance thereof (although any such Bank Guaranty may be extendable for successive periods of up to 12 months, but not beyond the tenth Business Day preceding the CL Maturity Date, on terms acceptable to the Bank Guaranty Issuer thereof), provided, however, that a Bank Guaranty shall not be required to terminate by its terms on or before the twelve month anniversary of the date of issuance thereof if the respective Account Party reasonably determines that the intended beneficiary of such Bank Guaranty will not permit same to terminate as otherwise provided above, (iii) no Bank Guaranty shall have an expiry date occurring later than the tenth Business Day preceding the CL Maturity Date, provided, however, that a Bank Guaranty shall not be required to have an expiry date as otherwise required above if the respective Account Party reasonably determines that the beneficiary of such Bank Guaranty will not accept a Bank Guaranty with an expiry date, (iv) each Bank Guaranty shall be denominated in Dollars or an Alternative Currency and (v) no Bank Guaranty Issuer will issue any Bank Guaranty after it has received written notice from any Credit Agreement Party or the Required Lenders stating that a Default or an Event of Default exists until such time as such Bank Guaranty Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders.
          (d) Part B of Schedule XI hereto contains a description of certain bank guaranties issued (or deemed issued) pursuant to the Original Credit Agreement and outstanding on the Restatement Effective Date (and setting forth, with respect to each such bank guaranty, (i) the name of the bank guaranty issuer, (ii) the face amount (including the currency in which such bank guaranty is denominated, which shall be Dollars or an Alternative Currency), (iii) the name of the beneficiary, and (iv) the expiry date (if any)). Each such bank guaranty, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Bank Guaranty”), shall constitute either a “Bermuda Borrower Bank Guaranty” or a “U.S. Borrower Bank Guaranty” (as set forth on Part B of Schedule XI) for all purposes of this Agreement and issued, for purposes of Section 2B.04(a), on the Restatement Effective Date. Any Lender hereunder (and any of such Lender’s Affiliates and/or branches) which has issued an Existing Bank Guaranty shall constitute a “Bank Guaranty Issuer” for all purposes of this Agreement.
          2B.02 Minimum Face Amount. The Face Amount of each Bank Guaranty upon issuance shall be not less than (x) in the case of a Dollar Denominated Bank Guaranty, $250,000, (y) in the case of a Euro Denominated Bank Guaranty, €150,000 and (z) in the case of a Sterling Denominated Bank Guaranty, £150,000, or in each case such lesser amount as is acceptable to the respective Bank Guaranty Issuer.
          2B.03 Bank Guaranty Requests. (a) Whenever an Account Party desires that a Bank Guaranty be issued for its account, such Account Party shall give the Administrative Agent (at the appropriate Notice Office) and the respective Bank Guaranty Issuer at least 3 Business Days’ (or such shorter period as is acceptable to such Bank Guaranty Issuer in any given case) written notice prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be in the form of Exhibit C-2 (each, a “Bank Guaranty Request”), including, without limitation, whether the requested Bank Guaranty shall constitute a U.S. Borrower Bank Guaranty or a Bermuda Borrower Bank Guaranty and, by specifying the Available Currency in which the requested Bank Guaranty is to be denominated. Each Bank Guaranty Request shall include any other documents as such Bank Guaranty Issuer customarily requires in connection therewith.
          (b) The making of each Bank Guaranty Request shall be deemed to be a representation and warranty by the U.S. Borrower or the Bermuda Borrower, as the case may be, that such Bank Guaranty may be issued in accordance with, and will not violate the requirements of, Section 2B.01(c). Unless the respective Bank Guaranty Issuer has received notice from the Required Lenders before it issues a Bank Guaranty that one or more of the applicable conditions specified in Section 5 or 6, as the case may be, are not then satisfied, or that the issuance of such Bank Guaranty would violate Section 2B.01(c), then such Bank Guaranty Issuer may issue the requested Bank Guaranty for the account of the respective Account Party in accordance with such Bank Guaranty Issuer’s usual and customary practices.
          2B.04 Bank Guaranty Participations. (a) Immediately upon the issuance by any Bank Guaranty Issuer of any Bank Guaranty, but subject to Section 2C.03 to the extent applicable in the case of Non-Dollar Denominated Bank Guaranties, such Bank Guaranty Issuer shall be deemed to have sold and transferred to each CL Lender (each such Lender with respect to any Bank Guaranty, in its capacity under this Section 2B.04, a “B/G Participant”), and each such B/G Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Bank Guaranty Issuer, without recourse or warranty, an undivided interest and participation (each a “B/G Participation”), in a percentage equal to such B/G Participant’s

CL Percentage in such Bank Guaranty, each Bank Guaranty Payment made thereunder and the obligations of the respective Account Party under this Agreement with respect thereto (although CL Facility Fees shall be payable directly to the Administrative Agent for the account of the CL Lenders as provided in Section 3.01(a) and the B/G Participants shall have no right to receive any portion of any Fronting Fees or any administration fees with respect to any such Bank Guaranties) and any security therefor or guaranty pertaining thereto. Upon any change in the Credit-Linked Commitments and, as a result thereof the CL Percentages, of the CL Lenders pursuant to Section 1.13 or 13.04, it is hereby agreed that, with respect to all outstanding Bank Guaranties and Unreimbursed Payments relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2B.04 to reflect the new CL Percentages of the CL Lenders. With respect to each Bank Guaranty from time to time outstanding, all calculations of the percentage participations therein of the various CL Lenders shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error. Furthermore, upon the occurrence of a Sharing Event and as more fully set forth in Section 1.14, additional sub-participations may be required to be granted by the various CL Lenders in their participations in outstanding Bank Guaranties, in each case in accordance with, and subject to the provisions of, Section 1.14.
          (b) In determining whether to pay under any Bank Guaranty, the respective Bank Guaranty Issuer shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Bank Guaranty appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Bank Guaranty. Any action taken or omitted to be taken by any Bank Guaranty Issuer under or in connection with any Bank Guaranty issued by it if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall not create for such Bank Guaranty Issuer any resulting liability to the respective Account Party or any Lender.
          (c) In the event that any Bank Guaranty Issuer makes any payment or disbursement under any Bank Guaranty issued by it and the respective Account Party shall not have reimbursed such amount in full to such Bank Guaranty Issuer pursuant to Section 2B.05(a) by the date required by said Section 2B.05(a) for such reimbursement, such Bank Guaranty Issuer shall promptly notify the Administrative Agent, which shall promptly notify each B/G Participant therein and the Deposit Bank of such failure, and each CL Lender (including in its capacity as a B/G Participant) hereby irrevocably authorizes the Deposit Bank (and the Deposit Bank hereby agrees) to reimburse such Bank Guaranty Issuer for such amount in Dollars (or, to the extent that the respective Unreimbursed Payment is in an Alternative Currency, in an amount equal to the Dollar Equivalent thereof, as determined by the Administrative Agent on the date on which such payment or disbursement was made under the respective Bank Guaranty) solely from such B/G Participant’s CL Percentage of the Credit-Linked Deposits on deposit with the Deposit Bank in the Credit-Linked Deposit Account, in which case the Total Credit-Linked Commitment shall be reduced by the amount so applied (with a corresponding reduction in the Credit-Linked Commitment of each CL Lender equal to such CL Lender’s CL Percentage of such aggregate amount so applied); provided that any portion of the Unreimbursed Payments with respect to a Non-Dollar Denominated Bank Guaranty which, because of currency fluctuations, represents amounts in excess of the Total Credit-Linked Deposits, as more fully described in Section 2C.03, shall not be reimbursed from Credit-Linked Deposits but shall instead be immediately repaid by the respective Account Party. Furthermore, if any Specified Default or any Event of Default then exists, the respective Bank Guaranty Issuer may, with respect to any payment or disbursement made by it under any Bank Guaranty, request of the Deposit Bank, in which case each CL Lender hereby irrevocably authorizes the Deposit Bank (and the Deposit Bank hereby agrees), to reimburse the Bank Guaranty, solely from such CL Lender’s CL Percentage of the Credit-Linked Deposits on deposit in the Credit-Linked Deposit Account with the Deposit Bank for any Bank Guaranty Payment made by such Bank Guaranty Issuer under such Bank Guaranty, as provided in the immediately preceding sentence (notwithstanding the date of reimbursement of any such Bank Guaranty Payment by the date required by Section 2B.05(a)), in which case the Total Credit-Linked Commitment shall be reduced by the amount so applied as otherwise provided in the immediately preceding sentence, and any amounts actually received pursuant to Section 2B.05(a) shall be applied to reimburse B/G Participants as provided in following Section 2B.04(d)
          (d) Whenever any Bank Guaranty Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Bank Guaranty Issuer any payments from the B/G Participants (or from the Deposit Bank on their behalf) pursuant to Section 2B.04(c) above, such Bank Guaranty Issuer shall, after paying itself any amounts owing to it as described in Section 2C.03 in the case of payments received with respect to Non-Dollar Denominated Bank Guaranties, pay (in same day funds in Dollars) to the Administrative Agent (and the Administrative Agent shall promptly pay (in same day funds in Dollars) each B/G Participant which has paid its CL Percentage thereof), an amount equal to such B/G Participant’s share (based on the proportionate aggregate amount funded by such B/G Participant to the aggregate amount funded by all B/G Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
          (e) Each Bank Guaranty Issuer shall, promptly after the issuance of, or amendment or modification to, a Bank Guaranty, give the Administrative Agent and the respective Account Party written notice of such issuance, amendment or modification, as the case may be, and such notice shall be accompanied by a copy of such Bank Guaranty, such amendment or such modification, as the case may be. Promptly upon receipt of such notice, the Administrative Agent shall notify each B/G Participant, in writing, of such issuance, amendment or modification and if any B/G Participant shall so request, the Administrative Agent shall furnish said B/G Participant with a copy of such Bank Guaranty, such amendment or such modification, as the case may be.
          (f) Each Bank Guaranty Issuer (other than DBAG) shall deliver to the Administrative Agent and the Deposit Bank, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Face Amount available to be drawn under each outstanding Bank Guaranty issued by such Bank Guaranty Issuer for the previous week.
          (g) The obligations of the B/G Participants to make payments to the Administrative Agent for the account of the respective Bank Guaranty Issuer with respect to Bank Guaranties issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the Credit Documents;
     (ii) the existence of any claim, setoff, defense or other right which any Credit Party or any of its Subsidiaries may have at any time against a beneficiary named in a Bank Guaranty, any transferee of any Bank Guaranty (or any Person for whom any such transferee may be acting), any Agent, any Lender, any Bank Guaranty Issuer, any B/G Participant, or any other Person, whether in connection with this Agreement, any Bank Guaranty, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Credit Party or any of its Subsidiaries and the beneficiary named in any such Bank Guaranty);
     (iii) any draft, certificate or any other document presented under any Bank Guaranty proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default;
provided that the B/G Participants shall not be obligated to reimburse such Bank Guaranty Issuer for any wrongful payment made by such Bank Guaranty Issuer under a Bank Guaranty issued by it as a result of deliberate acts or omissions constituting willful misconduct or gross negligence on the part of such Bank Guaranty Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision). Any action taken or omitted to be taken by any Bank Guaranty Issuer under or in connection with any Bank Guaranty shall not create for such Bank Guaranty Issuer any resulting liability to the B/G Participants or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          2B.05 Agreement to Repay Bank Guaranty Payments. (a) The U.S. Borrower hereby agrees (in the case of U.S. Borrower Bank Guaranties) and the Bermuda Borrower hereby agrees (in the case of Bermuda Borrower Bank Guaranties) to reimburse the respective Bank Guaranty Issuer, by making payment in Dollars (if the respective Bank Guaranty is denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of the respective payment or disbursement, as determined by the Administrative Agent on the date of such payment or disbursement) to the Administrative Agent in immediately available funds at the Payment Office (or by making the payment directly to such Bank Guaranty Issuer at such location as may otherwise have been agreed upon by the respective Account Party and such Bank Guaranty Issuer), for any payment or disbursement (in the case of any such payment or disbursement under any Non-Dollar Denominated Bank Guaranty, taking the Dollar Equivalent, as determined by the Administrative Agent, of the amount of the respective payment or disbursement on the date upon which the respective payment or disbursement is made) made by such Bank Guaranty Issuer under any Bank Guaranty issued by it (each such amount so paid until reimbursed, an “Unreimbursed Payment”), not later than the third Business Day after the Administrative Agent or the Bank Guaranty Issuer notifies the respective Account Party of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case all such Unreimbursed Payments shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the respective Account Party)), with interest on the amount so paid or disbursed by such Bank Guaranty Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time), on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Bank Guaranty Issuer is reimbursed by the respective Account Party therefor at a rate per annum which shall be equal to Base Rate in effect from time to time plus the Applicable Margin for Tranche B Term Loans maintained as Base Rate Loans, as in effect from time to time; provided, however, to the extent such amounts are not reimbursed prior to 1:00 P.M. (New York time) on the third Business Day following the receipt by an Account Party of notice of such payment or disbursement (or, if sooner, from the date of occurrence of a Default or an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Bank Guaranty Issuer (and until reimbursed by the respective Account Party) at a rate per annum which is 2% in excess of the rate otherwise applicable to the respective Unreimbursed Payment as provided above, with all such interest payable pursuant to this Section 2B.05 to be payable on demand. The respective Bank Guaranty Issuer shall give the respective Account Party prompt notice of each Bank Guaranty Payment under any Bank Guaranty, provided that the failure to give, or any delay in giving, any such notice shall in no way affect, impair or diminish the respective Account Party’s obligations under this Agreement. The obligations of the respective Account Party to repay Unreimbursed Payments as required above shall not be reduced, or satisfied, in any respect by payments made to the Issuing Lender with any amounts on deposit in the Credit-Linked Deposit Account or as otherwise provided in Section 2B.04(c).
          (b) The obligations of the U.S. Borrower (with respect to U.S. Borrower Bank Guaranties) and the Bermuda Borrower (with respect to Bermuda Borrower Bank Guaranties) under this Section 2B.05 to reimburse the respective Bank Guaranty Issuer with respect to Unreimbursed Payments (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the respective Account Party may have or have had against any Lender (including in its capacity as Bank Guaranty Issuer or as B/G Participant), including, without limitation, any defense based upon the failure of any payment under a Bank Guaranty (each, a “Bank Guaranty Payment”) to conform to the terms of such Bank Guaranty or any nonapplication or misapplication by the beneficiary of the proceeds of such Bank Guaranty Payment, the respective Bank Guaranty Issuer’s only obligation to the respective Account Party being to confirm that any documents required to be delivered under such Bank Guaranty appear to have been delivered and that they appear to substantially comply on their face with requirements of such Bank Guaranty; provided, however, that no Account Party shall be obligated to reimburse any Bank Guaranty Issuer for any wrongful payment made by such Bank Guaranty Issuer under a Bank Guaranty issued by it as a result of deliberate acts or omissions constituting willful misconduct or gross negligence on the part of such Bank Guaranty Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision). Any action taken or omitted to be taken by any Bank Guaranty Issuer under or in connection with any

Bank Guaranty shall not create for such Bank Guaranty Issuer any resulting liability to any Account Party unless such action is taken or admitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          2B.06 Increased Costs. If after the Restatement Effective Date, the Deposit Bank, any Bank Guaranty Issuer or any B/G Participant determines in good faith that the adoption or effectiveness after the Restatement Effective Date of any applicable law, rule or regulation, order, guideline or request or any change therein, or any change after the Restatement Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Deposit Bank, any Bank Guaranty Issuer or any B/G Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Bank Guaranties issued by such Bank Guaranty Issuer or such B/G Participant’s participation therein, or (ii) impose on the Deposit Bank, any Bank Guaranty Issuer or any B/G Participant any other conditions directly or indirectly affecting this Agreement, the Credit-Linked Deposits, any Bank Guaranty or such B/G Participant’s participation therein; and the result of any of the foregoing is to increase the cost to the Deposit Bank, such Bank Guaranty Issuer or such B/G Participant of issuing, maintaining or participating in the Credit-Linked Deposits, any Bank Guaranty, or to reduce the amount of any sum received or receivable by the Deposit Bank, such Bank Guaranty Issuer or such B/G Participant hereunder or under the other Credit Documents or reduce the rate of return on its capital with respect to Bank Guaranties, then, upon written demand to the U.S. Borrower or the Bermuda Borrower, as the case may be, by the Deposit Bank, such Bank Guaranty Issuer or such B/G Participant (a copy of which notice shall be sent by the Deposit Bank, such Bank Guaranty Issuer or such B/G Participant to the Administrative Agent), accompanied by the certificate described in the last sentence of this Section 2B.06, the respective Account Party shall pay to the Deposit Bank, such Bank Guaranty Issuer or such B/G Participant for such increased cost or reduction. A certificate submitted to the relevant Account Party by the Deposit Bank, such Bank Guaranty Issuer or such B/G Participant, as the case may be (a copy of which certificate shall be sent by the Deposit Bank, such Bank Guaranty Issuer or such B/G Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Deposit Bank, such Bank Guaranty Issuer or such B/G Participant as aforesaid shall be final and conclusive and binding on such Account Party absent manifest error, although the failure to deliver any such certificate shall not release or diminish such Account Party’s obligations to pay additional amounts pursuant to this Section 2B.06 upon subsequent receipt of such certificate.
          2B.07 Cash Collateralization. No later than the date occurring ten Business Days prior to the CL Maturity Date, the U.S. Borrower or the Bermuda Borrower, as the case may be, shall either (i) terminate each Bank Guaranty issued to it without an expiry date (and cause each such terminated Bank Guaranty to be surrendered for termination to the respective Bank Guaranty Issuer) or (ii) enter into cash collateral arrangements with each Bank Guaranty Issuer which shall have issued a Bank Guaranty to it without an expiry date on terms satisfactory to such Bank Guaranty Issuer and the Administrative Agent, with the U.S. Borrower or the Bermuda Borrower, as the case may be, depositing cash and/or Cash Equivalents (in the respective currency or currencies of the respective Bank Guaranties, and in such amounts as will fully cash collateralize the maximum future payments that could be made under the respective Bank Guaranties) pursuant to such cash collateral arrangements to be held as security for all Bank Guaranty Outstandings of the U.S. Borrower or the Bermuda Borrower, as the case may be, in respect of such Bank Guaranties. If (and only if) all actions required above are taken to the satisfaction of the relevant Bank Guaranty Issuers and the Administrative Agent, the Aggregate CL Exposure attributable to the Bank Guaranties so fully cash collateralized shall be deemed to be $0 (including for purposes of Section 2C.04(a); provided that unless and until such actions are taken the full amount of Bank Guaranty Outstandings relating thereto shall be included in determining the Aggregate CL Exposure (including for purposes of Section 2C.04(a)).
          Section 2C. Special Provisions.
          2C.01 Credit-Linked Deposit Account. (a) On the Restatement Effective Date and subject to the satisfaction of the conditions precedent set forth in Sections 5 and 6, each CL Lender on such date shall pay to the Deposit Bank such CL Lender’s Credit-Linked Deposit. The Credit-Linked Deposits shall be held by the Deposit Bank in (or credited to) the Credit-Linked Deposit Account, and no Person other than the Deposit Bank shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits. Notwithstanding anything herein to the contrary, the funding obligation of each CL Lender in respect of its participation in CL Credit Events shall be satisfied in full upon the funding in full of its Credit-Linked Deposit.
          (b) Each of the Deposit Bank, the Administrative Agent, each Issuing Lender, each Bank Guaranty Issuer and each CL Lender hereby acknowledges and agrees that (i) each CL Lender is funding its Credit-Linked Deposit to the Deposit Bank for application in the manner contemplated by Sections 2A.04 and 2B.04, (ii) the Deposit Bank may invest the Credit-Linked Deposits in such investments as may be determined from time to time by the Deposit Bank and (iii) the Deposit Bank has agreed to pay to the Administrative Agent, who shall in turn pay to each CL Lender, a return on its Credit-Linked Deposit (except (x) during periods when such Credit-Linked Deposits are used to reimburse an Issuing Lender or a Bank Guaranty Issuer, as the case may be, with respect to payments and disbursements on Letters of Credit and/or Bank Guaranties or (y) as otherwise provided in Sections 2C.01(d) and 2C.01(e)) for each CL Lender equal at any time to the LIBOR Rate for the Interest Period in effect for the Credit-Linked Deposits at such time less the Credit-Linked Deposit Cost Amount at such time. Such interest will be paid to the CL Lenders (solely from amounts received by it from the Deposit Bank) at the LIBOR Rate for an Interest Period of three months (or at an amount determined in accordance with Sections 2C.01(d) or 2C.01(e), as applicable) less, in each case, the Credit-Linked Deposit Cost Amount in arrears on each CL Interest Payment Date.
          (c) The U.S. Borrower, the Bermuda Borrower or any other Credit Party shall not have (x) any right, title or interest in or to the Credit-Linked Deposit Account or the Credit- Linked Deposits and/or (y) any obligations with respect thereto (except to refund portions thereof used to reimburse (I) an Issuing Lender with respect to payments or disbursements on Letters of Credit as provided in Section 2A.04 and/or (II) a Bank Guaranty Issuer with respect to payments or disbursements on Bank Guaranties as provided in Section 2B.04), it being acknowledged and agreed by the parties hereto that the funding of the Credit-Linked Deposits by the CL Lenders to the Deposit Bank for deposit in the Credit-Linked Deposit Account and the application of the Credit-Linked Deposits in the manner contemplated by Sections 2A.04 and 2B.04 constitute agreements among the Deposit Bank, the Administrative Agent, each Issuing Lender, each Bank Guaranty Issuer and each CL Lender with respect to the L/C Participations in the Letters of Credit and the B/G Participations in the Bank Guaranties and do not constitute any loan or extension of credit to the U.S. Borrower, the Bermuda Borrower or any other Credit Party.
          (d) If the Deposit Bank is not offering Dollar deposits (in the applicable amounts) in the applicable Eurodollar interbank market, or the Deposit Bank determines that adequate and fair means do not otherwise exist for ascertaining the LIBOR Rate for the Credit-Linked Deposits (or any part thereof), then the Credit-Linked Deposits (or such parts, as applicable) shall be invested so as to earn a return equal to the greater of (x) the Federal Funds Rate and (y) a rate determined by the Deposit Bank in accordance with banking industry rules on interbank compensation.
          (e) If any (x) payment or disbursement under a Letter of Credit that has been funded by the CL Lenders from the Credit-Linked Deposits as provided in Section 2A.04(c) or (y) payment or disbursement under a Bank Guaranty that has been funded by the CL Lenders from the Credit-Linked Deposits as provided in Section 2B.04(c) shall, in either case, be reimbursed by the applicable Account Party (or another Person on its behalf) on a day other than on the last day of an Interest Period or Scheduled Investment Termination Date applicable to the Credit-Linked Deposits, the Administrative Agent shall, upon receipt thereof, pay over such amounts to the Deposit Bank which, in turn, will invest the amount so reimbursed in overnight or short-term cash equivalent investments until the end of the Interest Period or Scheduled Investment Termination Date at the time in effect and the respective Account Party shall pay to the Deposit Bank, upon the Deposit Bank’s request therefor (provided that if an Event of Default specified in Section 10.05 shall occur with respect to either Borrower, the result which would occur upon the giving of such request by the Deposit Bank shall occur automatically without the giving of any such request), the amount, if any, by which the interest accrued on a like amount of the Credit-Linked Deposits at the LIBOR Rate for the Interest Period in effect therefor shall exceed the interest earned through the investment of the amount so reimbursed for the period from the date of such repayment or reimbursement through the end of the applicable Interest Period, as determined by the Deposit Bank (such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) and set forth in the request for payment delivered to the respective Account Party. In the event that the respective Account Party shall fail to pay any amount due under this Section 2C.01(e), the interest payable by the Deposit Bank to the CL Lenders on their Credit-Linked Deposits under Section 2C.01(b) shall be correspondingly reduced and the CL Lenders shall, without further act, succeed, ratably in accordance with their respective CL Percentages, to the rights of the Deposit Bank with respect to such amount due from the respective Account Party. All reimbursements of (x) Drawings under Letters of Credit that have been funded by the CL Lenders from the Credit-Linked Deposits as provided in Section 2A.04(c) or (y) Bank Guaranty Payments under Bank Guaranties that have been funded by the CL Lenders from the Credit-Linked Deposits as provided in Section 2B.04(c), in each case received by the Administrative Agent prior to the termination of the Total Credit-Linked Commitment, shall be paid over to the Deposit Bank which will deposit same in the Credit-Linked Deposit Account. The Account Party shall not have any responsibility or liability to the CL Lenders, the Administrative Agent, the Issuing Lender or any other Person in respect of the establishment, maintenance, administration or misappropriation of the Credit-Linked Deposit Account or with respect to the investment of amounts held therein; provided, however, that notwithstanding anything to the contrary contained in this Section 2C.01(e), the Administrative Agent, acting in its capacity as such, shall be entitled to the indemnities provided elsewhere in this Agreement.
          2C.02 European Monetary Union. The following provisions of this Section 2C.02 shall come into effect on and from the date on which the United Kingdom becomes a Participating Member State. Each obligation under this Agreement which has been denominated in Sterling shall be redenominated into Euros in accordance with the relevant EMU Legislation. However, if and to the extent that the relevant EMU Legislation provides that an amount which is denominated in Sterling can be paid by the debtor either in Euros or in that national currency unit, each party to this Agreement shall be entitled to pay or repay any amount denominated or owing in Sterling hereunder either in Euros or in Sterling. Without prejudice and in addition to any method of conversion or rounding prescribed by any relevant EMU Legislation, (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in Sterling shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as the Administrative Agent may from time to time specify and (ii) except as expressly provided in this Section 2C.02, this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in the United Kingdom, provided that this Section 2C.02 shall not reduce or increase any actual or contingent liability arising under this Agreement.
          2C.03 Special Provisions Regarding Non-Dollar Denominated Letters of Credit and Non-Dollar Denominated Bank Guaranties. As an accommodation to each of the Account Parties, it is understood and agreed that the respective Issuing Lenders and Bank Guaranty Issuers may, but shall not be obligated to, issue from time to time Letters of Credit or Bank Guaranties, as the case may be, denominated in Alternative Currencies, otherwise in accordance with the relevant provisions of this Section 2. The respective Issuing Lender or Bank Guaranty Issuer, as the case may be, may, at any time, in its sole discretion, determine not to issue Letters of Credit or Bank Guaranties, as the case may be, denominated in any Alternative Currency. If any Non-Dollar Denominated Letters of Credit and/or Non-Dollar Denominated Bank Guaranties are from time to time issued, it is understood that the definitions of Stated Amount (in the case of Non-Dollar Denominated Letters of Credit) and Face Amount (in the case of Non-Dollar Denominated Bank Guaranties) contained in this Agreement are each, respectively, designed to provide (pursuant to the proviso thereto) a cushion to reduce the risk that the sum of (x) the aggregate Unpaid Drawings with respect to the Letters of Credit and (y) the aggregate Unreimbursed Payments with respect to the Bank Guaranties would ever exceed the aggregate amount of Credit-Linked Deposits available to repay same. Nonetheless, it is possible, because of currency fluctuations, that the sum of the aggregate Letter of Credit Outstandings and Bank Guaranty Outstandings would exceed the amount of Credit-Linked Deposits from time to time. If that situation ever occurs at any time, the U.S. Borrower and/or the Bermuda Borrower, as the case may be, shall immediately make all payments required pursuant to Section 4.02(a). Furthermore, if a Drawing occurs under any Non-Dollar Denominated Letter of Credit or a Bank

Guaranty Payment occurs under any Non-Dollar Denominated Bank Guaranty at a time when the sum of the aggregate Letter of Credit Outstandings and Bank Guaranty Outstandings exceeds the Total Credit-Linked Deposits as a result of currency fluctuations after the initial issuance of the respective Non-Dollar Denominated Letter of Credit and/or Non-Dollar Denominated Bank Guaranty, as the case may be, then, unless the respective Account Party repays such Drawing and/or Bank Guaranty Payment (or the portion thereof which represents the excess amounts described above), (x) the respective Issuing Lender shall bear the risk on that portion of the Unpaid Drawings with respect to such Non-Dollar Denominated Letter of Credit which represents the excess of the sum of the aggregate Letter of Credit Outstandings and Bank Guaranty Outstandings over the amount of Credit-Linked Deposits (but only to the extent caused by currency fluctuations after the issuance of the respective Non-Dollar Denominated Letter of Credit) and (y) the respective Bank Guaranty Issuer shall bear the risk on that portion of the Bank Guaranty Payments with respect to such Non-Dollar Denominated Bank Guaranties which represents the excess of the sum of the aggregate Letter of Credit Outstandings and Bank Guaranty Outstandings over the amount of Credit-Linked Deposits (but only to the extent caused by currency fluctuations after the issuance of the respective Non-Dollar Denominated Bank Guaranty), and any payments received by the Issuing Lender or Bank Guaranty Issuer, as the case may be, (or others on their respective behalf) with respect to such Unpaid Drawings (and interest thereon, which shall in any event be payable at the rates specified in Section 2A.05(a)) and/or Unreimbursed Payments (and interest thereon, which shall in any event be payable at the rates specified in Section 2B.05(a)), shall be retained by the respective Issuing Lender or Bank Guaranty Issuer, as the case may be, for its own account. Any amounts owing to an Issuing Lender or Bank Guaranty Issuer as described above in this Section 2C.03 shall be entitled to elevated priorities with respect to cash collateral as described in Section 4.02(a) and the enhanced priorities described in Section 7.4 of the U.S. Security Agreement.
          2C.04 Special Provisions Regarding Return Of Credit-Linked Deposits. At the time of any termination or reduction of the Total Credit-Linked Commitment pursuant to Sections 2A.04(c), 2B.04(c), 3.02(b), 3.03 or 10, the Deposit Bank shall return to the Administrative Agent who shall, in turn, return to the CL Lenders (ratably in accordance with their respective CL Percentages) their Credit-Linked Deposits (to the extent not theretofore applied pursuant to Sections 2A.04(c) or 2B.04(c)) in an amount (if any) by which the aggregate amount of Credit-Linked Deposits at such time exceeds the greater of (x) the Total Credit-Linked Commitment after giving effect to such reduction or termination and (y) the Aggregate CL Exposure at such time. If at the time of any determination pursuant to the immediately preceding sentence the amount determined pursuant to clause (y) of the preceding sentence exceeded the amount determined pursuant to clause (x) of the preceding sentence, the Deposit Bank shall from time to time thereafter, upon the direction of the Administrative Agent, return to the Administrative Agent who shall, in turn, return to the CL Lenders (ratably in accordance with their CL Percentages) their Credit-Linked Deposits to the extent that the aggregate amount thereof from time to time exceeds the greater of (x) the Total Credit-Linked Commitment after giving effect to prior reductions thereto or terminations thereof and (y) the Aggregate CL Exposure at such time.
          If at any time, and for any reason, any Issuing Bank or Bank Guaranty Issuer is required to return to the respective Account Party (or any other Person) or otherwise disgorge amounts in respect of payments previously received by it from (or on behalf of) any Account

Party or other Credit Party in respect of payments theretofore received by the respective Issuing Bank or Bank Guaranty Issuer in respect of Drawings or Bank Guaranty Payments, as the case may be, previously made, then the respective Issuing Bank or Bank Guaranty Issuer shall be entitled to treat the amounts so returned or disgorged as not having been paid to it (by the respective Account Party or other Credit Party) for purposes of this Agreement and shall be entitled to reimbursement as provided in the relevant provisions of Sections 2A or 2B, as the case may be, and, without limiting the foregoing, to the extent that Credit-Linked Deposits have previously been returned to the CL Lenders (in accordance with the provisions of preceding clause (a) or otherwise), the respective Issuing Bank or Bank Guaranty Issuer shall be entitled to be indemnified by the CL Lenders for the amount so returned or disgorged (and the CL Lenders hereby agree to so indemnify the respective Issuing Bank or Bank Guaranty Issuer); provided that no CL Lender shall be obligated pursuant to this clause (b) to make payments, in the aggregate, of amounts in excess of the amount of Credit-Linked Deposits actually returned to it.
          Section 3. Fees; Commitments.
          3.01 Fees. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each CL Lender (based on each such CL Lender’s CL Percentage) a fee (the “CL Facility Fee”) equal to the sum of (I) a rate per annum equal to the Applicable Margin for Tranche B Term Loans maintained as Eurodollar Loans on the Total Credit-Linked Commitment as in effect from time to time (or, if terminated, on the aggregate amount of the Credit-Linked Deposits from time to time) (II) a rate per annum equal to the Credit-Linked Deposit Cost Amount as in effect from time to time on the amount of the Total Credit-Linked Commitment as in effect from time to time (or, if terminated, on the aggregate amount of the Credit-Linked Deposits from time to time) and (III) for the period commencing on the effective date of Amendment 1, a rate per annum equal to the amount, if any, by which (x) 3.00% exceeds (y) the LIBOR Rate in effect for the Interest Period with respect to which such CL Facility Fee is being paid on the amount of the Total Credit-Linked Commitment as in effect from time to time (or, if terminated, on the aggregate amount of the Credit-Linked Deposits from time to time), in each case for the period from and including the Restatement Effective Date (or in the case of subclause (III) above, the effective date of Amendment 1) to and including the date on which the Total Credit-Linked Commitment has been terminated, all remaining Credit-Linked Deposits have been returned to the CL Lenders or applied to pay amounts owing with respect to Letters of Credit and/or Bank Guaranties as more fully provided in Sections 2A and 2B hereof, all Unpaid Drawings and all Unreimbursed Payments (including, in each case, all accrued and unpaid interest thereon) have been paid in full and all Letters of Credit and all Bank Guaranties have been terminated. Accrued CL Facility Fees shall be due and payable quarterly in arrears on each CL Interest Payment Date and on the first date upon which the Total Credit-Linked Commitment has been terminated, all remaining Credit-Linked Deposits have been returned to the CL Lenders or applied to pay amounts owing with respect to Letters of Credit and/or Bank Guaranties as more fully provided in Sections 2A and 2B hereof, all Unpaid Drawings and all Unreimbursed Payments (including, in each case, all accrued and unpaid interest thereon) have been paid in full and all Letters of Credit and all Bank Guaranties have been terminated.
          (b) Each Account Party agrees to pay to the respective Issuing Lender, for its own account, in Dollars, a facing fee in respect of each Letter of Credit issued for its account hereunder (the “Facing Fee”) for the period from and including the date of issuance or renewal of such Letter of Credit to and including the termination or expiration of such Letter of Credit, computed at a rate equal to 1/8 of 1% per annum of the daily Stated Amount of such Letter of Credit; provided that in no event shall the annual Facing Fee with respect to any Letter of Credit be less than the Minimum Applicable Facing Fee; it being agreed that (i) on the date of issuance of any Letter of Credit and on each anniversary thereof prior to the termination of such Letter of Credit, if the Minimum Applicable Facing Fee will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding 12-month period, the full Minimum Applicable Facing Fee shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof prior to the termination of such Letter of Credit and (ii) if on the date of the termination of any Letter of Credit, the Minimum Applicable Facing Fee actually exceeds the amount of Facing Fees paid or payable with respect to such Letter of Credit for the period beginning on the date of the issuance thereof (or, if the respective Letter of Credit has been outstanding for more than one year, the date of the last anniversary of the issuance thereof occurring prior to the termination of such Letter of Credit) and ending on the date of the termination thereof, an amount equal to such excess shall be paid as additional Facing Fees with respect to such Letter of Credit on the next date upon which Facing Fees are payable in accordance with the immediately succeeding sentence. Except as provided in the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each CL Interest Payment Date and upon the first day on or after the termination of the Total Credit-Linked Commitment upon which no Letters of Credit remain outstanding. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Account Party has paid advance facing fees to any Issuing Lender with respect to any Existing Letter of Credit pursuant to the Original Credit Agreement, there shall be credited against the Facing Fees due to such Issuing Lender under this Agreement the amount of such advance facing fees which related to periods after the Restatement Effective Date.
          (c) The respective Account Party agrees to pay to the respective Issuing Lender, in Dollars, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge which such Issuing Lender is customarily charging for issuances of, payments under or amendments of, Letters of Credit issued by it.
          (d) Each Account Party agrees to pay to the respective Bank Guaranty Issuer, for its own account, in Dollars, a fronting fee in respect of each Bank Guaranty issued to it hereunder (the “Fronting Fee”) for the period from and including the date of issuance or renewal of such Bank Guaranty to and including the termination or expiration of such Bank Guaranty, computed at a rate equal to 1/8 of 1% per annum of the daily Face Amount of such Bank Guaranty, provided that in no event shall the annual Fronting Fee with respect to any Bank Guaranty be less than the Minimum Applicable Fronting Fee; it being agreed that (i) on the date of issuance of any Bank Guaranty and on each anniversary thereof prior to the termination of such Bank Guaranty, if the Minimum Applicable Fronting Fee will exceed the amount of Fronting Fees that will accrue with respect to such Bank Guaranty for the immediately succeeding 12-month period, the full Minimum Applicable Fronting Fee shall be payable on the date of issuance of such Bank Guaranty and on each such anniversary thereof prior to the termination of such Bank Guaranty and (ii) if on the date of the termination of any Bank Guaranty, the Minimum Applicable Fronting Fee actually exceeds the amount of Fronting Fees paid or payable with respect to such Bank Guaranty for the period beginning on the date of the issuance thereof (or, if the respective Bank Guaranty has been outstanding for more than one year, the date of the last anniversary of the issuance thereof occurring prior to the termination of such Bank Guaranty) and ending on the date of the termination thereof, an amount equal to such excess shall be paid as additional Fronting Fees with respect to such Bank Guaranty on the next date upon which Fronting Fees are payable in accordance with the immediately succeeding sentence. Except as provided in the immediately preceding sentence, accrued Fronting Fees shall be due and payable, quarterly in arrears on each CL Interest Payment Date and upon the first day on or after the termination of the Total Credit-Linked Commitment upon which no Bank Guaranties remain outstanding. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Account Party has paid advance fronting fees to any Bank Guaranty Issuer with respect to any Existing Bank Guaranty pursuant to the Original Credit Agreement, there shall be credited against the Fronting Fees due to such Bank Guaranty Issuer under this Agreement the amount of such advance fronting fees which related to periods after the Restatement Effective Date.
          (e) The respective Account Party agrees to pay to the respective Bank Guaranty Issuer, in Dollars, for its own account, upon each payment under, issuance of, or amendment to, any Bank Guaranty, such amount as shall at the time of such event be the administrative charge which such Bank Guaranty Issuer is customarily charging for issuances of, payments under or amendments of, Bank Guaranties issued by it.
          (f) The Borrowers shall pay to the Administrative Agent for distribution to each Incremental Term Loan Lender such fees and other amounts, if any, as are specified in the relevant Incremental Term Loan Commitment Agreement, with the fees and other amounts, if any, to be payable on the respective Incremental Term Loan Commitment Date.
          (g) Each Borrower agrees to pay to each Agent, for its own account, such other fees as have been agreed to in writing by such Borrower and the Agents.
          (h) At the time of the consummation of a Repricing Transaction that is consummated prior to the first anniversary of the Restatement Effective Date, the respective Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Term Loans and/or Credit-Linked Deposits of any Tranche subject to such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced or is removed as a Lender under Section 1.13 or 4.01(vi), as the case may be), a fee equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (1) of the definition thereof, the aggregate principal amount of all Term Loans and/or Credit-Linked Deposits, as the case may be, prepaid (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction of the type described in clause (2) of the definition thereof, the aggregate principal amount of all Term Loans and/or Credit-Linked Deposits, as the case may be, outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. The fees described above in this Section 3.01(h) shall be due and payable upon the date of the effectiveness of such Repricing Transaction.
          (i) All computations of Fees shall be made in accordance with Section 13.07(b).

          3.02 Voluntary Termination or Reduction of Commitments and Adjustments of Commitments. (a) Upon at least three Business Days’ prior notice from an Authorized Officer of Holdings to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Incremental Term Loan Lenders), Holdings and/or the applicable Incremental Term Loan Borrower shall have the right, at any time and from time to time, without premium or penalty, to terminate the Total Incremental Term Loan Commitment at such time, in whole or in part, in aggregate minimum amounts of at least $1,000,000 in the case of partial reductions, with the amount of each reduction pursuant to this Section 3.02(a) to apply proportionately and permanently reduce the Incremental Term Loan Commitments of each Lender with such a Commitment. Each reduction to the Total Incremental Term Loan Commitment pursuant to this Section 3.02(a) shall be applied to reduce the then remaining Incremental Term Loan Scheduled Repayments of the respective Tranche of Incremental Term Loans on a pro rata basis (based upon the then remaining principal amount of the Incremental Term Loan Scheduled Repayments of such Tranche after giving effect to all prior reductions thereto).
          (b) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the CL Lenders), the U.S. Borrower shall have the right, at any time and from time to time, without premium or penalty, to terminate the Total Unutilized Credit-Linked Commitment in whole, or reduce it in part in aggregate minimum amounts of $1,000,000, provided that no such reduction shall be permitted to be made pursuant to this Section 3.02(b) if the effect thereof is to cause the Aggregate CL Exposure to exceed the Total Credit-Linked Commitment after giving effect to the reduction thereto pursuant to this Section 3.02(b). Each reduction to the Total Credit-Linked Commitment pursuant to this Section 3.02(b) shall apply to proportionately and permanently reduce the Credit-Linked Commitment of each CL Lender (based on their respective CL Percentages). At the time of any termination or reduction of the Total Credit-Linked Commitment pursuant to this Section 3.02(b), the Administrative Agent shall request the Deposit Bank to (and the Deposit Bank agrees that it will) withdraw from the Credit-Linked Deposit Account and to pay same over to the Administrative Agent, and the Administrative Agent shall return to the CL Lenders (ratably in accordance with their respective CL Percentages) their Credit-Linked Deposits in an amount by which the aggregate amount of the Credit-Linked Deposits at such time exceeds the Total Credit-Linked Commitment as in effect immediately after giving effect to such termination. Each termination of all or any portion of the Total Unutilized Credit-Linked Commitment pursuant to this Section 3.02(b) made prior to the first anniversary of the Restatement Effective Date in connection with a Repricing Transaction shall be subject to the payment of the fee described in Section 3.01(h).
          (c) In the event of certain refusals by a Lender as provided in Section 4.01 or 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, Holdings may, subject to the applicable requirements of said Sections 4.01 and/or 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate the Incremental Term Loan Commitments, if any, and/or the Credit-Linked Commitment, if any, of such Lender, so long as (x) all Loans, Unpaid Drawings and Unreimbursed Payments (to the extent that such Lender’s Credit-Linked Commitment is being terminated), together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (excluding amounts owing in respect of Loans of any Tranche maintained by such Lender which are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and (y) after giving effect to such termination (and the adjustments to the CL Percentages of the remaining Lenders as contemplated below), the Individual CL Exposure of any remaining CL Lender shall not exceed its Credit-Linked Commitment. After giving effect to the termination of the Commitments of any Lender pursuant to the provisions of this Section 3.02(c), unless the respective Lender continues to have outstanding Term Loans or other Commitments (if any) hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2A.06, 2B.06, 4.04, 13.01 and 13.06), which shall survive as to such repaid Lender. In cases where the Credit-Linked Commitments of any Lender are terminated pursuant to this Section 3.02(c), except in cases where the respective Credit-Linked Commitments are replaced in full, after giving effect to the termination of any such Credit-Linked Commitments of a given Lender pursuant to this Section 3.02(c), there shall occur automatic adjustments (as determined by the Administrative Agent) in the respective CL Percentages of the remaining CL Lenders in accordance with the definition of CL Percentage contained herein. At the time of any termination of a CL Lender’s Credit-Linked Commitment pursuant to this Section 3.02(c), the Administrative Agent shall request the Deposit Bank to (and the Deposit Bank agrees that it will) withdraw from the Credit-Linked Deposit Account and to pay same over to the Administrative Agent, and the Administrative Agent shall return to such CL Lender its Credit-Linked Deposit; provided that if, and to the extent, the respective CL Lender is replaced by way of assignment, then its Credit-Linked Deposit shall remain in the Credit-Linked Deposit Account and the respective assignee shall pay the assigning CL Lender an amount equal to the Credit-Linked Deposit so assigned. Each reduction to the Total Incremental Term Loan Commitment pursuant to this Section 3.02(c) shall be applied to reduce the then remaining Incremental Term Loan Scheduled Repayments of the respective Tranche of Incremental Term Loans on a pro rata basis (based upon the then remaining principal amount of the Incremental Term Loan Scheduled Repayments of such Tranche after giving effect to all prior reductions thereto).
          (d) In connection with any reduction or termination of the Total Incremental Term Loan Commitment and/or the Total Credit-Linked Commitment of any Lender pursuant to this Section 3.02 and Section 3.03, as the case may be, each of the U.S. Borrower and the Bermuda Borrower hereby irrevocably authorizes Holdings to take all necessary action, in the name of the U.S. Borrower or the Bermuda Borrower, as the case may be, as described in this Section 3.02 or Section 3.03, as the case may be, in order to effect the reduction or termination of the Total Incremental Term Loan Commitment and/or the Total Credit-Linked Commitment of such Lender in accordance with the provisions of this Section 3.02 or Section 3.03, as the case may be.
          3.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Tranche B Term Loan Commitment, the Tranche C Term Loan Commitment and the Credit-Linked Commitment of each Lender with such a Commitment) shall terminate in its entirety on April 12, 2006, unless the Restatement Effective Date has occurred on or before such date.

          In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Tranche B Term Loan Commitment (and the Tranche B Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Restatement Effective Date (after giving effect to the making of Tranche B Term Loans on such date).
          (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Tranche C Term Loan Commitment (and the Tranche C Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Restatement Effective Date (after giving effect to the making of Tranche C Term Loans on such date).
          (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Credit-Linked Commitment shall be reduced on the dates, and in the amounts provided in Sections 2A.04(c) and 2B.04(c). At the time of any termination or reduction of the Total Credit-Linked Commitment pursuant to Section 2A.04(c), Section 2B.04(c), this Section 3.03 or Section 10, the actions required by Section 2C.04(a) shall be taken. Each reduction to, or termination of, the Total Credit-Linked Commitment shall be applied to proportionately reduce or terminate, as the case may be, the Credit-Linked Commitment of each CL Lender (in accordance with their respective CL Percentages).
          (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Incremental Term Loan Commitment under a given Tranche shall (i) be permanently reduced on each Incremental Term Loan Borrowing Date in respect of such Tranche in an amount equal to the aggregate principal amount of Incremental Term Loans of such Tranche incurred on each such date, (ii) terminate in its entirety (to the extent not theretofore terminated) on the Incremental Term Loan Commitment Termination Date for such Tranche of Incremental Term Loans (after giving effect to any Incremental Term Loans of such Tranche to be made on such date) and (iii) prior to the termination of the Total Incremental Term Loan Commitment in respect of such Tranche, be permanently reduced from time to time to the extent required by Section 4.02.
          (e) Each reduction to the Total Tranche B Term Loan Commitment, the Total Tranche C Term Loan Commitment, the Total Credit-Linked Commitment and the Total Incremental Term Loan Commitment under a given Tranche pursuant to this Section 3.03 as provided above (or pursuant to Section 4.02) shall be applied proportionately to reduce the Tranche B Term Loan Commitment, the Tranche C Term Loan Commitment, the Total Credit-Linked Commitment or the Incremental Term Loan Commitment under such Tranche, as the case may be, of each Lender with such a Commitment.
          (f) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on the Restatement Effective Date (and concurrently with the occurrence thereof) the Total Multicurrency Facility Revolving Loan Commitment (as defined in the Original Credit Agreement), the Multicurrency Facility Revolving Loan Commitment (as defined in the Original Credit Agreement) of each Original Lender, the Total Dollar Facility Revolving Loan Commitment (as defined in the Original Credit Agreement) and the Dollar

Facility Revolving Loan Commitment (as defined in the Original Credit Agreement) of each Original Lender, shall all be terminated in their entirety.
          Section 4. Prepayments; Repayments; Taxes.
          4.01 Voluntary Prepayments. Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty except as otherwise provided in this Agreement, and the right to allocate such prepayments to Loans of a given Tranche, as such Borrower elects, in whole or in part, at any time and from time to time on the following terms and conditions:
     (i) an Authorized Officer of such Borrower shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, specifying the Tranche or Tranches of the Loans to be prepaid, the Types of Loans to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by the Authorized Officer of such Borrower (x) prior to 2:00 P.M. (New York time) at least one Business Day prior to the date of such prepayment in the case of Loans maintained as Base Rate Loans and (y) prior to 10:00 A.M. (New York time) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans, which notice shall be promptly transmitted by the Administrative Agent to each of the Lenders;
     (ii) each partial prepayment applied to any Tranche of Loans shall be in an aggregate principal amount of at least $1,000,000, provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans beyond the Interest Period applicable thereto and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect;
     (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, such Borrower shall pay the amounts required pursuant to Section 1.11(a);
     (iv) except as provided in Section 4.01(v) below, each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans made pursuant to such Borrowing;
     (v) each prepayment of principal of Loans of a given Tranche pursuant to this Section 4.01 shall, subject to the immediately succeeding proviso, be applied to reduce the then remaining Scheduled Repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amounts of the Scheduled Repayments of such Tranche of Loans after giving effect to all prior reductions thereto); provided that repayments of any Tranche of Loans pursuant to Section 4.01(vi) below shall only apply to reduce the then remaining Scheduled Repayments of such Tranche to the extent the Term Loans so repaid are not replaced (and are not required to be replaced) pursuant to Section 13.12(b), with any such application to reduce the then remaining Scheduled Repayments of the respective Tranche in the manner provided above in this Section 4.01(v), unless otherwise specifically agreed by the Required Lenders;
     (vi) in the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, such Borrower may, upon five Business Days’ written notice by an Authorized Officer of such Borrower to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans and pay all accrued and unpaid interest, Fees, and other amounts, in each case owing by such Borrower to such Lender (or owing by such Borrower to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (A) in the case of the repayment of Incremental Term Loans of any Lender under a given Tranche, the Incremental Term Loan Commitment of such Lender under such Tranche (if any) is terminated concurrently with such repayment pursuant to Section 3.02(c) (at which time Schedule I shall be deemed modified to reflect the changed Incremental Term Loan Commitments of such Tranche) and (B) the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (vi) have been obtained;
          (vii) in the case of any prepayment of Tranche C Term Loans or Bermuda Borrower Incremental Term Loans by the Bermuda Borrower with the proceeds of an Investment in the Bermuda Partnership and the prepayment by the Bermuda Partnership of an intercompany loan to the Bermuda Borrower as contemplated by Section 9.05(xviii) at any time Tranche B Term Loans or U.S. Borrower Incremental Term Loans are outstanding, such prepayment shall be accompanied by a prepayment of Tranche B Term Loans or U.S. Borrower Incremental Term Loans by the U.S. Borrower in such amount so that the voluntary prepayments of Term Loans at such time is made on a pro rata basis (based upon the TL Repayment Percentages of each such Tranche of Term Loans and the then outstanding principal amounts of each such Tranche of Term Loans); and
          (viii) each prepayment of Loans of any Tranche pursuant to this Section 4.01 made prior to the first anniversary of the Restatement Effective Date in connection with a Repricing Transaction shall be subject to the payment of the fee described in Section 3.01(h).
          4.02 Mandatory Repayments and Commitment Reductions. (a) If on any date the aggregate amount of all Letter of Credit Outstandings and Bank Guaranty Outstandings exceeds the Total Credit-Linked Commitment as then in effect, the U.S. Borrower or the Bermuda Borrower (as determined by the U.S. Borrower) (subject to clause (x) of the proviso to this clause (a)) agrees to pay to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents in Dollars equal to such excess, such cash or Cash Equivalents to be held as security for all Obligations of the respective Borrower (including, without limitation, in the case of the U.S. Borrower pursuant to the Credit Agreement Party Guaranty) to the Issuing Lenders, Bank Guaranty Issuers and Lenders relating to Letters of

Credit and Bank Guaranties (and reimbursement and other Obligations relating thereto) hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; provided that (x) the aggregate amount of cash and/or Cash Equivalents paid by the Bermuda Borrower to the Administrative Agent under this clause (a) shall not at any time exceed the sum of the Letter of Credit Outstandings (with respect to Bermuda Borrower Letters of Credit) and the Bank Guaranty Outstandings (with respect to Bermuda Borrower Bank Guaranties) at such time and (y) any such cash and/or Cash Equivalents shall first be applied to repay any amounts owing to the respective Issuing Lender and Bank Guaranty Issuer as described in Section 2C.03 hereof.
          (b) (i) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the U.S. Borrower shall be required to repay that principal amount of Tranche B Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(g), a “Tranche B Term Loan Scheduled Repayment”):

Tranche B Scheduled Repayment Date	Amount
Last Business Day of June, 2006	$562,500

Last Business Day of September, 2006	$562,500

Last Business Day of December, 2006	$562,500

Last Business Day of March, 2007	$562,500

Last Business Day of June, 2007	$562,500

Last Business Day of September, 2007	$562,500

Last Business Day of December, 2007	$562,500

Last Business Day of March, 2008	$562,500

Last Business Day of June, 2008	$562,500

Last Business Day of September, 2008	$562,500

Last Business Day of December, 2008	$562,500

Last Business Day of March, 2009	$562,500

Last Business Day of June, 2009	$562,500

Last Business Day of September, 2009	$562,500

Last Business Day of December, 2009	$562,500

Tranche B Scheduled Repayment Date	Amount
Last Business Day of March, 2010	$562,500

Last Business Day of June, 2010	$562,500

Last Business Day of September, 2010	$562,500

Last Business Day of December, 2010	$562,500

Last Business Day of March, 2011	$562,500

Last Business Day of June, 2011	$562,500

Last Business Day of September, 2011	$562,500

Last Business Day of December, 2011	$562,500

Last Business Day of March, 2012	$562,500

Last Business Day of June, 2012	$562,500

Last Business Day of September, 2012	$562,500

Last Business Day of December, 2012	$562,500

Tranche B/C Term Loan Maturity Date	$209,812,500
          (ii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the Bermuda Borrower shall be required to repay that principal amount of Tranche C Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(g), a “Tranche C Term Loan Scheduled Repayment”):

Tranche C Scheduled Repayment Date	Amount
Last Business Day of June, 2006	$1,875,000

Last Business Day of September, 2006	$1,875,000

Last Business Day of December, 2006	$1,875,000

Last Business Day of March, 2007	$1,875,000

Last Business Day of June, 2007	$1,875,000

Last Business Day of September, 2007	$1,875,000

Last Business Day of December, 2007	$1,875,000

Tranche C Scheduled Repayment Date	Amount
Last Business Day of March, 2008	$1,875,000

Last Business Day of June, 2008	$1,875,000

Last Business Day of September, 2008	$1,875,000

Last Business Day of December, 2008	$1,875,000

Last Business Day of March, 2009	$1,875,000

Last Business Day of June, 2009	$1,875,000

Last Business Day of September, 2009	$1,875,000

Last Business Day of December, 2009	$1,875,000

Last Business Day of March, 2010	$1,875,000

Last Business Day of June, 2010	$1,875,000

Last Business Day of September, 2010	$1,875,000

Last Business Day of December, 2010	$1,875,000

Last Business Day of March, 2011	$1,875,000

Last Business Day of June, 2011	$1,875,000

Last Business Day of September, 2011	$1,875,000

Last Business Day of December, 2011	$1,875,000

Last Business Day of March, 2012	$1,875,000

Last Business Day of June, 2012	$1,875,000

Last Business Day of September, 2012	$1,875,000

Last Business Day of December, 2012	$1,875,000

Tranche B/C Term Loan Maturity Date	$699,375,000
          (iii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, each Incremental Term Loan Borrower shall be required to make, with respect to each Tranche of Incremental Term Loans of such Incremental Term Loan Borrower, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such repayment, as the same may be reduced as provided in Sections 3.02, 4.01 and 4.02(g), an “Incremental Term Loan Scheduled Repayment”); provided that, if any Incremental Term Loans are incurred which will be added to (and form part of) an existing Tranche of Term Loans, the amount of the then remaining Scheduled Repayments of the respective Tranche shall be proportionally increased (with the aggregate amount of increases to the then remaining Loan Scheduled Repayments to equal the aggregate principal amount of such new Incremental Term Loans then being incurred) in accordance with the requirements of clause (ii) of Section 1.15(c).
          (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Restatement Effective Date upon which Holdings or any of the its Subsidiaries receives Net Sale Proceeds from any Asset Sale (other than the California Disposition, to the extent the Net Sale Proceeds therefrom received by a Subsidiary of the U.S. Borrower (exclusive of any portion thereof which is distributed to a minority shareholder of such Subsidiary in accordance with the requirements of Section 9.06) are promptly on-loaned to an Affiliate of the U.S. Borrower in accordance with the requirements of Section 9.05 and 9.07), an amount equal to 100% of the Net Sale Proceeds from such Asset Sale shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(g) and (h); provided that (I) Net Sale Proceeds from any Asset Sale (other than (w) Net Sale Proceeds from any Contemplated Asset Sale consummated in accordance with the requirements of Section 9.02(xviii), (x) any Net Sale Proceeds from the sale of any Principal Property pursuant to Section 9.02(xix), (y) Net Sale Proceeds from the sale or other disposition of the Equity Interests of the Unrestricted Wellbeing Joint Venture pledged pursuant to the U.S. Pledge Agreement and (z) Net Sale Proceeds in excess of $100,000,000 in the aggregate in any fiscal year of the U.S. Borrower received from Asset Sales made in reliance on Section 9.02(v)) shall not give rise to a mandatory repayment and/or commitment reduction on such date as otherwise required above, so long as no Specified Default and no Event of Default exists at the time such Net Sale Proceeds are received and an Authorized Officer of Holdings or the U.S. Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used (or contractually committed to be used) to purchase capital assets used or to be used in a Permitted Business (other than inventory) within 360 days following the date of receipt of such Net Sale Proceeds from such Asset Sale (which certificate shall set forth (in reasonable detail) the estimates of the proceeds to be so expended) and (II) Net Sale Proceeds from one (but not more than one) sale of a Principal Property consummated after the Restatement Effective Date in reliance on Section 9.02(xix) and notified in writing to the Administrative Agent shall not give rise to a mandatory repayment and/or commitment reduction on such date as otherwise required above, so long as no Specified Default and no Event of Default exists at the time such Net Sale Proceeds are received and an Authorized Officer of Holdings or the U.S. Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used (or contractually committed to be used) to purchase, construct and/or make investments in a new Principal Property (or assets and properties that upon completion of such purchase, construction and/or investments will become a Principal Property) within 360 days following the date of receipt of such Net Sale Proceeds from such sale of such Principal Property (which certificate shall set forth the estimates of the proceeds to be so expended); provided, however, that (I) if all or any portion of such Net Sale Proceeds are not so used within such 360-day period (or contractually committed within such period to be used), such remaining portion shall be applied on the last day of such period as a mandatory repayment as provided above (without giving effect to the immediately preceding proviso) and (II) if all or any portion of such Net Sale Proceeds are not required to be applied on the last day of such 360-day period referred to in clause (I) of this proviso because such amount is contractually committed within such period to be used and then either (A) subsequent to such date such contract is terminated or expires without such portion being so used or (B) such contractually committed portion is not so used within six months after the last day of such 360-day period referred to in clause (I) of this proviso, such remaining portion, in the case of either of the preceding clauses (A) or (B), shall be applied as a mandatory repayment as provided above (without giving effect to the immediately preceding proviso). Notwithstanding anything to the contrary contained in this Section 4.02(c), (x) if any Permitted Senior Notes Document (after the execution and delivery thereof), any Permitted Refinancing Senior Notes Document (after the execution and delivery thereof), the Intermediate Holdco Credit Documents or the Existing Senior Notes Documents permit a lesser amount to be retained or reinvested, or have a shorter reinvestment period, than is provided above with respect to any Asset Sales, then such lesser permitted retained or reinvestment amount, and/or shorter reinvestment period, as the case may be, shall be applicable for purposes of this Section 4.02(c) so long as such Permitted Senior Notes, Permitted Refinancing Senior Notes, Intermediate Holdco Indebtedness or Existing Senior Notes, as the case may be, remain outstanding, and (y) in no event shall Holdings or any of its Subsidiaries use any proceeds from any Asset Sale to make any voluntary or mandatory repayment or prepayment of Permitted Senior Notes, Permitted Refinancing Senior Notes, Intermediate Holdco Indebtedness or Existing Senior Notes and, before any such obligation to use such proceeds to make such repayment shall arise, Holdings or the respective Subsidiary shall reinvest the respective amounts as permitted above in this Section 4.02(c) or apply such proceeds as a mandatory prepayment in accordance with requirements of Sections 4.02(g) and (h).
          (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Restatement Effective Date on which Holdings or any of its Subsidiaries receives any cash proceeds from any incurrence of Indebtedness which is not permitted to be incurred by this Agreement, an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h).
          (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within 10 days following each date on or after the Restatement Effective Date on which Holdings or any of its Subsidiaries receives any proceeds from any Recovery Event (other than proceeds from Recovery Events in an amount less than $5,000,000 per Recovery Event), an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs (including, without limitation, legal costs and expenses) and taxes incurred in connection with such Recovery Event and the amount of such proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets subject to such Recovery Event) shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(g) and (h); provided that so long as no Specified Default and no Event of Default then exists, such proceeds shall not be required to be so applied on such date to the extent that an Authorized Officer of Holdings or the U.S. Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used (or contractually committed to be used) within 360 days following the date of receipt of such proceeds from such Recovery Event to replace or restore any properties or assets in respect of which such proceeds were paid (which certificate shall set forth the estimates of the proceeds to be so expended), and provided, further, that (I) if all or any portion of such proceeds are not so used (or contractually committed to be used) within such 360-day period, such remaining portion shall be applied as a mandatory repayment and/or commitment reduction as provided above (without giving effect to the immediately preceding proviso) and (II) if all or any portion of such proceeds are not required to be applied on the last day of such 360-day period referred to in clause (I) of this proviso because such amount is contractually committed to be used and then either (A) subsequent to such date such contract is terminated or expires without such portion being so used or (B) such contractually committed portion is not so used within six months after the last day of such 360-day period referred to in clause (I) of this proviso, such remaining portion, in the case of either of the preceding clauses (A) or (B), shall be applied as a mandatory repayment and/or commitment reduction as provided above (without giving effect to the immediately preceding proviso).
          (f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to the remainder (if positive) of (x) the Applicable Prepayment Percentage of the Excess Cash Flow for the relevant Excess Cash Flow Payment Period minus (y) the aggregate amount of principal repayments of Loans (and Original Loans to the extent (and only to the extent) that such repayments were made as a voluntary prepayment pursuant to Section 4.01 hereof (or the Original Credit Agreement, as applicable) with internally generated funds during the relevant Excess Cash Flow Payment Period, shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(g) and (h).
          (g) (I) Each amount required to be applied pursuant to Sections 4.02(c), (d), (e), and (f) in accordance with this Section 4.02(g) shall be applied, subject to immediately succeeding clause (IV), (i) first, to repay the outstanding principal amount of Term Loans and (ii) second, to the extent in excess of the amounts applied pursuant to preceding clause (i), as a mandatory reduction to the Total Incremental Term Loan Commitment in effect at such time (if any).
          (II) Each amount required to be applied to repay outstanding Term Loans pursuant to this Section 4.02(g) shall, subject to succeeding clause (IV) and the immediately succeeding proviso, be applied pro rata to each Tranche of Term Loans (based upon the TL Repayment Percentages of the various Tranches of Term Loans and the then outstanding principal amounts of the respective Tranches of Term Loans); provided that (i) the Net Sale Proceeds from any Asset Sale effected by Holdings or any of its Domestic Subsidiaries and proceeds from any Recovery Event with respect to the properties or assets of Holdings or any of its Domestic Subsidiaries and, in each case, required to be applied to the repayment of Term Loans pursuant to clause (I) of this Section 4.02(g), shall be applied (x) first, to repay principal of outstanding Tranche B Term Loans and U.S. Borrower Incremental Term Loans, if any (on a pro rata basis to each Tranche of U.S. Borrower Term Loans based on the TL Repayment Percentages of such Tranches of U.S. Borrower Term Loans and the then outstanding principal amount of the Tranche B Term Loans and each such Tranche of U.S. Borrower Incremental Term Loans (but, for such purposes, as if no Bermuda Borrower Term Loans were then outstanding)) and (y) second, after the repayment in full of all outstanding U.S. Borrower Term Loans, to repay principal of outstanding Tranche C Term Loans and Bermuda Borrower Incremental Term Loans (on a pro rata basis to each such Tranche of Term Loans, based upon the TL Repayment Percentages of such Tranches of Term Loans and the then outstanding principal amounts of such Tranches of Term Loans) and (ii) the Net Sale Proceeds from any Asset Sale effected by any Foreign Subsidiary of Holdings and the proceeds from any Recovery Event with respect to the properties or assets of any Foreign Subsidiary of Holdings and, in each case, required to be applied to the repayment of Term Loans pursuant to clause (I) of this Section 4.02(g), shall be applied (x) first, to repay principal of outstanding Tranche C Term Loans and Bermuda Borrower Incremental Term Loans (on a pro rata basis to each such Tranche of Term Loans, based upon the TL Repayment Percentages of such Tranches of Term Loans and the then outstanding principal amounts of such Tranches of Term Loans (but, for such purposes, as if no U.S. Borrower Term Loans were then outstanding)) and (y) second, after the repayment in full of all outstanding Bermuda Borrower Term Loans, to repay principal of outstanding Tranche B Term Loans and U.S. Borrower Incremental Term Loans, if any (on a pro rata basis to each Tranche of U.S. Borrower Term Loans based on the TL Repayment Percentages of such Tranches of U.S. Borrower Term Loans and the then outstanding principal amount of such Tranches of U.S. Borrower Term Loans).
          (III) All repayments or commitment reductions, as the case may be, of outstanding Term Loans or Incremental Term Loan Commitments of a given Tranche, as the case may be, pursuant to Section 4.02(c), (d), (e) or (f) shall be applied to reduce the then remaining Scheduled Repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amounts of the Scheduled Repayments of such Tranche of Term Loans after giving effect to all prior reductions thereto); provided that if Incremental Term Loan Commitments of a given Tranche are not included as part of the Incremental Term Loan Scheduled Repayments for such Tranche set forth in the respective Incremental Term Loan Commitment Agreement (e.g., because the Incremental Term Loan Scheduled Repayments are set forth on a percentage basis rather in a Dollar amount), no such reduction to the respective Incremental Term Loan Scheduled Repayments shall be required as a result of a reduction in the Incremental Term Loan Commitments of such Tranche.
          (IV) Notwithstanding anything to the contrary in this Section 4.02, neither Holdings nor any of its Subsidiaries shall be obligated to apply any Net Sale Proceeds pursuant to this Section 4.02(g) to the extent attributable to any Asset Sales of ABL Priority Collateral (including, in the case of an Asset Sale consisting of the sale of all or substantially all of the capital stock or equity interests in, any U.S. Credit Party, that portion of the proceeds determined in good faith by Holdings to be attributable to the ABL Priority Collateral owned by such U.S. Credit Party at the time of the consummation of such Asset Sale) to the extent that such Net Sale Proceeds are required to be and are applied to the repayment of ABL Loans (or to the permanent reduction of any commitment under the ABL Credit Agreement) in accordance with the terms of the ABL Credit Agreement.
          (h) With respect to each repayment of Loans required by this Section 4.02, the respective Borrower may (subject to the requirements of preceding Section 4.02(g)) designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made, provided that: (i) in the case of repayments of Eurodollar Loans pursuant to this Section 4.02 on any day other than the last day of an Interest Period applicable thereto, such repayments shall be accompanied by payment by the respective Borrower of all amounts owing in connection therewith pursuant to Section 1.11(a), (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable to the Eurodollar Loans, such Borrowing, shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans, and (iii) each repayment of any Tranche of Loans made pursuant to a Borrowing shall be applied pro rata among such Tranche of Loans. In the absence of a designation by the respective Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11(a).
          (i) Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all other then outstanding Loans shall be repaid in full on the respective Maturity Date for such Loans and (ii) unless the Required Lenders shall otherwise agree in writing in their sole discretion, all outstanding Loans shall be repaid in full upon the occurrence of a Change of Control.
          (j) For purposes of clarity, it is understood and agreed that none of Sections 4.02(c) through (f), inclusive, shall require that amounts received by any Foreign Subsidiary or Foreign Subsidiaries be used to repay Obligations owed by any U.S. Credit Parties, but that said Sections merely determine the amounts required to be applied by the various Borrowers to the repayment of their Obligations as more fully described in this Section 4.02.
          (k) In addition to the mandatory repayments required above, on the Restatement Effective Date the Borrowers shall make all repayments required pursuant to Section 4.02(a) of the Original Credit Agreement as a result of the termination of the Total Multicurrency Facility Revolving Loan Commitment (as defined in the Original Credit Agreement) and the termination of the Total Dollar Facility Revolving Loan Commitment (as defined in the Original Credit Agreement), as provided in Section 3.03(g) hereof; provided that no cash collateralization shall be required with respect to any Existing Letter of Credit or Existing Bank Guaranty, each as defined herein. Also on the Restatement Effective Date, the Borrowers shall cause all Letters of Credit (other than Existing Letters of Credit as defined herein) and Bank Guaranties (other than Existing Bank Guaranties as defined herein) under, and as defined in, the Original Credit Agreement to be terminated and returned to the respective Issuing Lender (as defined in the Original Credit Agreement) or Bank Guaranty Issuer (as defined in the Original Credit Agreement). On the Restatement Effective Date, the respective Borrowers shall also be obligated to pay to the Original Lenders any breakage or other costs of the type referred to in Section 1.11 of the Original Credit Agreement (if any) incurred in connection with the repayments required above.
          In addition to the mandatory repayments required above, on the Restatement Effective Date the Borrower shall repay in full all outstanding Tranche A Term Loans under, and as defined in, the Original Credit Agreement. On the Restatement Effective Date, the Bermuda Borrower shall also be obligated to pay to the respective Original Lenders any breakage or other costs of the type referred to in Section 1.11 of the Original Credit Agreement (if any) incurred in connection with the repayments required above.
          4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 P.M. (New York time) like funds relating to payment of principal, interest or Fees ratably to the Lenders entitled thereto. Any payments under this Agreement which are made later than 2:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
          4.04 Net Payments. (a) All payments made by any Credit Party under any Credit Document (including, in the case of a Credit Agreement Party, in its capacity as a guarantor pursuant to Section 14) or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the respective Borrower (and any other Credit Party making the payment) agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, then the respective Borrower (and any other Credit Party making the payment) shall be obligated to reimburse each Lender, upon the written request of such Lender, for the net additional taxes (after taking into account available credits with respect to such withholding taxes) imposed on or measured by the net income of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence, the respective Borrower (or Credit Party) will furnish to the Administrative Agent within 45 days after the date of the payment of any Taxes due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower (or the respective other Credit Party). The Credit Agreement Parties jointly and severally agree (and each Subsidiary Guarantor pursuant to its respective Subsidiary Guaranty, and the incorporation by reference therein of the provisions of this Section 4.04, shall agree) to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.
          (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the U.S. Borrower and the Administrative Agent on or prior to the Restatement Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the U.S. Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the U.S. Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable by the U.S. Borrower hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the U.S. Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the U.S. Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the U.S. Borrower the Internal Revenue Service Forms required to be provided to the U.S. Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the U.S. Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence (x) as a result of any changes after the Restatement Effective Date (or, if later, the date such Lender became party to this Agreement) in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes or (y) as a result of the purchase of a participation as required by Section 1.14 following the occurrence of a Sharing Event.
          Section 5. Conditions Precedent to Credit Events on the Restatement Effective Date. The occurrence of the Restatement Effective Date and the obligation of each Lender to make Loans hereunder (including by way of the conversion of Original Tranche B Term Loans on the Restatement Effective Date as contemplated by Section 1.01(b)), the obligation of each CL Lender to fund its Credit-Linked Deposit, the obligation of each Issuing Lender to issue Letters of Credit (including any Existing Letters of Credit deemed issued on the Restatement Effective Date as contemplated by Section 2A.01(d)), and the obligation of each Bank Guaranty Issuer to issue each Bank Guaranty hereunder (including any Existing Bank Guaranties deemed issued on the Restatement Effective Date as contemplated by Section 2B.01(d)), in each case on the Restatement Effective Date, is subject at the time of the occurrence of the Restatement Effective Date to the satisfaction of the following conditions:
          5.01 Execution of Agreement; Notes. On or prior to the Restatement Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender which has requested the same the appropriate Tranche B Term Note and Tranche C Term Note, in each case executed by the relevant Borrower and in the amount, maturity and as otherwise provided herein.
          5.02 Officer’s Certificate. On the Restatement Effective Date, the Administrative Agent shall have received a certificate from the U.S. Borrower, dated such date and signed by an Authorized Officer of the U.S. Borrower, certifying that all of the applicable conditions set forth in Sections 5.05 through 5.09, inclusive, Section 5.13 and Section 6 (other than such conditions that are expressly subject to the satisfaction of the Agents and/or the Required Lenders), have been satisfied on such date.
          5.03 Opinions of Counsel. On the Restatement Effective Date, the Administrative Agent shall have received (i) from Paul, Hastings, Janofsky & Walker LLP, special counsel to the Credit Parties, an opinion addressed to each Agent, the Collateral Agent and each of the Lenders and dated the Restatement Effective Date substantially in the form of Exhibit E-1, (ii) from Appleby, Spurling Hunter, special Bermuda counsel to the Credit Parties organized under the laws of Bermuda, an opinion addressed to each Agent, the Collateral Agent and each of the Lenders and dated the Restatement Effective Date substantially in the form of Exhibit E-2, and (iii) if requested by the Agents from foreign counsel to the Credit Parties and/or the Agents in each Qualified Non-U.S. Jurisdiction and the Philippines, in each case reasonably satisfactory to the Agents, opinions which shall (x) be addressed to each Agent, the Collateral Agent and each of the Lenders and be dated the Restatement Effective Date, (y) cover various matters regarding the execution, delivery and performance of the Credit Documents to which Subsidiaries of Holdings organized in the relevant such jurisdiction are party, the perfection and priority of security interests granted by Credit Parties organized in such jurisdiction or granted in respect of entities organized in such jurisdiction, and/or such other matters incident to the transactions contemplated herein as the Agents may reasonably request and (z) be in form, scope and substance reasonably satisfactory to the Agents.
          5.04 Company Documents; Proceedings. (a) On the Restatement Effective Date, the Administrative Agent shall have received from (i) each New U.S. Credit Party a certificate, dated the Restatement Effective Date, signed by the chairman, a vice-chairman, the president or any vice-president of such New U.S. Credit Party, and attested to by the secretary, any assistant secretary or other senior officer of such New U.S. Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such New U.S. Credit Party and the resolutions of such New U.S. Credit Party referred to in such certificate and (ii) the U.S. Borrower a certificate, dated the Restatement Effective Date, attaching copies of the certificates of incorporation, by-laws or equivalent organizational documents of each Foreign Subsidiary of Holdings (x) which is a New Foreign Subsidiary Guarantor or (y) in respect of which security interests are being (or have been) granted by a New Foreign Subsidiary Guarantor, and all of the foregoing (including each such certificate of incorporation, by-laws or other organizational document) shall be reasonably satisfactory to the Agents.
          On the Restatement Effective Date, the Administrative Agent shall have received a certificate from each Credit Agreement Party and each U.S. Subsidiary Guarantor (other than the New U.S. Credit Parties) (x) certifying that there were no changes, or providing the text of any changes, to the certificate of incorporation, by-laws or equivalent organizational documents of such Credit Agreement Party or such U.S. Subsidiary Guarantor as delivered pursuant to Section 5.04 of the Original Credit Agreement (and, in the case of the certificate from the U.S. Borrower, of each Foreign Subsidiary Guarantor (other than a New Foreign Subsidiary Guarantor) as delivered pursuant to Section 5.04 of the Original Credit Agreement), and (y) providing the resolutions adopted by such Credit Agreement Party or such U.S. Subsidiary Guarantor (and, in the case of the certificate from the U.S. Borrower, each Foreign Subsidiary Guarantor specifically requested by the Administrative Agent based on advice of local counsel) with respect to the actions contemplated by this Agreement, and all of the foregoing shall be acceptable to the Administrative Agent.
          (b) On the Restatement Effective Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which the Agents reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.
          (c) On the Restatement Effective Date and after giving effect to the Transaction, the capital structure (including, without limitation, the terms of any capital stock, options, warrants or other securities issued by Holdings and its Subsidiaries) and management of Holdings, the U.S. Borrower and their respective Subsidiaries shall be in form and substance reasonably satisfactory to the Agents.
          5.05 Adverse Change, etc. On the Restatement Effective Date, nothing shall have occurred since December 31, 2005 (and the Agents and Lenders shall have become aware of no facts, conditions or other information not previously known) which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be likely to have, individually or in the aggregate, (i) a Material Adverse Effect or (ii) material adverse effect on the Transaction.
          5.06 Litigation. On the Restatement Effective Date, there shall be no actions, suits, proceedings or investigations pending or threatened (a) with respect to the Transaction or any documentation executed in connection therewith (including any Credit Document) or the transactions contemplated hereby and thereby, (b) with respect to any Existing Indebtedness or (c) which any Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, individually or in the aggregate, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.
          5.07 Approvals. On or prior to the Restatement Effective Date, (i) all necessary governmental (domestic and foreign), regulatory and third party approvals and/or consents in connection with any Existing Indebtedness, the Transaction, the transactions contemplated by the Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect as of the Restatement Effective Date and evidence thereof shall have been provided to the Administrative Agent, and (ii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction, the making of the Loans and the transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transaction or the making of the Loans or the other transactions contemplated by the Documents or otherwise referred to herein or therein.
          5.08 Refinancing; Original Credit Agreement; etc. (a) On the Restatement Effective Date (and concurrently with the Credit Events occurring on such date), Intermediate Holdco shall have (i) prepaid all of the outstanding Intermediate Holdco Indebtedness (other than indemnities not then due and payable) (including, without limitation, the call or other premiums payable in connection therewith and all accrued and unpaid interest thereon up to and including the Intermediate Holdco Prepayment Date) in accordance with, and pursuant to, the terms of the Intermediate Holdco Credit Agreement and the other Intermediate Holdco Credit Documents

(and shall have obtained all necessary amendments or waivers required thereunder to give effect to the foregoing, on terms satisfactory to the Administrative Agent) or (ii) (A) submitted to the Agent (as defined in the Intermediate Holdco Credit Agreement) an irrevocable notice of prepayment (the “Intermediate Holdco Irrevocable Prepayment Notice”) of all of the outstanding Intermediate Holdco Indebtedness (other than customary indemnities) pursuant to, and in accordance with, the terms of the Intermediate Holdco Credit Agreement (including, without limitation, Section 4.01 thereof) and the other Intermediate Holdco Credit Documents (with a copy of such notice to the Administrative Agent and the Intermediate Holdco Paying Agent (as defined below)) specifying that such prepayment shall occur on a fixed date (which shall be a Business Day) no later than on the 35th day following the mailing of such Intermediate Holdco Irrevocable Prepayment Notice (the “Intermediate Holdco Prepayment Date”), (B) deposited with DBAG, as paying agent (in such capacity, and including any successor appointed pursuant to Section 12.10, the “Intermediate Holdco Paying Agent”), amounts borrowed under the ABL Credit Agreement and this Agreement sufficient to, and for the exclusive purpose, of prepaying all of the outstanding Intermediate Holdco Indebtedness on the Intermediate Holdco Prepayment Date (including, without limitation, the call or other premiums payable in connection therewith and all accrued and unpaid interest thereon up to and including the Intermediate Holdco Prepayment Date) in accordance with, and pursuant to, the terms of the Intermediate Holdco Credit Documents (collectively, the “Intermediate Holdco Prepayment Funds”), on terms and pursuant to escrow arrangements reasonably satisfactory to the Administrative Agent and (C) concurrently with the deposit of the Intermediate Holdco Prepayment Funds, deliver to the Intermediate Holdco Paying Agent (with a copy to the Administrative Agent), a written irrevocable letter of instruction (in form and substance reasonably satisfactory to the Administrative Agent), executed by Intermediate Holdco and Corporate Holdco, directing the Intermediate Holdco Paying Agent to (I) hold the Intermediate Holdco Prepayment Funds in escrow until the Intermediate Holdco Prepayment Date and (II) release, disburse and apply the Intermediate Holdco Prepayment Funds on the Intermediate Holdco Prepayment Date, in accordance with the Intermediate Holdco Credit Agreement for the exclusive purpose of prepaying all of the outstanding Intermediate Holdco Indebtedness on such date (the foregoing, collectively, the “Intermediate Holdco Refinancing”). On the Restatement Effective Date, (x) the Administrative Agent shall have received true and correct copies of all Refinancing Documents relating to the Intermediate Holdco Refinancing, certified as such by an appropriate officer of the U.S. Borrower and (y) all terms and conditions of the Intermediate Holdco Refinancing and the Refinancing Documents governing the same shall be reasonably satisfactory to the Agents.
          (b) On the Restatement Effective Date (and concurrently with the Credit Events occurring on such date), the parties thereto shall have entered into the ABL Credit Agreement and the initial borrowing shall have occurred thereunder.
          (c) On the Restatement Effective Date (and concurrently with the Credit Events occurring on such date), and without duplication of amounts required to be paid, (i) the relevant Borrowers shall have made all payments required by the last paragraph of Section 1.01(b) hereof and clauses (k) and (l) of Section 4.02 hereof, (ii) the principal of all outstanding Original Loans (other than the Original Tranche B Loans being converted into Converted Tranche C Term Loans on the Restatement Effective Date pursuant to Section 1.01(b)) shall be repaid in full, (iii) all accrued interest on all outstanding extensions of credit pursuant to the

Original Credit Agreement, and all regularly accruing fees pursuant to the Original Credit Agreement, shall be paid in full on, and through, the Restatement Effective Date (whether or not same would otherwise then be due and payable pursuant to the Original Credit Agreement) and (iv) the Borrowers shall have paid all other amounts then due and payable to any Original Lenders or any agent pursuant to the terms of the Original Credit Agreement.
     5.09 Outstanding Indebtedness and Preferred Equity. On the Restatement Effective Date and after giving effect to the consummation of the Transaction (including the Intermediate Holdco Prepayment Consummation as if the same had occurred on such date), Holdings and its Subsidiaries shall have no outstanding Preferred Equity or Indebtedness, except for (i) Indebtedness pursuant to or in respect of the Credit Documents, (ii) Indebtedness pursuant to or in respect of the Existing Senior Notes Documents in an aggregate outstanding principal amount not to exceed $1,125,000,000, (iii) intercompany Indebtedness incurred by the Bermuda Borrower pursuant to the Intercompany Distribution Transactions, (iv) Intercompany Scheduled Existing Indebtedness (it being understood and agreed that, for the purposes of this Section 5.09, such Intercompany Scheduled Existing Indebtedness shall be determined as of February 25, 2006), (v) existing Indebtedness of the U.S. Borrower and its Subsidiaries of the type described in clauses (viii), (xiii) and (xviii) of Section 9.04(b) in an aggregate principal amount not to exceed the principal amount of such Indebtedness permitted by such clauses of Section 9.04(b), (vi) Synthetic Lease obligations arising under the lease entered into in connection with the Sale-Leaseback Transaction, (vii) Indebtedness pursuant to the ABL Credit Documents and (viii) such other existing indebtedness of Holdings and its Subsidiaries, if any, as shall be permitted by the Agents and Required Lenders to remain outstanding (all of which Indebtedness described in this clause (viii) (other than immaterial Contingent Obligations of Subsidiaries of the U.S. Borrower that represent guaranties of obligations other than Indebtedness) shall be required to be specifically listed as Third Party Scheduled Existing Indebtedness on Part A of Schedule IV); for the avoidance of doubt, preceding clauses (iv), (v), (vi) and (viii) shall in no event include any Indebtedness under, or with respect to, the HQ Lease Agreements (as defined in the Original U.S. Security Agreement), which Indebtedness has been paid in full (and related commitments with respect thereto terminated) prior to the Restatement Effective Date. On and as of the Restatement Effective Date, all Indebtedness described in the immediately preceding sentence shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby and there shall not be any amendments or modifications to the Existing Indebtedness Agreements (other than as requested or approved by the Agents and the Required Lenders). On and as of the Restatement Effective Date, the Agents and the Required Lenders shall be satisfied with the amount of and the terms and conditions of all Indebtedness described above in this Section 5.09.
     5.10 U.S. Subsidiaries Guaranty, Foreign Subsidiaries Guaranty Acknowledgment; Intercompany Subordination Agreement Acknowledgement. (a) On the Restatement Effective Date, each U.S. Subsidiary Guarantor shall have duly authorized, executed and delivered the Amended and Restated U.S. Subsidiaries Guaranty in the form of Exhibit G-1 (as further amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “U.S. Subsidiaries Guaranty”). On the Restatement Effective Date, the U.S. Subsidiaries Guaranty shall be in full force and effect.

          (b) On the Restatement Effective Date, each Wholly-Owned Foreign Subsidiary of Holdings party to the Foreign Subsidiaries Guaranty shall have duly authorized, executed and delivered an acknowledgment in the form of Exhibit G-2 (the “Foreign Subsidiaries Guaranty Acknowledgement”), which Foreign Subsidiaries Guaranty Acknowledgment shall contain, among other things, (i) an acknowledgment of this Agreement and the transactions contemplated hereby, (ii) an acknowledgement that the “Obligations” (as defined in the Foreign Subsidiaries Guaranty) include all of the Obligations of the Bermuda Borrower under this Agreement after giving effect to the Restatement Effective Date, and (iii) an acknowledgment that, after giving effect to the Restatement Effective Date, the Foreign Subsidiaries Guaranty shall remain in full force and effect in accordance with its terms. On the Restatement Effective Date, the Foreign Subsidiaries Guaranty shall be in full force and effect.
          (c) On the Restatement Effective Date, each Credit Party and each other Subsidiary of Holdings which is an obligee or obligor with respect to any Intercompany Debt (other than those Non-Wholly-Owned Subsidiaries listed on Part D of Schedule XII) shall have duly authorized, executed and delivered an acknowledgment in the form of Exhibit O-1 (the “Intercompany Subordination Agreement Acknowledgement”), and the Intercompany Subordination Agreement shall be in full force and effect.
          5.11 U.S. Security Documents. (a) On the Restatement Effective Date, the U.S. Credit Parties shall have (i) delivered to the Collateral Agent, or caused to be delivered to the Collateral Agent, fully executed counterparts of amendments (or, in the alternative, amended and restated mortgages), in form and substance satisfactory to the Administrative Agent, to each of the Mortgages covering a U.S. Mortgaged Property, together with evidence that counterparts of each such mortgage amendment and each such amended and restated mortgage has been delivered to the title company insuring the Lien on the Mortgages for recording in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, effectively to maintain a valid and enforceable first priority mortgage lien on the U.S. Mortgaged Properties, in accordance with the terms of the Intercreditor Agreement, in favor of the Collateral Agent for the benefit of the Secured Creditors securing all of the Obligations (including the Term Loans, all extensions of credit pursuant to the CL Tranche and the maximum amount of Incremental Term Loans which may be incurred), (ii) delivered to the Collateral Agent, or caused to be delivered to the Collateral Agent, endorsements to each Mortgage Policy reasonably satisfactory to the Collateral Agent, insuring the Collateral Agent that each Mortgage is a valid and enforceable first priority mortgage lien on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and (iii) taken (or caused to be taken) all actions reasonably required by the Administrative Agent (including, without limitation, the obtaining of UCC-11’s or equivalent reports and the filing of UCC-1’s or UCC-3’s) in connection with the granting of liens pursuant to the Mortgages covering U.S. Mortgaged Properties.
          (b) On the Restatement Effective Date, each U.S. Credit Party shall have duly authorized, executed and delivered the Amended and Restated U.S. Pledge Agreement in the form of Exhibit H-1 (as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “U.S. Pledge Agreement”) and shall have delivered (or shall have previously delivered) to the Collateral Agent, as Pledgee thereunder, all of the U.S. Pledge Agreement Collateral, if any, referred to therein and then owned by such U.S.

Credit Party, together with executed and undated endorsements for transfer or transfer powers, as applicable, in the case of Equity Interests constituting certificated U.S. Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Pledge Agreement have been taken and the U.S. Pledge Agreement shall be in full force and effect.
          (c) On the Restatement Effective Date, each U.S. Credit Party shall have duly authorized, executed and delivered the Amended and Restated U.S. Security Agreement in the form of Exhibit H-2 (as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “U.S. Security Agreement”) and shall have delivered (or shall have previously delivered) to the Collateral Agent thereunder evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Security Agreement have been taken and the U.S. Security Agreement shall be in full force and effect. No filings, recordings, registrations or other actions shall be necessary or desirable to maintain the perfection and priority of the security interests granted pursuant to the U.S. Security Agreement, in accordance with the terms of the Intercreditor Agreement, in the U.S. Security Agreement Collateral covered thereby.
          (d) On the Restatement Effective Date, the Intercompany Receivables Documents shall be in full force and effect.
          5.12 Foreign Security Document Acknowledgements and Amendments. (a) On the Restatement Effective Date, (i) each of the Credit Parties listed on Part F of Schedule XII shall have duly authorized, executed and delivered an acknowledgement and/or amendment with respect to each Foreign Security Document to which it is a party (each a “Foreign Security Document Acknowledgement and/or Amendment”), which acknowledgement and/or amendment shall (w) be prepared by local counsel reasonably satisfactory to the Agents, (x) be sufficient to maintain a valid and enforceable first priority lien on the Collateral covered by such Foreign Security Document in favor of the Collateral Agent for the benefit of the Secured Creditors securing all of the relevant Obligations (including any incremental Obligations resulting from the provision of Letters of Credit and Bank Guaranties, Tranche C Term Loans and Incremental Term Loan Commitments to the Bermuda Borrower), (y) be in full force and effect (and, if applicable, properly recorded) and (z) otherwise be in form and substance satisfactory to the Administrative Agent, (ii) such Credit Parties shall have taken such actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) by each such Foreign Security Document and (iii) each Foreign Security Document shall be in full force and effect. Part E of Schedule XII sets forth a list of all Foreign Security Document Acknowledgements and/or Amendments to be executed and delivered on the Restatement Effective Date.
          (b) On the Restatement Effective Date, each Foreign Credit Party listed on Part G of Schedule XII shall have duly authorized, executed and delivered such amended and restated and/or replacement security agreements, documents and instruments as may be required by the Agents (based on advice of local counsel), with the intent being that the Lenders receive valid and enforceable first priority, perfected security interests in the assets owned by such Foreign Credit Party and originally covered by the Foreign Security Agreements entered into by such Foreign Credit Party pursuant to the Original Credit Agreement, securing all of the relevant Obligations (including such Foreign Credit Party’s guaranty obligations with respect to the Letters of Credit and Bank Guaranties issued for the account of the Bermuda Borrower and the Tranche C Term Loans and the Bermuda Borrower Incremental Term Loans). All such security documentation to be executed and delivered by the Foreign Credit Parties pursuant to the immediately preceding sentence (each, as amended, modified, restated and/or supplemented from time to time, a “Replacement Foreign Security Agreement” and, collectively, the “Replacement Foreign Security Agreements”) shall (i) be prepared by local counsel reasonably satisfactory to the Agents, (ii) be in form and substance reasonably satisfactory to the Agents and (iii) be in full force and effect on the Restatement Effective Date. In connection with the execution and delivery of the Replacement Foreign Security Agreements, the respective Foreign Credit Parties shall take such actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) thereby, in each case to the extent customary in connection with secured transactions under the laws of the respective jurisdiction or deemed necessary or desirable by the Agents based on advice of local counsel. Part G of Schedule XII sets forth all Replacement Foreign Security Agreements to be executed and delivered on the Restatement Effective Date.
          5.13 Shareholders’ Agreements; Management Agreements; Existing Indebtedness Agreements; and Tax Allocation Agreements. (a) On or prior to the Restatement Effective Date, there shall have been made available to the Administrative Agent by the U.S. Borrower true and correct copies of the following documents as same will be in effect on the Restatement Effective Date after the consummation of the Transaction, in each case, except to the extent already delivered or made available for review by the Administrative Agent pursuant to Section 5.13 of the Original Credit Agreement), certified as such by the U.S. Borrower (in the case of the agreements referred to in clause (i), (ii) and (iv) below):
     (i) all written agreements (including, without limitation, shareholders’ agreements, subscription agreements and registration rights agreements) entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its capital stock or other Equity Interests and any agreements entered into by shareholders relating to any such entity with respect to its capital stock or other Equity Interests (collectively, together with any agreements referred to in Section 5.13(i) of the Original Credit Agreement that continue to be in effect on the Restatement Effective Date, and any amendments thereto referred to in Section 5.13(b), the “Shareholders’ Agreements”);
     (ii) all material written agreements (including employment agreements but limited to those of executive management and division presidents) entered into by Holdings or any of its Subsidiaries with respect to the management of Holdings or any of its Subsidiaries after giving effect to the Transaction (including consulting agreements and other management advisory agreements) (collectively, together with any agreements referred to in Section 5.13(ii) of the Original Credit Agreement that continue to be in effect on the Restatement Effective Date, and any amendments thereto referred to in Section 5.13(b), the “Management Agreements”);

     (iii) all agreements evidencing or relating to any material Existing Indebtedness of Holdings or any of its Subsidiaries (collectively, together with any agreements referred to in Section 5.13(iii) of the Original Credit Agreement that continue to be in effect on the Restatement Effective Date, and any amendments thereto referred to in Section 5.13(b), the “Existing Indebtedness Agreements”); and
     (iv) any tax sharing or tax allocation agreements entered into by Holdings or any of its Subsidiaries (collectively, together with any agreements referred to in Section 5.13(iv) of the Original Credit Agreement that continue to be in effect on the Restatement Effective Date, and any amendments thereto referred to in Section 5.13(b), the “Tax Allocation Agreements”);
all of which Shareholders’ Agreements, Management Agreements, Existing Indebtedness Agreements and Tax Allocation Agreements shall be in form and substance reasonably satisfactory to the Agents and shall be in full force and effect on the Restatement Effective Date.
          (b) On or prior to the Restatement Effective Date, the Administrative Agent shall have received (i) a certification from an Authorized Officer of the U.S. Borrower that all agreements referenced in clauses (i), (ii), (iii) and (iv) of Section 5.13 of the Original Credit Agreement previously delivered (or made available) to the Administrative Agent by the U.S. Borrower and/or any of its Subsidiaries, remain in full force and effect (or specifying which of such agreements do not remain in full force and effect) and (ii) any amendments to the agreements referred to in clauses (i), (ii), (iii) and (iv) of Section 5.13 of the Original Credit Agreement that remain in effect on the Restatement Effective Date.
          5.14 Solvency Certificate. On or before the Restatement Effective Date, the Administrative Agent shall have received a solvency certificate in the form of Exhibit I from the chief financial officer of Holdings, dated the Restatement Effective Date, and supporting the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, each Borrower (on a stand-alone basis), the U.S. Borrower and its Subsidiaries (on a consolidated basis), the Bermuda Borrower and its Subsidiaries (on a consolidated basis) and Holdings and its Subsidiaries (on a consolidated basis), in each case, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its or their respective businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature and become due.
          5.15 Financial Statements; Pro Forma Financial Statements; Projections. (a) On or prior to the Restatement Effective Date, there shall have been delivered to the Administrative Agent (i) true and correct copies of the financial statements referred to in Section 7.10(b)(i) and (ii) an unaudited pro forma (calculated as if the Transaction had occurred on such date) consolidated balance sheet of the U.S. Borrower and its Consolidated Subsidiaries as of December 31, 2005 and the related pro forma (calculated as if the Transaction had occurred on the first day of the period covered thereby) statement of income for the twelve-month period ended as of such date, after giving effect to the Transaction and the incurrence of all Indebtedness contemplated herein (the “Pro Forma Financial Statements”), together with a related funds flow statement, which financial statements, Pro Forma Financial Statements and funds flow statement shall be reasonably satisfactory to the Agents and the Required Lenders.
          (b) On or prior to the Restatement Effective Date, there shall have been delivered to the Administrative Agent detailed projected consolidated financial statements of the U.S. Borrower and its Consolidated Subsidiaries certified by the Chief Financial Officer of the U.S. Borrower for the five Fiscal Years ended after the Restatement Effective Date (the “Projections”), which Projections (x) shall reflect the forecasted consolidated financial conditions and income and expenses of the U.S. Borrower and its Consolidated Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and (y) shall be reasonably satisfactory in form and substance to the Agents and the Required Lenders.
          5.16 Payment of Fees. On the Restatement Effective Date, all costs, fees and expenses, and all other compensation due to the Agents and the Lenders (including, without limitation, legal fees and expenses) shall have been paid to the extent then due.
          5.17 Consent Letter. On the Restatement Effective Date, the Administrative Agent shall have received a letter from Corporation Service Company, presently located at 80 State Street, Albany, New York, 12207, substantially in the form of Exhibit N, indicating its consent to its appointment by each New Foreign Subsidiary Guarantor as its agent to receive service of process as specified in the Foreign Subsidiaries Guaranty.
          Section 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Restatement Effective Date), the obligation of the each CL Lender to fund its Credit-Linked Deposit and the obligation of an Issuing Lender to issue any Letter of Credit (including any Existing Letters of Credit, deemed issued on the Restatement Effective Date as contemplated by Section 2A.01(d)) and the obligation of a Bank Guaranty Issuer to issue any Bank Guaranty (including Existing Bank Guaranties, deemed issued on the Restatement Effective Date as contemplated by Section 2B.01(d)), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:
          6.01 No Default; Representations and Warranties. At the time of each such Credit Event and immediately after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          6.02 Notice of Borrowing; Letter of Credit Request; etc. (a) Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03.
          Prior to the issuance of each Letter of Credit (other than the Existing Letters of Credit), the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2A.03(a).
          (b) Prior to the issuance of each Bank Guaranty (other than the Existing Bank Guaranties), the Administrative Agent and the respective Bank Guaranty Issuer shall have received a Bank Guaranty Request meeting the requirements of Section 2B.03(a).
          6.03 Incremental Term Loans. Prior to the incurrence of any Incremental Term Loans, Holdings shall have satisfied (or caused to be satisfied) all of the applicable conditions set forth in Section 1.15.
          The occurrence of the Restatement Effective Date and the acceptance of the benefits or proceeds of each Credit Event shall constitute a representation and warranty by each Credit Agreement Party to each Agent and each of the Lenders that all the conditions specified in Section 5 (with respect to Credit Events occurring on the Restatement Effective Date) and Section 6 (with respect to Credit Events on and after the Restatement Effective Date) and applicable to such Credit Event (other than such conditions that are expressly subject to the satisfaction of the Agents and/or the Required Lenders) exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Sections 5 and 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Lenders (as evidenced by their execution and delivery of this Agreement).
          Section 7. Representations and Warranties. In order to induce the Lenders to enter into this Agreement, to make (and/or continue) the Loans, fund the Credit-Linked Deposits and issue and/or participate in the Letters of Credit and Bank Guaranties as provided for herein, each Credit Agreement Party makes the following representations, warranties and agreements with the Lenders, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement, the making of the Loans, the funding of the Credit-Linked Deposits and the issuance (or deemed issuance) of the Letters of Credit and Bank Guaranties (with the occurrence of the Restatement Effective Date and each Credit Event on or after the Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Restatement Effective Date and on and as of the date of each such Credit Event, unless stated to relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

          7.01 Company Status. Each of Holdings and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing (or its equivalent) under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing (or its equivalent) in all jurisdictions where it is required to be so qualified (or its equivalent) and where the failure to be so qualified has had, or could reasonably be expected to have, a Material Adverse Effect.
          7.02 Company Power and Authority. Each Credit Party and each Subsidiary thereof has the Company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party and each Subsidiary thereof has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
          7.03 No Violation. (a) Neither the execution, delivery or performance by any Credit Party or any Subsidiary thereof of the Documents to which it is a party, nor compliance by any Credit Party or any such Subsidiary with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any material provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the material property or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material agreement, contract or instrument to which Holdings or any of its Subsidiaries is a party or by which it or any of its material property or assets are bound or to which it may be subject (including, without limitation, the ABL Credit Documents, the Existing Senior Notes Documents, the Intermediate Holdco Credit Documents, the other Existing Indebtedness Agreements and any Wellbeing Project Financing Document, and, on and after the execution and delivery thereof, any Permitted Senior Notes Indenture and any Permitted Refinancing Senior Notes Document) or (iii) will violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of Holdings or any of its Subsidiaries.
          (b) Without limiting the generality of the foregoing in Section 7.03(a):
          (i) this Agreement, together with the ABL Credit Agreement, constitute (individually and collectively) the “Credit Agreement” under, and as defined in, each Existing Senior Notes Indenture;

          (ii) the incurrence by the relevant Borrowers of the Loans and other Indebtedness hereunder under on the Restatement Effective Date and on the date of each subsequent Credit Event will not violate any of (I) Section 1014 of the Existing 2009 Senior Notes Indenture or any other provision thereof, (II) Section 4.9 of the Existing 2010 Senior Notes Indenture or any other provision thereof, (III) Section 4.9 of the Existing 2011 Senior Notes Indenture or any other provision thereof, or (IV) Section 1014 of the Existing 2013 Senior Notes Indenture or any other provision thereof and, without limiting the foregoing, on the Restatement Effective Date, neither the incurrence of any Loans to be incurred on such date, nor the incurrence of Indebtedness in the full amount of the commitments available under the ABL Credit Agreement and pursuant to the Total Credit-Linked Commitment (as if, in each case, such commitments were fully utilized on such date), would violate any of the sections specifically set forth above (or any other provision) of the Existing Senior Notes Indentures;
          (iii) on the Restatement Effective Date, all Subsidiary Guarantors which are Domestic Subsidiaries of the U.S. Borrower are “Restricted Subsidiaries” under, and as defined in, each Existing Senior Notes Indenture and have executed and delivered guaranties in accordance with the requirements of the respective Existing Senior Notes Indentures; and
          (iv) for the purpose of the definition of “Permitted Indebtedness” under, and as defined in, each Existing Senior Notes Indenture, on the Restatement Effective Date no repayment of term loans and/or permanent commitment reductions in the revolving credit portion of the Credit Agreement (as defined therein) has theretofore occurred (whether prior to, or on, the Restatement Effective Date) which has resulted in any reduction to the maximum aggregate amount of Indebtedness permitted to be incurred pursuant to, or under, the Credit Agreement (as defined therein) in accordance with the applicable Existing Senior Notes Indenture.
          7.04 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Senior Officer, threatened (i) with respect to any Credit Document, (ii) with respect to the Transaction or any other Document or (iii) that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the occurrence of any Credit Event.
          7.05 Use of Proceeds; Margin Regulations. (a) The proceeds of the Tranche B Term Loans and the Tranche C Term Loans shall be utilized by the U.S. Borrower and the Bermuda Borrower, respectively, on the Restatement Effective Date solely to finance the Refinancing and to pay fees and expenses incurred in connection with the Transaction. All proceeds of Incremental Term Loans incurred by each Incremental Term Loan Borrower shall be used for any purpose permitted under this Agreement, including, without limitation, (i) to finance Permitted Acquisitions (and to pay the fees and expenses related thereto) and to refinance any Indebtedness assumed as part of any such Permitted Acquisitions (and to pay all accrued and unpaid interest thereon, any prepayment premium associated therewith and the fees and expenses related thereto), (ii) to prepay outstanding Loans in accordance with the terms of this Agreement and to prepay outstanding ABL Loans in accordance with the terms of the ABL Credit Agreement, (iii) for the Incremental Term Loan Borrowers’ and their respective Subsidiaries’ ongoing working capital requirements and general corporate purposes and (iv) in the case of Incremental Term Loans incurred by the U.S. Borrower, to (x) make intercompany loans to

Intermediate Holdco pursuant to Section 9.05(xxi) to be utilized for the purposes described in subclause (iv) thereof and/or (y) pay Dividends to Intermediate Holdco pursuant to Section 9.06(ix) to be utilized for the purposes described in subclause (v) thereof.
          (b) At the time of each Credit Event occurring on or after the Restatement Effective Date, the aggregate value of all Margin Stock (other than treasury stock) owned by Holdings and its Subsidiaries (for such purpose, using the initial purchase price paid by Holdings or such Subsidiary for the respective shares of Margin Stock) does not exceed $10,000,000. In addition, at the time of each Credit Event occurring on or after the Restatement Effective Date, the value of the Margin Stock at any time owned by Holdings and its Subsidiaries does not exceed 25% of the value of the assets of Holdings and its Subsidiaries taken as a whole. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.
          7.06 Governmental Approvals. Except as may have been obtained or made on or prior to the Restatement Effective Date (and which remain in full force and effect on the Restatement Effective Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.
          7.07 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          7.08 Public Utility Holding Company Act. Neither Holdings nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
          7.09 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries in writing to any Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.09, such factual information shall not include the Projections or any projected financial information contained in any financial projections delivered pursuant to Section 8.01(c).

          7.10 Financial Condition; Financial Statements. (a) On and as of the Restatement Effective Date, on a pro forma basis after giving effect to the Transaction and to all Indebtedness (including the Loans) incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection therewith, with respect to each Borrower (on a stand-alone basis), Holdings and its Subsidiaries (on a consolidated basis) and each Borrower and its Subsidiaries (on a consolidated basis) (x) the sum of the assets, at a fair valuation, of each Borrower (on a stand-alone basis), Holdings and its Subsidiaries (on a consolidated basis) and each Borrower and its Subsidiaries (on a consolidated basis) will exceed its or their debts, (y) it has or they have not incurred nor intended to, nor believes or believe that it or they will, incur debts beyond its or their ability to pay such debts as such debts mature and (z) it or they will have sufficient capital with which to conduct its or their business. For purposes of this Section 7.10(a), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          (b) (i) The audited consolidated statements of financial condition of the U.S. Borrower and its Consolidated Subsidiaries at December 28, 2002, January 3, 2004 and January 1, 2005 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the U.S. Borrower and its Consolidated Subsidiaries for the fiscal years of the U.S. Borrower ended on such dates, in each case furnished to the Lenders prior to the Restatement Effective Date, present fairly in all material respects the consolidated financial position of the U.S. Borrower and its Consolidated Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby and (ii) the Pro Forma Financial Statements present a good faith estimate of the consolidated pro forma financial condition of the U.S. Borrower and its Consolidated Subsidiaries and the pro forma results of operations of the U.S. Borrower and its Consolidated Subsidiaries for the respective periods covered thereby (after giving effect to the Transaction at the date thereof or for the period covered thereby). All of the financial statements referred to in clause (i) of the immediately preceding sentence have been prepared in accordance with U.S. GAAP consistently applied except to the extent provided in the notes to said financial statements.
          (c) Since December 31, 2005 (but after giving effect to the Transaction as if same had occurred immediately prior thereto), nothing has occurred that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (d) Except as fully reflected in the financial statements described in Section 7.10(b) and as otherwise permitted by Section 9.04, (i) there were as of the Restatement Effective Date (and after giving effect to any Loans made on such date), no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole and (ii) no Credit Agreement Party knows of any basis for the assertion against Holdings or any of its Subsidiaries of any such liability or obligation which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
          (e) The Projections have been prepared on a basis consistent with the financial statements referred to in Section 7.10(b) and are based on good faith estimates and assumptions made by the management of Holdings, and on the Restatement Effective Date, the Borrowers believe that the Projections are reasonable and attainable, it being recognized by the Lenders that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results contained therein. There is no fact known to any Credit Agreement Party or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.
          7.11 Security Interests. On and after the Restatement Effective Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the Obligations covered thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons, and subject to no other Liens (except that, subject to the provisions of the Intercreditor Agreement, (i) the Security Agreement Collateral may be subject to Permitted Liens, (ii) the Pledge Agreement Collateral may be subject to the Liens described in clauses (i) and (v) of Section 9.03 and clause (y) of Section 9.03(iii) and (iii) the security interest and mortgage lien created on any Mortgaged Property may be subject to the Permitted Encumbrances related thereto), in favor of the Collateral Agent (or such other trustee or sub-agent as may be required or desired under local law). No filings or recordings are required in order to perfect and/or render enforceable as against third parties the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made on or prior to the Restatement Effective Date or on or prior to the execution and delivery thereof as contemplated by Sections 8.11, 8.12, 8.15 and 9.11.
          7.12 Compliance with ERISA. (a) Schedule V sets forth, as of the Restatement Effective Date, each Plan and each Multiemployer Plan. Each Plan (and each related trust, insurance contract or fund) is in compliance in all respects with its terms and in all respects with all applicable laws, including, without limitation, ERISA and the Code and in compliance with the following, except to the extent that any such noncompliances, individually or in the aggregate, would not result in a Material Adverse Effect; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code (or the sponsor has applied for such determination letter within the remedial amendment period); (1) no Reportable Event has occurred; (2) to the knowledge of any Senior Officer, no Multiemployer Plan is insolvent or in reorganization; (3) no Plan has an Unfunded Current Liability; (4) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (5) all required contributions with respect to a

Plan and a Multiemployer Plan have been made; (6) neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any outstanding material liability (including any indirect, contingent or secondary liability) to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan or a Multiemployer Plan; (7) no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a material liability to or on account of a Plan or a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; (8) no involuntary proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; (9) no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; (10) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries and ERISA Affiliates to any Multiemployer Plans in the event of a withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Credit Event would not exceed $10,000,000; (11) each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code other than any non-compliance which would not result in a material liability to Holdings or any Subsidiary of Holdings; (12) no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists, is likely to arise on account of any Plan or any Multiemployer Plan; and (13) and neither Holdings nor any Subsidiary of Holdings maintains or contributes to (a) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees and/or other former employees (other than as required by Section 601 of ERISA) or (b) any Plan, the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.
          (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that such noncompliances, individually or in the aggregate, would not result in a Material Adverse Effect. All required contributions with respect to a Foreign Pension Plan have been made. Neither Holdings nor any of its Subsidiaries has incurred any material outstanding obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities or alternatively, the Foreign Pension Plan is funded in compliance with applicable law in all material respects and Holdings and its Subsidiaries have established adequate reserves for the present value of such accrued benefit liabilities under such Foreign Pension Plan in the financial statements delivered pursuant to Section 8.01(a) and (b).

          7.13 Capitalization. (a) On the Restatement Effective Date and after giving effect to the Transaction, the authorized capital stock of Holdings shall consist of 1,000 shares of common stock, $.001 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of Holdings, the “Holdings Common Stock”), of which 1000 shares are issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and free of preemptive rights. As of the Restatement Effective Date, except as set forth on Part A of Schedule X hereto, Holdings does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.
          (b) On the Restatement Effective Date and after giving effect to the Transaction, all of the Equity Interests of Intermediate Holdco are owned by Holdings and pledged pursuant to the U.S. Pledge Agreement. Intermediate Holdco does not have outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests or any equity appreciation or similar rights.
          (c) On the Restatement Effective Date and after giving effect to the Transaction, the authorized capital stock of the U.S. Borrower shall consist of 1000 shares of common stock, $.001 par value per share, of which 1000 shares were issued and outstanding, owned by Intermediate Holdco and delivered for pledge pursuant to the U.S. Pledge Agreement. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and free of preemptive rights. The U.S. Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.
          (d) On the Restatement Effective Date and after giving effect to the Transaction, the authorized capital stock of the Bermuda Borrower shall consist of 2,319,640,170 shares of common stock, $.10 par value per share, of which 2,319,640,170 shares are issued and outstanding and owned indirectly by the Bermuda Partnership. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and free of preemptive rights. The Bermuda Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.
          7.14 Subsidiaries. On and as of the Restatement Effective Date and after giving effect to the Transaction, Holdings has no Subsidiaries other than Westlake Wellbeing Company LLC, The California Wellbeing Institute, LLC and Intermediate Holdco and its Subsidiaries, and Intermediate Holdco has no Subsidiaries other than those Subsidiaries listed on Schedule VII. Schedule VII correctly sets forth, as of the Restatement Effective Date and after giving effect to the Transaction, (i) the percentage ownership (direct and indirect) of Intermediate Holdco in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof and (ii) the jurisdiction of organization of each such Subsidiary. All outstanding shares of capital stock or other Equity Interests of each Subsidiary of Intermediate Holdco have been duly and validly issued, are fully paid and non-assessable and, in the case of Non-Wholly Owned Subsidiaries of the U.S. Borrower, have been issued free of preemptive rights. Except as set forth on Part B of Schedule X attached hereto, no Subsidiary of Intermediate Holdco has outstanding any securities convertible into or exchangeable for its capital stock or other Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or other Equity Interests or any stock appreciation or similar rights. Except for the existing investments described on Schedule VI, as of the Restatement Effective Date, neither Holdings nor any of its Subsidiaries owns or holds, directly or indirectly, any capital stock or equity security of, or any other Equity Interests in, any Person other than its Subsidiaries indicated on Schedule VII.
          7.15 Intellectual Property, etc. Each of Holdings and each of its Subsidiaries owns or has the right to use all domestic and foreign patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or other rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, in each case necessary for the conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
          7.16 Compliance with Statutes; Agreements, etc. Each of Holdings and each of its Subsidiaries is in compliance with (i) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property and (ii) all contracts and agreements to which it is a party, except such non-compliances as have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          7.17 Environmental Matters. (a) Each of Holdings and each of its Subsidiaries has complied with, and on the date of each Credit Event is in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and neither Holdings nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. There are no pending or past or, to the knowledge of any Senior Officer, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by

Holdings or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including, to the knowledge of a Senior Officer, any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries) or on any property adjoining or in the vicinity of any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.
          (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned, leased or operated by Holdings or any of its Subsidiaries except in compliance with all applicable Environmental Laws and in connection with the operation, use and maintenance of such Real Property by Holdings’ or such Subsidiary’s business. Hazardous Materials have not at any time been Released on or from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or by any person acting for or under contract to Holdings or any of its Subsidiaries, or to the knowledge of any Credit Agreement Party, by any other Person in respect of Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including, to the knowledge of any Credit Agreement Party, any Real Property owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries), except in compliance with all applicable Environmental Laws in all material respects.
          (c) Notwithstanding anything to the contrary in this Section 7.17, the representations made in this Section 7.17 shall only be untrue if the aggregate effect of all conditions, failures, noncompliances, Environmental Claims, Hazardous Materials, Releases and presence of underground storage tanks, in each case of the types described above, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          7.18 Properties. All Real Property (other than Real Property with an individual Fair Market Value less than $1,000,000 as of the Restatement Effective Date) and vessels owned by Holdings or any of its Subsidiaries, and all material leaseholds leased by Holdings or any of its Subsidiaries, in each case as of the Restatement Effective Date and after giving effect to the Transaction, and the nature of the interest therein, is correctly set forth in Schedule III (and, to the extent that any such Real Property (or any portion thereof) constitutes “Principal Property” (as defined in any of the Existing Senior Note Indentures), Schedule III correctly identifies such Real Property (or the applicable portion thereof) as “Principal Property”). Each of Holdings and each of its Subsidiaries has good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it, including all Real Property and vessels reflected in Schedule III and in the financial statements (including the Pro Forma Financial Statements) referred to in Section 7.10(b) (except (x) such properties sold in the ordinary course of business since the dates of the respective financial statements referred to therein, (y) such properties otherwise sold as permitted by the terms of this Agreement and (z) such Real Properties owned by the U.S. Borrower or any of its Subsidiaries which may be subject to immaterial defects of title which do not impair the use of such Real Property or the business conducted by the U.S. Borrower or such Subsidiary thereon), free and clear of all Liens, other than Permitted Liens.
          7.19 Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of any Senior Officer, threatened against any of them, before the National Labor Relations Board or any similar foreign tribunal or agency, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of any Senior Officer, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of any Senior Officer, threatened against Holdings or any of its Subsidiaries and (iii) no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as has not had, or could reasonably be expected to have, a Material Adverse Effect.
          7.20 Tax Returns and Payments. Holdings and each of its Subsidiaries has timely filed (including applicable extensions) with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of Holdings and each of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and each of its Subsidiaries as a whole for the periods covered thereby. Holdings and each of its Subsidiaries have paid all material taxes payable by them other than those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with U.S. GAAP. Except as set forth on Schedule XVI hereto, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of any Senior Officer, threatened by any authority regarding any taxes relating to Holdings and each of its Subsidiaries. Except as set forth on Schedule XVI hereto, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.
          7.21 Scheduled Existing Indebtedness. Schedule IV sets forth a true and complete list of all Indebtedness of Holdings and its Subsidiaries as of the Restatement Effective Date and which is to remain outstanding after giving effect to the Transaction and the incurrence of Loans and ABL Loans on such date (exclusive of (i) Indebtedness pursuant to this Agreement and the other Credit Documents, (ii) Indebtedness pursuant to the ABL Credit Agreement and the other ABL Credit Documents, (iii) Indebtedness pursuant to the Existing Senior Notes Documents and the Intermediate Holdco Credit Documents, (iv) intercompany Indebtedness pursuant to the Intercompany Distribution Transactions, (v) Indebtedness of Holdings and/or any of its Subsidiaries of the types described in clauses (viii), (xiii) and (xviii) of Section 9.04(b), (vi) Synthetic Lease obligations arising under the lease entered into in connection with the Sale-Leaseback Transaction, and (vii) immaterial Contingent Obligations of Subsidiaries of the U.S. Borrower that represent guaranties of obligations other than Indebtedness), in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective borrower and any other entity which directly or indirectly guarantees such debt. Part A of Schedule IV lists all Indebtedness as described in the immediately preceding sentence which is owed to Persons other than Holdings or any of its

Subsidiaries (after giving effect to the consummation of the Transaction) (with all such Indebtedness being herein called “Third Party Scheduled Existing Indebtedness”) and Part B of Schedule IV lists all Indebtedness as described in the immediately preceding sentence which is owed to Holdings and its Subsidiaries as of February 25, 2006 (with all of such Indebtedness being herein called “Intercompany Scheduled Existing Indebtedness”).
          7.22 Insurance. Set forth on Schedule VIII hereto is a true, correct and complete summary of all insurance maintained by Holdings and its Subsidiaries on and as of the Restatement Effective Date, with the amounts insured (and any deductibles) set forth therein.
          7.23 Transaction. At the time of consummation thereof, each element of the Transaction shall have been consummated in all material respects in accordance with the terms of the relevant Documents therefor and all applicable laws. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate each element of the Transaction in accordance with the terms of the relevant Documents therefor and all applicable laws have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon any element of the Transaction, the occurrence of any Credit Event, or the performance by Holdings or any of its Subsidiaries of their respective obligations under the Documents and in accordance with all applicable laws.
          7.24 Special Purpose Corporations. (a) Holdings has no significant assets (other than (v) cash and Cash Equivalents held by Holdings representing proceeds from the Wellbeing Project Financing, (w) the Equity Interests of Intermediate Holdco, Westlake Wellbeing Company LLC and The California Wellbeing Institute, LLC, (x) after the issuance thereof, the Equity Interests of each of the Unrestricted Wellbeing Joint Ventures, (y) Intercompany Notes evidencing intercompany loans permitted to be made by Holdings pursuant to Section 9.05 and (z) immaterial assets used for the performance of those activities permitted to be performed by Holdings pursuant to Section 9.01(b)) or liabilities (other than under this Agreement and the other Documents (including the ABL Credit Documents) to which it is a party (including the Wellbeing Project Financing Documents), those liabilities permitted to be incurred by Holdings pursuant to Section 9.01(b) and, as and when issued from time to time in accordance with the terms of this Agreement, under Shareholder Subordinated Notes).
          The Bermuda Partnership has no significant assets (other than Equity Interests of its Subsidiaries and the immaterial assets used for the performance of those activities permitted to be performed by it pursuant to Section 9.01(c)) or liabilities (other than under this Agreement and the other Credit Documents to which it is a party and those liabilities permitted to be incurred by it pursuant to Section 9.01(c)); provided that notwithstanding the foregoing, the Bermuda Partnership shall be permitted to (i) provide treasury, accounting, logistic and other administrative support services to its Affiliates on an arm’s length basis and hold and retain cash earned in connection with the provision of such services and (ii) receive and hold additional cash and Cash Equivalents from its Subsidiaries and/or Affiliates, so long as, in the case of this clause (ii), same are promptly (and in any event within one Business Day of receipt thereof) loaned, distributed and/or contributed, subject to Section 9.01(d), to its Subsidiaries and/or Affiliates in accordance with the requirements of Section 9.05 of this Agreement.
          (b) Intermediate Holdco has no significant assets (other than the Equity Interests of the U.S. Borrower and Corporate Holdco, Intercompany Notes evidencing intercompany loans permitted to be made by Intermediate Holdco pursuant to Section 9.05 and immaterial assets used for the performance of those activities permitted to be performed by Intermediate Holdco pursuant to Section 9.01(j)) or liabilities (other than under this Agreement and the other Documents to which it is a party (including the Intermediate Holdco Credit Documents and the ABL Credit Documents) and those liabilities permitted to be incurred by Intermediate Holdco pursuant to Section 9.01(j)).
          (c) Corporate Holdco has no significant assets (other than immaterial assets used for the performance of those activities permitted to be performed by Corporate Holdco pursuant to Section 9.01(k)) or liabilities (other than under this Agreement and the other Documents to which it is a party (including the Intermediate Holdco Credit Documents and the ABL Credit Documents) and those liabilities permitted to be incurred by Corporate Holdco pursuant to Section 9.01(k)).
          7.25 Subordination. (a) The subordination provisions contained in the Existing Senior Notes Documents and, on and after the execution and delivery thereof, the Permitted Senior Notes Documents and the Permitted Refinancing Senior Notes Documents are enforceable against (i) the U.S. Subsidiary Guarantors party thereto, (ii) in the case of any Permitted Senior Notes Document or Permitted Refinancing Senior Notes Document providing for subordination of the U.S. Borrower’s obligations thereunder, the U.S. Borrower and (iii) the holders of the Existing Senior Notes, the Permitted Senior Notes or the Permitted Refinancing Senior Notes, as the case may be. All Guaranteed Obligations (as defined in the U.S. Subsidiaries Guaranty) of the U.S. Subsidiary Guarantors and, in the case of any Permitted Senior Notes Document or Permitted Refinancing Senior Notes Document providing for subordination of the U.S. Borrower’s obligations thereunder, all Obligations of the Borrower under the Credit Documents to which it is a party, are within the definitions of “Guarantor Senior Debt” and “Designated Guarantor Senior Debt” or “Senior Debt” and “Designated Senior Debt”, as applicable, included in such subordination provisions.
          (b) On and after the execution and delivery of the Shareholder Subordinated Notes, the subordination provisions contained therein will be enforceable against Holdings and the holders of the Shareholder Subordinated Notes, and all Obligations of Holdings hereunder and under the other Credit Documents to which it is a party are within the definitions of “Senior Debt” included in such subordination provisions.
          Section 8. Affirmative Covenants. Each Credit Agreement Party hereby covenants and agrees that as of the Restatement Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment and all Letters of Credit and Bank Guaranties have been terminated, and the Loans, Notes and Unpaid Drawings and Unreimbursed Payments, together with interest, Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder, are paid in full:

          8.01 Information Covenants.Holdings or the U.S. Borrower will furnish, or will cause to be furnished, to the Administrative Agent (who shall furnish to each Lender):
     (a) Quarterly Financial Statements. Within 3 Business Days following the 45th day after the close of the first three quarterly accounting periods in each Fiscal Year of the U.S. Borrower, (i) (x) the consolidated balance sheet of the U.S. Borrower and its Consolidated Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year and the budgeted figures for such quarterly period as set forth in the respective financial projections theretofore delivered pursuant to Section 8.01(c), (y) the consolidated balance sheet of each Business Segment as at the end of such quarterly accounting period and the related consolidated statement of income of such Business Segment for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, and (z) the consolidated balance sheets of the U.S. Dole Group and the Non-U.S. Dole Group as at the end of such quarterly accounting period and the related consolidated statements of income of each such group for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, all of the foregoing of which shall be in reasonable detail and, in the case of the financial statements described in subclause (x) above, be certified by the senior financial officer or other Authorized Officer of Holdings or the U.S. Borrower that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of the U.S. Borrower and its Consolidated Subsidiaries as of the dates indicated and the results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided, however, that for any quarterly accounting period for which the U.S. Borrower has filed a Form 10-Q Report with the SEC and the Chief Financial Officer or other Authorized Officer of Holdings has delivered to the Administrative Agent a certificate certifying that the Parent Business Condition has been satisfied for such quarterly accounting period, the furnishing of (I) the U.S. Borrower’s Form 10-Q Report filed with the SEC for such quarterly accounting period and (II) the consolidated balance sheet of each Business Segment as at the end of such quarterly accounting period and the related consolidated statement of income of such Business Segment for such quarterly accounting period, shall satisfy the requirements of subclause (i) and (ii) of this Section 8.01(a).
     (b) Annual Financial Statements. Within 3 Business Days following the 90th day after the close of each Fiscal Year of the U.S. Borrower (or, in the case of the Fiscal Year of the U.S. Borrower ended December 31, 2005, on the date on which the Credit Agreement Parties shall have filed a Form 10-K Report with the SEC for such Fiscal Year (and, in any event, no later than April 28, 2006)), (i) (x) the consolidated balance sheet of the U.S. Borrower and its Consolidated Subsidiaries as at the end of such Fiscal

Year and the related consolidated statements of income and stockholders’ equity and of cash flows for such Fiscal Year and setting forth comparative consolidated figures for the preceding Fiscal Year and comparable budgeted figures for such Fiscal Year as set forth in the respective financial projections delivered pursuant to Section 8.01(c), (y) the consolidated balance sheet of each Business Segment as at the end of such Fiscal Year and the related consolidated statements of income of each Business Segment for such Fiscal Year and setting forth comparative consolidated figures for the preceding Fiscal Year and (z) the consolidated balance sheet of each of the U.S. Dole Group and the Non-U.S. Dole Group as at the end of such Fiscal Year and the related consolidated statements of income of each such group for such Fiscal Year and setting forth comparative consolidated figures for the preceding Fiscal Year, (ii) in the case of the financial statements referred to in subclause (i)(x) above (except for such comparable budgeted figures), together with a certification by Deloitte & Touche LLP or such other independent certified public accountants of recognized national standing as shall be acceptable to the Administrative Agent, in each case to the effect that (I) such statements fairly present in all material respects the financial condition of the U.S. Borrower and its Consolidated Subsidiaries as of the dates indicated and the results of their operations and changes in financial position for the periods indicated in conformity with U.S. GAAP applied on a basis consistent with prior years and (II) in the course of its regular audit of the business of the U.S. Borrower and its Consolidated Subsidiaries, which audit was conducted in accordance with U.S. GAAP (and made without qualification or expression of uncertainty, in each case as to going concern; provided, that in the case of the report provided in connection with the U.S. Borrower’s fiscal year ended January 3, 2009, the opinion provided with such financial statements may contain a going concern qualification or expression of uncertainty so long as the U.S. Borrower delivers an unqualified opinion of Deloitte & Touche LLP with respect to such fiscal year no later than May 15, 2009), no Default or Event of Default which has occurred and is continuing has come to their attention or, if such a Default or an Event of Default has come to their attention, a statement as to the nature thereof and (iii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year; provided, however, that for any Fiscal Year for which the U.S. Borrower has filed a Form 10-K Report with the SEC and the Chief Financial Officer or other Authorized Officer of Holdings has delivered to the Administrative Agent a certificate (x) certifying that the Parent Business Condition has been satisfied during such Fiscal Year and (y) setting forth the aggregate amount of Dividends paid to Intermediate Holdco by the U.S. Borrower during such Fiscal Year pursuant to Sections 9.06(iii), (iv), (v) and (ix), the furnishing of (I) the U.S. Borrower’s Form 10-K Report filed with the SEC for such Fiscal Year and (II) the consolidated balance sheet of each Business Segment as at the end of such Fiscal Year and the related consolidated statement of income of such Business Segment for such Fiscal Year, shall satisfy the requirements of subclause (i) and (iii) of this Section 8.01(b).
     (c) Financial Projections, etc. Not more than 90 days after the commencement of each Fiscal Year of the U.S. Borrower, financial projections in form reasonably satisfactory to the Administrative Agent (including projected statements of income, sources and uses of cash and balance sheets, taking into account any Significant Asset Sales intended to be consummated during such Fiscal Year) prepared by the U.S. Borrower (i) for each of the four Fiscal Quarters of such Fiscal Year prepared in detail and (ii) for each of the immediately succeeding two Fiscal Years prepared in summary form, in each case, on a consolidated basis, for the U.S.

Borrower and its Consolidated Subsidiaries and setting forth, with appropriate discussion, the principal assumptions upon which such financial projections are based.
     (d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b) for each Fiscal Year ended on or after the Restatement Effective Date, a certificate of the Chief Financial Officer or other Authorized Officer of the U.S. Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall (i) if delivered in connection with the financial statements required by Section 8.01(a) or (b), set forth in reasonable detail (x) the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 3.03(e) and (f), 4.02, 9.02, 9.04, 9.05 and 9.06 and (y) the calculation of the Senior Secured Leverage Ratio and the First Priority Secured Leverage Ratio as at the last day of the respective Fiscal Quarter or Fiscal Year of the U.S. Borrower, as the case may be, (ii) if delivered with the financial statements required by Section 8.01(b), set forth in reasonable detail (x) the amount of (and the calculations required to establish the amount of) Excess Cash Flow and Adjusted Excess Cash Flow for the respective Excess Cash Flow Payment Period, (y) the amount required to be paid pursuant to Section 4.02(f) on the relevant Excess Cash Payment Date and (z) the calculation of the Total Leverage Ratio as at the last day of the respective Fiscal Year of the U.S. Borrower, and (iii) certify that there have been no changes to Annexes A through G of the U.S. Security Agreement, Annexes A through G of the U.S. Pledge Agreement and the annexes or schedules to any other Security Document, in each case since the Restatement Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(d), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Credit Agreement Parties and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.
     (e) Notice of Default or Litigation. Promptly, and in any event within five Business Days after a Senior Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action Holdings or such Subsidiary proposes to take with respect thereto, (ii) any litigation or proceeding pending or threatened (x) against Holdings or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any ABL Credit Document, any Existing Senior Notes Document, any Intermediate Holdco Credit Document, any Wellbeing Project Financing Document or, on and after the execution and delivery thereof, any Permitted Senior Notes Document or any Permitted Refinancing Senior Notes Document, (iii) any Material Governmental Investigation pending or threatened against Holdings or any of its Subsidiaries and (iv) any other event, change or circumstance which has had, or could reasonably be expected to have, a Material Adverse Effect.
     (f) Management Letters. Promptly upon receipt thereof, a copy of any “management letter” submitted to Holdings or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the financial statements of Holdings or any of its Subsidiaries and management’s responses thereto.
     (g) Environmental Matters. Within five Business Days after a Senior Officer obtains knowledge of any of the following (but only to the extent that any of the following, either individually or in the aggregate, has had, or could reasonably be expected to have, (a) a Material Adverse Effect or (b) a remedial cost to Holdings or any of its Subsidiaries in excess of $15,000,000), written notice of:
     (i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;
     (ii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (x) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;
     (iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or such Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ response or proposed response thereto. In addition, the U.S Borrower agrees to provide the Lenders (by delivery to the Administrative Agent) with copies of such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or any Lender.
     (h) Reports. Within 3 Business Days following transmission thereof, copies of any filings and registrations with, and reports to, the SEC by Holdings or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as Holdings or any of its Subsidiaries shall send generally to the holders of Indebtedness or (following the public issuance of Equity Interests of Holdings or any of its

Subsidiaries) their Equity Interests in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement).
     (i) New Subsidiaries; etc. Within 3 Business Days after the 45th day following the close of each of the first three Fiscal Quarters of each Fiscal Year of Holdings and within 3 Business Days after the 45th day following the close of each Fiscal Year of Holdings, (w) a list showing each Material Foreign Subsidiary of Holdings which has not theretofore become party to the Foreign Subsidiaries Guaranty or any Security Document, (x) a list showing each Subsidiary of Holdings established, created or acquired during the respective Fiscal Quarter or Fiscal Year (and specifying whether such Subsidiary is a Material Foreign Subsidiary), and each Subsidiary which has had any Equity Interests transferred during the respective Fiscal Quarter or Fiscal Year (in each case describing in reasonable detail the respective transfer of Equity Interests), in each case naming the direct owner of all Equity Interests in such Subsidiary and describing such Equity Interests in reasonable detail, and certifying that each such Subsidiary, and each Credit Party which owns any Equity Interests therein, has taken all actions, if any, required pursuant to Sections 8.11 and 9.11 and the relevant Security Documents and certifying Holdings’ compliance with the provisions of Section 8.18, (y) a list of each Domestic Subsidiary of Holdings, if any, which has not been transferred to Holdings or one or more Qualified U.S. Obligors pursuant to the requirements of Section 8.18(a) (by virtue of the first proviso to the second sentence of said Section 8.18(a)), and specifically stating the reasons therefor and (z) a list of each Foreign Subsidiary organized under any Qualified Non-U.S. Jurisdiction, if any, which has not been transferred to one or more Qualified Non-U.S. Obligors pursuant to the requirements of Section 8.18(b) (by reason of the first proviso to the first sentence of said Section 8.18(b)), and specifically stating the reasons therefor.
     (j) Annual Meetings with Lenders. At the request of the Administrative Agent, Holdings shall, within 120 days after the close of each Fiscal Year of the U.S. Borrower, hold a meeting (which may be by conference call or teleconference), at a time and place selected by Holdings and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year and the financial condition of the U.S. Borrower and its Subsidiaries and the budgets presented for the current Fiscal Year of the U.S. Borrower and its Subsidiaries.
     (k) Notice of Commitment Reductions and Mandatory Repayments. On or prior to the date of any reduction to Commitments or any mandatory repayment of outstanding Term Loans pursuant to Sections 4.02(c) through (f), inclusive, Holdings or the U.S. Borrower shall provide written notice of the amount of the respective reduction or repayment, as the case may be, to the Commitments or the outstanding Term Loans, as applicable, and the calculations therefor (in reasonable detail).
     (l) Hedging Agreements. At the time of the delivery of the financial statements provided for in Section 8.01(b), a schedule of all Interest Rate Protection Agreements and Other Hedging Agreements entered into by Holdings or any of its Subsidiaries with any Lender and/or any of its affiliates.

     (m) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or its Subsidiaries as the Administrative Agent or any Lender may reasonably request; provided that the tax opinion delivered by Deloitte & Touche LLP referenced in Section 8.01(n) of the Original Credit Agreement shall only be made available for review by any Lender requesting same at the headquarters of Holdings.
     (n) Compliance with Section 13.27. On or prior to the 90th day after the Restatement Effective Date (or such later date as the Administrative Agent shall determine), an appropriate officer in the legal department of Holdings or the U.S. Borrower shall provide a written certification of compliance with all post-closing requirements set forth in Section 13.27 (including those actions required pursuant to Schedule XVIII), specifically listing any items where such compliance has not yet occurred (and, with respect to any such items where compliance has not yet occurred, stating the time frame in which it is expected that such actions shall be taken and the reasons such actions have not been completed). Without excusing any failure to comply with Section 13.27, if the certification provided above does not establish complete compliance with all requirements of Section 13.27 (and Schedule XVIII), Holdings or the U.S. Borrower shall cause an appropriate officer in its legal department to furnish monthly updates thereafter, in each case showing in reasonable detail all compliances (and any non-compliances) with the requirements of Section 13.27. Such certifications shall no longer be required after the date upon which Holdings or the U.S. Borrower certifies that all actions required be taken pursuant to Section 13.27 (and Schedule XVIII) have been completed.
          8.02 Books, Records and Inspections. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries which permit the preparation of financial statements in accordance with U.S. GAAP and which conform to all requirements of law, shall be made of all dealings and transactions in relation to its business and activities. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, permit officers and designated representatives of any Agent or, if any Specified Default or any Event of Default then exists, any Lender, to visit and inspect, under guidance of officers of such Credit Agreement Party or such Subsidiary, any of the properties of such Credit Agreement Party or such Subsidiary, and to examine the books of account of such Credit Agreement Party or such Subsidiary and discuss the affairs, finances and accounts of such Credit Agreement Party or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as such Agent or such Lender may reasonably request.
          8.03 Insurance. (a) Each Credit Agreement Party will, and will cause each of its Subsidiaries to, (i) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (ii) furnish to the Administrative Agent, upon request by the Administrative Agent or any Lender, full information as to the insurance carried. Such insurance shall in any event include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.
          (b) Each Credit Agreement Party will, and will cause each of its Subsidiaries to, at all times keep the respective property of such Credit Agreement Party and its Subsidiaries insured in favor of the Collateral Agent, and all policies or certificates with respect to such insurance (and any other insurance maintained by, or on behalf of, any Credit Agreement Party or any of its Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as certificate holder, mortgagee and loss payee with respect to real property, certificate holder and loss payee with respect to personal property, additional insured with respect to general liability and umbrella liability coverage and certificate holder with respect to workers’ compensation insurance), (ii) shall state that such insurance policies shall not be canceled or materially changed without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent and (iii) shall be deposited with the Collateral Agent.
          (c) If any Credit Agreement Party or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 8.03, or if any Credit Agreement Party or any of its Subsidiaries shall fail to so name the Collateral Agent as an additional insured, mortgagee or loss payee, as the case may be, or so deposit all certificates with respect thereto, the Administrative Agent and/or the Collateral Agent shall have the right (but shall be under no obligation), upon ten Business Days’ notice to Holdings or the U.S. Borrower, to procure such insurance, and the Credit Agreement Parties agree jointly and severally to reimburse the Administrative Agent or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance.
          8.04 Payment of Taxes. Each Credit Agreement Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Credit Agreement Parties or any of their Subsidiaries not otherwise permitted under Section 9.03(i); provided that no Credit Agreement Party or any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP.
          8.05 Existence; Franchises. Each Credit Agreement Party will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, authorities to do business, licenses, certifications, accreditations and patents; provided, however, that nothing in this Section 8.05 shall prevent (i) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 9.02, (ii) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction where such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) the dissolution of the Excluded Domestic Subsidiary or any Excluded Foreign Subsidiary.

          8.06 Compliance with Statutes; etc. (a) Each Credit Agreement Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such noncompliances as, individually or in the aggregate, have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) Within 5 Business Days after each Credit Agreement Party is required by applicable law, statute, rule or regulation, such Credit Agreement Party shall file (or cause to be filed) with the SEC all reports, financial information and certifications required by applicable law, statute, rule or regulation.
          8.07 Compliance with Environmental Laws. (a) (i) Each Credit Agreement Party will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the ownership or use of its Real Property and vessels now or hereafter owned, leased or operated by such Credit Agreement Party or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property and vessels free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither any Credit Agreement Party nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of, Hazardous Materials on any Real Property or vessels owned, leased or operated by such Credit Agreement Party or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except as required in the ordinary course of business of Holdings and its Subsidiaries as conducted on the Original Effective Date and as allowed by (and in compliance with) applicable law or regulation and except for any failures to comply with the requirements specified in clause (i) or (ii) above, which, either individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect. If Holdings or any of its Subsidiaries, or any tenant or occupant of any Real Property or vessel owned, leased or operated by Holdings or any of its Subsidiaries, causes or permits any intentional or unintentional act or omission resulting in the presence or Release of any Hazardous Material (except in compliance with applicable Environmental Laws), each Credit Agreement Party agrees to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property or vessel except where the failure to do so has not had, and could not reasonably be expected to have, a Material Adverse Effect.
          At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor (which may not simply be a desire for periodic review), at any time and from time to time, the Credit Agreement Parties will provide, at their sole cost and expense, an environmental site assessment report concerning any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, addressing the matters which gave rise to such request and estimating the potential costs of any removal, remedial or other corrective action in connection with any such matter. If a Credit Agreement Party fails to provide the same within 45 days after such request was made, the

Administrative Agent may order the same, and the Credit Agreement Parties shall grant and hereby do grant, to the Administrative Agent and the Lenders and their agents, access to such Real Property and specifically grant the Administrative Agent and the Lenders and their agents an irrevocable non-exclusive license, subject to the right of tenants, to undertake such an assessment, all at the Credit Agreement Parties’ joint and several expense.
          8.08 ERISA. As soon as possible and, in any event, within twenty (20) Business Days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to the Administrative Agent written notice of the chief financial officer, vice president of human resources or other Authorized Officer of the U.S. Borrower setting forth, to the extent known, and in reasonable detail, such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with, the PBGC or any other governmental agency, or a Plan or Multiemployer Plan participant, and any notices received by Holdings, such Subsidiary or ERISA Affiliate from the PBGC or other governmental agency or a Plan or Multiemployer Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that Holdings has previously delivered to the Administrative Agent a notice (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Multiemployer Plan or Foreign Pension Plan has been made more than sixty (60) days late; that a Plan or Multiemployer Plan has been or may be involuntarily terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan or Multiemployer Plan has a material Unfunded Current Liability; that involuntary proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that an involuntary proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan or Multiemployer Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan or Multiemployer Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that Holdings or any Subsidiary of Holdings may incur any liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan in addition to the liability that existed on the Restatement Effective Date pursuant to any such plan or plans by an amount that would be material to Holdings or any Subsidiary of Holdings. To the extent that the financial statements set forth with particularity a liability for which notice would otherwise be required to be given hereunder, a separate notice thereof shall not be required hereunder. At the request of the Administrative Agent, Holdings and the U.S. Borrower will deliver to the Administrative Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Holdings and the U.S. Borrower will also deliver upon written request to the Administrative Agent a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall, upon request of the Administrative Agent, be delivered to the Administrative Agent no later than twenty (20) Business Days after the date of such request. Holdings and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtain or retain (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing has not had, and could not reasonably be expected to have, a Material Adverse Effect.
          8.09 Good Repair. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment required to be used in its business are kept in reasonably good repair, working order and condition, ordinary wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.
          8.10 End of Fiscal Years; Fiscal Quarters. Each Credit Agreement Party will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on the Saturday closest to December 31 of each calendar year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter”; provided that Foreign Subsidiaries of Holdings (other than the Bermuda Borrower and the Bermuda Partnership) shall not be required to maintain the fiscal year and fiscal quarter ends described above if it is not practicable for such Foreign Subsidiary to maintain same as a result of foreign statutes, rules or law applicable to such Foreign Subsidiary.
          8.11 Additional Security; Additional Guaranties; Actions with Respect to Non-Guarantor Subsidiaries; Further Assurances. (a) Each Credit Agreement Party will, and will cause its Subsidiaries which are Credit Agreement Parties or Subsidiary Guarantors to, grant to the Collateral Agent security interests and mortgages (each, an “Additional Mortgage”) in: (i) each vessel acquired by such Person after the Initial Borrowing Date and having a value (for such purpose, using the initial purchase price paid by such Person for such vessel) in excess of $5,000,000, (ii) such fee-owned (or the equivalent) Real Property acquired by such Person after the Initial Borrowing Date and having a value (for such purpose, using the initial purchase price paid by such Person for such Real Property) in excess of $10,000,000 which is not covered by the original Mortgages or Foreign Security Agreements, as appropriate and (iii) such Leasehold Properties to which a respective landlord has granted its consent to the delivery of a Mortgage over such Leasehold Properties (each such Real Property referred to in preceding clause (ii) and this clause (iii), an “Additional Mortgaged Property”); provided, however that if the aggregate value of all Second-Tier Material Real Properties (for such purpose, using the initial purchase price paid by such Person for the respective Second-Tier Material Real Property) acquired by such Persons after the Initial Borrowing Date which are not then covered by Mortgages or Foreign Security Agreements, as appropriate, equals or exceeds $20,000,000, each Credit Agreement Party and each Subsidiary Guarantor shall grant to the Collateral Agent security interests and mortgages in all such Second-Tier Material Real Properties owned by any such Person which are not then covered by Mortgages or Foreign Security Agreements, as appropriate (and not just those required to reduce the aggregate value of all Second-Tier Material Real Properties (determined as provided above) at such time below $20,000,000). All such Additional Mortgages shall be granted pursuant to documentation substantially in the form of a relevant existing Mortgage (or, in the case of Additional Mortgaged Properties located in a jurisdiction outside the United States, the relevant Foreign Security Agreement covering Real Property located in such jurisdiction (if any) delivered to the Administrative Agent on the Initial Borrowing Date) or in such other form as is reasonably satisfactory to the Administrative Agent. All such Additional Mortgages shall constitute valid and enforceable first priority perfected Liens, superior to and prior to the rights of all third Persons and subject to no other Liens (except as are permitted by Section 9.03), in favor of the Collateral Agent (or such other trustee or sub-agent as may be required or desired under local law). The Additional Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to create, maintain, effect, perfect, preserve, maintain and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Notwithstanding any “after-acquired property” covenant contained in any Foreign Security Document requiring the grant of a mortgage in “after-acquired” Real Property of any Foreign Credit Party in favor of the Collateral Agent, no Foreign Credit Party shall be required to grant to the Collateral Agent an Additional Mortgage in any Real Property of such Foreign Credit Party acquired after the Initial Borrowing Date as otherwise required by the respective Foreign Security Document unless and until the grant of such Additional Mortgage would otherwise be required pursuant to the terms of this Section 8.11(a).
          (b) Each Credit Agreement Party will, and will cause each of its Subsidiaries to, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, confirmatory conveyances, financing statements, transfer endorsements, confirmatory powers of attorney, certificates, reports and other assurances or confirmatory instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require pursuant to this Section 8.11. Furthermore, each Credit Agreement Party will cause to be delivered to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 8.11 has been complied with.

          (c) Subject to the provisions of following clauses (g) and (h), if (w) at any time any Domestic Subsidiary of Holdings is created, established or acquired, such Subsidiary shall be required to execute and deliver counterparts of the U.S. Subsidiaries Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement and such Security Documents as would have been entered into by the respective Subsidiary if same had been a U.S. Subsidiary Guarantor under the Original Credit Agreement on the Initial Borrowing Date (with appropriate changes to reflect the amendment and restatement of this Agreement on the Restatement Effective Date and any subsequent modification hereto), and in each case shall take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 of the Original Credit Agreement if such Subsidiary had been a U.S. Subsidiary Guarantor under the Original Credit Agreement on the Initial Borrowing Date, (x) at any time any Subsidiary of Holdings organized under the laws of any Qualified Non-U.S. Jurisdiction is created, established or acquired, such Subsidiary shall be required to execute and deliver counterparts of the Foreign Subsidiaries Guaranty, the Intercompany Subordination Agreement and such Security Documents as would have been entered into by the respective Subsidiary if same had been a Foreign Subsidiary Guarantor under the Original Credit Agreement on the Initial Borrowing Date (with appropriate changes to reflect the amendment and restatement of this Agreement on the Restatement Effective Date and any subsequent modification hereto) (determined in accordance with the criteria described in Sections 5.15, 5.17 and 5.18(b) of the Original Credit Agreement), and in each case shall take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 of the Original Credit Agreement if such Subsidiary had been a Foreign Subsidiary Guarantor under the Original Credit Agreement on the Initial Borrowing Date (with appropriate changes to reflect the amendment and restatement of this Agreement on the Restatement Effective Date and any subsequent modification hereto), (y) at any time any Subsidiary of Holdings organized under the laws of any Non-Qualified Jurisdiction in which a Foreign Subsidiary Guarantor under the Original Credit Agreement was organized on the Initial Borrowing Date is created, established or acquired, such Subsidiary shall be required to execute and deliver counterparts of the Foreign Subsidiaries Guaranty and, in each case, unless the Administrative Agent otherwise agrees based on advice of local counsel, the Intercompany Subordination Agreement and such Security Documents as would have been entered into by the respective Subsidiary if same had been a Foreign Subsidiary Guarantor under the Original Credit Agreement organized under the laws of such Non-Qualified Jurisdiction on the Initial Borrowing Date (with appropriate changes to reflect the amendment and restatement of this Agreement on the Restatement Effective Date and any subsequent modification hereto) (determined in accordance with the criteria described in Sections 5.15, 5.17 and 5.18(b) of the Original Credit Agreement), and in each case shall take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 of the Original Credit Agreement if such Subsidiary had been a Foreign Subsidiary Guarantor under the Original Credit Agreement organized under the laws of such Non-Qualified Jurisdiction on the Initial Borrowing Date (with appropriate changes to reflect the amendment and restatement of this Agreement on the Restatement Effective Date and any subsequent modification hereto) and (z) if at any time after the Initial Borrowing Date any jurisdiction is added to the list of Qualified Jurisdictions in accordance with the definition thereof contained herein, then at the time of such designation each Foreign Subsidiary of Holdings organized under the laws of such Qualified Jurisdiction (with such exceptions as may be satisfactory to the Administrative Agent or the Required Lenders) shall be required to become a Foreign Subsidiary Guarantor and take all actions specified in preceding clause (x). Furthermore, subject to the provisions of Section 8.11(h), the Administrative Agent or the Required Lenders may at any time request that one or more Subsidiaries of Holdings organized under the laws of one or more jurisdictions which are not Qualified Jurisdictions become Foreign Subsidiary Guarantors, in which case the Credit Agreement Parties shall cause each such Subsidiary which has been specifically requested to become a Foreign Subsidiary Guarantor to take all actions as are specified in clause (x) of the immediately preceding sentence, provided that no Subsidiary of Holdings shall be required to take such actions if, and to the extent that, based upon written advice of local counsel reasonably satisfactory to the Administrative Agent, Holdings and/or such Subsidiary concludes that the taking of such actions would violate the laws of the jurisdiction in which the respective Subsidiary is organized, provided, further, that if steps (such as limiting the amount guaranteed) can be taken so that such violation would not exist, then if requested by the Administrative Agent or the Required Lenders, the respective Subsidiary shall enter into a modified Foreign Subsidiaries Guaranty which provides, to the maximum extent permissible under applicable law, as many of the benefits as are provided pursuant to the Foreign Subsidiaries Guaranty executed and delivered on the Initial Borrowing Date as is possible.
          (d) In addition to the requirements contained in the Pledge Agreements, each Credit Agreement Party agrees to pledge and deliver, or cause to be pledged and delivered, all of the Equity Interests owned by any Credit Party of each new Unrestricted Subsidiary of Holdings established or created (and each Subsidiary of Holdings which becomes an Unrestricted Subsidiary) after the Initial Borrowing Date to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreements, provided that, subject to the provisions of Section 8.12, in the case of any Foreign Unrestricted Subsidiary that is a corporation (or treated as such for U.S. tax purposes) which is owned by a U.S. Credit Party, not more than 65% of the total outstanding voting Equity Interests of such Person shall be required to be pledged in support of such U.S. Credit Party’s obligations (x) as a Borrower under the Credit Agreement (in the case of the U.S. Borrower) or (y) under its Guaranty in respect of the Obligations of the U.S. Borrower (in the case of the other U.S. Credit Parties).
          (e) Following any request by the Administrative Agent or the Required Lenders, Holdings or any of its Subsidiaries, shall, to the maximum extent permitted by applicable law (but subject to the proviso to preceding Section 8.11(d), to the extent applicable), (x) grant security interests in such of their Property (other than Excluded Collateral) as may be requested by the Administrative Agent or the Required Lenders, as the case may be, in which perfected security interests do not already exist pursuant to the Security Documents theretofore executed and delivered and, in connection therewith, the Credit Agreement Parties shall, or shall cause the relevant Subsidiaries of Holdings to, execute and deliver counterparts of (and thereby become parties to) the Intercreditor Agreement (in the case of any U.S. Credit Party), the applicable Security Documents and/or Additional Security Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent, (y) with respect to pledges of Equity Interests of, or promissory notes issued by, Persons described in Section 13.19(a), take such action (including, without limitation, the execution of Additional Security Documents, the making of filings, etc.) under the local law of the Person whose Equity Interests or promissory notes are pledged as may be requested in order to create, preserve, protect or perfect security interests in such Equity Interests and/or promissory notes and/or (z) with respect to each Foreign Security Document described in Section 13.19(b), take such action (including, without limitation, amending, modifying or supplementing such Foreign Security Document, etc.) under the local law of each Credit Party party to such Foreign Security Document as may be requested to effect the amendments, modifications and supplements contemplated in Section 13.19(b).
          (f) The security interests required to be granted pursuant to Sections 8.11(c), (d) and (e) shall be granted pursuant to the respective Security Documents already executed and delivered by the Credit Parties (or other security documentation substantially similar to such Security Documents or otherwise reasonably satisfactory in form and substance to the Collateral Agent) and shall constitute valid and enforceable first priority perfected security interests (subject to the applicable provisions of the Intercreditor Agreement in the case of security interests granted by any U.S. Credit Party) prior to the rights of all third Persons and subject to no other Liens (other than Permitted Liens). The Credit Agreement Parties shall (or shall cause their respective Subsidiaries), (i) at their own expense, to (x) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection, maintenance, preservation and protection of the Liens on its assets intended to be created pursuant to the relevant Security Documents and (y) take all other actions reasonably requested by the Collateral Agent (including, without limitation, the furnishing of legal opinions) in connection with the granting of the security interests required pursuant to Sections 8.11(c), (d) and (e) and (ii) pay in full all taxes, fees and other charges payable in connection with the granting of the security interests required pursuant to Sections 8.11(c), (d) and (e).
          (g) Each Credit Agreement Party agrees that each action required above by Section 8.11(a) or (b) shall be completed as soon as possible, but in no event later than 90 days (or, in the case of actions relating to assets located outside the United States, such greater number of days as the Administrative Agent shall agree to in its sole and absolute discretion in any given case) after such action is requested to be taken by the Administrative Agent or the Required Lenders. Each Credit Agreement Party further agrees that (x) each action required above by Section 8.11(c), (d) and (f) with respect to a newly formed, created or acquired Subsidiary, or with respect to any Subsidiary which is located in a jurisdiction newly-designated as a Qualified Jurisdiction or which becomes an Unrestricted Subsidiary, shall be completed contemporaneously with the formation, creation or acquisition of such Subsidiary, the date of the addition of the respective jurisdiction to the list of Qualified Jurisdictions or the date such Subsidiary becomes an Unrestricted Subsidiary, as the case may be, (provided that (x) the Credit Documents required to be executed and delivered pursuant to Section 8.11(c) by such newly formed, created or acquired Subsidiary shall not be required to be so executed and delivered until 45 days after the formation, creation or acquisition of such Subsidiary, (y) in the case of a Shell Corporation formed, created or established by the U.S. Borrower or any of its Subsidiaries, such actions shall not be required to be taken (so long as same remains a Shell Corporation) until 60 days after the formation, creation or establishment of such Shell Corporation and (z) in the case of a newly-formed

Subsidiary organized in (i) a Qualified Non-U.S. Jurisdiction or (ii) a Non-Qualified Jurisdiction in which an existing Foreign Subsidiary Guarantor is organized, to defer the execution and delivery of Security Documents (but not counterparts of the Foreign Subsidiaries Guaranty or the Intercompany Subordination Agreement) if the gross book value of its assets (determined as of the last day of the calendar month then last ended) is less than $10,000,000, until (and only until) the aggregate gross book value of all newly-formed Subsidiaries which have not executed Security Documents in reliance on this proviso (determined as of the last day of the calendar month then last ended) exceeds $20,000,000, at which time all such excluded Subsidiaries (and not just those Subsidiaries required to reduce the aggregate gross book value of such excluded Subsidiaries to below $20,000,000) shall execute the required Security Documents) and (y) all actions required to be taken pursuant to the last sentence of Section 8.11(c) and Section 8.11(e) shall be taken as promptly as practicable, and in any event within 45 days, after Holdings or the U.S. Borrower receives the respective request from the Administrative Agent or the Required Lenders.
          (h) Notwithstanding anything to the contrary contained in clauses (c) through (g) above, to the extent the taking of any action as described above by a new Subsidiary acquired pursuant to a Permitted Acquisition, which is subject to Permitted Acquired Debt which at such time remains in existence as permitted by Section 9.04(b)(vi), then to the extent that the terms of the respective Permitted Acquired Debt prohibit the taking of any actions which would otherwise be required of such Subsidiary by this Section 8.11, then the time for taking the respective actions (to the extent prohibited by the terms of the respective Permitted Acquired Debt) shall be extended until 10 Business Days after the earlier of (i) the date of repayment of such Permitted Acquired Debt and (ii) the first date on which the taking of such actions would not violate the terms of the respective issue of Permitted Acquired Debt. To the extent the terms of any Permitted Acquired Debt prohibits the taking of actions otherwise required by this Section 8.11, upon the request of the Administrative Agent or the Required Lenders, each Credit Agreement Party shall, or shall cause the respective Subsidiaries of Holdings to, (x) prepay any such Permitted Acquired Debt which is permitted to be prepaid and/or (y) use reasonable efforts to obtain such consents or approvals as are needed so that the taking of the actions otherwise specified in this Section 8.11 would not violate the terms of the respective issue of Permitted Acquired Debt. Furthermore, to the extent any Subsidiary which is not a Wholly-Owned Subsidiary is acquired pursuant to a Permitted Acquisition (in accordance with the limitations contained in the definition thereof), then for so long as such Subsidiary is not a Wholly-Owned Subsidiary, to the extent Holdings in good faith determines that the respective Subsidiary is not able, under applicable requirements of law (whether because of fiduciary duties under applicable law or other requirements of applicable law) to execute and deliver a Subsidiaries Guaranty or one or more Security Documents, the respective such Subsidiary shall not be required to become a Subsidiary Guarantor or execute and deliver such Security Documents as otherwise required above.
          (i) Within 30 days following the request of the Administrative Agent, the Collateral Agent or the Required Lenders, the Credit Agreement Parties shall cause each Fee Capped Foreign Subsidiary Guarantor (to the maximum extent permitted by applicable law) to (x) enter into such amendments and/or modifications to the relevant Credit Documents to which such Fee Capped Foreign Subsidiary Guarantor is a party to cause the guaranty amount or the secured obligations thereunder, as applicable, to equal 110% of the fair market value of the Property owned or held by such Fee Capped Foreign Subsidiary Guarantor and (y) pay all registration, notorial and other fees, all taxes and all other amounts as may be required in connection with the increase in amount of the guaranty and/or the secured obligations under such Credit Documents.

          (j) In the event that the Administrative Agent or the Required Lenders at any time after the Initial Borrowing Date determine in their reasonable discretion (whether as a result of a position taken by an applicable bank regulatory agency or official, or otherwise) that real estate appraisals satisfying the requirements set forth in 12 C.F.R., Part 34-Subpart C, or any successor or similar statute, role, regulation, guideline or order (any such appraisal, a “Required Appraisal”) are or were required to be obtained, or should be obtained, in connection with any U.S. Mortgaged Property or U.S. Mortgaged Properties, then, within 90 days after receiving written notice thereof from the Administrative Agent or the Required Lenders, as the case may be, Holdings shall cause such Required Appraisal to be delivered, at the expense of Holdings, to the Administrative Agent, which Required Appraisal, and the respective appraiser, shall be satisfactory to the Administrative Agent.
          (k) Notwithstanding any “after-acquired property” covenant contained in any Foreign Security Document requiring the grant of security interests in Property of any Foreign Credit Party in favor of the Collateral Agent (but subject to Sections 8.11(a) and (e)), no Foreign Credit Party shall be required to grant the Collateral Agent security interests in Property of such Foreign Credit Party acquired after the Initial Borrowing Date which is not a vessel and does not constitute Real Property (all such Property, “After-Acquired Foreign Personal Property”) and which is not covered already expressly by the respective Foreign Security Document as otherwise required by such Foreign Security Document if the gross book value of all After-Acquired Foreign Personal Property of such Foreign Credit Party (determined as of the last day of the calendar month then last ended) excluded from the pledge requirements pursuant to this clause (k) is less than $10,000,000, unless (and until) the aggregate gross book value of all After-Acquired Foreign Personal Property of all Foreign Credit Parties excluded from the pledge requirements pursuant to this clause (k) (determined as of the last day of the calendar month then last ended) exceeds $20,000,000, at which time the Foreign Credit Parties shall take all actions required to be taken pursuant to the respective Foreign Security Documents to grant the Collateral Agent a security interest in such theretofore excluded After-Acquired Foreign Personal Property as is required to cause the aggregate gross book value (determined as described above) of all After-Acquired Foreign Personal Property of all Foreign Credit Parties not then subject to a security interest in favor of the Collateral Agent pursuant to the relevant Foreign Security Documents not to exceed $5,000,000.
          (l) Notwithstanding anything to the contrary contained above in this Section 8.11 or elsewhere in this Agreement or the other Credit Documents, no Credit Party shall be required to grant a security interest in, or Lien on, any Excluded Collateral (so long as the respective Property constitutes Excluded Collateral), and the value of any Excluded Collateral shall not be taken into account in making determinations pursuant to the foregoing clauses of this Section 8.11.
          (m) No later than 45 days after the effective date of Amendment 1 (or such later date as the Administrative Agent shall agree in its sole discretion), the applicable Credit Parties shall cause to be executed and/or delivered, as applicable, to the Administrative Agent:
          (i) with respect to the Foreign Security Documents, such amendments duly executed and acknowledged by the applicable Credit Parties as may be requested by the

Administrative Agent in order to preserve and protect the validity of the Liens granted to the Collateral Agent pursuant to such Foreign Security Documents;
     (ii) with respect to each Mortgage in favor of the Collateral Agent with respect to any U.S. Mortgaged Property, an amendment (each, a “Mortgage Amendment”) duly executed and acknowledged by the applicable Credit Party in form and substance reasonably satisfactory to the Collateral Agent and providing that, for the avoidance of doubt, the obligations of the applicable mortgagor secured by such Mortgage include a guaranty by such mortgagor of all Obligations of the Bermuda Borrower under this Agreement;
     (iii) with respect to each Mortgage Amendment, an endorsement or other modification to the existing Mortgage Policy providing assurance reasonably satisfactory to the Collateral Agent that the lien on such Mortgaged Property in favor of the Collateral Agent shall continue to have the enforceability and priority in effect immediately prior to the effectiveness of Amendment 1;
     (iv) with respect to each Mortgage Amendment, opinions of counsel to the Credit Parties covering customary matters and in form and substance reasonably satisfactory to the Collateral Agent;
     (v) with respect to each U.S. Mortgaged Property requested by the Collateral Agent, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties); and
     (vi) a copy of, or a certificate as to coverage under, the insurance policies required by Section 8.03 in form and substance satisfactory to the Collateral Agent.
          8.12 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for Holdings reasonably acceptable to the Administrative Agent and the Required Lenders does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, that (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of Equity Interests entitled to vote of any Foreign Unrestricted Subsidiary owned by a U.S. Credit Party which has not already had all of its Equity Interests pledged pursuant to the U.S. Pledge Agreement or a Local Law Pledge Agreement, as applicable, to secure all of the Obligations (as defined in the respective such Security Document), (ii) the entering into by a Foreign Subsidiary Guarantor of a pledge agreement in substantially the form of the U.S. Pledge Agreement, (iii) the entering into by a Foreign Subsidiary Guarantor of a security agreement in substantially the form of the U.S. Security Agreement and (iv) the entering into by a Foreign Subsidiary Guarantor of a guaranty in substantially the form of the U.S. Subsidiaries Guaranty, in any such case would cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent or a deemed disposition of the shares of stock of such Foreign Subsidiary for Federal income tax purposes, then (I) in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Unrestricted Subsidiary’s outstanding Equity Interests owned or held by a U.S. Credit Party and not theretofore pledged pursuant to the U.S. Pledge Agreement or a Local Law Pledge Agreement, as applicable, to secure all of the Obligations (as defined in the respective such Security Document) shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the U.S. Pledge Agreement or the relevant Local Law Pledge Agreement (or another pledge agreement in substantially similar form, if needed), (II) in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary Guarantor shall execute and deliver the U.S. Pledge Agreement (or another pledge agreement in substantially similar form, if needed), granting to the Collateral Agent for the benefit of the Secured Creditors a security interest in all of the capital stock, other Equity Interests and promissory notes owned by such Foreign Subsidiary (other than Excluded Collateral) and securing the Obligations of the U.S. Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the U.S. Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary Guarantor, the obligations of such Foreign Subsidiary Guarantor thereunder, (III) in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary Guarantor shall execute and deliver the U.S. Security Agreement (or another security agreement in substantially similar form, if needed) granting to the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary Guarantor’s assets (other than the capital stock, other Equity Interests and promissory notes owned by such Foreign Subsidiary and such assets which constitute Excluded Collateral) and securing the obligations of the U.S. Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the U.S. Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary Guarantor, the obligations of such Foreign Subsidiary Guarantor thereunder and (IV) in the case of a failure to deliver the evidence described in clause (iv) above, such Foreign Subsidiary Guarantor shall execute and deliver the U.S. Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the U.S. Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into of the U.S. Pledge Agreement, the U.S. Security Agreement or the U.S. Subsidiaries Guaranty (or similar such agreement or guaranty) is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 8.12 to be in form and substance reasonably satisfactory to the Administrative Agent and/or the Required Lenders. Notwithstanding anything to the contrary contained in this Section 8.12, no Foreign Subsidiary shall be required to comply with the provisions of this Section 8.12 if the tax advisors for Holdings or such Subsidiary determine that there is a reasonable likelihood that such Foreign Subsidiary is, or has ever been, a passive foreign investment company within the meaning of Section 1297 of the Code.
          8.13 Use of Proceeds. Holdings will, and will cause each of its Subsidiaries to, use the proceeds of the Loans for the purposes specified in Section 7.05. No Credit Agreement Party will, nor will it permit any of its Subsidiaries to, use any of the proceeds of the Loans, any Letter of Credit or any Bank Guaranty to finance the acquisition of any Person that has not been approved and recommended by the board of directors (or functional equivalent thereof) or the requisite shareholders of such Person.

          8.14 Ownership of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, (w) Holdings shall at all times own directly 100% of the Equity Interests of Intermediate Holdco (except that Intermediate Holdco may be merged with and into Holdings or the U.S. Borrower or liquidated into Holdings), (x) Intermediate Holdco or, following any liquidation or merger contemplated by subclause (w) above, Holdings shall at all times own directly 100% of the capital stock of Corporate Holdco and the U.S. Borrower (except that Corporate Holdco may be merged with and into Holdings, Intermediate Holdco or the U.S. Borrower or liquidated into Holdings, Intermediate Holdco or the U.S. Borrower), (y) the U.S. Borrower shall at all times own directly or indirectly 100% of the capital stock of the Bermuda Borrower and (z) subject to the proviso to the first sentence of Section 8.18(a), Holdings shall at all times own directly or indirectly (through one or more Wholly-Owned Domestic Subsidiaries (as opposed to through Foreign Subsidiaries)) all of the capital stock or other Equity Interests (to the extent owned by Holdings or any of its Subsidiaries) of each Domestic Subsidiary of Holdings. In the event of any merger or liquidation of Intermediate Holdco in accordance with clause (w) above, all references in this Agreement or any other Credit Document to “Intermediate Holdco” shall, as the context requires, be deemed to mean the surviving company in such merger or, in the case of a liquidation, Holdings.
          Holdings shall at all times own, directly or indirectly, 100% of the capital stock or other Equity Interests of its Subsidiaries (except to the extent (v) with respect to Foreign Subsidiaries, directors’ qualifying shares and other nominal amounts of shares required by applicable law to be held by Persons (other than directors) are issued from time to time (so long as the respective Subsidiary continues to constitute a Wholly-Owned Subsidiary of Holdings), (w) 100% of the capital stock or other Equity Interests of any such Subsidiary are sold, transferred or otherwise disposed of pursuant to a transaction permitted by Section 9.02, (x) less than 100% of the capital stock or other Equity Interests are acquired in the respective Subsidiary pursuant to a Permitted Acquisition which meets the criteria specified in the definition of Permitted Acquisition contained herein, (y) such capital stock or other Equity Interests are acquired pursuant to an Investment permitted by Sections 9.05(xv) and (xix) or (z) set forth on Schedule VII).
          8.15 Permitted Acquisitions. (a) Subject to the provisions of this Section 8.15 and the requirements contained in the definition of Permitted Acquisition, the U.S. Borrower and any of its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the U.S. Borrower shall have given the Administrative Agent (on behalf of the Lenders) at least 10 Business Days’ prior written notice of the proposed Permitted Acquisition; (iii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (iv) the U.S. Borrower provides to the Administrative Agent (on behalf of the Lenders) as soon as available but not later than 5 Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Permitted Acquisition; (v) after giving effect to such Permitted Acquisition and the payment of all post closing purchase price adjustments required (in the good faith determination of Holdings) in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments may be required to be made) and all capital expenditures (and the financing thereof) reasonably anticipated by Holdings to be made in the business acquired pursuant to such Permitted Acquisition within the 180 day period (such period for any Permitted Acquisition, a “Post-Closing Period” following such Permitted Acquisition (and in the businesses acquired pursuant to all other Permitted Acquisitions with Post Closing Periods ended during the Post Closing Period of such Permitted Acquisition), the (x) Total Unutilized Revolving Loan Commitment (as defined in the ABL Credit Agreement) or, if less, the amount which could then be borrowed thereunder giving effect to the “borrowing base” or similar limitations on amounts permitted to be borrowed thereunder or (y) in the event that the ABL Credit Agreement shall have been replaced or refinanced, undrawn available amounts under other working capital revolving credit facilities of the U.S. Borrower (determined based on the relevant total commitments and borrowing base or other similar limitations as applicable), shall equal or exceed $30,000,000; (vi) such proposed Permitted Acquisition shall be effected in accordance with the relevant requirements of Section 8.18; (vii) the U.S. Borrower determines in good faith that Holdings and its Subsidiaries taken as a whole are not likely to assume or become liable for material increased contingent liabilities as a result of such proposed Permitted Acquisition (excluding, however, Indebtedness permitted to be incurred pursuant to Section 9.04 in connection therewith); (viii) substantially all of the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a Qualified Jurisdiction (for such purpose, treating as “Qualified Jurisdictions” the jurisdictions of organization of Fee Capped Foreign Subsidiary Guarantors deemed to be “Qualified Non-U.S. Obligors” pursuant to clause (i) of the proviso appearing in the definition of “Qualified Non-U.S. Obligors”), provided, however, the respective proposed Permitted Acquisition shall not be required to meet the requirements set forth above in this clause (viii) if the Maximum Permitted Consideration payable in connection with such Permitted Acquisition, when aggregated with the Maximum Permitted Consideration payable in connection with all other Permitted Acquisitions consummated after the Restatement Effective Date in which all or substantially all of the Acquired Entity or Business so acquired were not in Qualified Jurisdictions, does not exceed $300,000,000; and (ix) the U.S. Borrower shall have delivered to the Administrative Agent on the date of the consummation of such proposed Permitted Acquisition, an officer’s certificate executed by an Authorized Officer of the U.S. Borrower, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and clauses (v) through (viii), inclusive, and containing the calculations required by the preceding clauses (v) and (viii);
          (b) At the time of each Permitted Acquisition involving the creation or acquisition of an Unrestricted Subsidiary, or the acquisition of capital stock or other Equity Interests of any Person (other than a Restricted Subsidiary of the U.S. Borrower), all capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors as, and to the extent required by, Section 8.11 and the relevant Security Documents.
          (c) Each Credit Agreement Party shall cause each Subsidiary that is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation required by, Sections 8.11 and 9.11, to the satisfaction of the Administrative Agent.
          (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each Credit Agreement Party that the certifications by each Credit Agreement Party (or by one or more of its respective Authorized Officers) pursuant to Section 8.15 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 10.
          8.16 Maintenance of Company Separateness. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, satisfy customary Company formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company records. Neither Holdings nor any other Credit Party shall make any payment to a creditor of any Non-Guarantor Subsidiary in respect of any liability of any Non-Guarantor Subsidiary, and no bank account of any Non-Guarantor Subsidiary shall be commingled with any bank account of Holdings or any other Credit Party. Any financial statements distributed to any creditors of any Non-Guarantor Subsidiary shall clearly establish or indicate the corporate separateness of such Non-Guarantor Subsidiary from Holdings and its other Subsidiaries. Finally, neither Holdings nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Company existence of any Credit Agreement Party, any other Credit Party or any Non-Guarantor Subsidiaries being ignored, or in the assets and liabilities of Holdings or any other Credit Party being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.
          8.17 Performance of Obligations. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as, individually or in the aggregate, have not caused, and could not reasonably be expected to cause, a Default or Event of Default hereunder or a Material Adverse Effect.
          8.18 Conduct of Business. (a) The Credit Agreement Parties shall take all actions so that, at all times from and after the Initial Borrowing Date, all the assets of Holdings and its Subsidiaries located within the United States, all Equity Interests in all Domestic Subsidiaries or other U.S. Persons and all or substantially all of the business of Holdings and its Subsidiaries conducted in the United States, are, in each case, owned or conducted, as the case may be, by Holdings and one or more Qualified U.S. Obligors which are not direct or indirect Subsidiaries of any Subsidiary of Holdings which is a Foreign Subsidiary, provided that if a Foreign Subsidiary (not itself created or established in contemplation of a Permitted Acquisition) is acquired pursuant to a Permitted Acquisition which Foreign Subsidiary has (either directly or through one or more Domestic Subsidiaries) assets or operations in the United States, Holdings shall have a reasonable period of time (not to exceed 60 days) to effect the transfer of U.S. assets and operations (including all Equity Interests in any Domestic Subsidiaries or other U.S. Persons held by it) of the respective Foreign Subsidiary to one or more Qualified U.S. Obligors, provided, further, that the respective transfer shall not be required to be made if Holdings in good faith determines that such transfer would give rise to adverse tax consequences to Holdings and its Subsidiaries or would give rise to any material breach or violation of law or contract (in which case, Holdings and its Subsidiaries shall transfer such assets and operations at such time, if any, as such adverse tax consequences or breach or violation would not exist and, until such time, shall use good faith efforts so that any growth in the assets or operations of the entity so acquired, to the extent located in the United States, are made within one or more Qualified U.S. Obligors).
          In addition to the foregoing requirements, the Credit Agreement Parties shall take all actions so that, at all times from and after the Initial Borrowing Date, all the assets of Holdings’ Subsidiaries located within all Qualified Non-U.S. Jurisdictions, all Equity Interests in all Persons organized under any Qualified Non-U.S. Jurisdiction and all or substantially all of the business of Holdings’ Subsidiaries conducted in all Qualified Non-U.S. Jurisdictions, are, in each case, owned or conducted, as the case may be, by one or more Qualified Non-U.S. Obligors which are not direct or indirect Subsidiaries of any Subsidiary of Holdings other than Qualified Obligors, provided that if a Subsidiary of Holdings organized under the laws of a jurisdiction other than any Qualified Non-U.S. Jurisdiction (not itself created or established in contemplation of the respective Permitted Acquisition) is acquired pursuant to a Permitted Acquisition which Subsidiary has (either directly or through one or more Subsidiaries) assets or operations outside Qualified Non-U.S. Jurisdictions, Holdings shall have a reasonable period of time (not to exceed 60 days) to effect the transfer of all assets and operations outside Qualified Non-U.S. Jurisdictions (including all Equity Interests in any Persons held by it which are organized under the laws of one or more Qualified Non-U.S. Jurisdiction) of the respective Subsidiary to one or more Qualified Non-U.S. Obligors which are not themselves direct or indirect Subsidiaries of any Subsidiary of Holdings other than Qualified Obligors, provided, further, that the respective transfer shall not be required to be made if Holdings in good faith determines that such transfer would give rise to adverse tax consequences to Holdings and its Subsidiaries or would give rise to any material breach or violation of law or contract (in which case, Holdings and its Subsidiaries shall transfer such assets and operations at such time, if any, as such adverse tax consequences or breach or violation would not exist, and until such time shall use good faith efforts so that any growth in the assets or operations of the entity so acquired, to the extent located in the Qualified Non-U.S. Jurisdictions, are made within one or more Qualified Non-U.S. Obligors which are not themselves direct or indirect Subsidiaries of any Subsidiary of Holdings other than Qualified Obligors). Notwithstanding the foregoing provisions of this Section 8.18(b), the ownership of the Bermuda Partnership (a Subsidiary which is not a Qualified Non-U.S. Obligor) of Equity Interests of Qualified Non-U.S. Obligors shall not be taken account of for purposes of determining compliance with this Section 8.18(b), so long as the Credit Agreement Parties and their respective Foreign Subsidiaries are at all times in compliance with Section 8.18(c) below.
          (b) The Credit Agreement Parties shall take all actions so that all Foreign Subsidiaries that are not Qualified Non-U.S. Obligors are directly or indirectly owned by one or more Qualified Non-U.S. Obligors (or, in the case of the Bermuda Partnership, is owned by the Bermuda Partnership Partners).

          (c) For the avoidance of doubt, it is understood and agreed that the foregoing provisions of this Section 8.18 shall not prohibit the acquisition of, or Investments in, Non-Wholly-Owned Subsidiaries as contemplated by Section 9.11(b), provided that the Equity Interest owned by Holdings or any of its Subsidiaries in such Non-Wholly-Owned Subsidiaries, to the extent organized under the laws of any Qualified Jurisdiction, shall be subject to the requirements of preceding clauses (a), (b) and (c) of this Section 8.18.
          8.19 Margin Stock. Each Credit Agreement Party shall take all actions so that at all times the aggregate value of all Margin Stock (other than treasury stock) owned by Holdings and its Subsidiaries (for such purpose, using the initial purchase price paid by Holdings or such Subsidiary for the respective shares of Margin Stock) shall not exceed $10,000,000. So long as the aggregate value of Margin Stock (other than treasury stock) owned by Holdings and its Subsidiaries (determined as provided in the preceding sentence) does not exceed $10,000,000, all Margin Stock at any time owned by Holdings and its Subsidiaries shall not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document. Without excusing any violation of the first sentence of this Section 8.19, if at any time the aggregate value of all Margin Stock (other than treasury stock) owned by Holdings and its Subsidiaries (determined as provided in the first sentence of this Section 8.19) exceeds $10,000,000, then (x) all Margin Stock owned by the Credit Parties (except to the extent constituting Excluded Collateral) shall be pledged, and delivered for pledge, pursuant to the relevant Security Documents and (y) the U.S. Borrower shall execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with the Margin Regulations. If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required to be made, and subsequent Credit Events shall only be permitted, in compliance with the applicable provisions of the Margin Regulations.
          8.20 Foreign Security Document Amendments. (x) If any additional Foreign Security Document is entered into by Holdings or any of its Subsidiaries after the Restatement Effective Date or (y) any change in applicable law governing any Foreign Security Document relevant to the scope of the Obligations covered by such Foreign Security Document or the Secured Creditors entitled to the benefits of such Foreign Security Document occurs after the Restatement Effective Date and, in any such case, the Collateral Agent (based on the advice of local counsel) has determined that amendments to the respective Foreign Security Document are required to maintain a valid and enforceable first priority lien on the Collateral covered by such Foreign Security Document in favor of the Collateral Agent for the benefit of all of the Secured Creditors securing all of the relevant Obligations (i.e., all Tranche C Term Loans, all Bermuda Borrower Letters of Credit and Unpaid Drawings thereunder, all Bermuda Borrower Bank Guaranties and Unreimbursed Payments thereunder, and, after a given Incremental Term Loan Commitment Date, all related incremental Obligations resulting from the provision of the respective Incremental Term Loan Commitments to the Bermuda Borrower), then, within 90 days following the request of the Collateral Agent or the Administrative Agent, the U.S. Borrower shall duly authorize, execute and deliver to the Collateral Agent, or cause to be duly authorized, executed and delivered to the Collateral Agent, a fully executed counterpart of an amendment to such Foreign Security Document, which amendment shall (i) be in full force and effect (and, if applicable, properly recorded) no later than the date of required execution and delivery of such amendment as provided above and (ii) otherwise be in form and substance satisfactory to the Administrative Agent.
          8.21 Refinancing. To the extent that the condition set forth in Section 5.08(a)(i) was not satisfied in accordance with its terms on the Restatement Effective Date, on the Intermediate Holdco Prepayment Date, Intermediate Holdco and Corporate Holdco shall, or shall cause the Intermediate Holdco Paying Agent (for and on behalf of Intermediate Holdco and Corporate Holdco) to, prepay all of the outstanding Intermediate Holdco Indebtedness (other than indemnities not then due and payable) (including, without limitation, the call or other premiums payable in connection therewith and all accrued and unpaid interest thereon up to and including the Intermediate Holdco Prepayment Date) in accordance with, and pursuant to, the terms of the Intermediate Holdco Credit Agreement and the other Intermediate Holdco Credit Documents (the “Intermediate Holdco Prepayment Consummation”). In connection therewith and the satisfaction of Section 5.08(a)(i), on the Restatement Effective Date (with respect to the satisfaction of Section 5.08(a)(i)) or the Intermediate Holdco Prepayment Date (in connection with the Intermediate Holdco Prepayment Consummation) and at any time, respectively, thereafter (at the request of the Administrative Agent or the Intermediate Holdco Paying Agent, as the case may be, from time to time), the Credit Parties shall take (and use commercially reasonable efforts to cause the respective lenders to take) such actions (including, without limitation, executing or obtaining appropriate lien releases and other documents) as the Administrative Agent or the Intermediate Holdco Paying Agent, as the case may be, may deem reasonably necessary or desirable to (x) release any Lien granted to or held by any Person under, and pursuant to the terms of, the Intermediate Holdco Credit Documents and (y) terminate and satisfy in full all of the liabilities and obligations at any time arising under or in respect of the Intermediate Holdco Credit Documents (including, without limitation, the Intermediate Holdco Indebtedness).
          Section 9. Negative Covenants. Each Credit Agreement Party hereby covenants and agrees that as of the Restatement Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated, no Letters of Credit, Bank Guaranties or Notes are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder, are paid in full:
          9.01 Changes in Business; etc. (a) Holdings and its Subsidiaries will not engage in any business other than a Permitted Business.
          Notwithstanding the foregoing, Holdings will not engage in any business and will not own any significant assets (other than its ownership of (w) cash and Cash Equivalents held by Holdings representing proceeds from the Wellbeing Project Financing, (x) the Equity Interests of Intermediate Holdco, (y) Intercompany Notes evidencing intercompany loans permitted to be made by it pursuant to Section 9.05 and (z) after the issuance thereof, the Equity Interests of each of the Unrestricted Wellbeing Joint Ventures) or have any liabilities (other than those liabilities for which it is responsible under this Agreement, the Documents to which it is a party (including, without limitation, the ABL Credit Documents), any Shareholder Subordinated Note, any Interest Rate Protection Agreement permitted to be entered into pursuant to Section to Section 9.04(b)(iii) and any Intercompany Note evidencing an intercompany loan permitted to be incurred by Holdings pursuant to Section 9.05); provided that Holdings may (i) issue Shareholder Subordinated Notes, shares of Holdings Common Stock and options and warrants to purchase Holdings Common Stock, (ii) engage in those activities associated with expenses indirectly paid with Dividends made to it by Intermediate Holdco pursuant to Section 9.06(iv), (iii) engage in those activities associated with the purchase and ownership of the Equity Interests of the Unrestricted Wellbeing Joint Ventures permitted pursuant to Section 9.05(xx) and (iv) engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Documents (including, without limitation, the ABL Credit Documents) to which it is a party.
          (b) Notwithstanding the foregoing, the Bermuda Partnership will not engage in any business and will not own any significant assets or any cash or Cash Equivalents (other than its ownership of Equity Interests of Qualified Non-U.S. Obligors) or have any material liabilities (other than those liabilities for which it is responsible under the Credit Documents to which it is a party), provided that the Bermuda Partnership may (I) provide treasury, accounting, logistic and other administrative support services to its Affiliates on an arms’ length basis and hold and retain cash earned in connection with the provision of such services, (II) receive and hold additional cash and Cash Equivalents from its Subsidiaries and/or its Affiliates, so long as same are promptly (and in any event within one Business Day of receipt thereof) loaned, distributed and/or contributed, subject to Section 9.01(d), to its Subsidiaries and/or Affiliates in accordance with the requirements of Section 9.05 of this Agreement and (III) engage in those activities that (i) are incidental to (x) the maintenance of its Company existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, the Credit Documents to which it is a party and (ii) are otherwise expressly permitted by this Agreement (other than pursuant to preceding Section 9.01(a)) and the other Credit Documents.
          (c) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement (including, without limitation, Sections 9.02 and 9.05):
     (i) the Bermuda Partnership Partners shall not collectively own or hold (x) Property (exclusive of Property leased or operated but not owned) with a Fair Market Value in excess of $30,000,000 at any time or (y) cash or Cash Equivalents in an aggregate in excess of $10,000,000; provided that (v) all assets owned by the Bermuda Partnership Partners on the Restatement Effective Date (which assets shall have a net book value on the Restatement Effective Date not to exceed $25,000,000) shall be excluded for purposes of such determination, (w) any cash and Cash Equivalents loaned and/or contributed to such Persons by Affiliates of such Persons shall be excluded for purposes of such determination, so long as same are promptly (and in any event within one Business Day) loaned and/or distributed to other Affiliates of such Persons (other than another Bermuda Partnership Partner) in accordance with the requirements of this Agreement, (x) any inventory owned by the Bermuda Partnership Partners shall be excluded for purposes of such determination, (y) any Equity Interests in the Bermuda

Partnership which are held by the Bermuda Partnership Partners shall be excluded for purposes of such determination and (z) any intercompany receivable owed to a Bermuda Partnership Partner by Dole Settlement Company shall be excluded for purposes of such determination, so long as (I) both Dole Settlement Company (as obligor) and the respective Bermuda Partnership Partner (as obligee) are parties to the Intercompany Subordination Agreement and (II) such intercompany receivable is at all times subject to the subordination provisions contained in the Intercompany Subordination Agreement;
     (ii) no Bermuda Partnership Partner shall merge, consolidate with or be liquidated or dissolved into any other Person, provided, however, that any Bermuda Partnership Partner may merge or consolidate with or into any other Wholly-Owned Domestic Subsidiary of the U.S. Borrower formed for the sole purpose of reincorporating such Bermuda Partnership Partner in a different jurisdiction, so long as the surviving entity of such merger or consolidation remains a “Bermuda Partnership Partner” for all purposes of this Agreement and the other Credit Documents (subject to and bound by all terms and covenants herein and therein applicable to a “Bermuda Partnership Partner”);
     (iii) no Bermuda Partnership Partner shall engage in any business other than a business which is the same or reasonably related to the business in which such Bermuda Partnership Partner is engaged on the Original Effective Date;
     (iv) no later than one Business Day following the date upon which any Bermuda Partnership Partner receives or generates an Account (as defined in the U.S. Security Agreement), such Account shall be sold on a non-recourse basis to Dole Settlement Company (at a discount of 2%) in exchange for a note payable (which shall at all times be subject to the subordination provisions contained in the Intercompany Subordination Agreement) and/or the assumption of a payable or payables owing by such Bermuda Partnership Partner to its relevant Subsidiary which sells fruit, inventory or other Property, or provides shipping services, to such Bermuda Partnership Partner (which assumed liabilities shall also be subject to the subordination provisions contained in the Intercompany Subordination Agreement); and
     (v) upon the occurrence and during the continuance of any Specified Default or any Event of Default under Section 10.01 or 10.05, unless otherwise directed by the Administrative Agent or the Required Lenders, (x) neither the U.S. Borrower nor any of its Subsidiaries shall sell fruit, inventory or other Property to, or contract to perform shipping services for, any Bermuda Partnership Partner, (y) the U.S. Borrower and its Subsidiaries shall sell to Dole Settlement Company fruit, inventory and other Property formerly sold to, and shall contract with Dole Settlement Company to sell shipping services formerly contracted with, any Bermuda Partnership Partner and (z) no Bermuda Partnership Partner shall be permitted to receive any Dividends or the proceeds of any intercompany loans or advances from any of its Affiliates.
          (d) Notwithstanding the foregoing, the Excluded Domestic Subsidiary will not engage in any business and will not own any assets or have any liabilities; provided that the Excluded Domestic Subsidiary may engage in those activities that are incidental to (x) the maintenance or termination of its corporate existence in compliance with applicable law, and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

          (e) Notwithstanding the foregoing, no Excluded Bermuda Insurance Company will engage in any business (other than the insurance related business conducted by it on the Original Effective Date (including, without limitation, its business as a captive insurer for Holdings and its Affiliates with respect to property, casualty and liability insurance (including workers compensation insurance))) and will not own any Equity Interests or any other significant assets (other than assets used in the conduct of its business as described above) or have any liabilities (other than those liabilities under the Documents to which it is a party and those liabilities incurred in the ordinary course of its business as described above); provided, that an Excluded Bermuda Insurance Company may engage in those activities that are incidental to (x) the maintenance of its Company existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Documents to which it is a party.
          (f) Notwithstanding anything to the contrary contained above in this Section 9.01 or elsewhere in this Agreement, at no time shall Holdings or any Subsidiary of Holdings be an obligor or an obligee with respect to any Intercompany Debt, unless each obligor (including each Person which is a guarantor thereof) and each obligee with respect thereto are party to the Intercompany Subordination Agreement; provided, however, that the provisions hereof shall not apply to those Non-Wholly Owned Subsidiaries listed on Part D of Schedule XII.
          (g) Notwithstanding the foregoing, no Excluded Foreign Subsidiary will engage in any business or own any assets (other than (x) Equity Interests of another Excluded Foreign Subsidiary and (y) immaterial assets with a Fair Market Value not exceeding $25,000) or have any liabilities; provided, that any Excluded Foreign Subsidiary may engage in those activities that are incidental to (x) the maintenance or termination of its corporate existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.
          (h) Holdings shall not permit any Unrestricted Wellbeing Joint Venture to engage in any business other than the development, construction and operation of a well being center/hotel/spa/conference center/studio and reasonably related extensions thereof (including the promotion of nutritional education, production and distribution of nutrition- or health-oriented programming on cable television and the sale of educational videos).
          (i) Notwithstanding the foregoing, Intermediate Holdco will not engage in any business and will not own any significant assets (other than its ownership of the capital stock of the U.S. Borrower and Corporate Holdco and Intercompany Notes evidencing intercompany loans permitted to be made by it pursuant to Section 9.05) or have any liabilities (other than those liabilities for which it is responsible under this Agreement, the Documents (including, without limitation, the ABL Credit Documents) to which it is a party and any Intercompany Note evidencing an intercompany loan permitted to be incurred by it pursuant to Section 9.05); provided that Intermediate Holdco may (i) engage in those activities associated with expenses paid with Dividends made by the U.S. Borrower pursuant to Section 9.06(iv) and (ii) engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Documents to which it is a party.
          (j) Notwithstanding the foregoing, Corporate Holdco will not engage in any business and will not own any significant assets or have any liabilities (other than those liabilities for which it is responsible under this Agreement and the Documents (including, without limitation, the ABL Credit Documents) to which it is a party); provided that Corporate Holdco may (i) engage in those activities associated with expenses indirectly paid with Dividends made by the U.S. Borrower pursuant to Section 9.06(iv) and (ii) engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Documents to which it is a party.
          9.02 Consolidation; Merger; Sale or Purchase of Assets; etc. No Credit Agreement Party will, nor will permit any of its respective Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person or agree to do any of the foregoing at any future time, except that the following shall be permitted:
     (i) the U.S. Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (including intellectual property) in the ordinary course of business (so long as any such lease or license does not create a Capitalized Lease Obligation);
     (ii) Capital Expenditures by the U.S. Borrower and its Subsidiaries;
     (iii) any Investments permitted pursuant to Section 9.05;
     (iv) the U.S. Borrower and its Subsidiaries may, in the ordinary course of business, sell or otherwise dispose of assets (excluding capital stock of, or other Equity Interests in, Subsidiaries and joint ventures) which, in the reasonable opinion of such Person, are obsolete, uneconomic or worn-out;
     (v) the U.S. Borrower and its Subsidiaries may sell assets (other than (I) the capital stock or other Equity Interests of any Wholly-Owned Subsidiary unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (v) and (II) assets subject to a Contemplated Asset Sale (which shall be governed by Section 9.02(xviii)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the U.S. Borrower or the respective Subsidiary receives at least Fair Market Value, (x) except for customary post-closing adjustments (to be paid in cash within 180 days following the closing of the respective sale or disposition), at least 75% of the total consideration received by the U.S. Borrower or such Subsidiary is paid in cash at the time of the closing of such sale or disposition (provided that sales of assets for aggregate consideration of $20,000,000 (taking the Fair Market Value of any non-cash consideration) in any Fiscal Year of Holdings shall not be subject to the minimum cash requirement set forth above in this subclause (x)), (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(c) and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (v) shall not exceed $150,000,000 in any Fiscal Year of Holdings;
     (vi) each of the U.S. Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;
     (vii) each of the U.S. Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the U.S. Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;
     (viii) subject to Sections 9.01(c) and (d), transfers of assets (u) pursuant to the Foreign Asset Transfer, (v) among the Qualified U.S. Obligors (other than Holdings, Intermediate Holdco and Corporate Holdco), (w) among the Qualified Non-U.S. Obligors, (x) by any Subsidiary of the U.S. Borrower to any Qualified U.S. Obligor (other than Holdings, Intermediate Holdco and Corporate Holdco), (y) by any Foreign Subsidiary of the U.S. Borrower to any Qualified Non-U.S. Obligor and (z) by any Foreign Subsidiary of the U.S. Borrower (other than a Qualified Non-U.S. Obligor) to any Wholly-Owned Foreign Subsidiary of the U.S. Borrower, in the case of any such transfer, so long as (I) no Specified Default and no Event of Default then exists or would exist immediately after giving effect to the respective transfer, (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the relevant Security Documents in the assets so transferred shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) and (III) if the respective transferor is party to a Guaranty, the nature and scope of the obligations of such transferor under its Guaranty are substantially identical to the nature and scope of the obligations of the respective transferee under its Guaranty;
     (ix) subject to Sections 9.01(c) and (d), (v) Corporate Holdco may be merged with and into Intermediate Holdco, Holdings or the U.S. Borrower in a transaction in which Intermediate Holdo, Holdings or the U.S. Borrower is the surviving company and Corporate Holdco may be liquidated into Intermediate Holdco, the U.S. Borrower or Holdings, (w) Intermediate Holdco may be merged with and into Holdings or the U.S. Borrower in a transaction in which Holdings or the U.S. Borrower is the surviving corporation and Intermediate Holdco may be liquidated into Holdings, (x) any Domestic Subsidiary of the U.S. Borrower may be merged, consolidated or liquidated with or into the U.S. Borrower (so long as the U.S. Borrower is the surviving corporation of such merger, consolidation or liquidation) or any U.S. Subsidiary Guarantor (so long as a U.S.

Subsidiary Guarantor is the surviving corporation of such merger, consolidation or liquidation), (y) any Qualified Non-U.S. Obligor may be merged, consolidated or liquidated with or into any other Qualified Non-U.S. Obligor and (z) any Foreign Subsidiary of the U.S. Borrower (other than a Qualified Non-U.S. Obligor) may be merged, consolidated or liquidated with or into any Wholly-Owned Foreign Subsidiary of the U.S. Borrower, so long as such Wholly-Owned Foreign Subsidiary is the surviving corporation of such merger, consolidation or liquidation; provided that any such merger, consolidation or liquidation shall only be permitted pursuant to this Section 9.02(ix), so long as (I) no Specified Default and no Event of Default then exists or would exist immediately after giving effect thereto, (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation or liquidation) and (III) if the Person to be merged, consolidated or liquidated into another Person as contemplated above is party to a Guaranty, the nature and scope of the obligations of such Person under its Guaranty are substantially identical to the nature and scope of the obligations of such other Person under its Guaranty;
     (x) subject to Sections 9.01(c) and (d), the U.S. Borrower and its Subsidiaries may transfer inventory in a non-cash or cash transfer to Wholly-Owned Subsidiaries of the U.S. Borrower that are not Qualified Obligors, in each case so long as (I) any such transfer is made in the ordinary course of its business and consistent with past practice of the U.S. Borrower and its Subsidiaries as in effect on the Effective Date, (II) if the respective transfer is being made to any Credit Party, all actions needed to maintain the perfection, priority and enforceability of the security interests, if any, of the Collateral Agent in the assets so transferred are taken at the time of the respective transfer, (III) the U.S. Borrower reasonably determines that the transfer is not reasonably likely to be adverse to the interests of the Lenders in any material respect and (IV) no Specified Default and no Event of Default then exists or would exist immediately after giving effect to the respective transfer;
     (xi) subject to Sections 9.01(c) and (d), so long as no Specified Default and no Event of Default exists at the time of the respective transfer or immediately after giving effect thereto, Qualified Obligors shall be permitted to transfer additional assets (other than inventory, cash, Cash Equivalents and Equity Interests in any Credit Party) to other Subsidiaries of the U.S. Borrower, so long as cash in an amount at least equal to the Fair Market Value of the assets so transferred is received by the respective transferor;
     (xii) the U.S. Borrower and its Subsidiaries may sell or exchange specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 90 days of such sale or exchange in the acquisition of) replacement items of equipment which are useful in a Permitted Business;
     (xiii) each of the Borrowers and the Subsidiary Guarantors shall be permitted to make Permitted Acquisitions, so long as such Permitted Acquisitions are effected in accordance with the requirements of Section 8.15;

     (xiv) one or more Subsidiaries identified to the Agents may sell all of the Equity Interests of a certain Subsidiary of the U.S. Borrower owned by such Subsidiaries and identified to the Agents, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the respective Subsidiary receives at least Fair Market Value, (x) except for customary post-closing adjustments, at least 20% of the total consideration received by such Subsidiaries (in the aggregate) is paid in cash at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(c) and (z) the aggregate amount of the consideration (taking the Fair Market Value of any non-cash consideration) received from all such sales pursuant to this Section 9.02(xiv), together with the sale or sales made pursuant to Section 9.02(xx), shall not exceed $50,000,000;
     (xv) the Sale-Lease Back Transaction;
     (xvi) each of the U.S. Borrower and its Subsidiaries may sell or liquidate Cash Equivalents, in each case for cash at fair market value (as reasonably determined by the U.S. Borrower or the respective Subsidiary);
     (xvii) the U.S. Borrower and its Subsidiaries may sell inventory to their respective customers in the ordinary course of business;
     (xviii) each of the U.S. Borrower and its Subsidiaries may effect Contemplated Asset Sales, so long as (i) no Event of Default then exists or would exist immediately after giving effect thereto, (ii) each such sale is an arms’-length transaction and the U.S. Borrower or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration therefor consists solely of cash and/or Permitted Installment Notes (to the extent same may be issued in accordance with the definition thereof), (iv) at least 50% of the total consideration received by the U.S. Borrower or such Subsidiary is paid in cash at the time of the closing of such sale, and (v) the Net Sale Proceeds therefrom are applied as, and to the extent, required by Section 4.02(c);
     (xix) the U.S. Borrower and its Domestic Subsidiaries may sell and leaseback (i) Real Property located in Gaston County, North Carolina (the “Gaston Property”), to the extent same is not a Principal Property and (ii) Principal Properties, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is made pursuant to an arm’s-length transaction, (x) 100% of the total consideration received by the U.S. Borrower or such Subsidiary is paid in cash at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom equal at least 90% of the Fair Market Value of the Property subject to such sale-leaseback transaction and (z) the Net Sale Proceeds therefrom are applied as a mandatory repayment and/or commitment reduction and/or reinvested, in any case, in accordance with the requirements of Section 4.02(c); and
     (xx) certain Domestic Subsidiaries identified to the Agents which own Real Property located in California may sell Real Property and other assets, in each case, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the respective Subsidiary receives at least Fair Market Value, (x) except for customary post-closing adjustments, at least 75% of the total consideration received by such Subsidiaries (in the aggregate) is paid in cash at the time of the closing of such sale, (y) unless on-loaned to an Affiliate of the U.S. Borrower in accordance with the requirements of Section 9.05 and 9.07 promptly following the consummation of such sale, any Net Sale Proceeds therefrom received by a Subsidiary of the U.S. Borrower (exclusive of any portion thereof which is distributed to a minority shareholder of such Subsidiary in accordance with the requirements of Section 9.06) are applied and/or reinvested as (and to the extent) required by Section 4.02(c) and (z) the aggregate amount of the consideration (taking the Fair Market Value of any non-cash consideration) received from such sale or sales pursuant to this Section 9.02(xx), together with the sale or sales made pursuant to Section 9.02(xiv), shall not exceed $50,000,000 (the “California Disposition”).
Notwithstanding anything to the contrary contained above in this Section 9.02, in no event shall Holdings or any of its Subsidiaries enter into any sale-leaseback transactions, except (x) in accordance with Sections 9.02(xv) and (xix) above and (y) for the sale-leaseback of (A) the Vessels: Tropical Mist, Tropical Star and Tropical Sky, (B) the real property, fixtures and related assets located at 639 South Sanborn Road, Salinas, California and (C) the approximately 2,895 acres farmed, on the effective date of Amendment 1, by the U.S. Borrower and its Subsidiaries in the following parcels on the island of Oahu in the State of Hawaii: TMKs 6-4-1-1, 6-4-1-6, 6-4-3-1, 6-4-3-3, 6-4-4-1, 6-4-4-8, 6-5-1-2, 6-5-2-11 and 6-7-9-3. The foregoing provisions of this Section 9.02 are subject to continued compliance by the Credit Agreement Parties and their Subsidiaries with the requirements of Sections 8.18, 9.01 and 9.11. To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 9.02, such Collateral (unless transferred to Holdings or a Subsidiary thereof) shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Administrative Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as are appropriate in connection therewith.
          9.03 Liens. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Holdings or any of its Subsidiaries) or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.03 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP;

     (ii) Liens in respect of property or assets of the U.S. Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, maritime Liens and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the U.S. Borrower or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;
     (iii) (x) Liens created by or pursuant to this Agreement and the Security Documents (it being understood and agreed that the obligations under or relating to the Intermediate Holdco Credit Documents may be secured by the Intermediate Holdco Collateral pursuant to the U.S. Pledge Agreement, on a “second-priority” basis to the TL Obligations (as defined in the U.S. Pledge Agreement), all in accordance with the terms of the U.S. Pledge Agreement), (y) Liens (but only on Collateral of the U.S. Credit Parties) created by or pursuant to the ABL Credit Agreement and the ABL Security Documents, securing Indebtedness incurred pursuant to clause (xvii) of Section 9.04(b), in favor of the ABL Collateral Agent for the benefit of the ABL Secured Creditors, as in effect on the date hereof and as amended, supplemented or modified from time to time in accordance with the terms of the Intercreditor Agreement and (z) Liens (but only on the Collateral of the U.S. Credit Parties) securing Permitted Refinancing Senior Notes issued or given in exchange for, or the proceeds of which are used to, refinance, renew, replace or refund any of the Existing 2009 Senior Notes or Existing 2010 Senior Notes, so long as such Permitted Refinancing Senior Notes constitute Notes Obligations (as defined in the Intercreditor Agreement) and are otherwise permitted to be secured by the definition of “Permitted Refinancing Senior Notes”;
     (iv) Liens in existence on the Restatement Effective Date which are listed, and the property subject thereto described, in Schedule IX, but only to the respective date, if any, set forth in such Schedule IX for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the U.S. Borrower or any of its Subsidiaries;
     (v) Liens (x) arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 10.09, (y) arising in connection with the deposit or payment of cash or other Property with or to any court or other governmental authority in connection with any pending claim or litigation and (z) arising in connection with the deposit of cash or other Property in connection with the issuance of stay and appeal bonds, provided that the Fair Market Value of all Property (including cash) subject to Liens pursuant to this clause (v) (whether pledged, paid, deposited or otherwise) shall not exceed at any time the sum of (1) $75,000,000 (net of any insurance proceeds actually received (and not returned) by the U.S. Borrower and its Subsidiaries in connection therewith) plus (2) in the case of Properties of Subsidiaries of the U.S. Borrower located outside the United States and subject to a Lien pursuant to this clause (v), an additional $50,000,000 (net of any insurance proceeds actually received (and not returned) by the U.S. Borrower and its Subsidiaries in connection therewith), if (and only if), in the case of this sub-clause (2), the U.S. Borrower shall have caused to be delivered to the Administrative Agent an opinion of counsel in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent to the effect that such counsel expects a favorable judicial outcome with respect to the judgment, decree, attachment, claim or litigation that gave rise to the Lien on the respective Property, provided, further, however, that (I) in no event shall the Fair Market Value of all Property (including cash) of Holdings and its Subsidiaries located in the United States and subject to Liens pursuant to this clause (v) (whether pledged, paid, deposited or otherwise) exceed $25,000,000 at any time and (II) in the case of any non-consensual attachment on the Property of any Subsidiary of the U.S. Borrower located outside the United States, the Fair Market Value of such Property shall not be included for purposes of calculating compliance with the immediately preceding proviso;
     (vi) Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of the U.S. Borrower and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (y) to secure the performance by the U.S. Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes not described in Section 9.03(i)), surety and customs bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of (I) obligations for the payment of borrowed money and (II) stay and appeal bonds and other obligations described in Section 9.03(v) above) or (z) to secure the performance by the U.S. Borrower and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices, provided that the aggregate Fair Market Value of all Property pledged or deposited at any time pursuant to preceding sub-clauses (y) and (z) shall not exceed $25,000,000 in the aggregate (it being understood that letters of credit and bank guaranties issued in support of customs bonds, licensing arrangements and similar obligations do not constitute Property pledged or deposited to support such obligations);
     (vii) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the U.S. Borrower or any of its Subsidiaries;
     (viii) (x) Permitted Encumbrances and (y) easements, rights-of-way, restrictions, encroachments, municipal and zoning ordinances and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;
     (ix) Liens of a lessor arising under any operating lease entered into by the U.S.

Borrower and its Subsidiaries in the ordinary course of business and relating solely to such lease and the assets leased thereunder;
     (x) Liens upon assets of the U.S. Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations permitted pursuant to Section 9.04(b)(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the U.S. Borrower or any of its Subsidiaries;
     (xi) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 30 days after the respective purchase) of assets acquired after the Restatement Effective Date by the U.S. Borrower and its Subsidiaries, provided that (x) any such Liens attach only to the assets so purchased, (y) the Indebtedness secured by any such Lien does not exceed 100% of the Fair Market Value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (z) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 9.04(b)(iv);
     (xii) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the U.S. Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(b)(vi) and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the U.S. Borrower or any of its Subsidiaries;
     (xiii) restrictions imposed in the ordinary course of business and consistent with past practices on the sale or distribution of designated inventory pursuant to agreements with customers under which such inventory is consigned by the customer or such inventory is designated for sale to one or more customers;
     (xiv) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (xv) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of the accounts described below, in each case granted in the ordinary course of business in favor of the bank or banks with which the accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
     (xvi) Liens securing Permitted Refinancing Indebtedness permitted pursuant to Section 9.04(b)(vii) to the extent such Liens comply with clause (b)(ii) of the definition of Permitted Refinancing Indebtedness;

     (xvii) Liens on the assets of a Foreign Subsidiary (other than the Bermuda Partnership) which is not a Foreign Credit Party securing Indebtedness incurred by such Foreign Subsidiary in accordance with the terms of Section 9.04(b)(viii);
     (xviii) Liens over promissory notes evidencing grower loans pledged in favor of financial institutions securing Indebtedness permitted to be incurred pursuant to clause (x) of Section 9.04(b)(xix);
     (xix) other Liens of the U.S. Borrower or any Subsidiary of the U.S. Borrower that (x) were not incurred in connection with borrowed money, (y) do not materially impair the use of such Property in the operation of the business of the U.S. Borrower or such Subsidiary and (z) do not secure obligations in excess of $100,000,000 in the aggregate for all such Liens; and
     (xx) until the Intermediate Holdco Prepayment Consummation, Liens may be created (and exist) on the Intermediate Holdco Prepayment Funds (and proceeds thereof) in favor of the Intermediate Holdco Paying Agent to secure the repayment of the Intermediate Holdco Indebtedness as required pursuant to Sections 5.08 and 8.21 hereof.
In connection with the granting of Liens of the type described in clauses (iv), (ix), (x), (xi), (xii), (xvi), (xvii), (xix) and (xx) of this Section 9.03 by the U.S. Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized, at the request of any Credit Agreement Party, to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the assets subject to such Liens).
          9.04 Indebtedness. (a) No Credit Agreement Party will, nor will permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist (collectively, “incur”) any Indebtedness; provided, however, that the U.S. Borrower and each Domestic Subsidiary of the U.S. Borrower which is a U.S. Credit Party may incur Indebtedness (which may be guaranteed by any U.S. Credit Party) so long as: (i) the Total Leverage Ratio at such time does not exceed 5.50:1.00; (ii) the Senior Secured Leverage Ratio at such time does not exceed 3.00:1.00 (in each case, both immediately prior to the incurrence of such Indebtedness and immediately after giving effect thereto); and (iii) no Default or Event of Default then exists or would exist immediately after the respective incurrence.
          (b) The foregoing limitations in Section 9.04(a) will not apply to the following (each, a “Permitted Indebtedness”):
     (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
     (ii) Scheduled Existing Indebtedness outstanding on the Restatement Effective Date and listed on Schedule IV, without giving effect to any subsequent extension, renewal or refinancing thereof, except that Scheduled Existing Indebtedness may be refinanced through one or more issuances of Permitted Refinancing Indebtedness in accordance with Section 9.04(b)(vii) below;
     (iii) Indebtedness of (x) the Borrowers under Interest Rate Protection Agreements entered into to protect them against fluctuations in interest rates in respect of Indebtedness otherwise permitted under this Agreement and (y) Holdings under an Interest Rate Protection Agreement entered into to protect it against fluctuations in interest rates in respect of the Wellbeing Project Financing, in each case, so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;
     (iv) Capitalized Lease Obligations and Indebtedness of the U.S. Borrower and its Subsidiaries representing purchase money Indebtedness secured by Liens permitted pursuant to Section 9.03(xi), provided that the sum of (x) the aggregate Capitalized Lease Obligations outstanding at any time plus (y) the aggregate principal amount of such purchase money Indebtedness outstanding at any time shall not exceed $25,000,000;
     (v) intercompany Indebtedness of (w) the U.S. Borrower and its Subsidiaries to the extent permitted by Sections 9.05(vi) and (xvii), (x) the U.S. Borrower owed to Intermediate Holdco to the extent permitted by Section 9.05(xxii), (y) Intermediate Holdco owed to the U.S. Borrower or Holdings to the extent permitted by Section 9.05(xxi) or (xxii), as the case may be, and (z) Holdings owed to Intermediate Holdco to the extent permitted by Section 9.05(xxi);
     (vi) Indebtedness of a Subsidiary of the U.S. Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness) (such Indebtedness, “Permitted Acquired Debt”), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the aggregate principal amount of all Indebtedness outstanding pursuant to this Section 9.04(b) (vi) at any time (exclusive of any such Indebtedness held by a Qualified Obligor which is not guaranteed by Holdings or any of its other Subsidiaries and is not secured by a Lien on any Property of Holdings or any of its Subsidiaries), when added to the aggregate principal amount of Permitted Refinancing Indebtedness outstanding pursuant to Section 9.04(b)(vii) at any time (except to the extent incurred to refinance Scheduled Existing Indebtedness or Permitted Acquired Debt held by a Qualified Obligor which is not guaranteed by Holdings or any of its other Subsidiaries and is not secured by a Lien on any Property of Holdings or any of its Subsidiaries and successive refinancings of the foregoing), shall not exceed $50,000,000;
     (vii) Permitted Refinancing Indebtedness, so long as (x) no Specified Default or Event of Default is in existence at the time of the incurrence of such Permitted Refinancing Indebtedness and immediately after giving effect thereto and (y) the aggregate principal amount of Permitted Refinancing Indebtedness outstanding pursuant to this Section 9.04(b)(vii) at any time (except to the extent incurred to refinance Scheduled Existing Indebtedness or Permitted Acquired Debt held by a Qualified Obligor which is not guaranteed by Holdings or any of its other Subsidiaries and is not secured by a Lien on any Property of Holdings or any of its Subsidiaries and successive refinancings of the foregoing), when added to the aggregate principal amount of Permitted Acquired Debt outstanding pursuant to Section 9.04(b)(vi) at any time (exclusive of any such Indebtedness held by a Qualified Obligor which is not guaranteed by Holdings or any of its other Subsidiaries and is not secured by a Lien on any Property of Holdings or any of its Subsidiaries), shall not exceed $50,000,000;
     (viii) Indebtedness of Foreign Subsidiaries of the U.S. Borrower (other than the Bermuda Partnership) under lines of credit to any such Foreign Subsidiary from Persons other than Holdings or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital and other general corporate purposes, provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries shall not exceed $50,000,000;
     (ix) Indebtedness of Holdings under Shareholder Subordinated Notes issued pursuant to Section 9.06(ii), so long as the aggregate outstanding principal amount of Shareholder Subordinated Notes does not at any time exceed $5,000,000;
     (x) additional unsecured Indebtedness of the U.S. Borrower consisting of unsecured guarantees by such Borrower of (x) obligations (which guaranteed obligations do not themselves constitute Indebtedness) of one or more Wholly-Owned Subsidiaries of the U.S. Borrower, (y) leases pursuant to which one or more Wholly-Owned Subsidiaries of the U.S. Borrower are the respective lessees and (z) Indebtedness of Wholly-Owned Subsidiaries of the U.S. Borrower of the type permitted pursuant to Section 9.04(b)(xiv);
     (xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days of the incurrence thereof;
     (xii) Indebtedness in respect of (x) Other Hedging Agreements to the extent permitted by clause (x) of Section 9.05(xii) and (y) Commodity Agreements to the extent permitted by clause (y) of Section 9.05(xii);
     (xiii) (x) Indebtedness of the U.S. Borrower or any of its Subsidiaries evidenced by completion guarantees and performance and surety bonds (but excluding appeal, performance and other bonds and/or guaranties issued in respect of obligations arising in connection with litigation) incurred in the ordinary course of business for purposes of insuring the performance of the U.S. Borrower or such Subsidiary in an aggregate amount not to exceed $50,000,000 at any time outstanding, (y) Indebtedness of the U.S. Borrower or any of its Subsidiaries evidenced by appeal, performance and other bonds and/or guaranties issued in respect of obligations arising in connection with litigation for purposes of insuring the performance of the U.S. Borrower or such Subsidiary in an aggregate amount not to exceed $50,000,000 at any time outstanding and (z) Indebtedness of the U.S. Borrower or any of its Subsidiaries evidenced by appeal bonds and/or guaranties issued in respect of obligations arising in connection with the European Commission Decision pending appeal by the U.S. Borrower or such Subsidiaries of such decision in an aggregate amount not to exceed €45,000,000 at any time outstanding;
     (xiv) Indebtedness of the U.S. Borrower or any Subsidiary of the U.S. Borrower arising from agreements of the U.S. Borrower or a Subsidiary of the U.S. Borrower providing for indemnification, adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the U.S. Borrower permitted under this Agreement (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), provided that the maximum assumable liability (as measured by the reserves reasonably established on such Person’s financial statements) in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the U.S. Borrower and its Subsidiaries in connection with such dispositions;
     (xv) unsecured Indebtedness of the U.S. Borrower evidenced by a guaranty of the Indebtedness or other obligations of any other Person (including Indebtedness of Foreign Subsidiaries permitted pursuant to Section 9.04(b)(viii) above), so long as the aggregate amount of the Contingent Obligations of the U.S. Borrower pursuant to this Section 9.04(b)(xv) does not exceed $25,000,000 at any time;
     (xvi) (I) unsecured Indebtedness of the U.S Borrower incurred under the Existing 2011 Senior Notes and the Existing 2011 Senior Notes Indenture and of the U.S. Subsidiary Guarantors (and so long as same remain U.S. Subsidiary Guarantors) under senior subordinated guarantees of the obligations of the U.S. Borrower provided under the Existing 2011 Senior Notes Documents to which they are a party, in an aggregate principal amount not to exceed $200,000,000 (less the amount of any repayments of principal thereof after the Restatement Effective Date), (II) unsecured Indebtedness of the U.S Borrower incurred under the Existing 2009 Senior Notes and the Existing 2009 Notes Indenture and of the U.S. Subsidiary Guarantors (and so long as same remain U.S. Subsidiary Guarantors) under senior subordinated guarantees of the obligations of the U.S. Borrower provided under the Existing 2009 Senior Notes Documents to which they are a party, in an aggregate principal amount not to exceed $350,000,000 (less the amount of any repayments of principal thereof after the Restatement Effective Date), (III) unsecured Indebtedness of the U.S Borrower incurred under the Existing 2013 Senior Notes and the Existing 2013 Notes Indenture and of the U.S. Subsidiary Guarantors (and so long as same remain U.S. Subsidiary Guarantors) under senior subordinated guarantees of the obligations of the U.S. Borrower provided under the Existing 2013 Senior Notes Documents to which they are a party, in an aggregate principal amount not to exceed $155,000,000 (less the amount of any repayments of principal thereof after the Restatement Effective Date), (IV) unsecured Indebtedness of the U.S Borrower incurred under Permitted Senior Notes and the other Permitted Senior Notes Documents and of the U.S. Subsidiary Guarantors (and so long as same remain U.S. Subsidiary Guarantors) under senior subordinated guarantees of the obligations of the U.S. Borrower provided under the Permitted Senior Notes Documents to which they are a party, so long as such

Indebtedness is incurred in accordance with the requirements of the definition of Permitted Senior Notes, (V) unsecured Indebtedness of the U.S Borrower incurred under the Existing 2010 Senior Notes and the Existing 2010 Senior Notes Indenture and of the U.S. Subsidiary Guarantors (and so long as same remain U.S. Subsidiary Guarantors) under senior subordinated guarantees of the obligations of the U.S. Borrower provided under the Existing 2010 Senior Notes Documents to which they are a party, in an aggregate principal amount not to exceed $400,000,000 (less the amount of any repayments of principal thereof after the Restatement Effective Date) and (VI) on or prior to the Intermediate Holdco Prepayment Date, Indebtedness of Intermediate Holdco and Corporate Holdco under the Intermediate Holdco Credit Documents in an aggregate principal amount at any time outstanding not to exceed $150,000,000 (as such amount may be reduced by any repayments of principal of the Intermediate Holdco Indebtedness), and (VII) Indebtedness of the U.S Borrower incurred under the Permitted Refinancing Senior Notes and the other Permitted Refinancing Senior Notes Documents and of the U.S. Subsidiary Guarantors (and so long as same remain U.S. Subsidiary Guarantors) under senior subordinated guarantees of the obligations of the U.S. Borrower provided under the Permitted Refinancing Senior Notes Documents to which they are a party, so long as such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Refinancing Senior Notes;
     (xvii) Holdings, Intermediate Holdco, the U.S. Borrower and the U.S. Subsidiary Guarantors may incur and remain liable with respect to the Indebtedness under the ABL Credit Agreement and the other ABL Credit Documents; provided, however, that the aggregate principal amount of Indebtedness thereunder shall not exceed (as measured on each date of incurrence pursuant to this clause (xvii)) the greater of (I) $400,000,000 and (II) the sum of (x) 80% of the net book value of the accounts receivable of the U.S. Borrower and its Domestic Subsidiaries and (y) 60% of the net book value of the inventory of the U.S. Borrower and its Domestic Subsidiaries , with any determinations pursuant to this clause (II) to be made on the date of each incurrence of Indebtedness pursuant to this clause (II) based on the most recent financial statements that are available to the U.S. Borrower;
     (xviii) Indebtedness of Foreign Subsidiaries of the U.S. Borrower under bank guaranties and letters of credit issued by financial institutions (on behalf of such Foreign Subsidiaries) in an aggregate amount not to exceed $50,000,000 at any time;
     (xix) (x) Indebtedness of Foreign Subsidiaries incurred in connection with grower loan programs in an aggregate principal amount not to exceed $50,000,000 at any time outstanding and (y) unsecured Indebtedness of the U.S. Borrower evidenced by a guaranty of Indebtedness permitted pursuant to preceding subclause (x) of this Section 9.04(b)(xix);
     (xx) Indebtedness of the U.S. Borrower or any of its Subsidiaries incurred in connection with vehicle inventory loans in an aggregate principal amount not to exceed $5,000,000 at one time outstanding;

     (xxi) Indebtedness of the U.S. Borrower which may be deemed to exist under its non-qualified excess savings plan for employees;
     (xxii) Indebtedness of Holdings under the Wellbeing Project Financing Documents in an aggregate principal amount at any time outstanding not to exceed the Wellbeing Project Financing Debt Cap Amount at such time, so long as (A) such Indebtedness is incurred in accordance with the requirements of the definition of “Wellbeing Project Financing” and (B) no Default or Event of Default is in existence at the time of the respective incurrence of such Wellbeing Project Financing and immediately after giving effect thereto; and
     (xxiii) additional unsecured Indebtedness of the U.S. Borrower and its Subsidiaries (other than the Bermuda Partnership Partners and the Bermuda Partnership) not otherwise permitted hereunder not exceeding $100,000,000 in aggregate principal amount at any time outstanding, provided that no such additional Indebtedness shall be incurred at any time a Default or Event of Default then exists or would result therefrom.
          In addition, notwithstanding anything to the contrary contained above in clauses (a) and (b) of this Section 9.04, (x) in no event shall any Subsidiary of Holdings guarantee any Indebtedness of Holdings under any Wellbeing Project Financing Document or incur any other obligation under, or with respect to, any Wellbeing Project Financing Document having any element of recourse to such Subsidiary or to such Subsidiary’s assets or properties and (y) Holdings shall not permit any Unrestricted Wellbeing Joint Venture to incur any Indebtedness or any other obligation having any element of recourse to any Subsidiary of Holdings or to any assets or properties of any Subsidiary of Holdings.
          9.05 Advances; Investments; Loans. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, directly or indirectly, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except:
     (i) (w) the U.S. Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents; (x) Intermediate Holdco may hold cash and Cash Equivalents (I) in a de minimis amount representing proceeds from the initial capital contribution made in connection with its formation and (II) representing the proceeds of any Indebtedness permitted to be incurred, or Dividends permitted to be received, by it pursuant to the terms of this Agreement, so long as (in the case of preceding subclause (II)) Intermediate Holdco utilizes such cash and/or Cash Equivalents within the time periods required, and for the purposes permitted, by this Agreement, (y) Corporate Holdco may hold cash and Cash Equivalents in a de minimis amount representing proceeds from the initial capital contribution made in connection with its formation and (z) Holdings may hold cash and Cash Equivalents (I) in a de minimis amount representing proceeds from the initial capital contribution made in connection with its formation and (II) representing the proceeds of any Indebtedness permitted to be incurred, or Dividends permitted to be received, by it pursuant to the terms of this Agreement (including cash and Cash Equivalents held by Holdings representing proceeds from the Wellbeing Project Financing), so long as (in the case of preceding subclause (II)) Holdings utilizes such cash or Cash Equivalents within the time periods required, and for the purposes permitted, by this Agreement;
     (ii) the U.S. Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the U.S. Borrower or such Subsidiary;
     (iii) the U.S. Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, trade creditors, licensees, licensors and customers and in good faith settlement of delinquent obligations of, and other disputes with, suppliers, trade creditors, licensees, licensors and customers arising in the ordinary course of business;
     (iv) Interest Rate Protection Agreements entered into in compliance with Section 9.04(b)(iii) shall be permitted;
     (v) (x) Investments constituting Intercompany Scheduled Existing Indebtedness in existence on the Restatement Effective Date (and any refinancings thereof permitted pursuant to Section 9.04(b)(vii) and consistent with the definition of Permitted Refinancing Indebtedness) and (y) such other Investments in existence on the Restatement Effective Date and listed on Schedule VI (without giving effect to any additions thereto or replacements thereof); provided that any additional Investments made with respect to the Investments described in preceding subclause (y) of this Section 9.05(v) shall be permitted only if independently justified under the other provisions of this Section 9.05;
     (vi) (u) Qualified U.S. Obligors (other than Holdings, Intermediate Holdco and Corporate Holdco) may make intercompany loans to each other, (v) Qualified Non-U.S. Obligors may make intercompany loans to each other, (w) Qualified U.S. Obligors (other than Holdings, Intermediate Holdco and Corporate Holdco) may make intercompany loans to any Qualified Non-U.S. Obligor, (x) Qualified Obligors and Foreign Subsidiary Guarantors that are not Qualified Obligors may make intercompany loans to any Foreign Subsidiary of the U.S. Borrower that is not a Qualified Obligor, (y) any Wholly-Owned Foreign Subsidiary of the U.S. Borrower may make intercompany loans to any Qualified Obligor and (z) Non-Guarantor Subsidiaries may make intercompany loans to each other and to any Foreign Credit Party, provided that (I) unless the respective obligor under such intercompany loan reasonably determines that the execution, delivery and performance of an Intercompany Note is prohibited by, or that such Intercompany Note would not be enforceable against such obligor under, applicable local law, any such intercompany loan made pursuant to this Section 9.05(vi) (other than any such loan made to a Non-Wholly Owned Subsidiary) shall be evidenced by an Intercompany Note, (II) at no time shall the aggregate outstanding principal amount of all such intercompany loans made pursuant to subclause (w) of this Section 9.05(vi) above (exclusive of loans made to Qualified Non-

U.S. Obligors which are promptly on-lent by such Qualified Non-U.S. Obligors to Foreign Subsidiaries that are not Qualified Obligors in reliance on subclause (x) above), when added to the aggregate amount of capital contributions made pursuant to (and in reliance on) Section 9.05(viii)(y) (for this purpose, taking the Fair Market Value of any Property (other than cash) so contributed at the time of such contribution), exceed $200,000,000 (determined without regard to write-downs or write-offs thereof), (III) at no time shall the aggregate outstanding principal amount of all such intercompany loans made pursuant to subclause (x) of this Section 9.05(vi) above (determined without regard to write-downs or write-offs thereof), when added to the aggregate amount of capital contributions made pursuant to (and in reliance on) Section 9.05(viii)(z) (for this purpose, taking the Fair Market Value of any Property (other than cash) so contributed at the time of such contribution), exceed $150,000,000, (IV) no intercompany loans may be made pursuant to subclause (w) or (x) of this Section 9.05(vi) at any time any Specified Default or any Event of Default is in existence (or would be in existence after giving effect thereto), (V) subject to the exception specified in the proviso to Section 9.01(g), each intercompany loan made pursuant to this Section 9.05(vi) shall be subject to subordination as, and to the extent required by, the Intercompany Subordination Agreement and (VI) any intercompany loans made pursuant to this Section 9.05(vi) shall cease to be permitted hereunder if the obligor or obligee thereunder ceases to constitute a Qualified Obligor or a Foreign Subsidiary of the U.S. Borrower as contemplated above;
     (vii) (x) loans by the U.S. Borrower and its Subsidiaries to officers, employees and directors of Holdings and its Subsidiaries for bona fide business purposes, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount not to exceed $5,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall be permitted and (y) advances of reimbursable expenses by the U.S. Borrower and its Subsidiaries to officers, employees and directors of Holdings and its Subsidiaries for bona fide purposes, in each case incurred in the ordinary course of business;
     (viii) (u) any Wholly-Owned Foreign Subsidiary of the U.S. Borrower may make capital contributions to any Qualified Obligor, (v) any Qualified U.S. Obligor may make capital contributions to any of its direct Wholly-Owned Subsidiaries that is a Qualified U.S. Obligor, (w) any Qualified Non-U.S. Obligor may make capital contributions to any of its direct Wholly-Owned Subsidiaries that is a Qualified Non-U.S. Obligor, (x) any Non-Guarantor Subsidiary may make capital contributions to any of its direct Wholly-Owned Subsidiaries that is a Non-Guarantor Subsidiary or a Foreign Credit Party, (y) any Qualified U.S. Obligor may make capital contributions to any of its direct Wholly-Owned Subsidiaries that is Qualified Non-U.S. Obligor and (z) any Qualified Obligor and any Foreign Subsidiary Guarantor that is not a Qualified Obligor may make capital contributions to any of their respective direct Foreign Subsidiaries that is not a Qualified Obligor; provided that (I) at no time shall the aggregate amount of the capital contributions made pursuant to subclause (y) of this Section 9.05(viii) (for this purpose, (1) taking the Fair Market Value of any Property (other than cash) so contributed at the time of such contribution and (2) excluding capital contributions made to a Qualified Non-U.S. Obligor which are promptly contributed, in turn, to a Foreign Subsidiary of such Qualified Non-U.S. Obligor that is not a Qualified Obligor in reliance on subclause (z) above), when added to the aggregate outstanding principal amount of all intercompany loans made pursuant to subclause (w) of Section 9.05(vi) above (determined without regard to write-downs or write-offs thereof), exceed $200,000,000, (II) at no time shall the aggregate amount of the capital contributions made pursuant to subclause (z) of this Section 9.05(viii) (for this purpose, taking the Fair Market Value of any Property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of all intercompany loans made pursuant to subclause (x) of Section 9.05(vi) above (determined without regard to write- downs or write-offs thereof), exceed $150,000,000 and (III) no contributions may be made pursuant to subclause (y) or (z) of this Section 9.05(viii) at any time any Specified Default or any Event of Default is in existence (or would be in existence after giving effect thereto);
     (ix) the Borrowers and the Subsidiary Guarantors may make Permitted Acquisitions in accordance with the relevant requirements of Section 8.15 and the component definitions therein;
     (x) the U.S. Borrower and its Subsidiaries may own the capital stock of, or other Equity Interests in, their respective Subsidiaries created or acquired in accordance with the terms of this Agreement;
     (xi) the U.S. Borrower and its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Sections 9.02(v), (xiv) and (xviii);
     (xii) the U.S. Borrower and its Subsidiaries may enter into (x) Other Hedging Agreements in the ordinary course of business providing protection against fluctuations in currency values in connection with the operations of the U.S. Borrower or any of its Subsidiaries and (y) Commodity Agreements in the ordinary course of business providing protection against fluctuations in prices of commodities used in the operations of the U.S. Borrower and its Subsidiaries, in each case, so long as management of the U.S. Borrower or such Subsidiary, as the case may be, has determined in good faith that the entering into of such Other Hedging Agreements or Commodity Agreements, as the case may be, are bona fide hedging activities and are not for speculative purposes;
     (xiii) Holdings may acquire and hold obligations of one or more officers, directors or other employees of Holdings or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of Holdings, so long as no cash is paid by Holdings or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;
     (xiv) loans or advances by any Subsidiary of Holdings in connection with grower loan programs; provided that (I) at no time shall the aggregate outstanding principal amount of all such loans and advances made pursuant to this Section 9.05(xiv) exceed $75,000,000 (determined without regard to write-downs or write-offs thereof), (II) no loans or advances may be made pursuant to this Section 9.05(xiv) at any time any Specified Default or any Event of Default is in existence (or would be in existence after giving effect thereto), and (III) in the event a loan or advance made by a Credit Party pursuant to this Section 9.05(xiv) is evidenced by a promissory note, such promissory note shall be pledged to the Collateral Agent pursuant to the relevant Security Document (except to the extent local law or the relevant grower loan documents prohibit such pledge or such note is required to be pledged to secure Indebtedness incurred pursuant to clause (x) of Section 9.04(b)(xix));
     (xv) so long as no Default or Event of Default then exists or would result therefrom, the U.S. Borrower and its Subsidiaries may acquire Equity Interests in Persons (who, after giving effect to such acquisition, become Non-Wholly Owned Subsidiaries of the U.S. Borrower or such Subsidiary); provided that the aggregate amount of the Investments made pursuant to this Section 9.05(xv) after the Restatement Effective Date shall not exceed $50,000,000 (without regard to any write-downs or write-offs thereof);
     (xvi) any Non-Wholly Owned Subsidiary of the U.S. Borrower may make loans to its shareholders generally so long as (x) the U.S. Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary making such loans receives at least its proportionate share of such loans (based upon its relative holding of the Equity Interests in the Subsidiary making such loans), (y) unless the entering into of the Intercompany Subordination Agreement requires the consent of the minority shareholder of such Non-Wholly Owned Subsidiary (and such consent is not obtained), such Non-Wholly-Owned Subsidiary (as obligee of such loan) and the U.S. Borrower or such other Subsidiary (as obligor of such loan) shall be subject to the provisions of the Intercompany Subordination Agreement and (z) the aggregate outstanding principal amount of all loans pursuant to this Section 9.05(xvi) which are not subject to the subordination provisions of the Intercompany Subordination Agreement shall not exceed $50,000,000 at any time;
     (xvii) Investments constituting guaranties permitted by Section 9.04;
     (xviii) the Bermuda Partnership Partners may make additional Investments in the Bermuda Partnership not otherwise permitted by this Section, so long as (w) the Bermuda Partnership promptly (and in any event within one Business Day of receipt thereof) uses 100% of the cash proceeds of such Investment to make a prepayment on the intercompany loan owing by it to the Bermuda Borrower and incurred pursuant to the Intercompany Distribution Transactions, (x) the Bermuda Borrower uses all of the proceeds of such prepayment within one Business Day of the date of receipt thereof to prepay Term Loans owing by it in accordance with the requirements of Section 4.01(vii), (y) if any U.S. Borrower Incremental Term Loans are then outstanding, the U.S. Borrower makes a concurrent prepayment of U.S. Borrower Incremental Term Loans in accordance with the requirements of Section 4.01(vii) and (z) any Investment in the form of an intercompany loan or advance pursuant to this Section 9.05(xviii) shall be subject to subordination as, and to the extent required by, the Intercompany Subordination Agreement;
     (xix) so long as no Default or Event of Default then exists or would result therefrom, the U.S. Borrower and its Subsidiaries may make Investments not otherwise permitted by Section 9.05(i) through (xviii) and succeeding Section 9.05(xxi); provided that the aggregate amount of the Investments made pursuant to this Section 9.05(xix) after the Restatement Effective Date shall not exceed $100,000,000 (without regard to any write-downs or write-offs thereof)
     (xx) so long as no Default or Event of Default then exists or would result therefrom, Holdings may from time to time (I) make cash common equity contributions, and/or intercompany loans to, Westlake Wellbeing Company, and (II) make cash common equity contributions, and/or intercompany loans, to Wellbeing IP Holdco and/or Wellbeing Edco; provided that (x) Holdings shall at all times own or hold at least 85% of the Equity Interests of Westlake Wellbeing Company (on a fully diluted basis) and at least 50% of the Equity Interests of each of Wellbeing IP Holdco and Wellbeing Edco (on a fully diluted basis), (y) all of the Equity Interests of each of the Unrestricted Wellbeing Joint Ventures held by Holdings shall have been delivered and pledged by Holdings to the Collateral Agent pursuant to the U.S. Pledge Agreement and (z) each Investment made by Holdings pursuant to this Section 9.05(xx) in the form of an intercompany loan shall be evidenced by an Intercompany Note pledged to the Collateral Agent pursuant to the U.S. Pledge Agreement;
     (xxi) the U.S. Borrower may make intercompany loans to Intermediate Holdco, and Intermediate Holdco may make intercompany loans to Holdings, at the times and for the purposes described below, so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) the (x) Total Unutilized Revolving Loan Commitment (as defined in the ABL Credit Agreement) or, if less, the amount which could then be borrowed thereunder giving effect to “borrowing base” or similar limitations on amounts permitted to be borrowed thereunder or (y) in the event that the ABL Credit Agreement shall have been replaced or refinancing, undrawn available amounts under other working capital revolving credit facilities of the U.S. Borrower (determined based on the relevant total commitments and borrowing base or other similar limitations, as applicable), shall equal or exceed $30,000,000 immediately after giving effect to each such intercompany loan), (iii) each such intercompany loan is permitted pursuant to the terms of the ABL Credit Documents, the Existing Senior Notes Documents, and, on and after the execution and delivery thereof, the Permitted Senior Notes Documents and the Permitted Refinancing Senior Notes Documents, (iv) no such intercompany loan by the U.S. Borrower to Intermediate Holdco shall be made, unless the proceeds thereof are promptly (and in any event within 5 Business Days of the making of such intercompany loan or, in the case of following clause (C), by the Intermediate Holdco Prepayment Date) (A) on-loaned by Intermediate Holdco to Holdings for use within the time periods required by, and for the purposes described in, immediately succeeding clause (v), (B) Dividended by Intermediate Holdco to Holdings for use within the time periods required by, and for the purposes described in, sub-clause (iv) of Section 9.06(ix) or (C) utilized by Intermediate Holdco to pay amounts owing pursuant to the Intermediate Holdco Indebtedness as contemplated by Section 8.21, (v) the proceeds of each such intercompany loan received by Holdings shall be utilized by Holdings promptly (and, in any event, within 30 days of the receipt of such proceeds) to make an Investment in one or more Unrestricted Wellbeing Joint Ventures pursuant to Section 9.05(xx) for the purposes of financing the Wellbeing Project and/or the operations of the Unrestricted Wellbeing Joint Ventures, and (vi) each such intercompany loan shall be evidenced by an Intercompany Note pledged by the U.S. Borrower or Intermediate Holdco, as the case may be, to the Collateral Agent pursuant to the U.S. Pledge Agreement; and
     (xxii) (x) Intermediate Holdco may make intercompany loans to the U.S. Borrower with the proceeds from any Investment made in it by Holdings with the proceeds of (I) any Equity Infusion or (II) Wellbeing Project Financing, so long as each such intercompany loan shall be evidenced by an Intercompany Note pledged by Intermediate Holdco to the Collateral Agent pursuant to the U.S. Pledge Agreement and (y) Holdings may make intercompany loans to Intermediate Holdco with the proceeds from (I) any Equity Infusion or (II) the incurrence of any Wellbeing Project Financing, so long as each such intercompany loan shall be evidenced by an Intercompany Note pledged by Holdings to the Collateral Agent pursuant to the U.S. Pledge Agreement.
          9.06 Restricted Payments; etc. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in non-redeemable common stock or comparable common equity interests of Holdings or any such Subsidiary, as the case may be) or return any equity capital to, its stockholders, partners, members or other equity holders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders, partners, members or other equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock or other Equity Interests, now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares or other Equity Interests), or set aside any funds for any of the foregoing purposes, and no Credit Agreement Party will permit any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or other Equity Interests of any direct or indirect parent of such Subsidiary now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock or other Equity Interests) (all of the foregoing “Dividends”) or make any payments in respect of any outstanding Shareholder Subordinated Notes or Intercompany Debt, except that:
     (i) (x) any Subsidiary of the U.S. Borrower may pay Dividends to the U.S. Borrower or any Wholly-Owned Subsidiary of the U.S. Borrower and (y) any non-Wholly-Owned Subsidiary of the U.S. Borrower may pay cash Dividends to its shareholders generally so long as the U.S. Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary); provided that any Dividend made pursuant to preceding clause (x) to any Wholly-Owned Subsidiary that is not a Credit Party may only be made if (A) (I) no Specified Default and no Event of Default then exists or would result therefrom and (II) such Wholly-Owned Subsidiary promptly distributes and/or transfer any Property received pursuant to such Dividend (directly or indirectly through other Wholly-Owned Subsidiaries) to a Credit Party or (B) the Subsidiary making such Dividend is not a Credit Party; provided, however, that, subject to Section 9.01(d)(v), any such Dividend may be made to the Bermuda Partnership notwithstanding the existence of an Event of Default (other than an Event of Default under Section 10.01 or 10.05) so long as (a) the Bermuda Partnership complies with clause (II) of the preceding proviso and (b) the Bermuda Partnership Partners are (after giving effect to the receipt of any Dividend from Bermuda Partnership) in compliance with the requirements of Section 9.01(d);
     (ii) Holdings may redeem or purchase shares of Holdings Common Stock or options to purchase Holdings Common Stock, as the case may be, held by former officers or employees of Holdings or any of its Subsidiaries following the death, disability, retirement or termination of employment of such officers or employees, provided that (w) the only consideration paid by Holdings in respect of such redemptions and/or purchases shall be cash and Shareholder Subordinated Notes, (x) the sum of (A) the aggregate amount paid by Holdings in cash in respect of all such redemptions and/or purchases plus (B) the aggregate amount of all principal and interest payments made on Shareholder Subordinated Notes, shall not exceed $2,000,000 in any Fiscal Year of Holdings, and (z) at the time of any redemption or purchase pursuant to this Section 9.06(ii), no Specified Default or Event of Default shall then exist or result therefrom;
     (iii) (A) the U.S. Borrower may pay cash Dividends to Intermediate Holdco, so long as (x) no Specified Default or Event of Default then exists or would result therefrom and (y) the cash proceeds thereof are promptly used by Intermediate Holdco to pay the cash Dividend described in succeeding clause (B) and (B) Intermediate Holdco may pay cash Dividends to Holdings, so long as (x) no Specified Default or Event of Default then exists or would result therefrom and (y) the cash proceeds thereof are promptly used by Holdings for the purposes described in Section 9.06(ii);
     (iv) (A) the U.S. Borrower may pay cash Dividends to Intermediate Holdco, so long as the proceeds thereof are promptly used by Intermediate Holdco to pay its operating expenses in the ordinary course of business (including, without limitation, professional fees and expenses) and other similar corporate overhead costs and expenses, (B) the U.S. Borrower may pay cash Dividends to Intermediate Holdco, so long as Intermediate Holdco promptly contributes such proceeds to Corporate Holdco and the proceeds of such contribution are promptly used by Corporate Holdco to pay its operating expenses in the ordinary course of business (including, without limitation, professional fees and expenses) and other similar corporate overhead costs and expenses and (C) the U.S. Borrower may pay cash Dividends to Intermediate Holdco, which, in turn, may pay cash Dividends to Holdings, so long as the proceeds thereof are promptly used by Holdings to pay operating expenses in the ordinary course of its business (including, without limitation, professional fees and expenses) and other similar corporate overhead costs and expenses;
     (v) the U.S. Borrower may pay cash Dividends to Intermediate Holdco, and Intermediate Holdco may in turn pay cash Dividends to Holdings, in the amounts and at the times of any payment by Holdings in respect of its taxes (or taxes of its consolidated group), provided that (x) the amount of cash Dividends paid pursuant to this clause (v) to enable Holdings to pay taxes at any time shall not exceed the amount of such taxes owing by Holdings at such time and (y) any refunds received by Holdings attributable to the U.S. Borrower or any of its Subsidiaries shall be promptly returned by Holdings to Intermediate Holdco, and, in turn, by Intermediate Holdco to the U.S. Borrower, provided,further, that (A) in no event shall the amount of Dividends paid by the U.S. Borrower and its Subsidiaries pursuant to this Section 9.06(v) in respect of any taxable year for which the U.S. Borrower and any of its Subsidiaries are included in a consolidated federal income tax return, or a consolidated, combined or unitary state or local tax return with any Person other than the U.S. Borrower and its Subsidiaries (such other Person or Persons included in such returns, together with the U.S. Borrower and its Subsidiaries, the “Affiliated Group”) exceed, in the aggregate, the lesser of (I) the amount of such federal income tax or state or local tax, as the case may be (the “Relevant Separate Tax Liability”), that the U.S. Borrower and its Subsidiaries would have been obligated to pay if the U.S. Borrower and its Subsidiaries had filed a separate consolidated federal income tax return or a separate consolidated, combined or unitary state or local tax return, as the case may be, for such year and all prior taxable years (with the U.S. Borrower as the common parent of such affiliated group) and (II) the product of (a) the federal income or state or local tax liability, as the case may be, of the Affiliated Group for such year and (b) a fraction, (x) the numerator of which is an amount equal to the Relevant Separate Tax Liability of the U.S. Borrower and its Subsidiaries for such year and (y) the denominator of which is the aggregate of the total separate federal income, state or local tax liability, as the case may be, that each member of the Affiliated Group (treating the U.S. Borrower and its Subsidiaries as a single member and all other members of the Affiliated Group as one separate member) would have incurred for such year if such members had filed separate federal income tax returns or separate consolidated, combined or unitary state or local tax returns, as the case may be, for such year and all prior taxable years and (B) each Unrestricted Wellbeing Joint Venture shall be required to contribute to Holdings (and shall concurrently or prior to any payment of any Dividend by the U.S. Borrower pursuant to this Section 9.06(v) have contributed to Holdings) its allocable share (as reasonably determined by Holdings in good faith) of all tax liabilities of Holdings and its consolidated Subsidiaries;
     (vi) Holdings and its Subsidiaries may make payments with respect to Intercompany Debt, so long as the respective payment is permitted to be made in accordance with the terms of the Intercompany Subordination Agreement; provided that, in no event shall the U.S. Borrower be permitted to repay any Intercompany Debt incurred by it from Intermediate Holdco pursuant to Section 9.05(xxii), unless the conditions set forth in subclauses (i), (ii), (iii) and (iv) of Section 9.06(ix) shall have been satisfied at such time (for such purposes, treating each reference to the making of a Dividend in said subclauses as if it were a reference to the repayment of such Intercompany Debt);
     (vii) Holdings may make payments of interest and principal on the Shareholder Subordinated Notes in accordance with the terms thereof, so long as the sum of (A) the aggregate amount paid by Holdings in cash in respect of all redemptions and/or purchases of Holdings Common Stock pursuant to Section 9.06(ii) plus (B) the aggregate amount of all principal and interest payments made on Shareholder Subordinated Notes, does not exceed $2,000,000 in any Fiscal Year of Holdings;

     (viii) Holdings may pay regularly scheduled Dividends on Qualified Preferred Stock issued by it pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock rather than in cash;
     (ix) the U.S. Borrower may pay cash Dividends to Intermediate Holdco, and Intermediate Holdco may pay cash Dividends to Holdings, at the times and for the purposes described below, so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) the aggregate amount of such cash Dividends shall not exceed the aggregate amount of cash common equity contributions received by the U.S. Borrower from Intermediate Holdco (including not more than $28,500,000 received prior to the Restatement Effective Date), to and including the date of such cash Dividend, pursuant to clause (v) of Section 9.05(viii), in each case only to the extent such cash common equity contributions were funded by Intermediate Holdco with proceeds from the incurrence of any Wellbeing Project Financing, (iii) each such Dividend is permitted pursuant to the terms of the Existing Senior Notes Documents and, on and after the execution and delivery thereof, the Permitted Senior Notes Documents and the Permitted Refinancing Senior Notes Documents, (iv) no such Dividend by the U.S. Borrower to Intermediate Holdco shall be paid, unless the proceeds thereof are promptly (and in any event within 5 Business Days of the payment of such Dividend) (A) Dividended by Intermediate Holdco to Holdings for use within the time periods required by, and for the purposes described in, immediately succeeding clause (v) and/or (B) on-loaned by Intermediate Holdco to Holdings for use within the time periods required by, and for the purposes described in, sub-clause (v) of preceding Section 9.05(xxi) and (v) the proceeds of each such Dividend received by Holdings shall be utilized by Holdings promptly (and, in any event, within 30 days of the payment of such Dividend) to make an Investment in one or more Unrestricted Wellbeing Joint Ventures pursuant to Section 9.05(xx) for the purposes of financing the Wellbeing Project and/or the operations of the Unrestricted Wellbeing Joint Ventures;
     (x) the Refinancing may be consummated in accordance with the requirements of this Agreement;
     (xi) so long as no Default and no Event of Default then exists or would result therefrom, any Existing Senior Notes, any Permitted Senior Notes and any Permitted Refinancing Senior Notes may be refinanced with any Permitted Refinancing Senior Notes in accordance with the requirements of this Agreement;
     (xii) so long as no Specified Default and no Event of Default then exists or would result therefrom, any Scheduled Existing Indebtedness, any Permitted Acquired Debt and any Permitted Refinancing Indebtedness incurred to refinance same may be refinanced with Permitted Refinancing Indebtedness in accordance with the requirements of this Agreement and, so long as no Event of Default has occurred and is continuing or would result therefrom, the Existing Senior Notes and any Permitted Refinancing Senior Notes may be exchanged for Equity Interests of Holdings permitted by Section 9.09(a);

     (xiii) in addition to the actions permitted above, the U.S. Borrower and its Subsidiaries may make Investments (and, without duplication, may repurchase or redeem (so long as any repurchased Indebtedness is promptly cancelled) any Indebtedness otherwise described in Section 9.08(a)(i)) so long as (I) no Default or Event of Default then exists or would result therefrom, (II) the aggregate amount of cash expended pursuant to this Section 9.06(xiii) to effect such Investments after the Restatement Effective Date does not exceed the sum of (x) $50,000,000 and (y) the aggregate amount of Retained Excess Cash Flow Amount at the time such Investment is made and (III) to the extent any such Investment (or any part thereof) is made in reliance on preceding clause (II)(y), calculations are made by the U.S. Borrower of compliance with Section 9.04(a) (regardless of whether any Indebtedness is then being incurred pursuant to said Section 9.04(a)) for the Calculation Period most recently ended prior to the date of the respective repurchase or redemption (determined on a Pro Forma Basis after giving effect to such Investment and the incurrence of any Indebtedness to finance same), as set forth in a certificate by an Authorized Officer of the U.S. Borrower furnished to the Administrative Agent on the date of such Investment, and such calculations shall show that, after giving effect to the respective Investment (and any other contemporaneous Investments) and any Indebtedness being incurred in connection therewith, the U.S. Borrower would be permitted to incur at least $1 of additional Indebtedness pursuant to Section 9.04(a) at such time; provided that, to the extent that such Investments constitute redemptions and/or repurchases of Existing Senior Notes, Permitted Senior Notes and/or Permitted Refinancing Senior Notes from time to time (whether redeemed in accordance with the terms of the indenture therefor and/or repurchased on the open market), all such Existing Senior Notes, Permitted Senior Notes or Permitted Refinancing Senior Notes, as the case may be, so repurchased or redeemed are promptly cancelled by the U.S. Borrower; and
     (xiv) in addition to the actions permitted above, the U.S. Borrower and its Subsidiaries may make Investments in (and, without duplication, may repurchase or redeem) any Existing 2009 Senior Notes or Existing 2010 Senior Notes so long as (I) no Default or Event of Default then exists or would result therefrom, (II) the aggregate amount of cash expended pursuant to this Section 9.06(xiv) to effect such Investments after the Restatement Effective Date does not exceed $50,000,000, (III) after giving effect to such Investments, redemptions and repurchases, the U.S. Borrower (A) would be in compliance on a pro forma basis with Section 9.13 as of the last day of the most recently completed Test Period for which financial statements are available and (B) has not less than $70,000,000 of unutilized ABL Commitments and (IV) all such Existing 2009 Senior Notes or Existing 2010 Senior Notes so repurchased or redeemed are promptly cancelled by the U.S. Borrower.
          9.07 Transactions with Affiliates. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate of Holdings or any of its Subsidiaries other than in the ordinary course of business and on terms and conditions substantially as favorable to such Credit Agreement Party or such Subsidiary as would be reasonably expected to be obtainable by such Credit Agreement Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the following shall in any event be permitted: (i) the Transaction; (ii)

intercompany transactions among the U.S. Borrower and its Subsidiaries to the extent expressly permitted by Sections 9.02, 9.04, 9.05 and 9.06 and intercompany transactions among Holdings and its Subsidiaries to the extent expressly provided in clauses (xx), (xxi) and (xxii) of Section 9.05; (iii) the payment of consulting or other fees to the U.S. Borrower by any of its Subsidiaries in the ordinary course of business; (iv) customary fees to non-officer directors of the U.S. Borrower and its Subsidiaries; (v) the U.S. Borrower and its Subsidiaries may enter into the employment arrangements with respect to the procurement of services with their respective officers and employees in the ordinary course of business; (vi) Dividends may be paid by Holdings to the extent permitted by Section 9.06; (vii) the payment of customary fees (excluding management fees) to the Agents and their Affiliates for services rendered (including, without limitation, any underwriting discounts and commissions); (viii) transactions between the U.S. Borrower and/or any of its Subsidiaries and their respective Affiliates listed on Schedule XIV hereto; and (ix) the California Disposition and any loan of all or a portion of the Net Sale Proceeds therefrom to an Affiliate of the U.S. Borrower, so long as (and only so long as) such transactions would not (in the absence of this clause (ix) and, for such purpose, assuming same were in the “ordinary course of business”) give rise to a violation of this Section 9.07. In no event shall any management, consulting or similar fee be paid or payable by Holdings or any of its Subsidiaries to any Affiliate (other than the U.S. Borrower or any other Credit Party), except as specifically provided in this Section 9.07.
          9.08 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Issuances of Capital Stock; etc. (a) No Credit Agreement Party will, and no Credit Agreement Party will permit any of its Subsidiaries to:
     (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment, repurchase, redemption or acquisition for value as a result of any asset sale, change of control or similar event of any Existing Indebtedness or, after the incurrence or issuance thereof, any Permitted Refinancing Indebtedness, any Shareholder Subordinated Note, any Qualified Preferred Stock, any Permitted Acquired Debt, any Permitted Senior Note or any Permitted Refinancing Senior Note, except to the extent expressly permitted under Section 9.06(xi), (xii), (xiii) and/or (xiv), in the case of Permitted Acquired Debt, required by Section 8.11(h);
     (ii) amend or modify, or permit the amendment or modification of, any provision of any Existing Senior Notes Document or, on and after the execution and delivery thereof, any Wellbeing Project Financing Document, any Permitted Senior Notes Document and any Permitted Refinancing Senior Notes Document, in any such case other than any technical or clarifying amendments, modifications or changes to any such Documents that are not in any way adverse to the interests of the Lenders and do not relate to the subordination provisions contained therein or, in the case of any Wellbeing Project Financing Document, amendments, modifications or changes which do not result in the Wellbeing Project Financing ceasing to meet the requirements of “Wellbeing Project Financing” as set forth in the definition thereof; or

     (iii) amend, modify or change any Permitted Acquired Debt, any Permitted Refinancing Indebtedness, any Tax Allocation Agreement, any Management Agreement, any Qualified Preferred Stock, its certificate of incorporation (including, without limitation, by the filing or modification of any certificate of designation), by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement (or equivalent organizational documents) or any agreement entered into by it, with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement), or enter into any new Tax Allocation Agreement, Management Agreement or agreement with respect to its capital stock or other Equity Interests, other than (A) any change to Permitted Acquired Debt or Permitted Refinancing Indebtedness as a result of the refinancing thereof as permitted by Section 9.08(a), (B) any amendments or modifications to Permitted Refinancing Debt or Qualified Preferred Stock consistent with the definitions thereof provided herein and (C) any amendments, modifications or changes pursuant to this Section 9.08(a) and any such new agreements pursuant to this Section 9.08(a), (x) which do not adversely affect the interests of the Lenders in any material respect, (y), in the case of any Management Agreement, which does not involve the payment by Holdings or any of its Subsidiaries of any amount which could give rise to a violation of this Agreement and (z) any amendment to such Person’s respective certificates of incorporation or other organizational documents to authorize the issuance of capital stock or other Equity Interests otherwise permitted to be issued pursuant to the terms of this Agreement.
     (iv) Neither Holdings nor any of its Subsidiaries shall designate any Indebtedness (other than the Obligations) as “Designated Guarantor Senior Debt” or “Designated Senior Debt” for purposes of the Existing Senior Notes Documents or, on and after the execution and delivery thereof, the Permitted Senior Notes Documents and the Permitted Refinancing Senior Notes Documents.
          9.09 Limitation on Issuance of Equity Interests. (a) Holdings will not issue (i) any Preferred Equity (or any options, warrants or rights to purchase Preferred Equity) (other than Qualified Preferred Stock issued pursuant to clause (c) below) or (ii) any redeemable common stock or equivalent common Equity Interests.
          (b) Neither Intermediate Holdco nor any Borrower shall, nor shall permit any of its Subsidiaries to, issue any capital stock or other Equity Interests (including by way of sales of treasury stock), except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and additional issuances which do not decrease the aggregate percentage ownership of Holdings and its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiaries, (iii) in the case of Foreign Subsidiaries of the U.S. Borrower, to qualify directors to the extent required by applicable law, (iv) Subsidiaries formed after the Initial Borrowing Date pursuant to Section 9.11 (or Section 9.14 of the Original Credit Agreement) may issue capital stock or other Equity Interests in accordance with the requirements of Section 9.11 (or, for periods prior to the Restatement Effective Date, Section 9.14 of the Original Credit Agreement) and (v) issuances of Equity Interests (including Preferred Equity) by any Wholly-Owned Subsidiary of the U.S. Borrower to one or more other Wholly-Owned Subsidiaries of the U.S. Borrower. All capital stock or other Equity Interests issued in accordance with this Section 9.09(b) shall, to the extent required by the relevant Security Document, be delivered to the Collateral Agent for pledge pursuant to such Security Document.
          (c) Holdings may from time to time (i) issue Qualified Preferred Stock, so long as (x) no Default or Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, and (y) with respect to each issuance of Qualified Preferred Stock, the gross cash proceeds therefrom (or in the case of Qualified Preferred Stock directly issued as consideration for a Permitted Acquisition, the Fair Market Value thereof of the assets received therefor) shall be at least equal to 100% of the liquidation preference thereof at the time of issuance and (ii) issue additional shares of Qualified Preferred Stock to pay in kind regularly scheduled Dividends on Qualified Preferred Stock theretofore issued in compliance with this Section 9.09(c).
          9.10 Limitation on Certain Restrictions on Subsidiaries. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Subsidiary to (x) pay dividends or make any other distributions on its capital stock or any other Equity Interests or participation in its profits owned by Holdings or any Subsidiary of Holdings, or pay any Indebtedness owed to Holdings or a Subsidiary of Holdings, (y) make loans or advances to Holdings or any Subsidiary of Holdings or (z) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the U.S. Borrower or a Subsidiary of the U.S. Borrower, (iv) customary provisions restricting assignment of any licensing agreement (in which the U.S. Borrower or any of its Subsidiaries is the licensee) or any other contract entered into by the U.S. Borrower or any Subsidiary of the U.S. Borrower in the ordinary course of business, (v) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition, (vi) restrictions applicable to any Non-Wholly Owned Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 9.05 or a Permitted Acquisition effected in accordance with Section 8.15; provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the U.S. Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition; (vii) any restriction or encumbrance with respect to assets subject to Liens permitted by Sections 9.03(iv), (x), (xi), (xii) and (xvi); (viii) the Existing 2011 Senior Notes Documents; (ix) the Existing 2010 Senior Notes Documents; (x) the Existing 2009 Senior Notes Documents; (xi) the Existing 2013 Senior Notes Documents; (xii) the Intermediate Holdco Credit Documents; (xiii) the ABL Credit Documents; (xiv) the Wellbeing Project Financing Documents; (xv) on and after the execution and delivery thereof, the Permitted Senior Notes Documents; and (xvi) on and after the execution and delivery thereof, the Permitted Senior Refinancing Notes Documents.

          9.11 Limitation on the Creation of Subsidiaries and Joint Ventures. (a) Except as otherwise specifically provided in immediately succeeding clause (b), Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary, provided that the U.S. Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as (A) within 15 Business Days (or such longer period as is acceptable to the Administrative Agent in any given case) of such establishment, creation or acquisition, as the case may be, written notice thereof is given to the Administrative Agent (provided that no such notice shall be required to be given (x) in the case of a Shell Corporation or (y) in the case of a Foreign Subsidiary entitled to defer the taking of actions otherwise required by this Section 9.11(a) as a result of the application of clause (z) of the immediately succeeding proviso), (B) subject to Sections 8.11(d) and 8.12, the Equity Interests of each such new Wholly-Owned Subsidiary (if same is an Unrestricted Subsidiary) are pledged pursuant to, and to the extent required by, the applicable Pledge Agreements and/or Foreign Security Agreements and, if such Equity Interests constitute certificated Equity Interests, the certificates representing such Equity Interests, together with stock or other powers duly executed in blank, are delivered to the Collateral Agent for the benefit of the Secured Creditors, (C) to the extent such new Wholly-Owned Subsidiary is required, in accordance with the applicable provisions of Section 8.11, to become a U.S. Subsidiary Guarantor, (i) such new Wholly-Owned Subsidiary executes and delivers counterparts of the U.S. Subsidiaries Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement and such Security Documents as would have been entered into by the respective Subsidiary if same had been a U.S. Subsidiary Guarantor under the Original Credit Agreement on the Initial Borrowing Date, and takes all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 of the Original Credit Agreement if such new Wholly-Owned Subsidiary had been a U.S. Credit Party under the Original Credit Agreement on the Initial Borrowing Date, (D) to the extent such new Wholly-Owned Subsidiary is organized in a Qualified Non-U.S. Jurisdiction and is required, in accordance with the applicable provisions of Section 8.11, to become a Foreign Subsidiary Guarantor, (i) such new Wholly-Owned Subsidiary executes and delivers counterparts of the Foreign Subsidiaries Guaranty, the Intercompany Subordination Agreement and such Security Documents as would have been entered into by the respective Subsidiary if same had been a Foreign Subsidiary Guarantor under the Original Credit Agreement on the Initial Borrowing Date (determined in accordance with the criteria described in Sections 5.15, 5.17 and 5.18(b) of the Original Credit Agreement), and takes all action in connection therewith as would otherwise have been required to be taken pursuant to

Section 5 of the Original Credit Agreement if such new Wholly-Owned Subsidiary had been a Foreign Credit Party under the Original Credit Agreement on the Initial Borrowing Date, (E) to the extent such new Wholly-Owned Subsidiary is organized in a Non-Qualified Jurisdiction and is required, in accordance with the applicable provisions of Section 8.11, to become a Foreign Subsidiary Guarantor, (i) such new Wholly-Owned Subsidiary executes and delivers counterparts of the Foreign Subsidiaries Guaranty and, in each case unless the Administrative Agent otherwise agrees based on advice of local counsel, the Intercompany Subordination Agreement and such Security Documents as would have been entered into by the respective Subsidiary if same had been a Foreign Subsidiary Guarantor under the Original Credit Agreement organized in such Non-Qualified Jurisdiction on the Initial Borrowing Date (determined in accordance with the criteria described in Sections 5.15, 5.17 and 5.18(b) of the Original Credit Agreement), and takes all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 of the Original Credit Agreement if such new Wholly-Owned Subsidiary had been a Foreign Credit Party under the Original Credit Agreement organized in such Non-Qualified Jurisdiction on the Initial Borrowing Date and (F) such new Wholly-Owned Subsidiary, to the extent requested by any Agent or the Required Lenders, takes all other actions required pursuant to Section 8.11 (including, without limitation, to, at its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation and perfection of the Liens on its assets intended to be created pursuant to the applicable Security Documents); provided that (x) the Credit Documents required to be executed and delivered pursuant to clauses (C), (D) and (E) by such newly formed, created or acquired Subsidiary shall not be required to be so executed and delivered until 45 days after the formation, creation or acquisition of such Subsidiary, (y) in the case of a Shell Corporation created or established by the U.S. Borrower or any of its Wholly-Owned Subsidiaries, the actions described in clauses (B), (C), (D) and (E) and applicable to such Shell Corporation shall not be required to be taken (so long as same remains a Shell Corporation) until 60 days after the creation or establishment of such Shell Corporation and (z) in the case of a newly-formed Wholly-Owned Subsidiary of the U.S. Borrower organized in (i) a Qualified Non-U.S. Jurisdiction or (ii) a Non-Qualified Jurisdiction in which an existing Foreign Subsidiary Guarantor is organized, the actions described in clauses (D), (E) and (F) and applicable to such Wholly-Owned Subsidiary, shall not be required to be taken by such Wholly-Owned Subsidiary if the gross book value of its assets (determined as of the last day of the calendar month then last ended) is less than $10,000,000, until (and only until) the aggregate gross book value of all Wholly-Owned Subsidiaries which have not taken the actions described in clauses (D), (E) and (F) and applicable to such Wholly-Owned Subsidiaries in reliance on this proviso (determined as of the last day of the calendar month then last ended) exceeds $20,000,000, at which time all such excluded Wholly-Owned Subsidiaries (and not just those Wholly-Owned Subsidiaries required to reduce the aggregate gross book value of such excluded Wholly-Owned Subsidiaries to below $20,000,000) shall take the actions described in clauses (D), (E) and (F) and applicable to such Wholly-Owned Subsidiaries.
          (b) In addition to Subsidiaries of the U.S. Borrower created pursuant to preceding clause (a), the U.S. Borrower and its Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Initial Borrowing Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 9.05, provided that (x) all Equity Interests of each such Non-Wholly Owned Subsidiary which is an Unrestricted Subsidiary shall be pledged by any Credit Party which owns same to the extent required by the Pledge Agreements or relevant Foreign Security Agreements, and (y) any actions required to be taken pursuant to Section 8.11 in connection with the establishment of, or Investments in, the respective Subsidiaries are taken in accordance with the requirements of said Section 8.11.
          9.12 Special Restrictions Relating to Principal Property. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, (i) own or acquire any Principal Property (other than the Principal Properties designated on Schedule XV hereto) or (ii) directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable for or suffer to exist any Indebtedness secured by a Lien on any Principal Property; provided, however, that, notwithstanding the foregoing, (x) the U.S. Borrower and its Subsidiaries may acquire (by way of third-party purchase) up to (but not more than) two Principal Properties after the Restatement Effective Date and, thereafter, own such Principal Properties and (y) the U.S. Borrower and its Subsidiaries may own additional Principal Properties which are not Principal Properties on the Restatement Effective Date (or, if acquired after the Restatement Effective Date, on such date of acquisition) if (x) the respective Principal Property becomes a Principal Property after the Restatement Effective Date (or such date of acquisition) as a result of the making of capital expenditures or other investments in such Property by the U.S. Borrower or the respective Subsidiary or (y) the respective Principal Property is constructed by the U.S. Borrower or the respective Subsidiary.
          9.13 Maximum First Priority Secured Leverage Ratio. No Credit Agreement Party shall permit the First Priority Secured Leverage Ratio as of the last day of any Test Period set forth below to exceed the maximum First Priority Secured Leverage Ratio set forth opposite such date below:

Test Period Ending on or	Maximum First Priority
About	Secured Leverage Ratio
March 28, 2009	3.25 to 1.00

June 20, 2009	3.25 to 1.00

October 10, 2009	3.25 to 1.00

January 2, 2010	3.00 to 1.00

March 27, 2010	3.00 to 1.00

June 19, 2010	3.00 to 1.00

October 9, 2010	3.00 to 1.00

January 1, 2011	3.00 to 1.00

March 26, 2011	3.00 to 1.00

June 18, 2011	2.75 to 1.00

October 8, 2011	2.75 to 1.00

December 31, 2011	2.75 to 1.00

March 24, 2012	2.75 to 1.00

June 16, 2012	2.50 to 1.00

October 6, 2012	2.50 to 1.00

December 29, 2012	2.50 to 1.00

March 23, 2013	2.50 to 1.00
          Section 10. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):
          10.01 Payments. Either Borrower shall (i) default in the payment when due of any principal of any Loan or Note, (ii) default, and such default shall continue for three or more

Business Days, in the payment when due of any Unpaid Drawing, any Unreimbursed Payment, any interest on any Loan or Note or any Fees or (iii) default, and such default shall continue for 10 or more Business Days after notice to either Borrower by the Administrative Agent or any Lender, in the payment when due of any other amounts owing hereunder or under any other Credit Document; or
          10.02 Representations, etc. (a) Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document (other than a Foreign Security Document) or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, (b) any representation, warranty or statement which is qualified by a materiality standard of any kind and is made or deemed made by any Foreign Credit Party in any Foreign Security Document or in any statement or certificate delivered pursuant to any Foreign Security Document shall prove to be untrue in any material respect on the date as of which made or deemed made and (c) any material representation, warranty or statement which is not qualified by a materiality standard of any kind and is made or deemed made by any Foreign Credit Party in any Foreign Security Document or in any statement or certificate delivered pursuant to any Foreign Security Document shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          10.03 Covenants. Holdings or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 2B.07, 8.01(e)(i), 8.10, 8.11, 8.13, 8.15, 8.18, 8.19, 8.20, 8.21 or 9, or (b) default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement (other than those referred to in Sections 10.01, 10.02 or clause (a) of this Section 10.03) and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; or
          10.04 Default Under Other Agreements. (a) Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; or (b) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section 10.04 unless the principal amount of any one issue of such Indebtedness, or the aggregate amount of all such Indebtedness referred to in clauses (a) and (b) above, equals or exceeds $25,000,000; or
          10.05 Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,”

as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries; or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries; or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or
          10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days which will result in a Material Adverse Effect, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan pursuant to Section 4042(b) of ERISA, any Plan or Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or is likely to be involuntarily terminated or to be the subject of termination proceedings under ERISA, any Plan subject to Title IV of ERISA shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan subject to Title IV of ERISA or Multiemployer Plan or a Foreign Pension Plan has not been made within 60 days of when due, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan subject to Title IV of ERISA or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or Holdings or any Subsidiary of Holdings has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Plan or Multiemployer Plan; (b) there shall result from any such event or events described above in this Section 10.06 the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability resulting from any event described in clause (a) above; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or
          10.07 Security Documents. (a) Any Security Document shall cease to be in full force and effect (except in accordance with the terms thereof), or shall, subject to the Intercreditor Agreement, cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.03), and subject to no other Liens (except as permitted by Section 9.03), or (b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of any such Security Document; provided that (i) the occurrence of an Excluded Event shall not give rise to an Event of Default under this Section 10.07, (ii) the failure to have a perfected and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 10.07, unless the aggregate fair market value of all Collateral over which the Collateral Agent fails to have a perfected and enforceable Lien (exclusive of Collateral that is the subject of an Excluded Event) equals or exceeds $10,000,000 and (iii) in the case of any default described in clause (b) above in the due performance or observance of any covenant or agreement contained in any Foreign Security Document that is not (directly or indirectly) related to the perfection or enforceability of a Lien on Collateral, such default shall not give rise to an Event of Default until such default shall continue unremedied for a period of at least 15 days after notice to the defaulting party by the Administrative Agent, the Collateral Agent or the Required Lenders; or
          10.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; provided that the occurrence of an Excluded Event shall not give rise to an Event of Default under this Section 10.08; or
          10.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving a liability (to the extent not paid or covered by a reputable and solvent insurance company (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) equal to or in excess of $25,000,000 for all such judgments and decrees and all such judgments or decrees shall either be final and non-appealable or shall not have been vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days; provided, however, that for the avoidance of doubt, the European Commission Decision shall be deemed to have been stayed for so long as such decision is not final and non-appealable and the U.S. Borrower and its applicable Subsidiaries are diligently pursuing an appeal of such decision and have complied with all requirements of the European Commission with respect to the posting of bonds, bank guarantees or other security for the European Commission Decision (after giving effect to any waiver by the European Commission of any such requirements); provided, further, that the rendering of any such other judgment(s) or decree(s) by courts outside of the United States and Bermuda shall not be an Event of Default under this Section 10.09 unless (i) Holdings and its Subsidiaries which are subject to the judgment(s) or decree(s), as of the date of the issuance of such judgment(s) or decree(s) (or any later date while such judgment(s) or decree(s) are still in effect) have at least $25,000,000 in net assets (determined on a book basis without regard to any write-down or write-off of such assets as a result of such judgment(s) or decree(s)) located in the jurisdictions (i.e., the relevant country or countries or any larger jurisdiction of the respective court(s)) of the courts rendering such judgment(s) or decree(s) (which is (or are) final and non-appealable or has (or have) not been vacated, discharged, stayed or bonded pending appeal for any period of 60 consecutive days) or (ii) an order or orders enforcing such judgment(s) or decree(s) (which is (or are) final and non-appealable or has (or have) not been vacated, discharged, stayed or bonded pending appeal for any period of 60 consecutive days) is entered by a court or courts of competent jurisdiction in a jurisdiction or jurisdictions where Holdings and/or its Subsidiaries subject to the order, as of the date of the entry of such order of enforcement (or any later date while any such order is still in effect), have at least $25,000,000 in net assets located in such jurisdiction or jurisdictions (determined on a book basis without regard to any write-down or write-off of such assets as a result of such judgment(s) or decree(s)); or
          10.10 Ownership. A Change of Control shall have occurred; or
          10.11 Denial of Liability. (a) Any Credit Agreement Party shall deny its obligations under this Agreement, any Note or any other Credit Document, (b) any law, rule or regulation shall purport to render invalid, or preclude enforcement of, any provision of this Agreement or any other Credit Document or impair performance of any Foreign Credit Party’s obligations hereunder or under any other Credit Document or (c) any dominant authority asserting or exercising de jure or de facto governmental or police powers shall, by moratorium laws or otherwise, cancel, suspend or defer the obligation of any Foreign Credit Party to pay any amount required to be paid hereunder or under any other Credit Document; provided that the occurrence of an Excluded Event shall not give rise to an Event of Default under this Section 10.11; or
          10.12 Governmental Action. Any governmental authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or other assets of any Foreign Credit Party or any of its Subsidiaries, or shall have assumed custody or control of such property or other assets or of the business or operations of any Foreign Credit Party or any of its Subsidiaries, or shall have taken any action for the dissolution or disestablishment of any Foreign Credit Party or any of its Subsidiaries or any action that would prevent any Foreign Credit Party, any of its Subsidiaries or any of their respective officers from carrying on the business of such Foreign Credit Party or such Subsidiary or a substantial part thereof; provided that the occurrence of an Excluded Event shall not give rise to an Event of Default under this Section 10.12; or
          10.13 Special Defaults Relating to Bermuda Entities. (i) The Bermuda Borrower shall fail to maintain its corporate existence in full force and effect or (ii) any Foreign Credit Party organized under the laws of Bermuda shall (x) fail to take any of the actions described in Section 8.05 or (y) take any action described in the last sentence of Section

8.16, and such failure to take or the taking of such action, as the case may be, described in this clause (ii) shall continue for a period of at least 30 days after notice to such Foreign Credit Party by the Administrative Agent or the Required Lenders;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to Holdings or the U.S. Borrower, take any or all of the following actions, without prejudice to the rights of any Agent or any Lender to enforce its claims against any Credit Party (provided that if an Event of Default specified in Section 10.05 shall occur with respect to either Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder (including Unpaid Drawings and Unreimbursed Payments) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), subject to the Intercreditor Agreement, any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit or Bank Guaranty which may be terminated in accordance with its terms; (v) direct the Bermuda Borrower to pay (and the Bermuda Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to either Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amount of cash (in the respective currencies in which such Letters of Credit or Bank Guaranties are denominated), to be held as security by the Administrative Agent, as is equal to the sum of (x) the aggregate Stated Amount of all Bermuda Borrower Letters of Credit issued for the account of the Bermuda Borrower and then outstanding and (y) the aggregate Face Amount of all Bank Guaranties issued for the account of the Bermuda Borrower and then outstanding; (vi) direct the U.S. Borrower to pay (and the U.S. Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to either Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amount of cash (in the respective currencies in which such Letters of Credit or Bank Guaranties are denominated), to be held as security by the Administrative Agent, as is equal to the sum of (x) the aggregate Stated Amount of all Letters of Credit then outstanding and (y) the aggregate Face Amount of all Bank Guaranties issued for the account of the U.S. Borrower and then outstanding; and (vii) apply any cash collateral held by the Administrative Agent as provided in Section 4.02 to the repayment of the Obligations.
          Section 11. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:
          “ABL Borrower” shall mean the “Borrower” as defined in the ABL Credit Agreement.

          “ABL Collateral Agent” shall mean the “Collateral Agent” as defined in the ABL Credit Agreement.
          “ABL Commitment” shall mean the commitment under the ABL Credit Agreement.
          “ABL Credit Agreement” shall mean the Credit Agreement, dated as of April 12, 2006, among Holdings, Intermediate Holdco, the U.S. Borrower, as ABL Borrower, Deutsche Bank Trust Company Americas, as Administrative Agent, Banc of America Securities LLC, as syndication agent, The Bank of Nova Scotia, as documentation agent, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as joint book runners, and Deutsche Bank Securities Inc., as sole lead arranger, as the same may be amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders, institutional investors or agents), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (so long as, in the case of any replacement or refinancing, all commitments under the agreements or indentures so replaced or refinanced shall have been terminated, all unpaid amounts thereunder (other than indemnities) shall have been paid in full and all parties to any replacement or refinancing agreements or indentures, or a trustee or agent on their behalf, shall have become party to the Intercreditor Agreement as of the applicable date of replacement or refinancing, as the case may be).
          “ABL Credit Documents” shall mean the ABL Credit Agreement and the related guaranties, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the ABL Credit Agreement, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “ABL Credit Party” shall mean a “Credit Party” as defined in the ABL Credit Agreement.
          “ABL Lender” shall mean a “Lender” as defined in the ABL Credit Agreement.
          “ABL Loans” shall mean the “Loans” as defined in the ABL Credit Agreement.
          “ABL Priority Collateral” means, collectively, all “ABL Priority Collateral” as defined in the Intercreditor Agreement.
          “ABL Secured Creditors” shall mean the “Secured Creditors” as defined the ABL Security Documents.
          “ABL Security Agreement” shall mean the “Security Agreement” as defined in the ABL Credit Agreement.
          “ABL Security Documents” shall mean the “Security Documents” as defined in the ABL Credit Agreement.

          “Account Party” shall mean, with respect to Letters of Credit or Bank Guaranties, the U.S. Borrower or the Bermuda Borrower, as specified in the respective Letter of Credit Request (or, in the case of Existing Letters of Credit, as specified pursuant to the Original Credit Agreement) or Bank Guaranty Request (or, in the case of Existing Bank Guaranties, as specified pursuant to the Original Credit Agreement).
          “Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of Holdings or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of such acquisition of Equity Interests, become a Wholly-Owned Subsidiary of Holdings (or shall be merged with and into the U.S. Borrower, the Bermuda Borrower or a another Wholly-Owned Subsidiary of the U.S. Borrower, with the U.S. Borrower, the Bermuda Borrower or such other Wholly-Owned Subsidiary being the surviving Person).
          “Additional Tranche C Term Loans” shall have the meaning provided in Section 1.01(b).
          “Additional Collateral” shall mean all property (whether real or personal) in which security interests are granted (or have been purported to be granted) (and continue to be in effect at the time of determination) pursuant to Sections 8.11, 8.12 and/or 9.11.
          “Additional Mortgage” shall have the meaning provided in Section 8.11(a).
          “Additional Mortgaged Property” shall have the meaning provided in Section 8.11(a).
          “Additional Security Documents” shall mean all mortgages, pledge agreements, security agreements and other security documents entered into from time to time pursuant to Sections 8.11, 8.12, 8.15, 9.11 and/or 13.19, as each such document may be modified, supplemented or amended from time to time in accordance with the terms hereof and thereof.
          “Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains which were included in arriving at Consolidated Net Income for such period.
          “Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets at such time (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.
          “Adjusted Excess Cash Flow” shall mean, for any period, the remainder of (i) Excess Cash Flow for such period minus (ii) the aggregate amount of principal repayments of Loans to the extent (and only to the extent) that such repayments were made as a voluntary prepayment pursuant to, Section 4.01 hereof.

          “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither any Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Holdings or any Subsidiary thereof.
          “Affiliated Group” shall have the meaning provided in Section 9.06(v).
          “After-Acquired Foreign Personal Property” shall have the meaning provided in Section 8.11(k).
          “Agent” shall mean the Administrative Agent, the Syndication Agent and each Co-Documentation Agent and shall include any successor to any such Person appointed pursuant to Section 12.10.
          “Aggregate CL Exposure” shall mean, at any time, the sum of (i) the aggregate amount of all Letter of Credit Outstandings at such time plus (ii) the aggregate amount of all Bank Guaranty Outstandings at such time (for this purpose, giving effect to the provisos to the definitions of Stated Amount and Face Amount in determining the Letter of Credit Outstandings and Bank Guarantee Outstandings at such time).
          “Agreement” shall mean this Credit Agreement, as amended and restated and as the same may be further modified, supplemented, amended, restated, extended, renewed, refinanced and/or replaced from time to time.
          “Alternative Currency” shall mean Sterling and Euros.
          “Amendment 1” shall mean Amendment 1 to this Agreement, dated as of March 18, 2009.
          “Applicable Currency” shall mean (i) with respect to any Loan, Dollars and (ii) with respect to any Letter of Credit or Bank Guaranty, Dollars or the Alternative Currency in which such Letter of Credit or Bank Guaranty is denominated.
          “Applicable Increased Term Loan Rate” shall mean, at any time, with respect to any newly-created Tranche of Incremental Term Loans, the rate per annum (expressed as a percentage) applicable to Tranche B Term Loans, Tranche C Term Loans and each other then existing Tranche of Incremental Term Loans after giving effect to the provisos in subclause (II) of clause (vii) of Section 1.15(a) and shall be conclusive and binding on all Lenders absent manifest error.

          “Applicable Margin” shall mean (i) in the case of Tranche B Term Loans and Tranche C Term Loans maintained as (A) Base Rate Loans, 4.00% and (B) Eurodollar Loans, 5.00% (or on and after the date of the most recent incurrence of any Tranche of Incremental Term Loans bearing interest at the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Tranche of Incremental Term Loans); and (ii) in the case of any Type of Incremental Term Loans of a given Tranche, that percentage per annum set forth in, or calculated in accordance with, Section 1.15 and the relevant Incremental Term Loan Commitment Agreement (or in the case of Incremental Term Loans of a given Tranche, on and after the date of the most recent incurrence of any Tranche of Incremental Term Loans bearing interest at the Applicable Increased Term Loan Rate, the Applicable Increased Term Loan Rate for such Tranche of Incremental Term Loans); provided, that from and after each date of delivery, on or after the effective date of Amendment 1, of any certificate delivered in accordance with Section 8.01(d), all Applicable Margins for Tranche B Term Loans and Tranche C Term Loans shall be decreased by 0.50% from the rates set forth above if respective certificate delivered in accordance with Section 8.01(d) sets forth a calculation of the First Priority Secured Leverage Ratio as at the last day of the respective Fiscal Quarter or Fiscal Year for which the respective certificate is being delivered which is equal to or less than 1.75:1.00; provided, further, that if any certificate required to be delivered pursuant to Section 8.01(d) is not delivered by the date required pursuant to said Section 8.01(d), the Applicable Margins shall be determined without regard to the preceding proviso from the date on which such certificate was required to be delivered until the first Business Day following the date of delivery of such certificate. Notwithstanding the foregoing, (i) the relevant Applicable Margins shall be subject to increases pursuant to, and to the extent expressly provided in, Section 1.15 and (ii) for any period prior to the effective date of Amendment 1, the relevant Applicable Margins shall be as set forth in this Agreement prior to the effectiveness of Amendment 1.
          “Applicable Prepayment Percentage” shall mean, at any time, (i) for purposes of Section 4.02(f) and the definitions of “Retained Excess Cash Flow Amount”, 50%; provided that, so long as no Default or Event of Default is then in existence, if the Total Leverage Ratio is less than 3.50:1.00 as at the last day of the most recently ended Fiscal Year of the U.S. Borrower (as set forth in an officer’s certificate delivered pursuant to Section 8.01(d) for the Fiscal Year of the U.S. Borrower then last ended), the Applicable Prepayment Percentage shall instead be 0%.
          “Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person other than the U.S. Borrower or any Wholly-Owned Subsidiary of the U.S. Borrower of any asset or Property (including, without limitation, any capital stock or other securities of, or other Equity Interests in, another Person, but excluding the sale by Holdings of its own capital stock) of Holdings or such Subsidiary other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business, (ii) other sales and dispositions that generate Net Sale Proceeds of less than $15,000,000 in the aggregate in any Fiscal Year of Holdings or (iii) sales or liquidations of Cash Equivalents, it being understood and agreed that the grant of a Lien by Holdings or any of its Subsidiaries in favor of another Person shall not in and of itself constitute an “Asset Sale” for purposes of this definition.
          “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).
          “Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion, Letter of Credit Requests, Bank Guaranty Requests and similar notices, any person or persons that has or have been authorized by the board of directors of either Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the respective Issuing Lender or the respective Bank Guaranty Issuer, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, any treasurer or other financial officer of Holdings or the U.S. Borrower and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Holdings or the U.S. Borrower.
          “Bank Guaranty” shall have the meaning provided in Section 2B.01(a).
          “Bank Guaranty Issuer” shall mean (i) if and to the extent it agrees to act as such, any Agent (and any of such Agent’s affiliates and/or branches), (ii) any ABL Lender (and any of such ABL Lender’s affiliates and/or branches) or any CL Lender (and any of such CL Lender’s affiliates and/or branches) which at the request of the U.S. Borrower or the Bermuda Borrower and with the consent of the Administrative Agent agrees, in such ABL Lender’s or CL Lender’s (or their respective affiliate’s or branch’s) sole discretion, to become a Bank Guaranty Issuer for the purpose of issuing Bank Guaranties pursuant to Section 2B and (iii) with respect to the Existing Bank Guaranties, the Lender or Original Lender (and any of such Lender’s or Original Lender’s affiliates and/or branches) designated as the issuer thereof on Part B of Schedule XI shall be the Bank Guaranty Issuer thereof.
          “Bank Guaranty Outstandings” shall mean, at any time, the sum of (i) the aggregate Face Amount of all outstanding Bank Guaranties which have not terminated at such time plus (ii) the aggregate amount of all Unreimbursed Payments in respect of all Bank Guaranties at such time.
          “Bank Guaranty Payment” shall have the meaning provided in Section 2B.05(b).
          “Bank Guaranty Request” shall have the meaning provided in Section 2B.03(a).
          “Bankruptcy Code” shall have the meaning provided in Section 10.05.
          “BAS” shall mean Banc of America Securities LLC, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.
          “Base Rate” at any time shall mean the higher of (x) the rate which is 1/2 of 1 % in excess of the Federal Funds Rate at such time, (y) the Prime Lending Rate at such time and (z) the Eurodollar Rate for an Interest Period of one month commencing on such date plus 1%.

          “Base Rate Loan” shall mean each Loan which is designated or deemed designated as a Base Rate Loan by the respective Borrower at the time of the incurrence thereof or conversion thereto.
          “Bermuda Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “Bermuda Borrower Bank Guaranty” shall mean each Bank Guaranty (which may be denominated in Dollars or an Alternative Currency) issued for the account of the Bermuda Borrower pursuant to Section 2B.01 and designated as such by the Bermuda Borrower in the respective Bank Guaranty Request (or, in the case of an Existing Bank Guaranty, to the extent provided in Section 2B.01(d)).
          “Bermuda Borrower Incremental Term Loans” shall mean Incremental Term Loans incurred by the Bermuda Borrower.
          “Bermuda Borrower Letter of Credit” shall mean each Letter of Credit (which must be denominated in Dollars or an Alternative Currency) issued for the account of the Bermuda Borrower pursuant to Section 2A.01.
          “Bermuda Borrower Term Loans” shall mean and include all Tranche C Term Loans and all Bermuda Borrower Incremental Term Loans.
          “Bermuda Borrower’s Guaranty” shall mean the guaranty of the Bermuda Borrower pursuant to Section 14.
          “Bermuda Partnership” shall mean Dole Foreign Holdings, Ltd., a limited liability company organized under the laws of Bermuda.
          “Bermuda Partnership Partner #1” shall mean Dole Fresh Fruit Company, Inc., a corporation organized under the laws of Nevada and a Wholly-Owned Subsidiary of the U.S. Borrower, and any successor thereto by way of a merger or consolidation permitted by Section 9.01(d).
          “Bermuda Partnership Partner #2” shall mean Dole Ocean Cargo Express, Inc., a corporation organized under the laws of Nevada and a Wholly-Owned Subsidiary of the U.S. Borrower, and any successor thereto by way of a merger or consolidation permitted by Section 9.01(d).
          “Bermuda Partnership Partners” shall mean and include Bermuda Partnership Partner #1 and Bermuda Partnership Partner #2.
          “B/G Participant” shall have the meaning provided in Section 2B.04(a).
          “B/G Participation” shall have the meaning provided in Section 2B.04(a).
          “B/G Supportable Indebtedness” shall mean (i) obligations of the U.S. Borrower or its Wholly-Owned Subsidiaries (or, in the case of any Existing Bank Guaranty, any Foreign

Subsidiary of the U.S. Borrower) incurred in the ordinary course of business owing to taxing authorities, custom authorities or with respect to import and/or export licenses and (ii) such other obligations of the U.S. Borrower or its Wholly-Owned Subsidiaries as are reasonably acceptable to the Administrative Agent and the respective Bank Guaranty Issuer and otherwise permitted to exist pursuant to the terms of this Agreement.
          “Borrowers” shall have the meaning provided in the first paragraph of this Agreement.
          “Borrowing” shall mean the borrowing of one Type of Loan pursuant to a single Tranche by the Bermuda Borrower or by the U.S. Borrower from all the Lenders having Commitments with respect to such Tranche on a given date (or resulting from a conversion or conversions on such date), having in the case of Eurodollar Loans the same Interest Period; provided (x) that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans, (y) the term “Borrowing” shall include the consolidated “borrowing” of Tranche C Term Loans pursuant to the simultaneous conversion of Original Tranche B Term Loans and the incurrence of Additional Tranche C Term Loans on the Restatement Effective Date on the terms provided in Section 1.01(b), and (z) any Incremental Term Loans incurred pursuant to Section 1.01(c) shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans (if any) to which such Incremental Term Loans are added pursuant to Section 1.15(c).
          “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York (or, with respect to an Issuing Lender not located in the City of New York, the location of such Issuing Lender) a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, determinations of the LIBOR Rate and Interest Periods to be determined in accordance with clause (ii) of the definition thereof contained herein, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London or New York City.
          “Business Segment” shall mean a reportable segment as discussed in Statement of Financial Accounting Standards No. 131 “Disclosure about Segments of an Enterprise and Related Information.”
          “Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale or other event for which financial statements pursuant to Sections 8.01(a) or (b) are then available.
          “California Disposition” shall have the meaning provided in Section 9.02(xx).

          “Canadian Security Agreement” shall have the meaning provided in Section 12.14(a).
          “Capital Expenditures” shall mean, with respect to any Person, for any period, all expenditures by such Person which should be capitalized in accordance with U.S. GAAP during such period, including, without duplication, all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with U.S. GAAP) and the amount of all Capitalized Lease Obligations incurred by such Person during such period.
          “Capital Lease,” as applied to any Person, shall mean any lease of any Property by that Person as lessee which, in conformity with U.S. GAAP, is accounted for as a capital lease on the balance sheet of that Person.
          “Capitalized Lease Obligations” of any Person shall mean all obligations under Capital Leases of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.
          “Cash Equivalents” means (i) Dollars, Euros, Sterling and, in the case of any of Foreign Subsidiaries of the U.S. Borrower, such local currencies held by them from time to time in the ordinary course of their businesses, (ii) securities issued or directly fully guaranteed or insured by the governments of the United States, the United Kingdom, Sweden, Switzerland, Japan, Canada and members of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the respective such government is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iv) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, (x) in the case of a domestic commercial bank, having capital and surplus in excess of $500,000,000 and outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) and (y) in the case of a foreign commercial bank, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above, (vi) commercial paper having a rating of at least A-1 from S&P or at least P-1 from Moody’s and in each case maturing within six months after the date of acquisition and (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above. Furthermore, with respect to Foreign Subsidiaries of the U.S. Borrower that are not organized in one or more Qualified Jurisdictions, Cash Equivalents shall include bank deposits (and investments pursuant to operating account agreements) maintained with various local banks in the ordinary course of business consistent with past practice of the U.S. Borrower’s Foreign Subsidiaries.

          “Change of Control” shall mean (i) Holdings shall at any time cease to own directly 100% of the Equity Interests of Intermediate Holdco (except as a result of a merger or liquidation of Intermediate Holdco permitted by Section 8.14), (ii) Intermediate Holdco or, following any merger or liquidation of Intermediate Holdco permitted by Section 8.14, Holdings shall at any time cease to own directly 100% of the Equity Interests of (x) the U.S. Borrower and (y) except as permitted by Section 8.14, Corporate Holdco, (iii) the U.S. Borrower shall at any time cease to own directly or indirectly 100% of the Equity Interests of the Bermuda Borrower, (iv) the Permitted Holders shall at any time and for any reason fail to own at least 75% of both the economic and voting interest in Holdings’ capital stock, (v) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors, or (vi) a “change of control” or similar event shall occur as provided in any ABL Credit Document, Existing Senior Notes Document, any Qualified Preferred Stock (or certificate of designation governing the same), any Wellbeing Project Financing Document or, on and after the execution and delivery thereof, any Permitted Senior Notes Documents or any Permitted Refinancing Senior Notes Document.
          “CL Credit Event” shall mean and include the issuance of a Letter of Credit and/or a Bank Guaranty.
          “CL Facility Fee” shall have the meaning provided in Section 3.01(a).
          “CL Interest Payment Date” shall mean (i) in the case of the first CL Interest Payment Date, the last day of the third Interest Period applicable to Credit-Linked Deposits occurring after the Restatement Effective Date and (ii) the last day of every third Interest Period applicable to Credit-Linked Deposits to occur thereafter.
          “CL Lender” shall mean each Lender having a Credit-Linked Commitment (without giving effect to any termination of the Total Credit-Linked Commitment if any Letter of Credit Outstandings or any Bank Guaranty Obligations remain outstanding).
          “CL Maturity Date” shall mean April 12, 2013.
          “CL Percentage” of any CL Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Credit-Linked Commitment of such CL Lender at such time and the denominator of which is the Total Credit-Linked Commitment at such time, provided that if any such determination is to be made after the Total Credit-Linked Commitment (and the related Credit-Linked Commitments of the CL Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination (but giving effect to any subsequent assignments in accordance with the terms of this Agreement).
          “CL Tranche” shall mean a collective reference to the Credit-Linked Commitments of the various CL Lenders, the Credit-Linked Deposits of the various CL Lenders and their L/C Participations in Letters of Credit and B/G Participations in Bank Guaranties hereunder.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the

Code are to the Code, as in effect at the Original Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
          “Co-Documentation Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to a Co-Documentation Agent appointed pursuant to Section 12.10.
          “Collateral” shall mean all property (whether real or personal, movable or immovable) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Document), including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 4.02 or 10 or any Credit Document and all Additional Collateral, if any. It is understood and agreed that the term “Collateral” shall not include any Property which constitutes Excluded Collateral, for so long as same constitutes Excluded Collateral.
          “Collateral Agent” shall mean DBAG, acting as collateral agent for the Secured Creditors.
          “Commitment” shall mean any of the commitments of any Lender, i.e., whether the Tranche B Term Loan Commitment, the Tranche C Term Loan Commitment, the Credit-Linked Commitment or the Incremental Term Loan Commitment of any Tranche of such Lender.
          “Commodity Agreements” shall mean commodity agreements, hedging agreements and other similar agreements or arrangements designed to protect against price fluctuations of commodities (e.g., fuel) used in the business of the U.S. Borrower and its Subsidiaries.
          “Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).
          “Consenting Tranche C Term Loan Lender” shall mean each Lender under, and as defined in, the Original Credit Agreement with an outstanding Original Tranche B Term Loan on the Restatement Effective Date (immediately prior to giving effect thereto) that has executed and delivered a counterpart of this Agreement to the Administrative Agent on or prior to the Restatement Effective Date and has an amount set forth opposite its name on Schedule I hereto under the heading “Converted Tranche C Term Loans”.
          “Consolidated Current Assets” shall mean, at any time, the current assets of the U.S. Borrower and its Consolidated Subsidiaries at such time determined on a consolidated basis (other than assets held for sale).
          “Consolidated Current Liabilities” shall mean, at any time, the current liabilities of the U.S. Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding the current portion of, and accrued but unpaid interest on, any Indebtedness under this Agreement and any other long-term Indebtedness which would otherwise be included therein and excluding liabilities related to assets held for sale.

          “Consolidated EBIT” shall mean, for any period, the Consolidated Net Income (without giving effect to (x) any extraordinary gains or losses and (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) before (i) total interest expense (inclusive of amortization of deferred financing fees and any other original issue discount) of the U.S. Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period, and (ii) provision for taxes based on income and foreign withholding taxes, in each case to the extent deducted in determining Consolidated Net Income for such period.
          “Consolidated EBITDA” shall mean for any period, Consolidated EBIT, adjusted by (x) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period and not already added back in determining Consolidated EBIT) the amount of (i) all depreciation and amortization expense that were deducted in determining Consolidated EBIT for such period, (ii) any other non-cash charges incurred in such period, to the extent that same were deducted in arriving at Consolidated EBIT for such period, (iii) the amount of all fees and expenses incurred in connection with the Transaction, Amendment 1 or the refinancing of the Existing 2009 Notes for such period to the extent same were deducted in arriving at Consolidated EBIT for such period, and (iv) any losses attributable to the interest component of cross-currency hedging arrangements even if such transactions are treated for GAAP purposes as foreign exchange transactions to the extent same were deducted in arriving at Consolidated EBIT for such period, and (y) subtracting therefrom, (i) to the extent included in arriving at Consolidated EBIT for such period, the amount of non-cash gains during such period, (ii) the aggregate amount of all cash payments made during such period in connection with non-cash charges incurred in a prior period, to the extent such non-cash charges were added back pursuant to clause (x)(ii) above in a prior period and (iii) any gains attributable to the interest component of cross-currency hedging arrangements even if such transactions are treated for GAAP purposes as foreign exchange transactions to the extent same were included in arriving at Consolidated EBIT for such period. Notwithstanding the foregoing, Consolidated EBITDA of the U.S. Borrower for the fiscal quarters ended June 14, 2008, October 4, 2008 and January 3, 2009 shall be deemed to be $140,400,000, $51,300,000 and $81,900,000, respectively, and notwithstanding anything to the contrary in the definition of Pro Forma Basis, no adjustment shall be made to such amounts as a result of any transaction occurring prior to the effective date of Amendment 1.
          “Consolidated First Priority Secured Debt” shall mean, at any time, the remainder of (I) the sum of (without duplication) (i) all Indebtedness of the U.S. Borrower and its Consolidated Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Leases on the liability side of a consolidated balance sheet of the U.S. Borrower and its Consolidated Subsidiaries in accordance with U.S. GAAP, (ii) all Indebtedness of the U.S. Borrower and its Consolidated Subsidiaries of the type described in clause (ii) of the definition of Indebtedness and (iii) all Contingent Obligations of the U.S. Borrower and its Consolidated Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii) minus (II) the aggregate amount any Indebtedness that is totally unsecured and the aggregate amount of any Permitted Refinancing Senior Notes that are secured by a Lien on any Collateral; provided that (x) the amount available to be drawn under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of the U.S. Borrower or any of its Consolidated Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties and similar obligations) shall not be included in any determination of “Consolidated First Priority Secured Debt” and (y) obligations arising under Synthetic Leases shall be included in determining Consolidated First Priority Secured Debt.
          “Consolidated Net Debt” shall mean, at any time, the remainder of (I) the sum of (without duplication) (i) all Indebtedness of the U.S. Borrower and its Consolidated Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Leases on the liability side of a consolidated balance sheet of the U.S. Borrower and its Consolidated Subsidiaries in accordance with U.S. GAAP, (ii) all Indebtedness of the U.S. Borrower and its Consolidated Subsidiaries of the type described in clauses (ii) and (vii) of the definition of Indebtedness and (iii) all Contingent Obligations of the U.S. Borrower and its Consolidated Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii) minus (II) the aggregate amount of Unrestricted Cash Equivalents of Holdings and its Subsidiaries at such time to the extent same would be reflected on a consolidated balance sheet of the U.S. Borrower if same were prepared at such time; provided that (w) the amount available to be drawn under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of the U.S. Borrower or any of its Consolidated Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties and similar obligations) shall not be included in any determination of “Consolidated Net Debt”, (x) for purposes of this definition, the amount of Indebtedness in respect of the Interest Rate Protection Agreements, Other Hedging Agreements and Commodities Agreements shall be at any time the unrealized net loss position, if any, of the U.S. Borrower and/or its Consolidated Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time, (y) obligations arising under Synthetic Leases shall be included in determining Consolidated Net Debt and (z) any Preferred Equity of the U.S. Borrower or any of its Consolidated Subsidiaries shall be treated as Indebtedness, with an amount equal to the greater of the liquidation preference or the maximum fixed repurchase price of any such outstanding Preferred Equity deemed to be a component of Consolidated Net Debt.
          “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the U.S. Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with U.S. GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Consolidated Subsidiary and (ii) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.
          “Consolidated Senior Secured Net Debt” shall mean, at any time (x) the amount of Consolidated Net Debt at such time less (y) all amounts reflected therein attributable to Indebtedness which is totally unsecured.
          “Consolidated Subsidiary” shall mean, with respect to any Person, at any date, any other Person the Equity Interests of which are owned by such Person and whose financial results are consolidated in the financial statements of such Person in accordance with U.S. GAAP (and consistent with the consolidation practices of the U.S. Borrower as in effect on the Original Effective Date), if such statements were prepared as of such date.
          “Contemplated Asset Sale” shall mean any sale of assets by the U.S. Borrower and/or one or more of its Subsidiaries (including Real Property and Equity Interests held by such Persons but excluding Equity Interests in the Bermuda Borrower and the Bermuda Partnership and any Person which owns, directly or indirectly, Equity Interests therein); provided, however, that (i) any such assets so sold are not material to the operations of the U.S. Borrower and its Subsidiaries, (ii) after giving effect to such sale, the U.S. Borrower would be in compliance on a pro forma basis with Section 9.13 as of the last day of the most recently completed Test Period for which financial statements are available and (iii) the U.S. Borrower shall have provided a certificate to the Administrative Agent stating that such sale is made as a, and complies with the requirements of the definition of, Contemplated Asset Sale.
          “Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.
          “Continuing Directors” shall mean the directors of Holdings on the Restatement Borrowing Date and each other director if such director’s election to, or nomination for the election to, the Board of Directors of Holdings is recommended or approved by a majority of then Continuing Directors.
          “Converted Tranche C Term Loans” shall have the meaning provided in Section 1.01(b).
          “Corporate Holdco” shall mean Dole Holding Company, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of Intermediate Holdco.
          “Credit Agreement Party” shall mean Holdings, Intermediate Holdco and each Borrower.
          “Credit Agreement Party Guaranty” shall mean the guaranty of each Credit Agreement Party pursuant to Section 14.
          “Credit Documents” shall mean this Agreement, the Notes, each Subsidiaries Guaranty, the Intercompany Subordination Agreement, each Special Colombian Put Note, each Special Colombian Put Note Agreement, each Security Document, each Incremental Term Loan Commitment Agreement, the U.S. Subsidiaries Guaranty, the Foreign Subsidiaries Guaranty Acknowledgement, the Intercompany Subordination Agreement Acknowledgement, each Foreign Security Document Acknowledgement and/or Amendment, the Intercreditor Agreement and any other guarantees or security documents executed and delivered for the benefit of the Lenders in accordance with the requirements of this Agreement and any other guaranties, pledge agreements or security documents executed and delivered in accordance with the requirements of Sections 8.11, 8.12 and/or 9.10.
          “Credit Event” shall mean the making of a Loan, the issuance of a Letter of Credit, the issuance of a Bank Guaranty or the making of any Credit-Linked Deposit.
          “Credit-Linked Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Credit-Linked Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).
          “Credit-Linked Deposit” shall mean, as to each CL Lender, the cash deposit made by such CL Lender pursuant to Section 2C.01(a) or Section 1.13 or 13.04(b), as the case may be, as such deposit may be (x) reduced from time to time pursuant to the terms of this Agreement and (y) reduced or increased from time to time pursuant to assignments to or by such CL Lender pursuant to Section 1.13 or 13.04(b). The initial amount of each CL Lender’s Credit-Linked Deposit shall be equal to the amount of its Credit-Linked Commitment on the Restatement Effective Date or on the date that such Person becomes a CL Lender pursuant to Section 1.13 or 13.04(b).

          “Credit-Linked Deposit Account” shall mean the accounts of, and established by, the Deposit Bank under its sole and exclusive control and maintained at the office of the Deposit Bank, and designated as the “Dole Foods Credit-Linked Deposit Account” that shall be used solely for the purposes set forth in Sections 1.04, 2A.04(c) and 2B.04(c).
          “Credit-Linked Deposit Cost Amount” shall mean, at any time, a percentage per annum equal to 0.13% (or such other amount as may be agreed from time to time by the Administrative Agent and the U.S. Borrower).
          “Credit Party” shall mean each U.S. Credit Party and each Foreign Credit Party.
          “DBAG” shall mean Deutsche Bank AG New York Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.
          “DBSI” shall mean Deutsche Bank Securities Inc., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.
          “Default” shall mean any event, act or condition, which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Deposit Bank” shall mean DBAG and shall include any successor thereto appointed pursuant to Section 12.10.
          “Disqualified Voting Participant” shall mean any participant meeting the requirements of sub-clauses (x), (y)(A) and (y)(B) of clause (II) of the second proviso appearing in Section 13.04(a) which (i) has refused to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement of the type described in Section 13.12(a) and which have been approved by the Required Lenders and (ii) has been designated as a “Disqualified Voting Participant” by the U.S. Borrower in a written notice to the Administrative Agent.
          “Dividend” shall have the meaning provided in Section 9.06.
          “Documents” shall mean and include (i) the Credit Documents, (ii) the ABL Credit Documents, (iii) the Refinancing Documents, (iv) the Intercompany Distribution Transaction Documents, (v) the Sale-Leaseback Transaction Documents, (vi) the Existing Senior Notes Documents, (vii) the Intermediate Holdco Credit Documents, (viii) the Wellbeing Project Financing Documents, (ix) on and after the execution and delivery thereof, any Permitted Senior Notes Document and (x) on and after the execution and delivery thereof, any Permitted Refinancing Senior Notes Document.
          “Dole Canada” shall have the meaning provided in Section 12.14(a).

          “Dole Settlement Company” shall mean the U.S. Borrower or a Qualified U.S. Obligor that is not subject to the guaranty limitation applicable to the Bermuda Partnership Partners contained in the U.S. Subsidiaries Guaranty.
          “Dollars” shall mean U.S. Dollars.
          “Dollar Denominated Bank Guaranty” shall mean each Bank Guaranty denominated in Dollars.
          “Dollar Denominated Bank Guaranty Outstandings” shall mean, at any time, the sum of (i) the aggregate Face Amount of all outstanding Dollar Denominated Bank Guaranties at such time plus (ii) the aggregate amount of all Unreimbursed Payments with respect to Dollar Denominated Bank Guaranties at such time.
          “Dollar Denominated Letter of Credit” shall mean each Letter of Credit denominated in Dollars.
          “Dollar Denominated Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Dollar Denominated Letters of Credit at such time plus (ii) the aggregate amount of all Unpaid Drawings with respect to Dollar Denominated Letters of Credit at such time.
          “Dollar Equivalent” of an amount denominated in a currency other than Dollars shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 1.14 or 13.22 hereof or Section 26 (or any analogous provision) of any Subsidiaries Guaranty, on the date of determination); provided that (x) the Dollar Equivalent of any Unpaid Drawing under a Non-Dollar Denominated Letter of Credit shall be determined at the time the drawing under the related Letter of Credit was paid or disbursed by the respective Issuing Lender, and (y) the Dollar Equivalent of any Unreimbursed Payment under a Non-Dollar Denominated Bank Guaranty shall be determined at the time the payment under the related Bank Guaranty was made or disbursed by the respective Bank Guaranty Issuer; provided, further, that for purposes of (x) determining compliance with Sections 1.01(a), (b) and (c), 2A.01(c), 2B.01(c) and 4.02(a) and (y) calculating Fees pursuant to Section 3.01, the Dollar Equivalent of any amounts denominated in a currency other than Dollars shall be revalued on a monthly basis using the spot exchange rates therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the first Business Day of each calendar month, provided, however, that at any time during a calendar month, if the Aggregate CL Exposure (for the purposes of the determination thereof, using the Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Total Credit-Linked Commitment, then in the sole discretion of the Administrative Agent or at the request of the Required Lenders, the Dollar Equivalent shall be reset based upon the spot exchange rates on such date as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent), which rates shall remain in effect until the first Business Day of the next succeeding calendar month or such earlier date, if any, as the rate is reset pursuant to this proviso. Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Credit Documents in a currency other than Dollars in its sole discretion using the spot exchange rates therefor as quoted in the Wall Street Journal (or, if the same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent).
          “Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof.
          “Drawing” shall have the meaning provided in Section 2A.05(b).
          “Eligible Transferee” shall mean and include a commercial bank, a mutual fund, an insurance company, a financial institution, a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act), any fund that regularly invests in bank loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding any individual and Holdings and its Subsidiaries and Affiliates.
          “EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement the third stage of the European Monetary Union.
          “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by Holdings or any of its Subsidiaries under any Environmental Law or any permit issued to Holdings or any of its Subsidiaries under any such law (hereafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
          “Environmental Law” shall mean any federal, state or local policy having the force and effect of law, statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, “Laws”)), relating to the indoor or outdoor environment, or Hazardous Materials or health and safety to the extent such health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended, or any such similar Laws.

          “Equity Infusion” shall mean (i) in the case of Holdings, the sale or issuance of Equity Interests of Holdings to, or a capital contribution to Holdings by, David H. Murdock or any of his affiliates and (ii) in the case of Intermediate Holdco, the sale or issuance of Equity Interests of Intermediate Holdco to, or a capital contribution to Intermediate Holdco by, Holdings which is financed by Holdings solely with the proceeds of the sale or issuance of Equity Interests and/or capital contributions described in preceding clause (i).
          “Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
          “Equity Investors” shall mean, collectively, David H. Murdock, the David H. Murdock Living Trust and Castle & Cooke Holdings, Inc.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect on the Original Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or a Subsidiary of Holdings would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of Holdings or a Subsidiary of Holdings being or having been a general partner of such Person.
          “Euro Denominated Bank Guaranty” shall mean each Bank Guaranty denominated in Euros.
          “Euro Denominated Letter of Credit” shall mean each Letter of Credit denominated in Euros.
          “Eurodollar Loans” shall mean each Loan designated as such by the respective Borrower or Borrowers at the time of the incurrence thereof or conversion thereto.
          “Eurodollar Rate” shall mean, for any Interest Period, in the case of any Loan, the greater of (x)(i) the arithmetic average (rounded upwards to the nearest 1/16 of 1%) of the offered quotation to first class banks in the interbank Eurodollar market by DBAG for U.S. dollar deposits of amounts in immediately available funds comparable to the principal amount of the applicable Eurodollar Loan for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply at approximately 10:00 A.M. (New York time) on the Interest Determination Date divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) and (y) 3.00% per annum. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive and binding on the Borrowers absent manifest error.

          “European Commission Decision” means the €45.6 million fine imposed by the European Commission on the U.S. Borrower and certain of its Subsidiaries as more particularly described in a press release issued by the European Commission on October 15, 2008.
          “Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty (expressed in euros).
          “Event of Default” shall have the meaning provided in Section 10.
          “Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the U.S. Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness (other than with proceeds of ABL Loans, Original Revolving Loans, or Original Swingline Loans)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the U.S. Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the U.S. Borrower and its Subsidiaries during such period (other than (A) repayments, to the extent made with asset sale proceeds, equity proceeds, insurance proceeds or Indebtedness (other than with proceeds of ABL Loans, Original Revolving Loans or Original Swingline Loans), (B) repayments of Original Loans, unless same were required as a result of a Scheduled Repayment (as defined in the Original Credit Agreement) under Section 4.02(b) of the Original Credit Agreement, (C) repayments of ABL Loans or (D) a Scheduled Repayment under Section 4.02(b), as the case may be) and (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.
          “Excess Cash Flow Payment Period” shall mean, with respect to any Excess Cash Payment Date, the immediately preceding Fiscal Year of Holdings.
          “Excess Cash Payment Date” shall mean the date occurring 3 Business Days after the 90th day following the last day of a Fiscal Year of Holdings.
          “Exchange Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, in each case determined on the date of occurrence of a Sharing Event (after giving effect to any actions to occur on, or promptly after, such date pursuant to Section 1.14(a), but before giving effect to any actions to occur on such date pursuant to Section 1.14(b)) of which: (a) the numerator shall be the sum of (i) the CL Percentage of such Lender (if a CL Lender) of (x) the aggregate amount of Letter of Credit Outstandings (calculated by giving full effect to the proviso to the definition of Stated Amount contained herein) and (y) the aggregate amount of Bank Guaranty Outstandings (calculated by giving full effect to the proviso to the definition of Face Amount contained herein) and (ii) the aggregate principal amount of the outstanding Term Loans of such Lender; and (b) the denominator of which shall be the sum of (i) the sum of (x) the aggregate amount of Letter of Credit Outstandings (calculated by giving full effect to the proviso to the definition of Stated Amount contained herein) and (y) the aggregate amount of Bank

Guaranty Outstandings (calculated by giving full effect to the proviso to the definition of Face Amount contained herein) and (ii) the aggregate principal amount of all outstanding Term Loans of all Lenders.
          “Excluded Bermuda Insurance Companies” shall mean and include (i) Ashford Company Limited, a limited liability corporation organized under laws of Bermuda, and (ii) Mendocino Limited, a limited liability corporation organized under laws of Bermuda.
          “Excluded Collateral” shall mean and include (i) each Principal Property of the U.S. Borrower and any of its Restricted Subsidiaries, (ii) all shares of capital stock or Indebtedness (as defined in the Existing 2013 Senior Notes Indenture as in effect on the Initial Borrowing Date) of any Restricted Subsidiary of the U.S. Borrower (which Indebtedness (as so defined) is then held by the U.S. Borrower or any Restricted Subsidiary) and (iii) Margin Stock owned or held by Holdings or any of its Subsidiaries, except to the extent required to be pledged pursuant to Section 8.19; provided that (x) the collateral described in preceding clauses (i) and (ii) shall cease to constitute “Excluded Collateral” upon the repayment in full of all Existing 2009 Senior Notes and all Existing 2013 Senior Notes and (y) as the term “Excluded Collateral” is used in any Foreign Security Document, such term shall not include any Principal Property referred to in clause (i) above.
          “Excluded Domestic Subsidiary” shall mean County Line Mutual Water Company, a Wholly-Owned Domestic Subsidiary of the U.S. Borrower.
          “Excluded Event” shall mean the taking of any action, or the adoption of any law, rule or regulation, by any governmental authority which results in a deficiency that would otherwise give rise to a Default or Event of Default under any of Sections 10.07, 10.08, 10.11(b), 10.11(c) and/or 10.12; provided that (i) any such deficiency or default shall relate solely to a Foreign Subsidiary of Holdings (other than a Foreign Subsidiary organized under the laws of Bermuda), its business or properties and the Credit Documents to which such Foreign Subsidiary is a party and (ii) the aggregate fair market value of all Property of all Foreign Subsidiaries subject to any such deficiencies or defaults (including all Property which would have been Property of the respective Foreign Subsidiaries if the actions described in Section 10.12 had not been taken) shall not exceed $15,000,000.
          “Excluded Foreign Subsidiaries” shall mean Foreign Subsidiaries of the U.S. Borrower organized in Qualified Non-U.S. Jurisdictions and listed on Part B of Schedule XIII; provided that any Foreign Subsidiary listed on Part B of Schedule XIII which merges or consolidates with or into any other Foreign Subsidiary of the U.S. Borrower that is a Qualified Obligor organized in the jurisdiction of organization of such listed Foreign Subsidiary shall cease to be an “Excluded Foreign Subsidiary” for purposes of this Agreement.
          “Existing Bank Guaranties” shall have the meaning provided in Section 2B.01(d).
          “Existing Indebtedness” shall mean and include Scheduled Existing Indebtedness, and the Existing Senior Notes Documents and the Wellbeing Project Financing.
          “Existing Indebtedness Agreements” shall have the meaning provided in Section 5.13(iii).

          “Existing Letters of Credit” shall have the meaning provided in Section 2A.01(d).
          “Existing Senior Notes” shall mean and include the Existing 2009 Senior Notes, the Existing 2013 Senior Notes, the Existing 2011 Senior Notes and the Existing 2010 Senior Notes.
          “Existing Senior Notes Documents” shall mean and include (i) the Existing 2009 Senior Notes Documents, (ii) the Existing 2013 Senior Notes Documents, (iii) the Existing 2011 Senior Notes Documents and (iv) the Existing 2010 Senior Notes Documents.
          “Existing Senior Notes Indentures” shall mean and include (i) the Existing 2009 Senior Notes Indenture, (ii) the Existing 2013 Senior Notes Indenture, (iii) the Existing 2011 Senior Notes Indenture and (iv) the Existing 2010 Senior Notes Indenture.
          “Existing 2011 Senior Notes” shall mean the U.S. Borrower’s 8-7/8% Senior Notes due 2011, issued pursuant to the Existing 2011 Senior Notes Indenture, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2011 Senior Notes Documents” shall mean the Existing 2011 Senior Notes, the Existing 2011 Senior Notes Indenture and all other documents executed and delivered with respect to the Existing 2011 Senior Notes or Existing 2011 Senior Notes Indenture, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2011 Senior Notes Indenture” shall mean the Indenture, dated as of March 28, 2003, among the U.S. Borrower, any U.S. Subsidiary Guarantors from time to time party thereto and the trustee therefor, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2009 Senior Notes” shall mean the U.S. Borrower’s 8-5/8% Senior Notes due 2009, issued pursuant to the Existing 2009 Senior Notes Indenture, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2009 Senior Notes Documents” shall mean the Existing 2009 Senior Notes, the Existing 2009 Senior Notes Indenture and all other documents executed and delivered with respect to the Existing 2009 Senior Notes or Existing 2009 Senior Notes Indenture, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2009 Senior Notes Indenture” shall mean the Indenture, dated as of July 15, 1993, among the U.S. Borrower, any U.S. Subsidiary Guarantors from time to time party thereto and the trustee therefor, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          “Existing 2010 Senior Notes” shall mean the U.S. Borrower’s 7-1/4% Senior Notes due 2010, issued pursuant to the Existing 2010 Senior Notes Indenture, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2010 Senior Notes Documents” shall mean the Existing 2010 Senior Notes, the Existing 2010 Senior Notes Indenture and all other documents executed and delivered with respect to the Existing 2010 Senior Notes or Existing 2010 Senior Notes Indenture, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2010 Senior Notes Indenture” shall mean the Indenture, dated as of May 29, 2003, among the U.S. Borrower, any U.S. Subsidiary Guarantors from time to time party thereto and the trustee therefor, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2013 Senior Notes” shall mean the U.S. Borrower’s 7-7/8% Senior Notes due 2013, issued pursuant to the Existing 2013 Senior Notes Indenture, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2013 Senior Notes Documents” shall mean the Existing 2013 Senior Notes, the Existing 2013 Senior Notes Indenture and all other documents executed and delivered with respect to the Existing 2013 Senior Notes or Existing 2013 Senior Notes Indenture, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Existing 2013 Senior Notes Indenture” shall mean the Indenture, dated as of July 15, 1993, among the U.S. Borrower, any U.S. Subsidiary Guarantors from time to time party thereto and the trustee therefor, as in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Face Amount” of each Bank Guaranty shall, at any time, mean the maximum amount payable thereunder (in each case determined without regard to whether any conditions to payment could then be met, but after giving effect to all previous payments made thereunder), provided that (x) except as such term is used in Section 2B.02, the “Face Amount” of each Non-Dollar Denominated Bank Guaranty shall be, on any date of calculation, the Dollar Equivalent of the maximum amount payable in the applicable Alternative Currency thereunder (determined without regard to whether any conditions to payment could then be met but after giving effect to all previous payments made thereunder) and (y) except for purposes of Sections 2B.02 and 3.01(d), the definition of Non-Dollar Denominated B/G Cushion Amount and in determining the respective proportional indemnification liabilities of the Secured Creditors to the Collateral Agent and/or the Pledgee under the applicable Security Documents, the Face Amount of any Non-Dollar Denominated Bank Guaranty (as otherwise determined above) shall be increased (at each time the Face Amount thereof is determined) by the Non-Dollar Denominated B/G Cushion Amount for such Non-Dollar Denominated Bank Guaranty.
          “Facing Fee” shall have the meaning provided in Section 3.01(b).
          “Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of Holdings, or the Subsidiary of Holdings selling such asset.
          “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Lender of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
          “Fee Capped Foreign Subsidiary Guarantor” shall mean any Foreign Credit Party organized under the laws of a jurisdiction in which (x) the guaranties and/or secured obligations under the respective Credit Documents are not required by the laws of such jurisdiction to be limited in any way and (y) the guaranties and/or secured obligations under the respective Credit Documents have been voluntarily limited (at the request of such Foreign Credit Party) to reduce the amount of registration, notorial or other fees, taxes or amounts payable in connection with the recordation or perfection of the security interests purported to be created pursuant to the relevant Security Documents.
          “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.
          “First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens (excluding Permitted Liens as described in clause (iii) of Section 9.03) applicable to such Collateral which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 9.03) have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document.
          “First Priority Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (i) Consolidated First Priority Secured Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for all purposes of this Agreement, Consolidated EBITDA for purposes of the First Priority Secured Leverage Ratio shall be determined on a Pro Forma Basis.
          “Fiscal Quarter” means, for any Fiscal Year, each of (i) the first twelve weeks of such Fiscal Year, (ii) the thirteenth week of such Fiscal Year through the twenty-fourth week of such Fiscal Year, (iii) the twenty-fifth week of such Fiscal Year through the forty-first week of such Fiscal Year and (iv) forty-second week of such Fiscal Year through the last day of such Fiscal Year, as the case may be. For purposes of this Agreement, a reference to the 1st Fiscal Quarter of any Fiscal Year shall be a reference to the period referred to in clause (i) above; a reference to the 2nd Fiscal Quarter of any Fiscal Year shall be a reference to the period referred to in clause (ii) above; a reference to the 3rd Fiscal Quarter of any Fiscal Year shall be a reference to the period referred to in clause (iii) above; and a reference to the 4th Fiscal Quarter of any Fiscal Year shall be a reference to the period referred to in clause (iv) above.
          “Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the Saturday nearest to December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which the majority of such Fiscal Year falls.
          “Foreign Asset Transfer” shall mean, collectively, (i) the transfer by Bermuda Partnership Partner #1 or the Bermuda Partnership of shares of Transtrading Overseas Limited, (ii) the transfer by the U.S. Borrower of shares of Dole Pacific General Services Ltd. and (iii) the transfer by the U.S. Borrower of shares of Castle & Cooke Worldwide Limited, in each case to Dole Foreign Holdings II Ltd. (or such other Foreign Subsidiary as is acceptable to the Administrative Agent).
          “Foreign Credit Party” shall mean the Bermuda Borrower and each Foreign Subsidiary Guarantor.
          “Foreign Credit Party Pledge Agreements” shall mean each Foreign Credit Party Pledge Agreement (as defined in the Original Credit Agreement) entered into by a Foreign Credit Party pursuant to the terms of the Original Credit Agreement and each other pledge agreement entered into by a Foreign Credit Party pursuant to the terms hereof covering promissory notes and Equity Interests and governed by the laws of the jurisdiction in which such Foreign Credit Party is organized, in each case as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof. Part A of Schedule XII sets forth a list of all Foreign Credit Party Pledge Agreements in effect on the Restatement Effective Date (prior to giving effect to the Foreign Security Document Acknowledgments and/or Amendments).
          “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or any of its Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
          “Foreign Pledge Agreement” shall mean and include the Local Law Pledge Agreements and the Foreign Credit Party Pledge Agreements.
          “Foreign Security Agreements” shall mean each Foreign Security Agreement (as defined in the Original Credit Agreement) entered into by a Foreign Credit Party pursuant to the terms of the Original Credit Agreement, each Replacement Foreign Security Agreement and each other security agreement, pledge agreement, mortgage, debenture, deed of charge, document and/or instrument entered into by a Foreign Credit Party pursuant to the terms hereof covering tangible and intangible assets (including receivables, contract rights, securities, inventory, equipment, real estate, leasehold interests, vessels, insurances, and material patents, trademarks and other intellectual property but excluding Excluded Collateral) owned by such Foreign Credit Party and governed by the laws of the jurisdiction in which such Foreign Credit Party is organized, in each case as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof. Part C of Schedule XII sets forth a list of all Replacement Foreign Security Agreements and all other Foreign Security Agreements in effect on the Restatement Effective Date (prior to giving effect to the Foreign Security Document Acknowledgment and/or Amendments).
          “Foreign Security Document” shall mean each Security Document other than a U.S. Security Document (including, without limitation, each Foreign Pledge Agreement and each Foreign Security Agreement).
          “Foreign Security Document Acknowledgement and/or Amendment” shall have the meaning provided in Section 5.12.
          “Foreign Subsidiaries Guaranty” shall mean the Foreign Subsidiaries Guaranty, dated as of March 28, 2003, made by the Foreign Subsidiaries of Holdings party thereto in favor of the Administrative Agent and shall include any counterpart thereof and any other similar guaranty executed and delivered by any Foreign Subsidiary of Holdings pursuant to Sections 8.11 or 9.11, in each case, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof. A copy of the Foreign Subsidiaries Guaranty as in effect on the Restatement Effective Date is attached hereto as Exhibit G-3.
          “Foreign Subsidiaries Guaranty Acknowledgement” shall have the meaning provided in Section 5.10(b).
          “Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.
          “Foreign Subsidiary Guarantor” shall mean each Foreign Subsidiary of Holdings (other than the Bermuda Borrower and any Non-Guarantor Subsidiary) which executes and delivers a Foreign Subsidiaries Guaranty, unless and until such time as the respective Foreign Subsidiary ceases to constitute a Foreign Subsidiary or is released from all of its obligations under its Foreign Subsidiaries Guaranty in accordance with the terms and provisions thereof; provided that each Subsidiary of the U.S. Borrower organized under the laws of Colombia which is a party to the Special Colombian Put Note Agreement shall be treated as a “Foreign Subsidiary Guarantor” for all purposes of this Agreement, unless and until such time as the respective Subsidiary ceases to constitute a Subsidiary or is released from all of its obligations under the Special Colombian Put Note Agreement.
          “Foreign Unrestricted Subsidiary” of any Person shall mean any Foreign Subsidiary of such Person that is an Unrestricted Subsidiary.

          “Fronting Fee” shall have the meaning provided in Section 3.01(d).
          “Gaston Property” shall have the meaning provided in Section 9.02(xix).
          “Guaranteed Creditors” shall mean and include each of the Agents, the Collateral Agent, the Lenders, the Issuing Lenders, the Bank Guaranty Issuers and each Person (other than any Credit Party or any of its Subsidiaries) party to an Interest Rate Protection Agreement or Other Hedging Agreement with a Borrower and/or one or more of each Borrower’s Subsidiaries, to the extent that such Person constitutes a Secured Creditor under the Security Documents.
          “Guarantors” shall mean and include each Credit Agreement Party and each Subsidiary Guarantor.
          “Guaranty” shall mean and include each Credit Agreement Party Guaranty and each Subsidiaries Guaranty.
          “Hazardous Materials” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect.
          “Holdings” shall have the meaning provided in the first paragraph of this Agreement.
          “Holdings Common Stock” shall have the meaning provided in Section 7.13(a).
          “Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 14.
          “Incremental Term Loan” shall have the meaning provided in Section 1.01(c).
          “Incremental Term Loan Borrower” shall mean (x) the U.S. Borrower, with respect to U.S. Borrower Incremental Term Loans and (y) the Bermuda Borrower, with respect to Bermuda Borrower Incremental Term Loans.
          “Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 1.01(c) and as otherwise permitted by Section 1.15.
          “Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 1.15, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement and as set forth opposite such Lender’s name in Schedule I (as modified in accordance with Section 1.15) directly below the column entitled “Incremental Term Loan Commitment”, as the same may be (x) reduced from time to time or terminated pursuant to

Sections 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to and from such Lender pursuant to Sections 1.13 and/or 13.04(b).
          “Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement in the form of Exhibit P (appropriately completed) executed in accordance with Section 1.15.
          “Incremental Term Loan Commitment Request Requirements” shall mean, with respect to any request for an Incremental Term Loan Commitment made pursuant to Section 1.15, the satisfaction of each of the following conditions on the date of such request: (x) no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Term Loan Commitments then requested had been incurred, and the proposed Permitted Acquisition (if any) to be financed with the proceeds of such Loans had been consummated, on such date of request) and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (y) calculations are made by the U.S. Borrower of compliance with the Total Leverage Ratio and the Senior Secured Leverage Ratio set forth Section 9.04(a) (assuming (and immediately after) the full utilization of the requested Incremental Term Loan Commitments and the consummation of the proposed Permitted Acquisition (if any) to be financed with the proceeds of the Loans pursuant thereto (as well as all other Permitted Acquisitions and Significant Asset Sales theretofore consummated after the first day of the respective Calculation Period) regardless of whether any Indebtedness is then being incurred pursuant to said Section 9.04(a)) for the Calculation Period most recently ended prior to the date of the requested Incremental Term Loan Commitments, as set forth in a certificate by an Authorized Officer of the U.S. Borrower furnished to the Administrative Agent on the date of such request, and such calculations shall show that, after giving effect to the foregoing assumptions in this clause (y) and any additional Indebtedness being incurred in connection therewith, the U.S. Borrower would be in compliance with each of the Total Leverage Ratio and the Senior Secured Leverage Ratio as set forth in Section 9.04(a) as at the last day of such Calculation Period on a Pro Forma Basis; and (z) no Incremental Term Loan Commitments are then outstanding, unless the full amount such Incremental Term Loan Commitments will be utilized on the date of the effectiveness of the Incremental Term Loan Commitment Agreement to be entered into in connection with the Incremental Term Loan Commitments of the new Tranche then being requested.
          “Incremental Term Loan Commitment Requirements” shall mean, with respect to any provision of an Incremental Term Loan Commitment on a given Incremental Term Loan Commitment Date, the satisfaction of each of the following conditions on or prior to the effective date of the respective Incremental Term Loan Commitment Agreement: (r) no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Term Loan Commitments then provided had been incurred, and the proposed Permitted Acquisition (if any) to be financed with the proceeds of such Loans had been consummated, on such date of effectiveness) and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (s) calculations are made by the U.S. Borrower of compliance with the Total Leverage Ratio and the Senior Secured Leverage Ratio set forth Section 9.04(a) (assuming (and immediately after) the full utilization of the requested Incremental Term Loan Commitments and the consummation of the proposed Permitted Acquisition (if any) to be financed with the proceeds of the Loans pursuant thereto (as well as all other Permitted Acquisitions and Significant Asset Sales theretofore consummated after the first day of the respective Calculation Period) regardless of whether any Indebtedness is then being incurred pursuant to said Section 9.04(a)) for the Calculation Period most recently ended prior to the date of the requested Incremental Term Loan Commitments, as set forth in a certificate by an Authorized Officer of the U.S. Borrower furnished to the Administrative Agent on the date of such request, and such calculations shall show that, after giving effect to the foregoing assumptions in this clause (s) and any additional Indebtedness being incurred in connection therewith, the U.S. Borrower would be in compliance with each of the Total Leverage Ratio and the Senior Secured Leverage Ratio as set forth in Section 9.04(a) as at the last day of such Calculation Period on a Pro Forma Basis; (t) the delivery by Holdings to the Administrative Agent of an officer’s certificate executed by an Authorized Officer of Holdings and certifying as to compliance with preceding clauses (r) and (s) and containing the calculations required by clause (s); (u) the delivery by Holdings to the Administrative Agent of an officer’s certificate executed by an Authorized Officer of Holdings certifying which provisions of the ABL Credit Agreement, the Existing 2009 Senior Notes Indenture, the Existing 2013 Senior Notes Indenture, the Existing 2010 Senior Notes Indenture, the Existing 2011 Senior Notes Indenture, the Intermediate Holdco Credit Agreement, each Wellbeing Project Financing Document and (after the execution and delivery thereof) each Permitted Senior Notes Indenture and each Permitted Senior Refinancing Notes Document that the respective incurrence of Incremental Loans will be justified under and demonstrating in reasonable detail that the full amount of such Incremental Term Loans may be incurred in accordance with, and will not violate the provisions of, the ABL Credit Agreement, the Existing 2009 Senior Notes Indenture, the Existing 2013 Senior Notes Indenture, the Existing 2010 Senior Notes Indenture, the Existing 2011 Senior Notes Indenture, the Intermediate Holdco Credit Agreement, each Wellbeing Project Financing Document and (after the execution and delivery thereof) each Permitted Senior Notes Indenture and each Permitted Senior Refinancing Notes Document; (v) the delivery by Holdings to the Administrative Agent of an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent and executed by each Guarantor (in the case of an Incremental Term Loan Commitment requested by the Bermuda Borrower) or each U.S. Credit Party other than the U.S. Borrower (in the case of an Incremental Term Loan Commitment requested by the U.S. Borrower), as the case may be, acknowledging that such Incremental Term Loan Commitment and all Loans subsequently incurred pursuant to such Incremental Term Loan Commitment shall constitute (and be included in the definition of) “Guaranteed Obligations” under each Guaranty of such Guarantor; (w) the delivery by Holdings and its Subsidiaries of such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Administrative Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Term Loan Commitments are secured by, and entitled to the benefits of, the relevant Security Documents, and each of the Lenders hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications and/or supplements; (x) the delivery by Holdings to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 5.03 of the Original Credit Agreement as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (y) the delivery by Holdings and the other Credit Parties to the Administrative Agent of such other officers’ certificates, resolutions and evidence of good standing as the Administrative Agent shall reasonably request; and (z) the completion by Holdings and the other Credit Parties of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Term Loan Commitment, it being understood and agreed that the Administrative Agent may (in its sole discretion) agree that the delivery of technical amendments, modifications and/or supplements to the respective Security Documents pursuant to sub-clause (w) of the preceding sentence may occur after the incurrence of Loans to be made pursuant to the respective Incremental Term Loan Commitments (subject to a time frame to be agreed by the Administrative Agent), in which case said sub-clause (w) will be deemed satisfied at the time of the incurrence of such Loans, so long as such technical amendments, modifications and/or supplements to the respective Security Documents are subsequently delivered within the time frame stipulated by the Administrative Agent.
          “Incremental Term Loan Commitment Termination Date” shall mean, with respect to any Tranche of Incremental Term Loans, the last date by which Incremental Term Loans under such Tranche may be incurred under this Agreement, which date shall be set forth in the respective Incremental Term Loan Commitment Agreement but may be no later than the date which is 12 months prior to the then latest Maturity Date.
          “Incremental Term Loan Lender” shall have the meaning provided in Section 1.15(b).
          “Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement relating thereto, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.
          “Incremental Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.02(b)(iii).
          “Incremental Term Note” shall have the meaning provided in Section 1.05(a).
          “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement, Commodity Agreements or under any similar type of agreement and (viii) obligations arising under Synthetic Leases. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.
          “Indemnified Person” shall have the meaning provided in Section 13.01.
          “Individual CL Exposure” of any CL Lender shall mean, at any time, such CL Lender’s applicable CL Percentage of the Aggregate CL Exposure.
          “Initial Borrowing Date” shall have the meaning provided in the Original Credit Agreement.
          “Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by Holdings or any Subsidiary of Holdings to Holdings or any other Subsidiary of Holdings.
          “Intercompany Distribution Transaction Documents” shall mean all of the documents and instruments entered into in connection with the Intercompany Distribution Transactions, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Intercompany Distribution Transactions” shall have the meaning provided in Section 5.09(b) of the Original Credit Agreement.
          “Intercompany Note” shall mean a promissory note evidencing intercompany loans made pursuant to Sections 9.05(vi), (xxi) and (xxii), in each case duly executed and delivered substantially in the form of Exhibit K, with blanks completed in conformity herewith (or such other form as may be approved by the Administrative Agent or the Required Lenders).
          “Intercompany Receivables Documents” shall mean those certain intercompany purchase agreements, dated as of March 28, 2003, entered into by the U.S. Borrower and the Bermuda Partnership Partners, providing for the sale of accounts receivable by the Bermuda Partnership Partners to, and the purchase of accounts receivable by, the U.S. Borrower, which sale arrangements shall be on a non-recourse basis and for reasonably equivalent value and otherwise on terms satisfactory to the Agents, as the same may be amended, modified and/or supplemented from time to time.

          “Intercompany Scheduled Existing Indebtedness” shall have the meaning provided in Section 7.21.
          “Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement, dated as of March 28, 2003, made by Holdings and various of its Subsidiaries party thereto in favor of the Administrative Agent, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof (including, without limitation, as modified by the Intercompany Subordination Agreement Acknowledgement). A copy of the Intercompany Subordination Agreement as in effect on the Restatement Effective Date is attached hereto as Exhibit O-2.
          “Intercompany Subordination Agreement Acknowledgement” shall have the meaning provided in Section 5.10(c).
          “Intercreditor Agreement” shall mean an amended and restated intercreditor agreement substantially in the form of Exhibit B to Amendment 1, by and among the Collateral Agent, the ABL Collateral Agent, each Credit Party, each ABL Credit Party and the collateral agent for any Permitted Refinancing Senior Notes that are secured by a Lien on any Collateral, as the same may be amended, modified, restated and/or supplemented from time to time; provided, that prior to the effectiveness of such amended and restated intercreditor agreement, “Intercreditor Agreement” shall have the meaning set forth in this Agreement prior to giving effect to this Amendment 1.
          “Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.
          “Interest Period” shall mean (i) with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 1.09 and (ii) as to any investment of the Credit-Linked Deposits, the period commencing on the Restatement Effective Date and ending on the date that is one month thereafter and each successive one month period thereafter, provided that (x) if any Interest Period for the Credit-Linked Deposits begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month, and (y) if any Interest Period for the Credit-Linked Deposits would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, although if any Interest Period for the Credit-Linked Deposits would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day.
          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.
          “Intermediate Holdco” shall have the meaning provided in the first paragraph of this Agreement.

          “Intermediate Holdco Collateral” shall have the meaning provided in the U.S. Pledge Agreement.
          “Intermediate Holdco Credit Agreement” shall mean that certain Second Lien Senior Credit Agreement, dated as of July 22, 2004, among Intermediate Holdco, Corporate Holdco, the Lenders from time to time party thereto, Deutsche Bank AG New York branch, as Agent (as defined therein) and Deutsche Bank Securities Inc., as Arranger (as defined therein), as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Intermediate Holdco Credit Documents” shall mean the “Credit Documents” as defined in the Intermediate Holdco Credit Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Intermediate Holdco Indebtedness” shall mean the Indebtedness of Intermediate Holdco and Corporate Holdco (as co-issuers) pursuant to the Intermediate Holdco Credit Documents.
          “Intermediate Holdco Irrevocable Prepayment Notice” shall have the meaning provided in Section 5.08(a).
          “Intermediate Holdco Paying Agent” shall have the meaning provided in Section 5.08(a).
          “Intermediate Holdco Prepayment Consummation” shall have the meaning provided in Section 8.21.
          “Intermediate Holdco Prepayment Date” shall have the meaning provided in Section 5.08(a).
          “Intermediate Holdco Prepayment Funds” shall have the meaning provided in Section 5.08(a).
          “Intermediate Holdco Refinancing” shall have the meaning provided in Section 5.08.
          “Investment” shall have the meaning provided in the preamble to Section 9.05.
          “Issuing Lender” shall mean (i) if and to the extent it agrees to act as such, any Agent (and any of such Agent’s affiliates and/or branches), (ii) any ABL Lender (and any of such ABL Lender’s affiliates and/or branches) or any CL Lender (and any of such CL Lender’s affiliates and/or branches) which at the request of the U.S. Borrower or the Bermuda Borrower and with the consent of the Administrative Agent agrees, in such ABL Lender’s or CL Lender’s (or their respective affiliate’s or branch’s) sole discretion, to become an Issuer Lender for the purpose of issuing Letters of Credit pursuant to Section 2A and (iii) with respect to the Existing Letters of Credit, the Lender or Original Lender (and any of such Lender’s or Original Lender’s affiliates and/or branches) designated as the issuer thereof on Part A of Schedule XI shall be the Issuing Lender thereof.

          “Italian Collateral Documents” shall have the meaning provided in Section 12.15(i).
          “Judgment Currency” shall have the meaning provided in Section 13.22(a).
          “Judgment Currency Conversion Date” shall have the meaning provided in Section 13.22(a).
          “Landlord-Lender Agreement” shall mean each agreement between a landlord of each U.S. Leasehold Property and the Collateral Agent entered into pursuant to the terms of this Agreement.
          “L/C Participant” shall have the meaning provided in Section 2A.04(a).
          “L/C Participation” shall have the meaning provided in Section 2A.04(a).
          “L/C Supportable Indebtedness” shall mean (i) obligations of the U.S. Borrower or its Wholly-Owned Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers’ compensation, surety bonds and other similar statutory obligations, (ii) obligations of the U.S. Borrower and its Wholly-Owned Subsidiaries under bank guaranties issued by financial institutions in support of obligations of the U.S. Borrower and its Wholly-Owned Subsidiaries otherwise permitted to exist pursuant to the terms of this Agreement and (iii) such other obligations of the U.S. Borrower or any of its Wholly-Owned Subsidiaries as are reasonably acceptable to the Administrative Agent and the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement.
          “Lead Arranger” shall mean DBSI, each in its capacity as Lead Arranger and Sole Book Runner.
          “Leasehold” of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
          “Leasehold Property” shall mean each Real Property leased by the U.S. Borrower or any of its Subsidiaries and for which Landlord-Lender Agreements shall be required pursuant to this Agreement.
          “Lender” shall mean and include each financial institution with a Commitment (or Original Tranche B Term Loans to be converted into Tranche C Term Loans on the Restatement Effective Date) listed on Schedule I (as amended from time to time), as well as any Person that becomes a “Lender” hereunder pursuant to Sections 1.13, 1.15, and/or 13.04(b). Unless the context otherwise requires, each reference in this Agreement to a Lender includes each lending office (including any Affiliate of the respective Lender) of the respective Lender designated from time to time pursuant to Section 1.12.
          “Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to fund its portion of any unreimbursed payment under Sections 2A.04 or 2B.04 or (ii) a Lender having notified the

Administrative Agent and/or any Credit Agreement Party that it does not intend to comply with its obligations under Sections 1.01, 2A.03 or 2B.03 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section.
          “Letter of Credit” shall have the meaning provided in Section 2A.01(a).
          “Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit which have not terminated at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.
          “Letter of Credit Request” shall have the meaning provided in Section 2A.03(a).
          “LIBOR Rate” shall mean, for any Interest Period with respect to the investment of the Credit-Linked Deposits, the rate for deposits in Dollars for a period of one month which appears on Telerate Page 3750 (or any successor page) as of 11:00 A.M. (London time) on the day that is two Business Days preceding the beginning of such Interest Period. If such rate does not appear on Telerate Page 3750 (or any successor page), the rate for that Interest Period will be the rate determined in good faith by the Administrative Agent on the basis of the rates at which deposits in Dollars are offered by four major banks in the London interbank market at approximately 11:00 A.M. (London time), on the day that is two Business Days preceding the beginning of the new Interest Period to prime banks in the London interbank market for a period of one month commencing on the beginning of the new Interest Period and in the then outstanding amount of the Credit-Linked Deposits. The Administrative Agent will request the principal London office of each of such four major banks in the London interbank market to provide a quotation of its rate. If at least two such quotations are provided, the rate for that new Interest Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Interest Period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Administrative Agent, at approximately 11:00 A.M. (New York City time), on the beginning of the new Interest Period for loans in Dollars to leading European banks for a period of one month commencing on the beginning of the new Interest Period and in the amount of the Credit-Linked Deposits.
          “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).
          “Loan” shall mean each Tranche B Term Loan, each Tranche C Term Loan and each Incremental Term Loan.
          “Local Law Pledge Agreements” shall mean the Local Law Pledge Agreements (as defined in the Original Credit Agreement) entered into pursuant to the Original Credit Agreement and any other pledge agreement entered into by a Credit Party pursuant to this Agreement (x) covering promissory notes of, and/or Equity Interests in, one or more Persons organized under the laws of a different jurisdiction from the jurisdiction of organization of such Credit Party and (y) governed by the laws of the jurisdiction or jurisdictions in which the Person or Persons whose promissory notes or Equity Interests are being pledged is (or are) organized, in each case as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof. Part B of Schedule XII sets forth a list of all Local Law Pledge Agreements in effect on the Restatement Effective Date.
          “Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
          “Management Agreements” shall have the meaning provided in Section 5.13(ii).
          “Margin Regulations” shall mean, collectively, Regulation T, Regulation U and Regulation X.
          “Margin Stock” shall have the meaning provided in Regulation U.
          “Material Adverse Effect” shall mean (i) a material adverse effect on the business, properties, assets, nature of assets, operations, liabilities, condition (financial or otherwise) or prospects of (A) Holdings and its Subsidiaries taken as a whole or (B) the U.S. Borrower and its Subsidiaries taken as a whole, or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or any Agent hereunder or under any other Credit Document or (y) on the ability of any Credit Party to perform its obligations to the Lenders or any Agent hereunder or under any other Credit Document; provided that the occurrence of an Excluded Event shall not constitute a “Material Adverse Effect” for purposes of this definition.
          “Material Foreign Subsidiary” shall mean, at any time, any Foreign Subsidiary of Holdings the net book value of the assets of which equals or exceeds $5,000,000 at such time; provided that for purposes of (and only of) Section 8.01(i), the term “Material Foreign Subsidiary” shall mean, at any time, any Foreign Subsidiary of Holdings the net book value of the assets of which equals or exceeds $10,000,000 at such time.
          “Material Governmental Investigation” shall mean, at any time, any material governmental investigation in a country in which the aggregate net book value of the assets owned by Holdings and its Subsidiaries in such country (determined as of the last day of the Fiscal Quarter then last ended) exceeds $25,000,000.
          “Maturity Date” shall mean (i) with respect to Tranche B Term Loans, the Tranche B/C Term Loan Maturity Date, (ii) with respect to Tranche C Term Loans, the Tranche B/C Term Loan Maturity Date, (iii) with respect to Incremental Term Loans of a given Tranche, the respective Incremental Term Loan Maturity Date therefor, and (iv) with respect to the CL Tranche, the CL Maturity Date.
          “Maximum Incremental Term Loan Commitment Amount” shall mean $250,000,000.

          “Maximum Permitted Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the fair market value of the Holdings Common Stock (based on the average closing trading price of the Holdings Common Stock for the 20 trading days immediately prior to the date of such Permitted Acquisition on the stock exchange on which Holdings Common Stock is listed or, if Holdings Common Stock is not so listed, the good faith determination of the senior management of Holdings) issued (or to be issued) as consideration in connection with such Permitted Acquisition (including, without limitation, Holdings Common Stock which may be required to be issued as earnout consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business), (ii) the aggregate amount of all cash paid (or to be paid) by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price or other earnout obligations of Holdings and its Subsidiaries incurred in connection therewith (as determined in good faith by Holdings), (iii) the aggregate principal amount of all Indebtedness assumed, incurred and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 9.04 and (iv) the fair market value (determined in good faith by senior management of Holdings) of all other consideration payable in connection with such Permitted Acquisition.
          “Minimum Applicable Facing Fee” shall mean $500.
          “Minimum Applicable Fronting Fee” shall mean $500.
          “Minimum Borrowing Amount” shall mean, for any Loans, $5,000,000.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgage” shall mean each mortgage, deed of trust or deed to secure debt required to be delivered with respect to any Real Property pursuant to the terms of this Agreement (including, after the execution and delivery thereof, each Additional Mortgage covering a Mortgaged Property), together with any assignment of leases and rents to be executed in connection therewith, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Mortgage Policy” shall mean each mortgage title insurance policy (and all endorsements thereto) for each Mortgaged Property required to be delivered pursuant to this Agreement.
          “Mortgaged Property” shall mean each Real Property owned by Holdings or any of its Subsidiaries and required to be mortgaged pursuant to this Agreement (including, after the execution and delivery of any Additional Mortgage covering Real Property, the respective Additional Mortgaged Property).
          “Multiemployer Plan” shall mean (i) any plan, as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to (or to which there is an obligation to contribute to) by Holdings or a Subsidiary of Holdings or an ERISA Affiliate and that is subject to Title IV of ERISA, and (ii) each such plan for the five year period immediately following the latest date on which Holdings, a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Murdock” shall mean (i) David H. Murdock, individually, and as trustee for the David H. Murdock Living Trust and (ii) the David H. Murdock Living Trust, dated as of May 28, 1986, as amended.
          “Net Cash Proceeds” shall mean for any event requiring a reduction of the Total Incremental Term Loan Commitment and/or Total Credit-Linked Commitment and/or repayment of Term Loans pursuant to Section 3.03 or 4.02, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.
          “Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement and the Indebtedness of the ABL Lenders under the ABL Credit Documents) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by Holdings’ consolidated group or any Subsidiary of Holdings with respect to the Fiscal Year in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which Holdings determines in good faith should be reserved for post-closing adjustments (to the extent Holdings delivers to the Lenders a certificate signed by its chief financial officer or treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale or other disposition.
          “New Credit Party” shall mean and include any Credit Party which was not a Credit Party under, and as defined in, the Original Credit Agreement on the Original Effective Date.

          “New Foreign Subsidiary Guarantor” shall mean and include any Foreign Subsidiary Guarantor which was not a Foreign Subsidiary Guarantor under, and as defined in, the Original Credit Agreement on the Original Effective Date.
          “New U.S. Credit Party” shall mean and include each New Credit Party that is a U.S. Credit Party.
          “Non-Consenting Tranche C Term Loan Lender” shall mean each Lender under, and as defined in, the Original Credit Agreement with outstanding Original Tranche B Term Loans on the Restatement Effective Date (immediately prior to giving effect thereto) that is not a Consenting Tranche C Term Loan Lender.
          “Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.
          “Non-Dollar Currencies” shall mean and include each Alternative Currency.
          “Non-Dollar Denominated Bank Guaranty” shall mean all Bank Guaranties other than Dollar Denominated Bank Guaranties.
          “Non-Dollar Denominated Bank Guaranty Outstandings” shall mean all Bank Guaranty Outstandings other than Dollar Denominated Bank Guaranty Outstandings.
          “Non-Dollar Denominated B/G Cushion Amount” shall mean, at any time with respect to any Non-Dollar Denominated Bank Guaranty, an amount equal to 5% of the Face Amount of such Non-Dollar Denominated Bank Guaranty, with such Face Amount determined for this purpose in accordance with the definition thereof contained herein without giving effect to clause (y) of the proviso thereto.
          “Non-Dollar Denominated Letters of Credit” shall mean all Letters of Credit other than Dollar Denominated Letters of Credit.
          “Non-Dollar Denominated Letter of Credit Outstandings” shall mean all Letter of Credit Outstandings other than Dollar Denominated Letter of Credit Outstandings.
          “Non-Dollar Denominated L/C Cushion Amount” shall mean, at any time with respect to any Non-Dollar Denominated Letter of Credit, an amount equal to 5% of the Stated Amount of such Non-Dollar Denominated Letter of Credit, with such Stated Amount determined for this purpose in accordance with the definition thereof contained herein without giving effect to clause (y) of the proviso thereto.
          “Non-Guarantor Subsidiaries” shall mean (i) on the Restatement Effective Date, each Subsidiary of Holdings listed on Part A of Schedule XIII and (ii) after the Restatement Effective Date, any Subsidiary of the U.S. Borrower that is not at such time a Subsidiary Guarantor.
          “Non-Qualified Jurisdiction” at any time shall mean each jurisdiction that is not at such time a Qualified Jurisdiction.

          “Non-U.S. Dole Group” shall mean the Consolidated Subsidiaries of the U.S. Borrower which are not members of the U.S. Dole Group.
          “Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
          “Note” shall mean each Tranche B Term Note, each Tranche C Term Note and each Incremental Term Note.
          “Notice of Borrowing” shall have the meaning provided in Section 1.03(a).
          “Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.
          “Notice Office” shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005 or such other office as the Administrative Agent may designate to Holdings and the Lenders from time to time.
          “Obligation Currency” shall have the meaning provided in Section 13.22(a).
          “Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to any Agent, the Collateral Agent, any Issuing-Lender, any Bank Guaranty Issuer or any Lender pursuant to the terms of this Agreement or any other Credit Document.
          “Original Agent” shall mean each “Agent” under, and as defined in, the Original Credit Agreement.
          “Original Credit Agreement” shall have the meaning provided in the first WHEREAS clause of this Agreement.
          “Original Effective Date” shall mean the Restatement Effective Date under, and as defined in, the Original Credit Agreement.
          “Original Lenders” shall mean the Lenders under, and as defined in, the Original Credit Agreement with outstanding Original Loans on the Restatement Effective Date (immediately prior to giving effect thereto).
          “Original Loan” shall mean each “Loan” under, and as defined in, the Original Credit Agreement.
          “Original Required Lenders” shall mean the “Required Lenders” under, and as defined in, the Original Credit Agreement.
          “Original Revolving Loan” shall mean a “Revolving Loan” under, and as defined in, the Original Credit Agreement.

          “Original U.S. Security Agreement” shall mean the “U.S. Security Agreement” under, and as defined in, the Original Credit Agreement.
          “Original Swingline Loan” shall mean a “Swingline Loan” under, and as defined in, the Original Credit Agreement.
          “Original Tranche B Term Loan” shall mean a “Tranche B Term Loan” under, and as defined in, the Original Credit Agreement.
          “Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.
          “Parent Business Condition” shall mean, for any quarterly accounting period or Fiscal Year, (A) Holdings having at all times during such period (i) owned no significant assets (other than (w) the proceeds of the Wellbeing Project Financing, (x) the Equity Interests of Intermediate Holdco (y) Intercompany Notes evidencing intercompany loans permitted to be made by it pursuant to Section 9.05 and (z) the Equity Interests of the Unrestricted Wellbeing Joint Ventures, Westlake Wellbeing Company LLC and The California Wellbeing Institute, LLC), (ii) had no liabilities or Indebtedness (other than those liabilities and Indebtedness permitted by Section 9.01(b)) and (iii) otherwise complied with the requirements of Section 9.01(b), (B) Intermediate Holdco having at all times during such period (i) owned no significant assets (other than the capital stock of the U.S. Borrower and Corporate Holdco and Intercompany Notes evidencing intercompany loans permitted to be made by it pursuant to Section 9.05) and had no liabilities or Indebtedness (other than those liabilities and Indebtedness permitted by Section 9.01(j)) and (ii) otherwise complied with the requirements of Section 9.01(j) and (C) Corporate Holdco having at all times during such period (i) owned no significant assets and had no liabilities or Indebtedness (other than those liabilities and Indebtedness permitted by Section 9.01(k)) and (ii) otherwise complied with the requirements of Section 9.01(k).
          “Participating Member State” shall mean, at any time, any member state of the European Union which has adopted the Euro as its lawful currency at such time.
          “Payment Office” shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005 or such other office as the Administrative Agent may hereafter designate in writing to Holdings and the Lenders from time.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Permitted Acquired Debt” shall have the meaning set forth in Section 9.04(b)(vi).
          “Permitted Acquisition” shall mean the acquisition by the U.S. Borrower or any of its Wholly-Owned Subsidiaries of assets constituting a business, division or product line of any Person, not already a Subsidiary of the U.S. Borrower or any of its Wholly-Owned Subsidiaries, or of 100% of the capital stock or other Equity Interests of any such Person, which Person shall, as a result of such acquisition, become a Wholly-Owned Subsidiary of the U.S.

Borrower or such Wholly-Owned Subsidiary, provided that (A) the consideration paid by the U.S. Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of ABL Loans), the issuance of Holdings Common Stock, the issuance of Qualified Preferred Stock, the incurrence of Indebtedness otherwise permitted pursuant to Section 9.04 and the assumption/acquisition of any Permitted Acquired Debt relating to such business, division, product line or Person which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (B) in the case of the acquisition of 100% of the capital stock or other Equity Interests of any Acquired Entity or Business, such Acquired Entity or Business shall own no capital stock or other Equity Interests of any other Person unless either (x) the Acquired Entity or Business owns 100% of the capital stock or other Equity Interests of such other Person or (y) if the Acquired Entity or Business owns capital stock or Equity Interests in any other Person which is a Non-Wholly Owned Subsidiary of the Acquired Entity or Business, (1) the Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) such Non-Wholly Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly Owned Subsidiary of the Acquired Entity or Business prior to the date of the respective Permitted Acquisition and not created or established in contemplation thereof and (3) the Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 80% of the total value of all the assets owned by such Acquired Entity or Business and its subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (C) the Acquired Entity or Business shall be a Permitted Business and (D) all applicable requirements of Sections 8.11, 8.15 and 9.02 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
          “Permitted Business” shall mean any business which (i) is the same, similar, ancillary or reasonably related to the business in which Holdings or any of its Subsidiaries is engaged on the Original Effective Date or (ii) is conducted by an Acquired Entity or Business acquired pursuant to a Permitted Acquisition and which does not qualify as a “Permitted Business” pursuant to preceding clause (i), so long as (x) such business represents an immaterial portion of the businesses acquired pursuant to such Permitted Acquisition and (y) such business is sold or otherwise disposed of as soon as reasonably practicable following the consummation of such Permitted Acquisition (but, in any event, within one year following such Permitted Acquisition).
          “Permitted Encumbrances” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.
          “Permitted Holders” shall mean David H. Murdock, a Qualified Trust and any majority-owned and controlled Affiliate of David H. Murdock or a Qualified Trust.
          “Permitted Indebtedness” shall have the meaning provided in Section 9.04(b).

          “Permitted Installment Note” shall mean a promissory note issued as consideration to the U.S. Borrower or any of its Subsidiaries in connection with a Contemplated Asset Sale, which note (i) shall be secured by the assets subject to the respective Contemplated Asset Sale and (ii) in the case of a Contemplated Asset Sale made by a Credit Party, shall be pledged to the Collateral Agent pursuant to the relevant Security Documents; provided that no such note may be issued in connection with a Contemplated Asset Sale if the aggregate principal amount of such note, when added to the aggregate outstanding principal amount of all other Permitted Installment Notes theretofore issued (without regard to any write-downs or write-offs thereof), would exceed $35,000,000.
          “Permitted Liens” shall have the meaning provided in Section 9.03.
          “Permitted Refinancing Indebtedness” shall mean any Indebtedness of the U.S. Borrower and its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund any Scheduled Existing Indebtedness, Permitted Acquired Debt or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded, (b) such extension, refinancing, renewal, replacement or refunding does not (i) increase the amount of such Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement or refunding (except to the extent of reasonable fees, premiums, commissions and expenses actually paid in connection with such extension, refinancing, renewal, replacement or refunding) or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being extended, refinanced, renewed, replacement or refunding, (c) such Indebtedness has the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being extended, renewed, refinanced, replaced or refunded, and (d) all other terms of such extension, refinancing, renewal, replacement or refunding (including, without limitation, with respect to the amortization schedules, redemption provisions, maturities, covenants, defaults and remedies, but excluding interest rates so long as on market terms at the time of issuance thereof) are not less favorable in any material respect to the respective borrower than those previously existing with respect to the Indebtedness being extended, refinanced, renewed, replaced or refunded, provided, however, that any Intercompany Scheduled Existing Indebtedness (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as provided above in this definition) may only be extended, refinanced, renewed, replaced or refunded as provided above in this definition if the Indebtedness so extended, refinanced, renewed, replaced or refunded has the same obligors(s) and obligee(s) as the Indebtedness being extended, refinanced, renewed, replaced or refunded.
          “Permitted Refinancing Senior Notes” shall mean any Indebtedness of the U.S. Borrower evidenced by senior notes issued or given in exchange for, or the proceeds of which are used to, refinance, renew, replace or refund any Existing Senior Notes, any Permitted Senior Notes or any Indebtedness issued to so refinance, renew, replace or refund any such Indebtedness, so long as (a) such Indebtedness has a final maturity no earlier than July 15, 2013 and no required amortization prior to such date, (b) such Indebtedness does not (i) increase the amount of such Indebtedness outstanding immediately prior to such refinancing or renewal

(except to the extent of reasonable fees, premiums, commissions and expenses actually paid in connection with such refinancing, renewal, replacement or refunding) or (ii) add guarantors, obligors or security from that which applies to the Indebtedness being refinanced, renewed, replaced or refunded (except that up to $500,000,000 principal amount (or, if greater, the principal amount that would not cause the Senior Secured Leverage Ratio to exceed 3.75 to 1.0 on a pro forma basis as of the last day of the most recently completed Test Period for which financial statements are available as of the time of incurrence thereof) of Permitted Refinancing Senior Notes issued or given in exchange for, or the proceeds of which are used to refinance, renew, replace or refund any of the Existing 2009 Senior Notes and the Existing 2010 Senior Notes may be guaranteed by the U.S. Subsidiary Guarantors and may be secured by a Lien on Collateral of the U.S. Borrower and the U.S. Subsidiary Guarantors on the basis applicable to Notes Obligations (as defined in the Intercreditor Agreement) so long as the Intercreditor Agreement attached as Exhibit B to Amendment 1 has been entered into and the collateral agent for such Permitted Refinancing Senior Notes is a party thereto on behalf of the holders of such Permitted Refinancing Senior Notes, (c) the guaranties of such senior notes shall be subject to the same (or, from the perspective of the Lenders, more favorable) subordination provisions as applied to the guaranties of the Existing 2011 Senior Notes, (d) if the U.S. Borrower elects to provide for the subordination of the obligations of the U.S. Borrower under such senior notes to the prior payment in full of “senior debt” (or, the Indebtedness being refinanced, renewed, replaced or refunded includes subordination provisions applicable to the U.S. Borrower), such senior notes shall be subject to the same subordination provisions as are applicable to the guaranties of such senior notes (subject only to appropriate conforming changes), (e) all other terms of such Indebtedness are on market terms at the time of issuance as determined in good faith by the U.S. Borrower, and (f) the documentation governing such Indebtedness is in form and substance reasonably satisfactory to the Administrative Agent, as such Indebtedness is in effect on the date of incurrence thereof and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Permitted Refinancing Senior Notes Documents” shall mean any indenture entered into in connection with any issuance of Permitted Refinancing Senior Notes and each mortgage, security agreement or other agreement, document or instrument relating to any issuance of Permitted Refinancing Senior Notes, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Permitted Senior Notes” shall mean any Indebtedness of the U.S. Borrower evidenced by senior notes 100% of the Net Cash Proceeds of which are promptly applied to finance a Permitted Acquisition effected in accordance with the requirements of Section 8.15 and the fees and expenses incurred in connection therewith, so long as (a) such Indebtedness has a final maturity no earlier than the date occurring 180 days following the then latest Maturity Date and no required amortizations prior to such date, (b) such Indebtedness does not add guarantors, obligors or security from that which applies to the Existing 2011 Senior Notes, (c) the guaranties of such senior notes shall be subject to the same (or, from the perspective of the Lenders, more favorable) subordination provisions as applied to the guaranties of the Existing 2011 Senior

Notes, (d) if the U.S. Borrower elects to provide for the subordination of the obligations of the U.S. Borrower under such senior notes to the prior payment in full of “senior debt,” such senior notes shall be subject to the same subordination provisions as are applicable to the guaranties of such senior notes (subject only to appropriate conforming changes), (e) all other terms of such Indebtedness (including, without limitation, with respect to amortization, redemption provisions, maturities, covenants, defaults and remedies, but excluding interest rates so long as on market terms at the time of the issuance thereof), are not, taken as a whole, less favorable in any material respect to the U.S. Borrower and its Subsidiaries than those previously existing with respect to the Existing 2011 Senior Notes, (f) on the date of issuance of any such Indebtedness, the U.S. Borrower and its Subsidiaries shall have complied with the requirements of Section 8.15 with respect to the Permitted Acquisition to be financed with the proceeds of such Indebtedness (including the delivery of the officers’ certificate required by Section 8.15(a)(x) and the calculations required by Section 8.15(a)(iii) (after giving pro forma effect to the issuance of such Indebtedness) and (g) the documentation governing such Indebtedness is in form and substance reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Permitted Senior Notes Documents” shall mean any Permitted Senior Note, any Permitted Senior Notes Indenture and all other documents executed and delivered with respect to an issuance of Permitted Senior Notes or a Permitted Senior Notes Indenture, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Permitted Senior Notes Indenture” shall mean any indenture entered into in connection with any issuance of Permitted Senior Notes, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Holdings, or a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Pledge Agreement Collateral” shall mean all U.S. Pledge Agreement Collateral and all other Equity Interests or other property similar to that pledged pursuant to the U.S. Pledge Agreement which is pledged pursuant to one or more Foreign Pledge Agreements, Foreign Security Agreements or Additional Security Documents.
          “Pledge Agreements” shall mean the U.S. Pledge Agreement and each Foreign Pledge Agreement.

          “Preferred Equity,” as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Equity Interests of any other class of such Person.
          “Prime Lending Rate” shall mean the rate which DBAG (or another bank of recognized standing reasonably selected by the Administrative Agent) announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. DBAG may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
          “Principal Property” shall mean “Principal Property”, as defined in the Existing 2011 Senior Notes Indenture (as in effect (and as each component definition used therein is in effect) on the Original Effective Date, without giving effect to any termination thereof).
          “Pro Forma Basis” shall mean, in connection with any calculation of the Total Leverage Ratio or Senior Secured Leverage Ratio, the calculation of Consolidated EBITDA as used therein after giving effect on a pro forma basis to any Permitted Acquisition or Significant Asset Sale then being consummated as well as any other Permitted Acquisition or Significant Asset Sale consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the required determination of the Total Leverage Ratio and/or Senior Secured Leverage Ratio, as the case may be, as if same had occurred on the first day of the respective Test Period or Calculation Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.
          “Pro Forma Financial Statements” shall have the meaning provided in Section 5.15(a).
          “Projections” shall have the meaning provided in Section 5.15(b).
          “Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased, or operated by such Person.
          “Qualified Jurisdictions” shall mean and include the United States, Bermuda and each other jurisdiction identified on Schedule XVII hereto, in each case including any states, provinces or other similar local units therein. Furthermore, from time to time after the Restatement Effective Date, Holdings may request (by written notice to, and following consultation with, the Administrative Agent) that one or more additional jurisdictions be added to the list of Qualified Jurisdictions. In such event, such jurisdictions shall be added to (and thereafter form part of) the list of Qualified Jurisdictions so long as, in each case, the respective jurisdiction to be added is a jurisdiction in which the U.S. Borrower and/or any of its

Subsidiaries conducts business on the Restatement Effective Date or is otherwise reasonably satisfactory to the Administrative Agent and so long as Holdings has furnished opinions of counsel, in each case from counsel, and in form and substance, reasonably satisfactory to the Administrative Agent, concluding that Subsidiaries of the U.S. Borrower organized under the laws of such jurisdiction may execute and deliver a Foreign Subsidiaries Guaranty (unlimited in amount and otherwise containing provisions reasonably consistent with the provisions of the Foreign Subsidiaries Guaranty executed and delivered on the Initial Borrowing Date and applicable to a Qualified Non-U.S. Obligor on such date), the Intercompany Subordination Agreement and such Security Documents as may be satisfactory to the Collateral Agent (generally consistent with the Security Documents executed and delivered by Qualified Non-U.S. Obligors (determined without regard to the proviso to the definition thereof contained herein) on the Restatement Effective Date) and that, in accordance with the laws of the respective jurisdiction, such Credit Documents shall constitute the legal, valid and binding obligations, enforceable in accordance with their terms, and (in the case of the Security Documents) create valid and perfected security interests under applicable law (in each case subject to such customary exceptions (not inconsistent with the requirements set forth above) as are satisfactory to the Administrative Agent). The parties hereto further agree that, in the discretion of the Administrative Agent, as a condition to the addition of any jurisdiction to the list of Qualified Jurisdictions, the Administrative Agent may (but shall not be required to) request the consent of the Required Lenders to such addition and, in such event, the Administrative Agent shall be entitled to wait for such consent before adding the respective jurisdiction to the list of Qualified Jurisdictions.
          “Qualified Non-U.S. Jurisdictions” shall mean and include each Qualified Jurisdiction other than the United States (and the States thereof).
          “Qualified Non-U.S. Obligors” shall mean each Foreign Credit Party which (x) is a Wholly-Owned Subsidiary of Holdings organized under the laws of a Qualified Non-U.S. Jurisdiction, (y) has provided a full and unconditional guaranty (unlimited in amount) of all Guaranteed Obligations (as defined in the Foreign Subsidiaries Guaranty) pursuant to a Foreign Subsidiaries Guaranty and (z) has executed the relevant Security Documents in accordance with the requirements of Sections 5, 8.11 and/or 9.14 of the Original Credit Agreement or Sections 5, 8.11 and/or 9.11 hereof securing all such Guaranteed Obligations, provided that (i) any Fee Capped Foreign Subsidiary Guarantor shall be deemed to be a Qualified Non-U.S. Obligor for purposes of Sections 9.02(viii), (ix) and (xi) and Sections 9.05(vi) and (viii) only (and only said Sections), so long as such Fee Capped Foreign Subsidiary Guarantor shall at all times be in compliance with the requirements of Section 8.11(i), (ii) any Fee Capped Foreign Subsidiary Guarantor shall be deemed to be a Qualified Non-U.S. Obligor for purposes of Section 8.18(c), so long as (I) governmental approvals are required to be obtained to transfer the Equity Interests of such Fee Capped Foreign Subsidiary Guarantor to a Qualified Non-U.S. Obligor (determined without regard clauses (i), (ii), (iii) and (iv) of this proviso) and the U.S. Borrower or such Subsidiary Guarantor is using reasonable efforts to obtain such approvals or (II) the transfer of the Equity Interests of such Fee Capped Foreign Subsidiary Guarantor to a Qualified Non-U.S. Obligor (determined without regard clauses (i), (ii), (iii) and (iv) of this proviso) would give rise to material and adverse tax consequences to the U.S. Borrower or such Subsidiary, (iii) Dole Korea, Ltd. shall be deemed to be a Qualified Non-U.S. Obligor for purposes of Sections 8.18(c) and 9.01(c) (and only said Sections), (iv) notwithstanding the provision of a limited guaranty by the Excluded Bermuda Insurance Companies, each of the Excluded Bermuda Insurance Companies shall be deemed to be a “Qualified Non-U.S. Obligor” for all purposes of this Agreement (other than Sections 8.18(c) and 9.01(c) for which it is understood such Persons shall not constitute “Qualified Non-U.S. Obligors”) and (v) any Qualified Non-U.S. Obligor (including any deemed as such pursuant to preceding clauses (i), (ii), (iii) and (iv)) shall cease to constitute same at such time, if any, as such Person ceases to be a Wholly-Owned Subsidiary of Holdings.
          “Qualified Obligors” shall mean each Qualified U.S. Obligor and each Qualified Non-U.S. Obligor.
          “Qualified Preferred Stock” shall mean any Preferred Equity of Holdings, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of Holdings or any of its Subsidiaries relating to outstanding indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of an change of control event), in whole or in part, on or prior to 3 months following the maturity date of the Existing 2013 Senior Notes.
          “Qualified Trust” shall mean the David H. Murdock Living Trust, dated May 28, 1986, as amended, or another trust established by Mr. Murdock to hold and control the capital stock of Holdings and the remainder of his estate in the event of his death, so long as any such trust described above (i) is at all times controlled by David H. Murdock or by a majority of experienced business persons and is not controlled by members of Mr. Murdock’s family and (ii) holds all or substantially all of the assets of Mr. Murdock.
          “Qualified U.S. Obligors” shall mean and include Holdings and each other U.S. Credit Party which is a Wholly-Owned Subsidiary of Holdings, provided that any Qualified U.S. Obligor that is (or was) a Subsidiary of Holdings shall cease to constitute a Qualified U.S. Obligor at such time, if any, as such Subsidiary ceases to be a Wholly-Owned Subsidiary of Holdings.
          “Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December.
          “Rabobank” shall mean the Rabobank International in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.
          “Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
          “Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any insurance or condemnation proceeds payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of Holdings or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Holdings or any of its Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 8.03.
          “Refinancing” shall mean the Intermediate Holdco Refinancing and the other refinancing transactions contemplated by Section 5.08.
          “Refinancing Documents” shall mean shall mean the documents, instruments and agreements entered into connection with the Refinancing.
          “Register” shall have the meaning provided in Section 13.17.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.
          “Release” means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.
          “Relevant Guaranteed Obligations” shall mean (i) in the case of each Holdings and Intermediate Holdco, (x) the principal and interest on each Note issued to each Lender, and all Loans made, under this Agreement, all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit and all reimbursement obligations and Unreimbursed Payments with respect to Bank Guaranties, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Borrowers (or either of them) to each Lender, each Agent, each Issuing Lender, each Bank Guaranty Issuer and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document and the due performance and compliance by each Borrower with all the terms, conditions and agreements contained in this Agreement and each other Credit Document to which it is a party and (y) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the U.S. Borrower or any of its Subsidiaries owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by the U.S. Borrower or any of its Subsidiaries with any Secured Hedge Counterparty so long as such Secured Hedge

Counterparty participates in such Interest Rate Protection Agreement or Other Hedging Agreement, and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein, (ii) in the case of the U.S. Borrower, (x) the principal and interest on each Tranche C Term Note and each Incremental Term Note (in each case) issued by the Bermuda Borrower to each Lender, and each Tranche C Term Loan and each Bermuda Borrower Incremental Term Loan made, under this Agreement, all reimbursement obligations and Unpaid Drawings with respect to each Letter of Credit issued for the account of the Bermuda Borrower and all reimbursement obligations and Unreimbursed Payments with respect to each Bermuda Borrower Bank Guaranty, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Bermuda Borrower to each Lender, each Agent, each Issuing Lender, each Bank Guaranty Issuer and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance by the Bermuda Borrower with all the terms, conditions and agreements contained in the Credit Documents to which it is a party and (y) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the Bermuda Borrower or any other Subsidiary of the Bermuda Borrower owing under any Interest Rate Protection Agreement and any Other Hedging Agreement entered into by the Bermuda Borrower or any other Subsidiary of the U.S. Borrower with any Secured Hedge Counterparty so long as such Secured Hedge Counterparty participates in such Interest Rate Protection Agreement or Other Hedging Agreement, and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein and (iii) in the case of the Bermuda Borrower, all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of any Foreign Subsidiary of the U.S. Borrower (other than the Bermuda Borrower) owing under any Interest Rate Protection Agreement and any Other Hedging Agreement entered into by any such Foreign Subsidiary of the U.S. Borrower with any Secured Hedge Counterparty so long as such Secured Hedge Counterparty participates in such Interest Rate Protection Agreement or Other Hedging Agreement, and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.
          “Relevant Guaranteed Party” shall mean (i) with respect to Holdings, each Borrower and each Subsidiary of Holdings party to any Interest Rate Protection Agreement or Other Hedging Agreement with any Secured Creditor, (ii) with respect to Intermediate Holdco, each Borrower and each Subsidiary of Intermediate Holdco party to any Interest Rate Protection Agreement or Other Hedging Agreement with any Secured Creditor, (iii) with respect to the U.S. Borrower, the Bermuda Borrower and each Subsidiary of Holdings (other than the U.S. Borrower) party to any Interest Rate Protection Agreement or Other Hedging Agreement with any Secured Creditor and (iv) with respect to the Bermuda Borrower, each Foreign Subsidiary of Holdings (other than the Bermuda Borrower) party to any Interest Rate Protection Agreement or Other Hedging Agreement with any Secured Creditor.

          “Relevant Separate Tax Liability” shall have the meaning provided in Section 9.06(v).
          “Replaced Lender” shall have the meaning provided in Section 1.13.
          “Replacement Foreign Security Agreements” shall have the meaning provided in Section 5.12(b).
          “Replacement Lender” shall have the meaning provided in Section 1.13.
          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27, or .28 of PBGC Regulation Section 4043.
          “Repricing Transaction” shall mean, as to any Tranche, (1) the incurrence by the U.S. Borrower or any of its Subsidiaries of any indebtedness (including, without limitation, any new or additional loans, letters of credit, bank guaranties and/or credit-linked deposits under this Agreement, whether incurred directly or by way of the conversion of outstanding Term Loans and/or Credit-Linked Deposits (and related Letters of Credit and/or Bank Guaranties), as the case may be, of any such Tranche into a new tranche of replacement term loans, letters of credit, bank guaranties and/or credit-linked deposits under this Agreement) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an “effective” interest rate margin or weighted average yield for the respective type of such indebtedness or extension of credit that is less than the applicable rate for or weighted average yield for (x) Term Loans of the respective Tranche and Type and/or (y) Credit-Linked Deposits (and related Letters of Credit and/or Bank Guaranties) of the CL Tranche, as the case may be (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or “original issue discount” shared with all lenders or holders of such indebtedness or other extensions of credit, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such indebtedness or other extensions of credit, as the case may be, and without taking into account any fluctuations in the relevant Eurodollar Rate) and (ii) the proceeds of which are used to prepay or replace (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, principal (or its equivalent) of outstanding Term Loans of such Tranche and/or Credit-Linked Deposits (and related Letters of Credit and/or Bank Guaranties) and (2) any reduction in the Applicable Margins for Term Loans and/or the CL Facility Fee for Credit-Linked Deposits, as the case may be, of such Tranche by way of the amendment, waiver or other modification of this Agreement. Any such determination by the Administrative Agent as contemplated by preceding clause (1) shall be conclusive and binding on all Lenders holding Term Loans and/or Credit-Linked Deposits (and related Letters of Credit and/or Bank Guaranties).
          “Required Appraisal” shall have the meaning provided in Section 8.11(j).

          “Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Term Loans (or, if prior to the occurrence of the Credit Events on the Restatement Effective Date, the sum of whose “Converted Tranche C Term Loans” amounts as shown on Schedule I and Tranche B Term Loan Commitments and Tranche C Term Loan Commitments) and Credit-Linked Commitments (or after the termination thereof, outstanding Individual CL Exposures) as of any date of determination represent greater than 50% of the sum of all outstanding principal of Term Loans (or if prior to the occurrence of the Credit Events on the Restatement Effective Date, the sum of all “Converted Tranche C Term Loans” amounts as shown on Schedule I and Tranche B Term Loan Commitments and Tranche C Term Loans Commitments) of Non-Defaulting Lenders at such time and the sum of all Credit-Linked Commitments of all Non-Defaulting Lenders at such time (or, after the termination thereof, the sum of the then total Individual CL Exposures of all Non-Defaulting Lenders at such time); provided that, for purposes of this definition, at any time after the Restatement Effective Date, (I) a Voting Participant shall be deemed to be a “Lender” holding the portion of the Credit-Linked Commitment (or, after the termination thereof, outstanding Individual CL Exposure), the Incremental Term Loan Commitment and the outstanding Term Loans of any Lender (other than a Defaulting Lender) in which it purchased a participation from such Lender (and to have the voting rights of such Lender with respect to each such Tranche) and (II) a Lender (other than a Defaulting Lender) which has sold a participation in a portion of its Credit-Linked Commitment (and related Obligations), Incremental Term Loan Commitment or outstanding Term Loans to a Voting Participant shall be deemed to hold a Credit-Linked Commitment (or, after the termination thereof, outstanding Individual CL Exposure), Incremental Term Loan Commitment or outstanding Term Loans, as the case may be, in each case, as reduced by the amount of the participations therein sold to a Voting Participant.
          “Restatement Effective Date” shall have the meaning provided in Section 13.10.
          “Restricted Subsidiary” of any Person shall mean any Subsidiary (as defined in the Existing 2011 Senior Notes Indenture as in effect on the Restatement Effective Date (without giving effect to any termination thereof)) of such Person other than any Subsidiary (as so defined) of such Person that is engaged primarily in the management, development and sale or financing of real property.
          “Retained Excess Cash Flow Amount” shall initially be $0, which amount shall be (A) increased on each Excess Cash Payment Date so long as any repayment required pursuant to Section 4.02(f) has been made, by an amount equal to the Adjusted Excess Cash Flow for the immediately preceding Excess Cash Flow Payment Period multiplied by a percentage equal to 100% minus the Applicable Prepayment Percentage, and (B) reduced (i) on each Excess Cash Payment Date where Adjusted Excess Cash Flow for the immediately preceding Excess Cash Flow Payment Period is a negative number, by such amount, and (ii) at the time any cash is used to redeem, repurchase and/or otherwise make payments in respect of Existing Senior Notes, Permitted Senior Notes and/or Permitted Refinancing Senior Notes in reliance on Section 9.06(xiii), by the amount of the cash so used (it being understood that the Retained Excess Cash Flow Amount may be reduced to an amount below zero after giving effect to the reductions enumerated in clause (B) above).
          “Returns” shall have the meaning provided in Section 7.20.

          “S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc.
          “Sale-Leaseback Transaction” shall have the meaning provided in the Original Credit Agreement.
          “Sale-Leaseback Transaction Documents” shall mean all documents and agreements delivered in connection with the Sale-Leaseback Transaction, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Scheduled Existing Indebtedness” shall mean Third Party Scheduled Existing Indebtedness and Intercompany Scheduled Existing Indebtedness.
          “Scheduled Investment Termination Date” shall mean, when referring to the Credit-Linked Deposits on deposit in the Credit-Linked Deposit Account, the date agreed to by the Borrowers and the Administrative Agent from time to time, provided that if no such agreement shall be reached, the Scheduled Investment Termination Date shall be the last day of the then current Interest Period applicable to the Credit-Linked Deposits.
          “Scheduled Repayment” shall mean any Tranche B Term Loan Scheduled Repayment, any Tranche C Term Loan Scheduled Repayment and/or any Incremental Term Loan Scheduled Repayment of any Tranche, as the context may require.
          “Scotia Capital” shall mean The Bank of Nova Scotia, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.
          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
          “Second Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to the U.S. Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens permitted pursuant to clause (y) of Section 9.03(iii) and (y) Permitted Liens permitted to be prior to the Liens on the Collateral in accordance with the definition “First Priority” contained herein; provided that in no event shall any such Permitted Lien be permitted (on a consensual basis) to be junior and subordinate to any Permitted Liens as described in clause (x) above and senior in priority to the relevant Liens created pursuant to the U.S. Security Documents.
          “Second-Tier Material Real Property” of any Person, shall mean any fee-owned (or equivalent) Real Property acquired by such Person after the Initial Borrowing Date with a value (determined using the initial purchase price paid by such Person for such Real Property) of greater than $2,500,000 but less than or equal to $10,000,000.
          “Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

          “Secured Creditors” shall have the meaning provided in the respective Security Documents.
          “Secured Hedge Counterparties” shall mean, with respect to any Interest Rate Protection Agreement or Other Hedging Agreement, (x) any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason), (y) any ABL Lender or any affiliate thereof (even if such ABL Lender ceases to be a Lender under the ABL Credit Agreement for any reason) or (z) to the extent any such Interest Rate Protection Agreement or Other Hedging Agreement was entered into prior to the Restatement Effective Date, any Original Lender or any affiliate thereof (even if such Original Lender ceased to be an Original Lender under the Original Credit Agreement for any reason).
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Security Agreement Collateral” shall mean all collateral in which any security interest is granted pursuant to the Security Agreements.
          “Security Agreements” shall mean the U.S. Security Agreement and each Foreign Security Agreement.
          “Security Documents” shall mean and include each of the U.S. Security Agreement, the U.S. Pledge Agreement, each Mortgage, each Foreign Security Agreement, each Foreign Pledge Agreement and, after the execution and delivery thereof, each Additional Security Document (including each Additional Mortgage).
          “Senior Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (i) Consolidated Senior Secured Net Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for all purposes of this Agreement, Consolidated EBITDA for purposes of the Senior Secured Leverage Ratio shall be determined on a Pro Forma Basis.
          “Senior Officer” shall mean (i) senior executive management of Holdings and the U.S. Borrower, (ii) the general counsel of Holdings and the U.S. Borrower and (iii) the division presidents of Holdings and its Subsidiaries.
          “Shareholder Subordinated Note” shall mean an unsecured junior subordinated note issued by Holdings (and not guaranteed or supported in any way by either Borrower or any of their respective Subsidiaries) in the form of Exhibit L, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
          “Shareholders’ Agreements” shall have the meaning provided in Section 5.13(i).
          “Sharing Event” shall mean (i) the occurrence of any Event of Default with respect to any Credit Agreement Party pursuant to Section 10.05, (ii) the declaration of the termination of any Credit-Linked Commitment or Incremental Term Loan Commitment, or the acceleration of the maturity of any Loans, in each case pursuant to the last paragraph of Section 10 or (iii) the failure of either Borrower to pay any principal of, or interest on, Loans of any

Tranche, any Letter of Credit Outstandings or any Bank Guaranty Outstandings on the relevant Maturity Date.
          “Shell Corporation” shall mean any Person created or established by the U.S. Borrower or any of its Wholly-Owned Subsidiaries, so long as (i) the aggregate amount of assets at any time held by any such Person does not exceed $10,000 and (ii) the aggregate amount of assets at any time held by all Shell Corporations at any time in existence does not exceed $100,000, it being understood that at such time as the assets of any Person which was a “Shell Corporation” exceed $10,000 or the assets of all Persons which were “Shell Corporations” exceeds $100,000, all such Persons shall cease to be Shell Corporations for purposes of this definition.
          “Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $10,000,000.
          “Special Colombian Put Note Agreement” shall mean that certain Put Agreement, dated as of April 30, 2003, by and among the Bermuda Borrower, the Administrative Agent, the Collateral Agent and the Colombian Subsidiary Guarantors, pursuant to which the Collateral Agent and the Administrative Agent have the right to demand that the Colombian Subsidiary Guarantors purchase (on a joint and several basis) any and all Special Colombian Put Notes at par (plus accrued interest) and in U.S. Dollars, as amended, modified and/or supplemented from time to time.
          “Special Colombian Put Notes” shall have mean those certain promissory notes, dated as of April 30, 2003, issued by the Bermuda Borrower in the form of Exhibit M hereto, as amended, modified and/or supplemented from time to time.
          “Specified Default” shall mean any Default under either of Sections 10.01 or 10.05.
          “Specified Existing Ship Leases” shall mean the leases with respect to the vessels named “Dole Chile” and “Dole Colombia,” as in effect on the Initial Borrowing Date.
          “Standby Letter of Credit” shall have the meaning provided in Section 2A.01(a).
          “Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met, but after giving effect to all previous drawings made thereunder), provided that, (x) except as such term is used in Section 2A.02, the “Stated Amount” of each Non-Dollar Denominated Letter of Credit shall be, on any date of calculation, the Dollar Equivalent of the maximum amount available to be drawn in such Alternative Currency thereunder (determined without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder) and (y) except for purposes of Sections 2A.02 and 3.01(b), the definition of Non-Dollar Denominated L/C Cushion Amount and in determining the respective proportional indemnification liabilities of the Secured Creditors to the Collateral Agent and/or the Pledgee under the applicable Security Documents, the Stated Amount of any Non-Dollar Denominated Letter of Credit (as otherwise determined above) shall be increased (at each time the Stated Amount thereof is determined) by Non-Dollar Denominated L/C Cushion Amount for such Non-Dollar Denominated Letter of Credit.
          “Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in pounds sterling).
          “Sterling Denominated Letter of Credit” shall mean each Letter of Credit denominated in Sterling.
          “Subsidiaries Guaranty” shall mean and include the U.S. Subsidiaries Guaranty, the Foreign Subsidiaries Guaranty and any other guaranty executed and delivered by any Subsidiary of the U.S. Borrower pursuant to any of Sections 8.11, 8.12 and/or 9.11.
          “Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, limited liability company, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through one or more Subsidiaries of such Person, has more than a 50% Equity Interest at the time. Notwithstanding the foregoing (and except for purposes of Sections 7.01, 7.03, 7.04, 7.12, 7.16, 7.17, 7.20, 8.01(e), 8.01(g), 8.04, 8.05, 8.06, 8.07, 8.08, 8.16, 10.03(b), 10.04, 10.05, 10.06, 10.09 and 13.01), an Unrestricted Wellbeing Joint Venture shall be deemed not to be a Subsidiary of Holdings or any of its other Subsidiaries for purposes of this Agreement.
          “Subsidiary Guarantor” shall mean each Subsidiary of Intermediate Holdco that executes and delivers any Subsidiaries Guaranty, unless and until such time as the respective Subsidiary is released from all of its obligations under any relevant Subsidiaries Guaranty in accordance with the terms and provisions thereof.
          “Supermajority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66-2/3%.”
          “Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Syndication Agent appointed pursuant to Section 12.10.
          “Syndication Date” shall mean the earlier of (i) the 30th day following the Restatement Effective Date and (ii) the date upon which the Agents determine (and notify Holdings and the Lenders) that the primary syndication of the Tranche B Term Loans, the Tranche C Term Loans and the CL Tranche (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.

          “Synthetic Lease” shall mean, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed), (i) that is not a capital lease in accordance with U.S. GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor; provided that, for purposes of this Agreement, the term “Synthetic Lease” shall not include the lease arising pursuant to the Sale-Leaseback Transaction.
          “Tax Allocation Agreements” shall have the meaning provided in Section 5.13(iv).
          “Taxes” shall have the meaning provided in Section 4.04(a).
          “Term Loan Conversion” shall have the meaning provided in Section 1.01(b).
          “Term Loans” shall mean and include Tranche B Term Loans, Tranche C Term Loans and each Incremental Term Loan.
          “Test Period” shall mean each period of four consecutive Fiscal Quarters then last ended, in each case taken as one accounting period.
          “Third Party Scheduled Existing Indebtedness” shall have the meaning provided in Section 7.21.
          “TL Priority Collateral” means all “TL Priority Collateral” as defined in the Intercreditor Agreement.
          “TL Repayment Percentage” of any Tranche of Term Loans at any time shall be a fraction (expressed as a percentage) (x) the numerator of which is the aggregate principal amount of outstanding Term Loans of such Tranche and (y) the denominator of which is the sum of the aggregate principal amount of all outstanding Term Loans at such time.
          “Total Commitment” shall mean, at any time, the sum of the Total Tranche B Term Loan Commitment, the Total Tranche C Term Loan Commitment, the Total Incremental Term Loan Commitment and the Total Credit-Linked Commitment.
          “Total Credit-Linked Commitment” shall mean, at any time, the sum of the Credit-Linked Commitments of each of the CL Lenders at such time.
          “Total Incremental Term Loan Commitment” shall mean, at any time, the sum of the Incremental Term Loan Commitments of each of the Lenders with such a Commitment at such time.
          “Total Leverage Ratio” shall mean, on any date of determination, the ratio of (i) Consolidated Net Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for all purposes of this Agreement, Consolidated EBITDA for purposes of the Total Leverage Ratio shall be determined on a Pro Forma Basis.

          “Total Tranche B Term Loan Commitment” shall mean, at any time, the sum of the Tranche B Term Loan Commitments of each of the Lenders with such a Commitment at such time.
          “Total Tranche C Term Loan Commitment” shall mean, at any time, the sum of the Tranche C Term Loan Commitments of each of the Lenders with such a Commitment at such time.
          “Total Unutilized Credit-Linked Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Credit-Linked Commitment as in effect at such time less (y) the Aggregate CL Exposure at such time.
          “Trade Letter of Credit” shall have the meaning set forth in Section 2A.01(a).
          “Tranche” shall mean the respective facilities and commitments utilized in making Loans and issuing Letters of Credit and Bank Guaranties hereunder (i.e., whether Tranche B Term Loans, Tranche C Term Loans, the CL Tranche or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Term Loan Commitment Agreements in accordance with the relevant requirements specified in Section 1.15); provided that in the circumstances contemplated by Section 1.15(c), Incremental Term Loans may be made part of a then existing Tranche of Term Loans. On the Restatement Effective Date there shall be three Tranches hereunder; namely (i) the CL Tranche, (ii) the Tranche B Term Loans and related commitments and (iii) the Tranche C Term Loans and related commitments.
          “Tranche B Term Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Tranche B Term Loan Commitment,” as the same may be terminated pursuant to Sections 3.02, 3.03 and/or 10.
          “Tranche B Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.02(b)(i).
          “Tranche B Term Loan” shall have the meaning provided in Section 1.01(a).
          “Tranche B Term Note” shall have the meaning provided in Section 1.05(a).
          “Tranche B/C Term Loan Maturity Date” shall mean April 12, 2013.
          “Tranche C Term Loan” shall mean have the meaning provided in Section 1.01(b).
          “Tranche C Term Loan Borrowing Amount” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Tranche C Term Loan Borrowing Amount,” (i.e., the sum of the Converted Tranche C Term Loans and the Tranche C Term Loan Commitment) as the same may be (x) reduced from time to time as a result of prepayments and repayments pursuant to Section 4.01,

4.02 and/or 10 or (y) adjusted from time to time as a result of assignments of Tranche C Term Loans to or from such Lender pursuant to Section 1.13 to 13.04(b).
          “Tranche C Term Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Tranche C Term Loan Commitment,” as the same may be terminated pursuant to Sections 3.02, 3.03 and/or 10.
          “Tranche C Term Loan Scheduled Repayment” shall have the meaning provided in Section 4.02(b)(ii).
          “Tranche C Term Note” shall have the meaning provided in Section 1.05(a).
          “Transaction” shall mean, collectively, (i) the amendment and restatement of the Original Credit Agreement in the form of this Agreement as provided herein, (ii) the entering into of the ABL Credit Documents and the initial borrowing thereunder, (iii) the occurrence of the Restatement Effective Date and the Credit Events occurring on such date, (iv) the consummation of the Refinancing, and (v) the payment of fees and expenses in connection with the foregoing.
          “Treaty” means the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).
          “Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.
          “U.S.” or “United States” shall mean the United States of America.
          “U.S. Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “U.S. Borrower Bank Guaranty” shall mean each Bank Guaranty (which may be denominated in Dollars or an Alternative Currency) issued for the account of the U.S. Borrower pursuant to section 2B.01 and designated as such by the U.S. Borrower in the respective Bank Guaranty Request.
          “U.S. Borrower Incremental Term Loans” shall mean Incremental Term Loans incurred by the U.S. Borrower.
          “U.S. Borrower Letter of Credit” shall mean each Letter of Credit (which must be denominated in Dollars or an Alternative Currency) issued for the account of the U.S. Borrower pursuant to Section 2A.01.
          “U.S. Borrower Term Loans” shall mean and include all Tranche B Term Loans and all U.S. Borrower Incremental Term Loans.

          “U.S. Credit Agreement Party” shall mean each Credit Agreement Party other than the Bermuda Borrower.
          “U.S. Credit Party” shall mean each U.S. Credit Agreement Party and each U.S. Subsidiary Guarantor.
          “U.S. Dole Group” shall mean the U.S. Borrower and the U.S. Subsidiary Guarantors.
          “U.S. Dollars,” “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States of America.
          “U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations in accordance with U.S. GAAP for purposes of the definition of “Incremental Term Loan Commitment Requirements” and Sections 4.02, 8.15 and 9, including defined terms as used therein, and for all purposes of determining the Senior Secured Leverage Ratio and the Total Leverage Ratio are subject (to the extent provided therein) to Section 13.07(a).
          “U.S. Leasehold Property” shall mean each Leasehold Property located in the United States.
          “U.S. Mortgaged Property” shall mean each Real Property located in the United States or any State or territory thereof with respect to which a Mortgage is required to be delivered pursuant to the terms of this Agreement.
          “U.S. Pledge Agreement” shall have the meaning provided in Section 5.11(b).
          “U.S. Pledge Agreement Collateral” shall mean all of the “Collateral” as defined in the U.S. Pledge Agreement.
          “U.S. Security Agreement” shall have the meaning provided in Section 5.11(c).
          “U.S. Security Agreement Collateral” shall mean all of the “Collateral” as defined in the U.S. Security Agreement.
          “U.S. Security Documents” shall mean and include the U.S. Security Agreement, the U.S. Pledge Agreement, each Mortgage covering a U.S. Mortgage Property and each Additional Security Document covering assets of a U.S. Credit Party situated in the United States.
          “U.S. Subsidiaries Guaranty” shall have the meaning provided in Section 5.10(a).
          “U.S. Subsidiary Guarantor” shall mean (i) each Wholly-Owned Domestic Subsidiary of Intermediate Holdco as of the Restatement Effective Date (other than (x) the U.S. Borrower and (y) the Excluded Domestic Subsidiary) and (ii) each other Wholly-Owned Domestic Subsidiary of Intermediate Holdco created, established or acquired after the Restatement Effective Date which executes and delivers a U.S. Subsidiaries Guaranty, unless and until such time as the respective Domestic Subsidiary ceases to constitute a Domestic Subsidiary or is released from all of its obligations under its U.S. Subsidiaries Guaranty in accordance with the terms and provisions thereof, provided that for purposes of Sections 9.02(ix), 9.02(xiii), 9.04(b)(xvi) and 9.05(ix) and the definition of “U.S. Dole Group,” the term “U.S. Subsidiary Guarantor” (and any term incorporating such term by reference) shall not include Corporate Holdco.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.
          “Unfunded Current Liability” shall mean the amount, if any, by which the actuarial present value of accumulated benefits of any Plan subject to Title IV of ERISA as of the close of its most recent plan year, determined using actuarial assumptions at such time consistent with those prescribed by Financial Account Standards No. 87, exceeds the fair market value of the assets allocable to such liabilities.
          “Unpaid Drawing” shall have the meaning provided in Section 2A.05(a).
          “Unreimbursed Payment” shall have the meaning provided in Section 2B.05(a).
          “Unrestricted Cash” shall mean all cash and Cash Equivalents owned or held by Holdings and its Subsidiaries other than cash and Cash Equivalents owned or held by the Excluded Bermuda Insurance Companies.
          “Unrestricted Subsidiary” of any Person shall mean (i) at any time prior to the repayment in full of both the Existing 2009 Senior Notes and the Existing 2013 Senior Notes, any Subsidiary of such Person that is not a Restricted Subsidiary and (ii) thereafter, any Subsidiary of such Person.
          “Unrestricted Wellbeing Joint Venture” shall mean Westlake Wellbeing Company, Wellbeing IP Holdco and Wellbeing Edco.
          “Voting Participant” shall have the meaning provided in Section 13.04(a).
          “Voting Participant Notice” shall have the meaning provided in Section 13.04(a).
          “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
          “Wellbeing Edco” shall mean a Delaware corporation or limited liability company formed (or to be formed) by Holdings to promote nutritional and wellbeing education.

          “Wellbeing IP Holdco” shall mean a Delaware corporation or limited liability company formed (or to be formed) by Holdings to hold the intellectual property rights related to the Wellbeing Project.
          “Wellbeing Project” shall mean the start-up, construction and operation by Westlake Wellbeing Company of a well-being center/hotel/spa/conference center/studio on the Westlake Village Property.
          “Wellbeing Project Financing” shall mean Indebtedness incurred by Holdings, so long as (a) the proceeds thereof are used (or, in the case of sub-clause (iii) below, deemed used) solely to (i) finance the construction, start-up and operational deficits of the Wellbeing Project (including any “cost overruns” on the construction of the Wellbeing Project), (ii) make an Investment in, and/or repay an intercompany loan owing to, Intermediate Holdco, the proceeds of which are, in turn, used by Intermediate Holdco to make an Investment in, and/or repay an intercompany loan owing to, the U.S. Borrower, (iii) “finance” customary expenses which are (x) incurred by lenders providing such Indebtedness and treated as “protective advances” under the documentation governing such Indebtedness (e.g., advances for the payment of real estate taxes, insurance premiums, ground rent and maintenance and repair costs) and (y) deemed added as additional Indebtedness of Holdings under such documentation (it being understood, however, that Indebtedness incurred by Holdings under this clause (iii) may be in the form of a guarantee by Holdings of additional Indebtedness incurred by the Unrestricted Wellbeing Joint Venture for the purposes described above in this clause (iii) rather than in the form of direct incurrence by Holdings), (iv) pay accrued but unpaid interest on the principal of Indebtedness described in this definition, together with reasonable transaction fees incurred in connection with the incurrence thereof and/or (v) extend, renew and/or refinance any Indebtedness theretofore incurred pursuant to this definition, (b) such Indebtedness does not require any scheduled principal repayments prior to the final stated maturity thereof, (c) such Indebtedness does not require any mandatory repayments prior to the final stated maturity thereof other than in connection with (x) a “change of control” (which “change of control” shall not include triggers any tighter than those contained in the definition of “Change of Control” in this Agreement) or (y) issuances of equity by, or capital contributions to, Holdings, (d) such Indebtedness does not provide for guaranties or security from, or require any representation, warranty, event of default or covenant to be applicable to, any Subsidiary of Holdings, (e) such Indebtedness provides for an “interest reserve” covering all interest which will accrue on such Indebtedness over the term thereof, which interest may be in the form of a committed but initially unfunded portion of such Indebtedness specifically reserved for the payment of accrued but unpaid interest on such Indebtedness, (f) such Indebtedness expressly permits the pledge of the Equity Interests of the Unrestricted Wellbeing Joint Ventures pursuant to the U.S. Pledge Agreement, (g) in the case of any Indebtedness incurred to extend, renew and/or refinance any Indebtedness theretofore incurred in reliance on this definition, the requirements of clauses (b) through (f), inclusive, above and clause (h) below are satisfied at the time of the incurrence thereof and (h) all other terms of such Indebtedness (including, without limitation, with respect to prepayment provisions, covenants and defaults) are reasonably acceptable to the Administrative Agent, as such Indebtedness may be amended, modified, supplemented, extended, renewed and/or refinanced from time to time in accordance with the terms hereof and thereof. The incurrence of the Wellbeing Project Financing shall be deemed to be a representation and warranty by Holdings that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Section 10.
          “Wellbeing Project Financing Debt Cap Amount” shall mean, at any time, $150,000,000 (as such amount may be reduced by any repayments of principal of the Wellbeing Project Financing, except to the extent such repayment is made in connection with a refinancing of such Wellbeing Project Financing consummated in accordance with the definition of “Wellbeing Project Financing”); provided, however, that (i) the “Wellbeing Project Financing Debt Cap Amount” may exceed the amount otherwise set forth above at any time, if (but only if) any excess over such amount is (I) used by Holdings to finance cost overruns and/or operational deficits of the Wellbeing Project and/or (II) incurred by Holdings for the purposes described in clause (a)(iii) of the definition of “Wellbeing Project Financing”, and (ii) any such excess permitted by preceding clause (i) shall also (but without duplication) be reduced by any repayments of principal of the Wellbeing Project Financing, except to the extent such repayment is made in connection with a refinancing of such Wellbeing Project Financing consummated in accordance with the definition of “Wellbeing Project Financing.”
          “Wellbeing Project Financing Documents” shall mean the loan agreement, dated as of March 3, 2006, among Holdings, the lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as administrative agent, and Deutsche Bank Securities, Inc., as sole lead arranger and sole book runner, and each other agreement, document or instrument relating to the incurrence or issuance of the Wellbeing Project Financing, as the same may be amended, modified, supplemented, extended, renewed and/or refinanced from time to time in accordance with the terms hereof and thereof.
          “Westlake Village Property” shall mean that certain property identified to the Administrative Agent of twenty (20) acres (more or less) that is adjacent to the parcel on which the U.S. Borrower’s Corporate Headquarters is located in the City of Westlake Village, Ventura County, California.
          “Westlake Wellbeing Company” shall mean Westlake Wellbeing Properties LLC, a Delaware limited liability company formed by Holdings to construct and operate the Wellbeing Project and/or promote nutritional and wellbeing education.
          “Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Domestic Subsidiary of such Person.
          “Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is not a Domestic Subsidiary of such Person.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100%

Equity Interest at such time; provided that any Foreign Subsidiary of such Person at least 98% of whose capital stock or other Equity Interests are owned by such Person and/or one or more Wholly-Owned Subsidiaries (determined after giving effect to this proviso) of such Person at such time shall be deemed to be a Wholly-Owned Subsidiary of such Person.
          “Written” (whether lower or upper case) or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.
          Section 12. The Agents.
          12.01 Appointment. (a) Each Lender hereby irrevocably designates and appoints (x) DBAG as Administrative Agent for such Lender (for purposes of this Section 12 and the term “Agent” as used herein, the term “Administrative Agent” shall mean DBAG in its capacities as Administrative Agent, Deposit Bank, the Intermediate Holdco Paying Agent and as Collateral Agent hereunder and pursuant to the Security Documents), (y) BAS as Syndication Agent for such Lender, and (z) Scotia Capital and Rabobank as Co-Documentation Agents for such Lender, each to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent, the Syndication Agent and each Co-Documentation Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent, the Syndication Agent or the Co-Documentation Agents, as the case may be, by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each of the Agents may perform any of their respective duties under this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and/or Collateral Agent may perform any of its duties under the Security Documents by or through one or more of its affiliates).
          (b) The provisions of this Section 12 are solely for the benefit of the Administrative Agent, the Syndication Agent and the Co-Documentation Agents and the Lenders, and neither Holdings nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each of the Administrative Agent, the Syndication Agent and the Documentation Agent shall act solely as agent for the Lenders, and none of the Administrative Agent, the Syndication Agent and the Co-Documentation Agents assumes (and shall not be deemed to have assumed) any obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries.
          12.02 Nature of Duties. (a) No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither any Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Agents shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein, provided, that the Administrative Agent and/or the Collateral Agent shall be deemed to be a trustee and stand in a fiduciary relationship with respect to the Lenders and the holders of Notes for purposes of any Security Document governed by the laws of a jurisdiction located outside the United States where the Administrative Agent and/or the Collateral Agent, as the case may be, shall determine, based on advice of local counsel, that same is necessary or desirable for purposes of realizing the benefits intended to be conferred pursuant to such Security Document, and the Lenders hereby irrevocably designate each of the Administrative Agent and the Collateral Agent as their trustee for such purpose and authorize each of the Administrative Agent and the Collateral Agent to at any time and from time to time take all actions (including, without limitation, making demand for all amounts then due and payable and the exercise of other remedies) on their behalf in accordance with the terms of such Security Document without the necessity of any notice to or further consent from any Lender, and the Lenders hereby agree to indemnify the Administrative Agent and the Collateral Agent (and each of their respective officers, directors, trustees, employees, representatives and agents) and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, the taking of any action or any omission to take action under any such Security Document unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          (b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as, and to the extent, provided for under Sections 12.07 and 13.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.
          12.03 Certain Rights of the Agents. The Agents shall have the right to request instructions from the Required Lenders at any time. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against any Agent or any of its employees, directors, officers, agents or affiliates as a result of such Agent or such other person acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
          12.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, telephone message or other document or conversation that such Agent believed, in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent (which may be counsel for the Credit Parties) and, with respect to other matters, upon advice of independent public accountants or other experts selected by it.
          12.05 Notice of Default, etc. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has actually received written notice from a Lender or Holdings or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (as determined by the Administrative Agent in its sole discretion).
          12.06 Nonreliance on Agents and Other Lenders. Independently and without reliance upon any Agent, each Lender, each Issuing Lender, each Bank Guaranty Issuer and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans, the issuance and the participation in Letters of Credit or Bank Guaranties and the taking or not taking of any action in connection herewith and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender, any Issuing Lender, any Bank Guaranty Issuer or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans, the issuing of any Letter of Credit or any Bank Guaranty or at any time or times thereafter. No Agent or their respective affiliates nor any of their respective officers, directors, agents or employees shall be responsible to any Lender, any Issuing Lender, any Bank Guaranty Issuer or the holder of any Note for, or be required or have any duty to ascertain, inquire or verify the accuracy of, (i) any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, (ii) the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document, (iii) the financial condition of Holdings and any of its Subsidiaries, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, (v) the satisfaction of any of the conditions precedent set forth in Section 5 or 6, or (vi) the existence or possible existence of any Default or Event of Default.
          12.07 Indemnification. (a) To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Credit Agreement Parties, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentages” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders and at the time such indemnity is sought), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document in its capacity as Agent, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          (b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
          (c) The agreements in this Section 12.07 shall survive the payment of all Obligations.
          12.08 Agents in their Individual Capacities. (a) With respect to its obligation to make Loans, or issue or participate in Letters of Credit or Bank Guaranties, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Supermajority Lenders,” “Majority Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
          (b) Without limiting the provisions of preceding clause (a), the parties hereto acknowledge and agree that any Agent hereunder may also act in individual or agency capacities in connection with other financings, including, without limitation, pursuant to the ABL Credit Documents. The parties hereto agree to each of the Agents acting in such other individual and agency capacities, and shall not raise any claim in connection therewith (except to the extent resulting from the gross negligence or willful misconduct of the respective such Person as an Agent hereunder).
          12.09 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
          12.10 Resignation of the Agents. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents (including, without limitation, its functions and duties as Collateral Agent) at any time by giving 30 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, Holdings. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation (if applicable) as an Issuing Lender and Bank Guaranty Issuer in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or Bank Guaranties hereunder and (y) shall maintain all of its rights as Issuing Lender or Bank Guaranty Issuer, as the case may be, with respect to any Letter of Credit or Bank Guaranty issued by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder and/or under the other Credit Documents who shall be a commercial bank or trust company acceptable to Holdings, which acceptance shall not be unreasonably withheld or delayed (provided that Holdings’ approval shall not be required if an Event of Default then exists).
          (c) If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of Holdings (which consent shall not be unreasonably withheld or delayed, provided that Holdings’ consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder and/or under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.
          (e) The Syndication Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the Lenders. Such resignation shall take effect at the end of such five Business Day period.
          (f) Each Co-Documentation Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days’ prior written notice to the Lenders. Such resignation shall take effect at the end of such five Business Day period.
          (g) Upon a resignation of any Agent pursuant to this Section 12.10, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent.
          12.11 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit or Bank Guaranty by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, subject to the provisions of the Intercreditor Agreement, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents, subject to the provisions of the Intercreditor Agreement, which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
          (b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral, subject to the provisions of the Intercreditor Agreement, (i) upon termination of the Commitments (and all Letters of Credit and Bank Guaranties) and indefeasible payment and satisfaction in full of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12), (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11 or (v) constituting Equity Interests or assets of any Subsidiary of the U.S. Borrower (other than the Bermuda Borrower) upon the liquidation or dissolution of such Subsidiary in a transaction permitted by the Credit Documents.
          (c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Agreement

Party or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          12.12 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Agreement Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
          12.13 Special Appointment of Collateral Agent (Germany). (a) Without prejudice to the generality of Section
     (i) each Lender hereby appoints, on the terms hereof, and each Hedging Creditor (as defined in the U.S. Security Agreement) by its acceptance of the benefits of the German Security (as defined below) and by notice in writing to the Collateral Agent to that effect hereby appoints, on the terms hereof, the Collateral Agent as trustee (Treuhaender), agent and administrator for the purpose of holding on trust (Treuhand), accepting, administering and enforcing the German Security for and on behalf of the Lenders and the other Secured Creditors;
     (ii) the Collateral Agent accepts its appointment as a trustee (Treuhaender), agent and administrator of the German Security on the terms and subject to the conditions set out in this Agreement;
     (iii) the Secured Creditors agree that, in relation to the German Security, no Secured Creditor shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.
          (b) The Collateral Agent shall:
     (i) hold and administer any German Security which is security assigned or otherwise transferred (Sicherungsübereignung/Sicherungsabtretung) under German law under a non-accessory security right (nicht akzessorische Sicherheit) to it as a trustee (Treuhaender) for the benefit of the Secured Creditors; and
     (ii) administer any German Security which is pledged under German law (Verpfaendung) or otherwise transferred in accordance with German law to any of the Secured Creditors under an accessory security right (akzessorische Sicherheit).
          “German Security” means the assets the subject of a security document which is governed by German Law. Each Secured Creditor hereby authorizes the Collateral Agent to accept, as its representative (Stellvertreter), any German Security created in favor of such Secured Creditor.
          (c) Furthermore, each Secured Creditor hereby authorizes (bevollmaechtigt) the Collateral Agent (with the right of sub-delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with any German Security on behalf of such Secured Creditor. The Collateral Agent shall further be entitled to rescind, amend and/or execute new and different documents securing the German Security. The Collateral Agent is released from the restrictions arising under Clause 181 of the German Civil Code (Buergerliches Gesetzbuch) (restrictions on self-dealing).
          12.14 Special Provisions Relating to Canadian Security Documents. (a) For greater certainty, and without limiting the powers of the Collateral Agent hereunder or under any of the Foreign Security Documents, each of the Bermuda Borrower and the Secured Creditors hereby acknowledges that the Collateral Agent is, for purposes of holding any security granted by Dole Foods of Canada Ltd. (“Dole Canada”) on the property of Dole Canada pursuant to the laws of the Province of Quebec, the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Secured Creditors and in particular for all present and future holders of the bond issued by Dole Canada in favor of the Collateral Agent (the “Canadian Bond”). Each of the Agents and Lenders (for themselves as Secured Creditors and for the Other Creditors (as defined in the security agreement governed by the laws of the Province of Ontario executed by Dole Canada (the “Canadian Security Agreement”)) hereby irrevocably confirms the constitution of and constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by Dole Canada in the Province of Quebec to secure the Canadian Bond. The acceptance of an assignment by an assignee of a Secured Creditor shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fondé de pouvoir). For greater certainty, by their acceptance of the benefits of the Canadian Security Agreement, each of the Other Creditors (as defined in the Canadian Security Agreement) shall be deemed to have confirmed and ratified the appointment of the Collateral Agent for purposes of the Bond and the Bond pledge agreement to be entered into by Dole Canada pursuant to the laws of the Province of Quebec. Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Quebec), each of the Bermuda Borrower, the Agents and the Lenders (for themselves as Secured Creditors and for the Other Creditors) agree that the Collateral Agent may acquire and be the holder of the Canadian Bond. The Bermuda Borrower hereby acknowledges that the Canadian Bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.
          (b) Each Lender irrevocably consents to the amendment of the Canadian Security Agreement pursuant to the acknowledgement, confirmation and amendment of security dated as of the date hereof between Dole Canada and the Collateral Agent.
          12.15 Special Appointment of Collateral Agent (Italy). (a) Without prejudice to the generality of Section 12.11:
     (i) each Lender (including, without limitation, each Lender which is a Hedging Creditor (as defined in the Foreign Subsidiaries Guaranty)) (as “mandante” under Italian law), by executing this Agreement, irrevocably appoints the Collateral Agent to act as agent (“mandatario con rappresentanza” under Italian law) under and in connection with the Foreign Security Documents governed by Italian law (collectively, the “Italian Collateral Documents”) and irrevocably authorizes the Collateral Agent (x) to execute on its behalf the Italian Collateral Documents, and (y) to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Italian Collateral Documents, together with any other incidental rights, powers and discretions; and
     (ii) each Lender (including, without limitation, each Lender which is a Hedging Creditor (as defined in the Foreign Subsidiaries Guaranty)) irrevocably authorizes the Collateral Agent for and on its behalf to exercise the rights, powers and discretions which are specifically delegated to it by the terms of the Italian Collateral Documents and this Agreement, together with all rights, powers and discretions which are incidental thereto and to give any discharge for any monies payable under the Italian Collateral Documents.
          (b) Notwithstanding Section 13.08 hereof, the provisions of this Section 12.15 shall be governed by Italian law.
          12.16 Continuing Indemnities for Original Agents. Notwithstanding the Amendment and Restatement of the Original Credit Agreement, the parties hereto understand and agree that all indemnities provided pursuant to the Original Credit Agreement (whether by the Original Lenders, the Borrowers or any other Credit Party) shall continue in full force and effect in accordance with the terms of the Original Credit Agreement, for any actions or occurrences prior to the Restatement Effective Date, in accordance with the terms of the Original Credit Agreement. Any indemnities pursuant to the preceding sentence shall be in addition to any applicable indemnities hereunder.
          Section 13. Miscellaneous.
          13.01 Payment of Expenses, etc. The Credit Agreement Parties jointly and severally agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agents, the Collateral Agent, the Intermediate Holdco Paying Agent, and the Deposit Bank (including, without limitation, the reasonable fees and disbursements of White & Case LLP and local and foreign counsel) in connection with the negotiation, preparation, execution, delivery and administration of this Agreement and the other Credit Documents (including, without limitation, with respect to the Intermediate Holdco Refinancing, the Intermediate Holdco Prepayment Consummation and the administration of the Credit-Linked Deposit Account and the Credit-Linked Deposits) and the documents and instruments referred to herein and therein and of the Administrative Agent and the Collateral Agent in connection with any amendment, waiver or consent relating hereto or thereto, and of each Agent in connection with its syndication efforts with respect to this Agreement; provided, however, that the Credit Agreement Parties shall not be obligated to pay legal fees and expenses of counsel incurred in connection with the initial negotiation, preparation, execution and delivery of the Credit Documents other than the legal fees and expenses of White & Case LLP, and such other local and foreign counsel as may be engaged by the Administrative Agent to address issues arising in connection with the Transaction and/or to prepare security documentation governed by local or foreign law; (ii) pay all reasonable out-of-pocket costs and expenses of each Agent, the Collateral Agent, each Issuing Lender, each Bank Guaranty Issuer, the Intermediate Holdco Paying Agent, the Deposit Bank and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein or entered into or delivered in connection therewith (including, without limitation, the reasonable fees and disbursements of counsel) and the protection of the rights of each Agent, the Collateral Agent, each Issuing Lender, each Bank Guaranty Issuer, the Intermediate Holdco Paying Agent, the Deposit Bank and each of the Lenders thereunder (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for each Agent, the Collateral Agent, each Issuing Lender, each Bank Guaranty Issuer, the Intermediate Holdco Paying Agent, the Deposit Bank and each of the Lenders); (iii) pay and hold each of the Agents, the Collateral Agent, each Issuing Lender, each Bank Guaranty Issuer, the Intermediate Holdco Paying Agent, the Deposit Bank and each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save each of the Agents, the Collateral Agent, each Issuing Lender, each Bank Guaranty Issuer, the Intermediate Holdco Paying Agent, the Deposit Bank and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Agents, the Collateral Agent, such Issuing Lender, such Bank Guaranty Issuer, the Intermediate Holdco Paying Agent, the Deposit Bank or such Lender) to pay such taxes; and (iv) indemnify each Agent, the Collateral Agent, each Issuing Lender, each Bank Guaranty Issuer, the Intermediate Holdco Paying Agent, the Deposit Bank each Lender, each affiliate of the foregoing Persons and their respective officers, directors, employees, representatives, trustees, advisors, and agents (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, costs, expenses and disbursements incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, the Collateral Agent, any Issuing Lender, any Bank Guaranty Issuer, the Intermediate Holdco Paying Agent, the Deposit Bank or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among any Agent, the Collateral Agent, any Issuing Lender, any Bank Guaranty Issuer, the Intermediate Holdco Paying Agent, the Deposit Bank any Lender, any

Credit Party or any third Person or otherwise) related to the entering into and/or performance of this Agreement or any other Document or the use of any Letter of Credit, Bank Guaranty, any Intermediate Holdco Repayment Funds, Credit-Linked Deposit or the proceeds of any Loans hereunder or the Transaction or the consummation of any other transactions contemplated by any Document or the exercise or enforcement of any of their rights or remedies provided herein or in the other Credit Documents (but excluding any such liabilities, obligations, losses, damages, penalties, claims, actions, costs, expenses and disbursements to the extent incurred by reason of the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of the Person to be indemnified), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by any Credit Party or any of its Subsidiaries, the Release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned, leased or operated by any Credit Party or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim in connection with or relating to any Credit Party, any of its Subsidiaries or any of their operations or activities or any Real Property at any time owned, leased or operated by any Credit Party or any of its Subsidiaries, in each case, including, without limitation, the reasonable fees and disbursements of counsel and independent consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any such liabilities, obligations, losses, damages, penalties, claims, actions, costs, expenses and disbursements to the extent incurred by reason of the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of the Person to be indemnified)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, the Collateral Agent, any Issuing Lender, any Bank Guaranty Issuer, the Intermediate Holdco Paying Agent, the Deposit Bank, or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Agreement Parties hereby agree to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
          13.02 Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Agent, each Issuing Lender, each Bank Guaranty Issuer, each Lender and the Collateral Agent is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Holdings or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Agent, such Issuing Lender, Bank Guaranty Issuer, such Lender or the Collateral Agent (including, without limitation, by branches and agencies of such Agent, such Issuing Lender, such Bank Guaranty Issuer, such Lender or the Collateral Agent wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of Holdings or such Subsidiary, as the case may be, to such Agent, such Issuing Lender, such Bank Guaranty Issuer, such Lender or the Collateral Agent under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), all participations by any Lender in Letters of Credit, Bank Guaranties as required pursuant to the provisions of this Agreement and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Agent, such Issuing Lender, such Bank Guaranty Issuer, such Lender or the Collateral Agent shall have made any demand hereunder and although said Obligations shall be contingent or unmatured. Each Borrower agrees that any Lender purchasing participations in one or more Letters of Credit or Bank Guaranties issued to it as required by the provisions of this Agreement, or purchasing participations as required by Section 13.06(b), may, to the fullest extent permitted by law, exercise all rights (including without limitation the right of setoff) with respect to such participations as fully as if such Lender is a direct creditor of such Borrower with respect to such participations in the amount thereof.
          (b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER OR THE ADMINISTRATIVE AGENT SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR THE ADMINISTRATIVE AGENT OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.
          13.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Agreement Party, at the address specified opposite its signature below; if to any Lender, at its address specified for such Lender on Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to any Credit Agreement Party or any of the Agents, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to Holdings and the Administrative Agent. All such notices and communications shall be mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, and shall be effective when received.
          (b) Without in any way limiting the obligation of Holdings and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, any Agent, any Issuing Lender (in the case of the issuance of a Letter of Credit) or any Bank

Guaranty Issuer (in the case of the issuance of a Bank Guaranty), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by such Agent, such Issuing Lender or such Bank Guaranty Issuer in good faith to be from an Authorized Officer. In each such case, Holdings and each of the Borrowers hereby waive the right to dispute such Agent’s, or such Issuing Lender’s or such Bank Guaranty Issuer’s record of the terms of such telephonic notice.
          13.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Agreement Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of each of the Lenders and, provided, further, that, although any Lender may (without the consent of any Credit Party) transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except (I) to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note, Letter of Credit or Bank Guaranty (unless such Letter of Credit or Bank Guaranty is not extended beyond the CL Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or of a mandatory repayment of Loans shall not constitute a change in the terms of such participation, that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction), (ii) consent to the assignment or transfer by any Credit Agreement Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Security Documents) supporting the Obligations in which such participant is participating and (II) that, solely in the case of a participant (each, a “Voting Participant”) which (x) has purchased a participation interest in such Lender’s Commitments and/or outstanding Term Loans in a minimum aggregate amount (without duplication) of at least $2,000,000 on or after the Restatement Effective Date and (y) is (A) designated by such Lender to the U.S. Borrower and the Administrative Agent by written notice (a “Voting Participant Notice”) as being entitled to be accorded the rights of a “voting” participant hereunder, (B) approved by the U.S. Borrower and the Administrative Agent (such approvals not to be unreasonably withheld or delayed) and (C) not a Disqualified Voting Participant, such participant shall be entitled to vote with respect to each Tranche in which it holds a participation from such Lender (and the voting rights of such Lender for each such Tranche shall be correspondingly reduced), on a Dollar basis, as if such participant were a Lender under such Tranche on any matter requiring or allowing such Lender to provide or withhold its consent or to otherwise vote on any proposed action (with any Voting Participant Notice, with respect to any Voting Participant, to be effective only if same (a) states the full legal name of such Voting Participant, as well as the relevant contact information and administrative details for such Voting Participant, and (b) states the Dollar amount of the participation interest in each Tranche purchased). In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided that a Voting Participant shall have the voting rights to which it is entitled as described in the preceding sentence.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its outstanding Term Loans and/or Credit-Linked Commitments (and related outstanding Obligations (and Credit-Linked Deposit, if applicable) hereunder) to (i) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company, (ii) one or more Lenders or (iii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of a Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least (A) $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such outstanding principal amount of Term Loans hereunder and (B) $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Credit-Linked Commitments and related Credit-Linked Deposit and Obligations, in each case, to one or more Eligible Transferees (treating (I) any fund that invests in bank loans and (II) any other fund that invests in bank loans and is managed by the same investment advisor as such fund or by an Affiliate of such investment advisor, as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the outstanding Term Loans and/or Credit-Linked Commitments, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the request of the respective Lender and upon the surrender of the old Notes (if any), new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised outstanding Term Loans, as the case may be, (iii) except in the case of assignments by the Agents in connection with their syndication of this Agreement, the consent of the Administrative Agent and, so long as no Default or Event of Default then exists and is continuing, the U.S. Borrower shall be required in connection with any such assignment pursuant to clause (y) of this Section 13.04(b) (which consent shall not be unreasonably withheld or delayed) and (iv) Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and, provided, further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.17. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (and, in the case of an assignment of Credit-Linked Commitments, will lose its rights with respect to the assigned CL Percentage in its Credit-Linked Deposit) and/or outstanding Term Loans, as the case may be. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the U.S. Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b)(ii) to the extent such forms would provide a complete exemption from or reduction in United States withholding tax. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 1.11, 2A.06, 2B.06, or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). Notwithstanding anything to the contrary contained above, at any time after the termination of the Total Credit-Linked Commitment, if any Letters of Credit or Bank Guaranties remain outstanding, assignments may be made as provided above, except that the respective assignment shall be of a portion of the respective CL Lender’s participation in Letters of Credit and Bank Guaranties (and the related share of its Credit-Linked Deposit), although any such assignment effected after the termination of the Total Credit-Linked Commitment shall not release the assigning CL Lender from its obligations as a participant with respect to outstanding Letters of Credit or Bank Guaranties (although the respective assignee may agree, as between itself and the respective assigning CL Lender, that it shall be responsible for such amounts). The Credit-Linked Deposit funded by any CL Lender shall not be released in connection with any assignment of its Credit-Linked Commitment, but shall instead be purchased (to the extent of the CL Percentage so assigned) by the relevant assignee and continue to be held for application (if not already applied) pursuant to Section 2 in respect of such assignee’s obligations under the Credit-Linked Commitment assigned to it.
          (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, without the consent of the Administrative Agent or any Credit Agreement Party, any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee or to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such Collateral Agent or a holder of, or any other representative of a holder of, such obligations, or such other creditor, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledge or assignee for such Lender as a party hereto.
          13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and any Agent, the Collateral Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.
          13.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
          13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the U.S. Borrower to the Lenders), provided that (i) except as otherwise specifically provided herein, all computations determining the Excess Cash Flow, the Senior Secured Leverage Ratio, the Total Leverage Ratio and compliance with Sections 4, 8.15 and 9, including in each case definitions used therein, shall, in each case, utilize United States accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the historical consolidated audited financial statements of the U.S. Borrower delivered to the Lenders pursuant to Section 7.10(b) for Fiscal Year 2004, (ii) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a Pro Forma Basis and (iii) for purposes of determining compliance with any incurrence or expenditure tests set forth in Sections 8 and/or 9, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the

Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).
          (b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.
          13.08 Governing Law; Submission to Jurisdiction; Venue. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE SUBSIDIARIES GUARANTIES AND SECURITY DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, in each case located within the City of New York and, by execution and delivery of this Agreement, each Credit Agreement Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Credit Agreement Party hereby irrevocably designates, appoints and empowers Corporation Service Company, with offices on the Restatement Effective Date at 80 State Street, Albany, NY 12207, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each Credit Agreement Party agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement. Each Credit Agreement Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Credit Agreement Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Credit Agreement Party. Each Credit Agreement Party further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Credit Agreement Party, as the case may be, at its address for notices pursuant to Section 13.03, such service to become effective 30 days after such mailing. Each Credit Agreement Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any Agent, the Collateral Agent, any Lender or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Agreement Party in any other jurisdiction.
          (b) EACH CREDIT AGREEMENT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with each Credit Agreement Party and the Administrative Agent.
          13.10 Effectiveness. This Agreement shall become effective (subject to the immediately succeeding sentence) on the date (the “Restatement Effective Date”) on which (i) each Credit Agreement Party, Original Lenders constituting the Original Required Lenders, each Consenting Tranche C Term Loan Lender, each Lender with a Tranche B Term Loan Commitment, each Lender with a Tranche C Term Loan Commitment, each Lender with a Credit-Linked Commitment, each Agent, each Issuing Lender of an Existing Letter of Credit, each Bank Guaranty Issuer of an Existing Bank Guaranty and the Lead Arranger shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by way of facsimile transmission) to the Administrative Agent and (ii) the other conditions contained in Sections 5 and 6 are met to the satisfaction of the Administrative Agent and the Required Lenders. Notwithstanding anything to the contrary contained in the immediately preceding sentence, any amendments to the Original Credit Agreement effected pursuant to the amendment and restatement thereof on the Restatement Effective Date pursuant to this Agreement, to the extent requiring the consent of Original Lenders in excess of that required to meet the definition of Original Required Lenders, shall instead become effective on the Restatement Effective Date, but immediately after giving effect thereto (at which time 100% of the Lenders hereunder, after giving effect to the prepayments required on the Restatement Effective Date, shall provide such consents by their execution and delivery of copies hereof). Unless the Administrative Agent has received actual notice from any Lender that the conditions contained in Sections 5 and 6 have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Restatement Effective Date shall be deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Restatement Effective Date shall not release any Credit Party from any liability for failure to satisfy one or more of the applicable conditions contained in Section 5 or 6). The Administrative Agent will give each

Credit Agreement Party and each Lender prompt written notice of the occurrence of the Restatement Effective Date.
          13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected thereby in the case of the following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit or Bank Guaranty beyond the CL Maturity Date or extend the duration of any Interest Period beyond six months, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof (except to the extent paid in cash) (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and Credit-Linked Commitments on the Restatement Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Credit-Linked Commitments are included on the Restatement Effective Date), (v) consent to the assignment or transfer by any Credit Agreement Party of any of its rights and obligations under this Agreement, or (vi) release any Credit Agreement Party Guaranty or waive compliance by any Credit Agreement Party with its payment obligations under its Credit Agreement Party Guaranty; provided, further, that no such change, waiver, discharge or termination shall (p) amend, modify or waive any condition precedent set forth in Section 6 with respect to the issuance of Letters of Credit or Bank Guaranties, without the written consent of the Majority Lenders holding Credit-Linked Commitments, (q) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (r) without the consent of each Issuing Lender affected and Bank Guaranty Issuer thereby, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit or Bank Guaranties, (s) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 as same applies to the Administrative Agent or any other provision as same relates to the rights or obligations of the Administrative Agent, (t) without the consent of each Agent affected thereby, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent, (u) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (v) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement as in effect on the Restatement Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 4.01 or 4.02 (excluding Section 4.02(b)) (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (w) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Restatement Effective Date), (x) except in cases where additional extensions of credit are being afforded substantially the same treatment afforded to the Term Loans and Credit-Linked Commitments pursuant to Section 1.14 (as in effect on the Restatement Effective Date) and except for technical amendments which are consistent with the intent of the provisions of such Section and do not adversely affect the protections afforded to the Lenders pursuant to said Section, without the consent of the Majority Lenders of each Tranche adversely affected thereby, amend, modify or waive any provisions of Section 1.14; (y) without the consent of the Supermajority Lenders of the respective affected Tranche, reduce the amount of or extend the date of, any Scheduled Repayment under such Tranche (except that, if additional Loans are made pursuant to a given Tranche, the Scheduled Repayments of such Tranche may be increased on a proportionate basis without the consent otherwise required by this clause (y)), or amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Restatement Effective Date) or (z) without the consent of (A) the Deposit Bank, amend, modify or waive any provision relating to the rights or obligations of the Deposit Bank or (B) the Intermediate Holdco Paying Agent, amend, modify or waive any provision relating to the rights or obligations of the Intermediate Holdco Paying Agent. Notwithstanding anything to the contrary contained above in this Section 13.12(a), the Administrative Agent and/or the Collateral Agent shall be permitted (x) to enter into such amendments and/or modifications to the Foreign Subsidiaries Guaranty and the Foreign Security Documents which may be required in the discretion of the Administrative Agent and/or the Collateral Agent which are of a technical nature and/or are, in the judgment of the Collateral Agent, required by applicable law, in the interests of the Secured Creditors or (in the case of Foreign Security Documents) necessary or desirable to preserve, maintain, perfect and/or protect the security interests purported to the granted by the respective Foreign Security Documents and (y) to enter into such releases of Collateral pledged pursuant to Foreign Security Documents as may be reasonably requested by the U.S. Borrower for legitimate operational reasons (e.g., the transfer of Property from one jurisdiction to another), so long as the Fair Market Value of all Collateral so subject to release (as determined in good faith by the U.S. Borrower) at any time does not exceed $5,000,000.
          (b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Holdings shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of Holdings if the respective Lender’s consent is required with respect to less than all Tranches (or related Commitments), to replace only the respective Tranche or Tranches of Commitments (and related Obligations and, if applicable, Credit-Linked Deposits) and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate each Credit-Linked Commitment and/or Incremental Term Loan Commitment of such non-consenting Lender (if such Lender’s consent is required as a result of such Credit-Linked Commitment and/or Incremental Term Loan Commitment), and/or repay outstanding Obligations under each Tranche of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 3.02(b) and/or 4.01, provided that, unless the Commitments which are terminated and Loans and other Obligations which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans and of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined both (x) after giving effect to the proposed action and (y) as if the Commitments, Loans and related Obligations being terminated and/or repaid (and not replaced) were not outstanding) shall specifically consent thereto, provided, further, that Holdings shall not have the right to replace a Lender, terminate its Commitment or repay its Loans or other Obligations solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
          (c) Notwithstanding anything to the contrary contained in clause (a) above of this Section 13.12, the respective Borrower, the Administrative Agent and each Incremental Loan Lender may, in accordance with the provisions of Section 1.15, enter into an Incremental Term Loan Commitment Agreement, provided that after the execution and delivery by the respective Borrower, the Administrative Agent and each such Incremental Loan Lender of such Incremental Term Loan Commitment Agreement, such Incremental Term Loan Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.
          (d) For purposes of Section 13.12(a), (i) a Voting Participant shall be deemed to be a “Lender” holding the portion of the Credit-Linked Commitment (and related Obligations), Incremental Term Loan Commitment and/or outstanding Term Loans of a given

Tranche of any Lender (other than a Defaulting Lender) in which it purchased a participation (and to have the voting rights of such Lender for the respective such Tranche) and (ii) a Lender (other than a Defaulting Lender) which has sold a participation in a portion of its Credit-Linked Commitment (and related Obligations), Incremental Term Loan Commitment and/or outstanding Term Loans of any Tranche to a Voting Participant shall be deemed to hold a Credit-Linked Commitment (and related Obligations), Incremental Term Loan Commitment or outstanding Term Loans of the respective Tranche, as the case may be, in each case, as reduced by the amount of the participations therein sold to a Voting Participant.
          13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2A.06, 2B.06, 4.04, 12.07, 13.01 and 13.17, shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit and Bank Guaranties and repayment in full of the Loans and the other Obligations. With respect to the Original Lenders and Original Agents, all indemnities set forth in the Original Credit Agreement, including without limitation, in Sections 1.10, 1.11, 2A.06, 2B.06, 4.04, 12.07, 13.01 and 13.17 thereof shall survive the amendment and restatement of the Original Credit Agreement pursuant to this Agreement and the repayment of any outstanding Obligations (as defined in the Original Credit Agreement) thereunder, as fully as if same were set forth herein in their entirety.
          13.14 Domicile of Loans and Commitments. Each Lender may transfer and carry its Loans and/or Commitments at, to or for the account of any branch office, subsidiary or affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2A.06, 2B.06 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
          13.15 Confidentiality. (a) Each of the Lenders agrees that it will use its reasonable efforts not to disclose without the prior consent of any Credit Agreement Party (other than to its directors, employees, auditors, counsel or other professional advisors, to affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement; provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate (x) in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or (y) in connection with any request or requirement of any such regulatory body, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the extent reasonably required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder and (f) to any creditor or any prospective transferee or participant in connection with any contemplated transfer or participation of any of the Obligations or any interest therein by such Lender; provided that such creditor or prospective transferee or participant agrees to be bound by this Section 13.15 to the same extent as such Lender. Each Credit Agreement Party hereby acknowledges and agrees that each Lender may share with any of its affiliates or its investment advisors any information related to Holdings or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of such entities), provided that such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender and shall only use such information in connection with matters relating to this Agreement.
          (b) Each Credit Agreement Party hereby represents and acknowledges that, to the best of its knowledge, neither any Agent nor any Lender, nor any employees or agents of, or other persons affiliated with, any Agent or any Lender, have directly or indirectly made or provided any statement (oral or written) to such Credit Agreement Party or to any of its employees or agents, or other persons affiliated with or related to such Credit Agreement Party (or, so far as such Credit Agreement Party is aware, to any other person), as to the potential tax consequences of the Transaction.
          (c) Neither the Agents nor the Lenders provide accounting, tax or legal advice. Notwithstanding any express or implied claims of exclusivity or proprietary rights, each Credit Agreement Party, each Agent and each Lender hereby agree and acknowledge that each Credit Agreement Party, each Agent and each Lender (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to any Credit Agreement Party, any Agent or any Lender relating to such tax treatment and tax structure. In this regard, each Credit Agreement Party, each Agent and each Lender acknowledge and agree that the disclosure of the tax treatment and tax structure of the Transaction is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). For purposes of this authorization, “tax” means United States Federal income tax, “tax treatment” means the purported or claimed Federal income tax treatment of the transaction, and “tax structure” means any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the transaction. This paragraph is intended to reflect the understanding of each Credit Agreement Party, each Agent and each Lender that the Transaction is not a “confidential transaction” as that phrase is used in Treasury Regulation § 1.6011-4(b)(3)(i), and shall be interpreted in a manner consistent therewith. Nothing herein is intended to imply that any of each Credit Agreement Party, each Agent and each Lender made or provided a statement, oral or written, to, or for the benefit of, any of each other as to any potential tax consequences that are related to, or may result from, the Transaction.
          13.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          13.17 Register. The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this

Section 13.17, to maintain a register at one of its offices in New York, New York (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and/or Loans prior to such recordation all amounts owing to the transferor with respect to such Commitments and/or Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitments and/or Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Commitment and/or Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Commitment and/or Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The registration of any provision of Incremental Term Loan Commitments pursuant to Section 1.15 shall be recorded by the Administrative Agent on the Register only upon the acceptance of the Administrative Agent of a properly executed and delivered Incremental Term Loan Commitment Agreement. Coincident with the delivery of such Incremental Term Loan Commitment Agreement for acceptance and registration of the provision of an Incremental Term Loan Commitment, or as soon thereafter as practicable, to the extent requested by such Incremental Term Loan Lenders, Incremental Term Notes shall be issued, at the respective Borrower’s expense, to such Incremental Term Loan Lenders, to be in conformity with Section 1.05 (with appropriate modification) to the extent needed to reflect the Incremental Term Loan Commitments and outstanding Incremental Term Loans made by such Incremental Term Loan Lender. The Borrowers agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature that may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.17.
          13.18 English Language. This Agreement and all other Credit Documents shall be in the English language, except as required by applicable local law and, with respect to each of the Security Documents governed by the laws of Italy or otherwise related to Collateral located in Italy, as the Administrative Agent may reasonably require (in which event certified English translations thereof shall, upon the request of the Administrative Agent, be provided by Holdings to the Administrative Agent). All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement or any other Credit Document shall be in the English language or, if originally written in another language, shall, upon request of the Administrative Agent, be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes of this Agreement and the other Credit Documents.
          13.19 Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in Qualified Jurisdictions; Special

Provisions Regarding Foreign Security Documents and Secured Hedge Counterparties. (a) The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and Equity Interests in, various Persons owned by the respective Credit Party (to the extent not constituting Excluded Collateral) be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of each Qualified Jurisdiction to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said Equity Interests or promissory notes are owned by any Credit Party and do not constitute Excluded Collateral). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Restatement Effective Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents. The Credit Agreement Parties hereby agree that, following any request by the Administrative Agent or Required Lenders to do so, each Credit Agreement Party shall, and shall cause its Subsidiaries to, take such actions (including, without limitation, the execution of Additional Security Documents, the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 13.19(a), all such actions shall be taken in accordance with the provisions of this Section 13.19(a) and Section 8.11 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than Qualified Jurisdictions) not required to be taken in accordance with the provisions of this Section 13.19(a), provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of this Section 13.19(a) or pursuant to Section 8.11.
          (b) The parties hereto acknowledge and agree that certain Foreign Security Documents executed and delivered by the Credit Parties on or prior to the Restatement Effective Date secure, inter alia, obligations of any Lender (or any affiliate of a Lender) which is a counterparty to certain Interest Rate Protection Agreements and Other Hedging Agreements (as further provided in each such Foreign Security Document) and that it is the parties intent that each such Foreign Security Document shall be amended, as provided in Article III of the Foreign Subsidiaries Guaranty Amendment and Acknowledgement, such that (after giving effect to such amendment) the foregoing secured counterparties shall be amended to include the Secured

Hedge Counterparties. Notwithstanding the foregoing, the parties hereto further acknowledge and agree that, as of the Restatement Effective Date, no other amendments, modifications or supplements to the foregoing Foreign Security Documents under the laws of any jurisdiction to effect the intent in the foregoing sentence have occurred. The Credit Agreement Parties hereby agree that, within 90 days after the Restatement Effective Date (or such longer period as may be agreed by the Administrative Agent), each Credit Agreement Party shall, and shall cause its Subsidiaries to, take such actions (including, without limitation, amending, modifying or supplementing each such Foreign Security Document and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or Required Lenders to be necessary or desirable in order to effect the foregoing amendments to each such Foreign Security Document. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law not required to be taken in accordance with the provisions of this Section 13.19(b), provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of this Section 13.19(b) or pursuant to Section 8.11.
          13.20 Powers of Attorney; etc. Each of Holdings and the U.S. Borrower is hereby authorized by, and on behalf of, the Bermuda Borrower to give Notices of Borrowing, Notices of Conversion and other notices and directions in connection with the extensions of credit and repayments thereof to be made pursuant to this Agreement to the Bermuda Borrower (including without limitation notices as to the application of proceeds of such extensions of credit). The Bermuda Borrower hereby grants to Holdings and the U.S. Borrower an irrevocable power-of attorney, in the Bermuda Borrower’s name, to take the actions contemplated above in this Section 13.20 and in the last sentence of Section 1.13 hereof. Furthermore, the Bermuda Borrower agrees that the Agents and the Lenders may at any time rely upon any notices, instructions or other information furnished by Holdings or the U.S. Borrower.
          13.21 Waiver of Sovereign Immunity. Each of the Credit Agreement Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Credit Agreement Party, its Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, any other Qualified Jurisdiction or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of such Credit Agreement Party or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Credit Agreement Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, any other Qualified Jurisdiction, or elsewhere. Without limiting the generality of the foregoing, each Credit Agreement Party further agrees that the waivers set forth in this Section 13.21 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
          13.22 Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in Dollars (or, in the case of a Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof) (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by any Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to such Agent or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent thereof, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).
          (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.
          (c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 13.22, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
          13.23 Special Acknowledgments. By their execution and delivery hereof, the Lenders party hereto hereby acknowledge (i) that the guarantee of each Bermuda Partnership Partner made pursuant to the U.S. Subsidiaries Guaranty is limited to the Obligations of the U.S. Borrower under the Credit Documents and the obligations of the U.S. Borrower and its Domestic Subsidiaries under Interest Rate Protection Agreements and Other Hedging Agreements with Secured Hedge Counterparties, all on the terms as more specifically provided therein, (ii) the Bermuda Partnership has not entered into any Credit Documents and, as such, is not a Credit Party (but is otherwise subject to the provisions of Section 9.01(c)) and (iii) the obligations secured pursuant to the Security Documents are not secured by any Excluded Collateral.
          13.24 Special Provisions Relating to Amendment and Restatement. (a) The Required Lenders under, and as defined in, the Original Credit Agreement hereby consent to the

“refinancing indebtedness” under this Agreement being treated as “indebtedness pursuant to the Credit Agreement” for purposes of the U.S. Pledge Agreement and the Intercompany Subordination Agreement. The U.S. Borrower, for its part, hereby gives notice that the refinancing indebtedness under this Agreement shall be treated as “issued under the Credit Agreement” for purposes of the U.S. Pledge Agreement and the Intercompany Subordination Agreement.
          (b) The parties hereto acknowledge and agree that:
     (i) Holdings and its Subsidiaries (as defined in the Original Credit Agreement) executed and delivered the Security Documents (as defined in the Original Credit Agreement) in favor of the Collateral Agent on behalf of the Secured Creditors (as defined in the Original Credit Agreement) to secure the payment and performance of, inter alia, the Obligations (as defined in the respective such Security Documents);
     (ii) the security interests granted to the Collateral Agent on behalf of the Secured Creditors pursuant to the Security Documents (as defined in the Original Credit Agreement) shall remain outstanding and in full force and effect, without interruption or impairment of any kind, but subject to the provisions of the Intercreditor Agreement, in accordance with the terms of such Security Documents and shall continue to secure the Obligations (as defined in such Security Documents);
     (iii) the Obligations represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Original Credit Agreement) arising in connection with the Original Credit Agreement and other Credit Documents (as defined in the Original Credit Agreement) executed in connection therewith; and
     (iv) the provisions of the Original Credit Agreement, to the extent restated, renewed, extended, consolidated, amended and modified hereby, are hereby superseded and replaced by the provisions hereof; (b) the Notes restate, renew, extend, consolidate, amend, modify, replace, are substituted for and supersede, but do not extinguish, the Obligations (as defined in the Original Credit Agreement) evidenced by the Notes (as defined in the Original Credit Agreement) issued pursuant to the Original Credit Agreement; and (c) the execution and delivery of this Agreement, and the performance by Credit Agreement Parties of their respective obligations hereunder shall not constitute a novation.
          13.25 USA Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) hereby notifies each Credit Agreement Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Credit Agreement Parties and the other Credit Parties and other information that will allow such Lender to identify the Credit Agreement Parties and the other Credit Parties in accordance with the Act.
          13.26 Other Liens on Collateral; Terms of Intercreditor Agreement; Etc. (a) EACH LENDER HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT

LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE ABL CREDIT AGREEMENT AND THE ABL CREDIT DOCUMENTS (AS DEFINED THEREIN), WHICH LIENS (x) TO THE EXTENT CREATED WITH RESPECT TO ABL PRIORITY COLLATERAL, SHALL BE SENIOR TO THE LIENS CREATED UNDER THIS AGREEMENT AND THE RELATED CREDIT DOCUMENTS (WITH THE LIENS SO CREATED HEREUNDER AND UNDER THE OTHER CREDIT DOCUMENTS ON ABL PRIORITY COLLATERAL BEING SUBORDINATED TO SUCH LIENS PURSUANT TO THE TERMS OF THE INTERCREDITOR AGREEMENT) AND (Y) TO THE EXTENT CREATED WITH RESPECT TO TL PRIORITY COLLATERAL, SHALL BE REQUIRED TO BE SUBJECT TO THE SUBORDINATION PROVISIONS (TO THE EXTENT APPLICABLE) OF THE INTERCREDITOR AGREEMENT. THE INTERCREDITOR AGREEMENT ALSO HAS OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS AND THE SECURED HEDGE COUNTERPARTIES PURSUANT TO THIS AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF SECTION 13.26 OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
          (b) EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT AND THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.
          (c) THE PROVISIONS OF THIS SECTION 13.26 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. EACH LENDER IS FURTHER AWARE THAT THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT IS ALSO ACTING IN AN ADMINISTRATIVE AND COLLATERAL AGENCY CAPACITY UNDER, AND AS DEFINED IN, THE ABL CREDIT AGREEMENT AND THE ABL CREDIT DOCUMENTS (AS DEFINED THEREIN), AND LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.
          13.27 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

     1. Real Property. The actions relating to the Mortgages and Real Property of Holdings and its Subsidiaries described on Part A of Schedule XVIII shall be completed in accordance with Part A of said Schedule XVIII.
     2. Actions by Various Foreign Subsidiaries Relating to Security Documents. Holdings and its Subsidiaries shall be required to take the actions specified in Part B of Schedule XVIII as promptly as practicable, and in any event within the time periods set forth in Part B of said Schedule XVIII. The provisions of Part B of said Schedule XVIII shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.
     3. Miscellaneous Actions By Various Subsidiaries of Holdings. Holdings and its Subsidiaries shall be required to take the actions specified in Part C of Schedule XVIII as promptly as practicable, and in any event within the time periods set forth in Part C of said Schedule XVIII. The provisions of Part C of said Schedule XVIII shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.
All provisions of this Credit Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Restatement Effective Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.27 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 13.27 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a covenant and agreement by each Credit Agreement Party to each of the Lenders that the actions required pursuant to this Section 13.27 will be, or have been, taken within the relevant time periods referred to in this Section 13.27 and that, at such time, all representations and warranties contained in this Credit Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 13.27. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.
          Section 14.Credit Agreement Party Guaranty.
          14.01 The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and to induce the Secured Hedge Counterparties to enter into Interest Rate Protection Agreements or Other Hedging Agreements, and in recognition of the direct benefits to be received by each Credit Agreement Party from the proceeds of the Loans, the issuance of the Letters of Credit and Bank Guaranties the entering into of Interest Rate Protection Agreements or Other Hedging Agreements, each Credit Agreement Party hereby agrees with the Lenders and the Secured Hedge Counterparties as follows: each Credit

Agreement Party hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of its Relevant Guaranteed Obligations to the Guaranteed Creditors. For the avoidance of doubt, the “Relevant Guaranteed Obligations” of Holdings, Intermediate Holdco and the U.S. Borrower include, without limitation, all Obligations of the Bermuda Borrower under this Agreement and such Obligations. If any or all of the Relevant Guaranteed Obligations of any Credit Agreement Party to the Guaranteed Creditors becomes due and payable hereunder, each Credit Agreement Party unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Relevant Guaranteed Obligations. This Credit Agreement Party Guaranty is a guaranty of payment and not of collection. This Credit Agreement Party Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Relevant Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Relevant Guaranteed Party), then and in such event the respective Credit Agreement Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Credit Agreement Party, notwithstanding any revocation of this Credit Agreement Party Guaranty or any other instrument evidencing any liability of any Relevant Guaranteed Party, and each Credit Agreement Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
          14.02 Bankruptcy. Additionally, each Credit Agreement Party unconditionally and irrevocably guarantees the payment of any and all of the Relevant Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Relevant Guaranteed Party upon the occurrence of any of the events specified in Section 10.05, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.
          14.03 Nature of Liability. The liability of each Credit Agreement Party hereunder is exclusive and independent of any security for or other guaranty of the Relevant Guaranteed Obligations whether executed by such Credit Agreement Party, any other guarantor or by any other party, and the liability of each Credit Agreement Party hereunder is not affected or impaired by (a) any direction as to application of payment by any Relevant Guaranteed Party or any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Relevant Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Relevant Guaranteed Party, or (e) any payment made to the Guaranteed Creditors on the Relevant Guaranteed Obligations which any such Guaranteed Creditor repays to any Relevant Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Credit Agreement Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 14.05, or (g) the lack of validity or enforceability of any Credit Document or any other instrument relating thereto.
          14.04 Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Relevant Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Credit Agreement Party Guaranty, and this Credit Agreement Party Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of, or a defense available to, a surety or guarantor except indefeasible payment in full in cash of the Relevant Guaranteed Obligations. The obligations of each Credit Agreement Party hereunder are independent of the obligations of any Relevant Guaranteed Party, any other guarantor or any other party and a separate action or actions may be brought and prosecuted against any Credit Agreement Party whether or not action is brought against any Relevant Guaranteed Party, any other guarantor or any other party and whether or not any Relevant Guaranteed Party, any other guarantor or any other party be joined in any such action or actions. Each Credit Agreement Party waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Relevant Guaranteed Party or other circumstance that operates to toll any statute of limitations as to such Relevant Guaranteed Party shall operate to toll the statute of limitations as to the relevant Credit Agreement Party.
          14.05 Authorization. Each Credit Agreement Party authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
     (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Relevant Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Credit Agreement Party Guaranty shall apply to the Relevant Guaranteed Obligations as so changed, extended, renewed, increased or altered;
     (b) take and hold security for the payment of the Relevant Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Relevant Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
     (c) exercise or refrain from exercising any rights against any Relevant Guaranteed Party or others or otherwise act or refrain from acting;
     (d) release or substitute any one or more endorsers, guarantors, any Relevant Guaranteed Party or other obligors;
     (e) settle or compromise any of the Relevant Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Relevant Guaranteed Party to their respective creditors other than the Guaranteed Creditors;
     (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Relevant Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Relevant Guaranteed Party remain unpaid;
     (g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or Other Hedging Agreement or any of such other instruments or agreements; and/or
     (h) take any other action that would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of, or a defense available to, such Credit Agreement Party from its liabilities under this Credit Agreement Party Guaranty.
          14.06 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Relevant Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Relevant Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
          14.07 Subordination. Any of the indebtedness of any Relevant Guaranteed Party now or hereafter owing to any Credit Agreement Party is hereby subordinated to the Relevant Guaranteed Obligations of such Relevant Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Relevant Guaranteed Party to such Credit Agreement Party shall be collected, enforced and received by such Credit Agreement Party in trust for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Relevant Guaranteed Obligations of such Relevant Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of any Credit Agreement Party under the other provisions of this Credit Agreement Party Guaranty. Prior to the transfer by any Credit Agreement Party of any note or negotiable instrument evidencing any of the indebtedness of any Relevant Guaranteed Party to such Credit Agreement Party, such Credit Agreement Party shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Credit Agreement Party hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Relevant Guaranteed Obligations have been irrevocably paid in full in cash.
          14.08 Waiver. (a) Each Credit Agreement Party waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any other Relevant Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Relevant Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Each Credit Agreement Party waives any defense based on or arising out of any defense of any Relevant Guaranteed Party, any other guarantor or any other party, other than indefeasible payment in full in cash of the Relevant Guaranteed Obligations, based on or arising out of the disability of any Relevant Guaranteed Party, any other guarantor or any other party, or the unenforceability of the Relevant Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Relevant Guaranteed Party other than indefeasible payment in full in cash of the Relevant Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Relevant Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Credit Agreement Party hereunder except to the extent the Relevant Guaranteed Obligations have been indefeasibly paid in full in cash. Each Credit Agreement Party waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Agreement Party against any Relevant Guaranteed Party or any other party or any security.
          Each Credit Agreement Party waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Credit Agreement Party Guaranty, and notices of the existence, creation or incurring of new or additional Relevant Guaranteed Obligations. Each Credit Agreement Party assumes all responsibility for being and keeping itself informed of each Relevant Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Relevant Guaranteed Obligations and the nature, scope and extent of the risks which such Credit Agreement Party assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise any Credit Agreement Party of information known to them regarding such circumstances or risks.
          (b) Until such time as the Relevant Guaranteed Obligations have been paid in full in cash, each Credit Agreement Party hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any Relevant Guaranteed Party or any other guarantor of the Relevant Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Relevant Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty.
          (c) Each U.S. Credit Agreement Party hereby acknowledges and affirms that it understands that to the extent the Relevant Guaranteed Obligations are secured by Real Property located in California, such U.S. Credit Agreement Party shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such U.S. Credit Agreement Party’s or any Guaranteed

Creditor’s right to proceed against any Relevant Guaranteed Party or any other guarantor of the Relevant Guaranteed Obligations. In accordance with Section 2856 of the California Code of Civil Procedure, each U.S. Credit Agreement Party hereby waives:
     (i) all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to such U.S. Credit Agreement Party by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Code of Civil Procedure;
     (ii) all rights and defenses that such U.S. Credit Agreement Party may have because the Relevant Guaranteed Obligations are secured by Real Property located in California, meaning, among other things, that: (A) the Guaranteed Creditors may collect from such U.S. Credit Agreement Party without first foreclosing on any real or personal property collateral pledged by any Credit Party, and (B) if the Guaranteed Creditors foreclose on any Real Property collateral pledged by any Credit Party, (1) the amount of the Relevant Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Guaranteed Creditors may collect from such U.S. Credit Agreement Party even if the Guaranteed Creditors, by foreclosing on the Real Property collateral, have destroyed any right such U.S. Credit Agreement Party may have to collect from any Relevant Guaranteed Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses such U.S. Credit Agreement Party may have because the Relevant Guaranteed Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Section 580a, 580d or 726 of the California Code of Civil Procedure); and
     (iii) all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Relevant Guaranteed Obligations, has destroyed such U.S. Credit Agreement Party’s rights of subrogation and reimbursement against any Relevant Guaranteed Party by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
          (d) Each Credit Agreement Party warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.
          14.09 Payments. All payments made by a Credit Agreement Party pursuant to this Section 14 shall be made in the respective Applicable Currency in which the Relevant Guaranteed Obligations are then due and payable (giving effect, in the circumstances contemplated by Section 1.14, to any conversion occurring pursuant thereto). All payments made by a Credit Agreement Party pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.03, 4.04 and 13.22.
* * * *

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.
Address:

One Dole Drive	DHM HOLDING COMPANY, INC.
Westlake Village, CA 91362
Telephone No.: (818) 879-6810
Facsimile No.: (818) 879-6754	By
Attention: Michael Carter		Name:
Title

One Dole Drive	DOLE HOLDING COMPANY, LLC
Westlake Village, CA 91362
Telephone No.: (818) 879-6810
Facsimile No.: (818) 879-6754	By
Attention: Michael Carter		Name:
Title

One Dole Drive	DOLE FOOD COMPANY, INC.
Westlake Village, CA 91362
Telephone No.: (818) 879-6810
Facsimile No.: (818) 879-6754	By
Attention: Michael Carter		Name:
Title

One Dole Drive	SOLVEST, LTD.
Westlake Village, CA 91362
Telephone No.: (818) 879-6810
Facsimile No.: (818) 879-6754	By
Attention: Michael Carter		Name:
Title

DEUTSCHE BANK AG NEW YORK BRANCH,
Individually and as Administrative Agent

By
Name:
Title

By
Name:
Title

DEUTSCHE BANK SECURITIES INC.,
as Lead Arranger

By
Name:
Title

By
Name:
Title

BANC OF AMERICA SECURITIES LLC,
as Syndication Agent

By
Name:
Title

THE BANK OF NOVA SCOTIA,
Individually and as Co-Documentation Agent

By
Name:
Title

RABOBANK INTERNATIONAL,
Individually and as Co-Documentation Agent

By
Name:
Title

THE BANK OF NOVA SCOTIA,
as Issuing Lender

By
Name:
Title

FORTIS CAPITAL CORP.,
as Issuing Lender

By
Name:
Title

By
Name:
Title

EXHIBIT B TO AMENDMENT NO. 1

AMENDED AND RESTATED INTERCREDITOR AGREEMENT
dated as of March 18, 2009
among

DHM HOLDING COMPANY, INC.,
DOLE HOLDING COMPANY, LLC,
DOLE FOOD COMPANY, INC.,
the other GRANTORS from time to time party hereto,
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent
under the ABL Credit Agreement,
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent
under the Term Credit Agreement
and
U.S. Bank National Association, as Collateral Agent
under the Notes Security Documents

S-1

-i-

-ii-

          This AMENDED AND RESTATED INTERCREDITOR AGREEMENT is dated as of March 18, 2009 and is by and among DHM HOLDING COMPANY, INC., a Delaware corporation (“Holdings”), DOLE HOLDING COMPANY, LLC, a Delaware limited liability company (“Intermediate Holdco”), DOLE FOOD COMPANY, INC., a Delaware corporation (the “Company”), the other GRANTORS (as defined in Section 1.1) from time to time party hereto, DEUTSCHE BANK AG NEW YORK BRANCH (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “DBAG”), as ABL Collateral Agent (as defined below), DBAG, as Term Collateral Agent (as defined below) and U.S. Bank National Association (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “U.S. Bank”), as Notes Collateral Agent (as defined below).
RECITALS:
          WHEREAS, certain of the Grantors have entered into a Credit Agreement, dated as of April 12, 2006 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “ABL Credit Agreement”), among Holdings, Intermediate Holdco, the Company, as borrower, the lenders from time to time party thereto (the “ABL Lenders”), DBAG, as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “ABL Administrative Agent”), DBAG, as collateral agent (in such capacity and together with its successors and assigns in such capacity, the “ABL Collateral Agent”), Banc of America Securities LLC (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “BAS”), as syndication agent, Deutsche Bank Securities Inc. (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “DBSI”), as lead arranger and DBSI and BAS, as book running managers;
          WHEREAS, pursuant to the various ABL Credit Documents, Grantors have provided guarantees and security for the ABL Obligations;
          WHEREAS, certain of the Grantors have entered into a Credit Agreement, dated as of April 12, 2006 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Term Credit Agreement” and, together with the ABL Credit Agreement, the “Credit Agreements”), among Holdings, Intermediate Holdco, the Company, as a borrower (in such capacity, the “U.S. Term Borrower”) and Solvest, Ltd., a company organized under the laws of Bermuda, as a borrower (in such capacity the “Bermuda Term Borrower” and, together with the U.S. Term Borrower, the “Term Borrowers”), the lenders from time to time party thereto (the “Term Lenders” and, together with the ABL Lenders, the “Lenders”), DBAG, as administrative agent (in such capacity and together with its successors and assigns in such capacity, the “Term Administrative Agent” and, together with the ABL Administrative Agent, the “Administrative Agents”) and as deposit bank, DBAG, as collateral agent (in such capacity and together with its successors and assigns in such capacity, the “Term Collateral Agent”), DBSI, as lead arranger and sole book runner, BAS, as syndication agent and The Bank of Nova Scotia (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “Scotia Capital”), as syndication agent;

          WHEREAS, pursuant to the various Term Documents, Grantors have provided guarantees and security for the Term Obligations;
          WHEREAS, the Company is party to an Indenture dated as of March 18, 2009 (as amended, restated, supplemented, waived, Refinanced or otherwise modified from time to time, the “Indenture”), among the Company, the guarantors identified therein and U.S. Bank, as trustee (in such capacity and together with its successors and assigns in such capacity, the “Trustee”), and as collateral agent for the holders of Notes Obligations (in such capacity and together with its successors and assigns in such capacity, the “Notes Collateral Agent” and, together with the ABL Collateral Agent and the Term Collateral Agent, the “Collateral Agents” and together with the Administrative Agents and the Trustee, the “Agents”);
          WHEREAS, pursuant to the various Notes Documents, Grantors have provided guarantees and security for the Notes Obligations;
          WHEREAS, the Company and the other Grantors have secured the ABL Obligations under the ABL Credit Agreement and any other ABL Documents (including any Permitted Refinancing thereof) with a First Priority Lien on the ABL Priority Collateral and a Second Priority Lien on the TL Priority Collateral;
          WHEREAS, the Company and the other Grantors have secured the Term Obligations under the Term Credit Agreement and any other Term Documents (including any Permitted Refinancing thereof) with a First Priority Lien on the TL Priority Collateral and a Second Priority Lien on the ABL Priority Collateral; and
          WHEREAS, the Company and the other Grantors intend to secure the Notes Obligations under the Indenture and any other Notes Documents with a Third Priority Lien on the TL Priority Collateral and a Third Priority Lien on the ABL Priority Collateral.
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 22. Definitions.
               Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings:
          “ABL Administrative Agent” shall have the meaning set forth in the recitals hereto.
          “ABL Collateral Agent” shall have the meaning set forth in the recitals hereto and includes any New ABL Agent to the extent set forth in Section 3.4(g).
          “ABL Collateral Priority Lien” shall have the meaning set forth in Section 3.4(a)(iv).
          “ABL Credit Agreement” shall have the meaning set forth in the recitals hereto.

          “ABL Documents” shall mean the ABL Credit Agreement and the Credit Documents (as defined in the ABL Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any ABL Obligations (including any Permitted Refinancing of any ABL Obligations), and any other document or instrument executed or delivered at any time in connection with any ABL Obligations (including any Permitted Refinancing of any ABL Obligations), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.
          “ABL Lenders” shall have the meaning set forth in the recitals hereto.
          “ABL Obligations” shall mean all obligations (including guaranty obligation) of every nature of each Grantor from time to time owed to the ABL Secured Parties or any of them, under any ABL Document (including any ABL Document in respect of a Permitted Refinancing of any ABL Obligations), whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Holdings or any of its Subsidiaries, would have accrued on any ABL Obligation (including any Permitted Refinancing of any ABL Obligations), whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit and bank guaranties, fees, expenses, indemnification or otherwise.
          “ABL Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the ABL Credit Agreement as originally in effect.
          “ABL Priority Collateral” shall mean, subject to the relevant provisions of Sections 6.21 and 6.22, all interests of each Grantor in the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (1) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (2) all rights of each Grantor to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation proceeds with respect to the following, (3) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (4) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:
     (i) all Accounts and Receivables, but for purposes of this clause (i) excluding rights to payment for any property which specifically constitutes TL Priority Collateral (and not by virtue of clause (xi) of the definition thereof) which has been or is to be sold, leased, licensed, assigned or otherwise disposed of;
     (ii) all Chattel Paper;
     (iii) all Deposit Accounts and all cash, checks, other negotiable instruments, funds and other property held therein or credited thereto, and all Money (in each case, other than the Asset Sale Proceeds Account, and all cash, checks, securities, financial assets or other property held therein or credited thereto which constitute TL Priority Collateral and all identifiable proceeds of any TL Priority Collateral);
     (iv) all Inventory;

     (v) to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (iv), all General Intangibles, Instruments (including, without limitation, Promissory Notes) and Letter of Credit Rights; provided that to the extent any of the foregoing also relates to TL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (iv) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;
     (vi) to the extent relating to any of the items referred to in the preceding clauses (i) through (v), all Documents and Insurance; provided that to the extent any of the foregoing also relates to TL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (v) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;
     (vii) to the extent relating to any of the items referred to in the preceding clauses (i) through (vi), all Supporting Obligations; provided that to the extent any of the foregoing also relates to TL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vi) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;
     (viii) all books, Records, Receivables Records and Collateral Records relating to the foregoing (including without limitation all books, databases, customer lists, engineer drawings, Records, Receivables Records and Collateral Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and
     (ix) all Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including without limitation, all insurance proceeds) and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing.
Notwithstanding anything to the contrary contained above or in the definition of the TL Priority Collateral, to the extent proceeds of Collateral are identifiable proceeds received from the sale or disposition of all or substantially all of the Capital Stock of any of the Domestic Subsidiaries of Holdings which is a Grantor or all or substantially all of the assets of any such Domestic Subsidiary, such proceeds shall constitute (1) first, in an amount equal to the net book value of the Accounts (as described in clause (i) above, and excluding any Accounts to the extent excluded pursuant to said clause (i)) and Inventory owned by such Domestic Subsidiary at the time of such sale, ABL Priority Collateral and (2) second, to the extent in excess of the amounts described in preceding clause (1), TL Priority Collateral.
          “ABL Priority Collateral Enforcement Actions” shall have the meaning set forth in Section 4.3(a).
          “ABL Priority Collateral Lien” shall have the meaning set forth in Section 3.4(a).
          “ABL Priority Collateral Processing and Sale Period” shall have the meaning set forth in Section 4.3(a).

          “ABL Secured Parties” shall mean the lenders (including, in any event, each letter of credit issuer and each swingline lender) and agents under the ABL Credit Agreement and shall include all former lenders and agents under the ABL Credit Agreement to the extent that any ABL Obligations owing to such Persons were incurred while such Persons were lenders or agents under the ABL Credit Agreement and such ABL Obligations have not been paid or satisfied in full and all new ABL Secured Parties to the extent set forth in Section 3.4(g).
          “ABL Security Agreement” shall mean the Security Agreement (as defined in the ABL Credit Agreement).
          “ABL Security Documents” shall mean the ABL Security Agreement and the other Security Documents (as defined in the ABL Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations (including any Permitted Refinancing of any ABL Obligations) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.
          “ABL Standstill Period” shall have the meaning set forth in Section 2.2(a).
          “Account” shall mean any “account” as such term is defined in the UCC as in effect in the State of New York on the date hereof, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State. Without limiting the foregoing, the term “account” shall include all Health-Care-Insurance Receivables.
          “Additional Junior Lien Agreement” shall mean any agreement covering any additional indebtedness issued by the Company constituting secured obligations under the Notes Security Documents (pursuant to a joinder agreement thereto), to the extent such secured indebtedness is permitted to be incurred in accordance with the Indenture, the Term Credit Agreement and the ABL Credit Agreement and the terms of such joinder agreement subject the agent and the holders of such indebtedness to the terms of this Agreement.
          “Administrative Agents” shall have the meaning set forth in the recitals hereto.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither any Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Holdings or any Subsidiary thereof.
          “Agents” shall have the meaning set forth in the recitals hereto.
          “Agreement” shall mean this Amended and Restated Intercreditor Agreement as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.
          “Asset Sale Proceeds Account” shall mean one or more Deposit Accounts established by the TL Collateral Agent into which there shall be deposited proceeds of sales or dispositions of TL Priority Collateral (to the extent such proceeds constitute TL Priority Collateral).
          “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Bankruptcy Law” shall mean the Bankruptcy Code, and any similar federal or state or non-U.S. law or statute for the supervision, administration or relief of debtors, including, without limitation, bankruptcy or insolvency laws.
          “BAS” shall have the meaning set forth in the recitals hereto.
          “Bermuda Guaranteed Obligations” shall have the meaning set forth in the definition of Term Obligations.
          “Bermuda Term Borrower” shall have the meaning set forth in the recitals hereto.
          “Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
          “Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, person or mixed) by that Person as lessee that, in conformity with U.S. GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “Capitalized Lease Obligations” shall mean, with respect to any Person, all obligations under Capital Leases of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

          “Cash Proceeds” shall mean all proceeds of any Collateral received by any Grantor consisting of cash and checks.
          “Chattel Paper” shall mean “chattel paper” as such term is defined in Article 9 of the UCC, as in effect in the State of New York on the date hereof. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all “tangible chattel paper” and all “electronic chattel paper”, as each term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof.
          “Collateral” shall mean all property (whether real, personal, movable or immovable) with respect to which any security interests have been granted (or purported to be granted) by any Grantor pursuant to any ABL Security Document, Term Security Document or Notes Security Document.
          “Collateral Agents” shall have the meaning set forth in the recitals hereto.
          “Collateral Records” shall mean all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
          “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
          “Commercial Tort Claims” shall mean all “commercial tort claims” as such term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof.
          “Commodities Accounts” shall mean all “commodity accounts” as such term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof.
          “Company” shall have the meaning set forth in the recitals hereto.
          “Comparable ABL Security Document” shall mean, in relation to any Collateral subject to any Lien created under any Term Security Document or Notes Security Document, that ABL Security Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and the Credit Agreements and the Indenture.
          “Comparable Notes Security Document” shall mean, in relation to any Collateral subject to any Lien created under any Term Security Document or ABL Security Document, that Notes Security Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof, the Credit Agreements and the Indenture.

          “Comparable Term Security Document” shall mean, in relation to any Collateral subject to any Lien created under any ABL Security Document or Notes Security Document, that Term Security Document which creates (or purports to create) a Lien on the same Collateral, granted by the same Grantor, as the same may be amended, modified or otherwise supplemented from time to time in accordance with the terms hereof, thereof and the Credit Agreements and the Indenture.
          “Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.
          “Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder).
          “Copyrights” shall mean any United States or foreign copyright (including community designs), now or hereafter owned by any Grantor, including, but not limited to, copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or not registered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor (whether in the United States Copyright Office or any foreign equivalent office), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof and (v) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.
          “Credit Agreements” shall have the meaning set forth in the recitals hereto.
          “DBAG” shall have the meaning set forth in the recitals hereto.

          “DBSI” shall have the meaning set forth in the recitals hereto.
          “Defaulting ABL Secured Party” shall have the meaning set forth in Section 3.4(h).
          “Defaulting Term Secured Party” shall have the meaning set forth in Section 2.4(h).
          “Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “DIP Financing” shall have the meaning set forth in Section 2.5(a).
          “Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in Section 3.4(f), the occurrence of all of the following:
     (i) termination or expiration of all commitments to extend credit that would constitute ABL Obligations;
     (ii) payment in full in cash of the principal of and interest and premium (if any) on all ABL Obligations (other than any undrawn letters of credit or bank guaranties);
     (iii) discharge or cash collateralization (at 110% of the aggregate undrawn amount) of all outstanding letters of credit and bank guaranties constituting ABL Obligations; and
     (iv) payment in full in cash of all other ABL Obligations that are outstanding and unpaid at the time the termination, expiration, discharge and/or cash collateralization set forth in clauses (i) through (iii) above have occurred (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time).
          “Discharge of Term Obligations” shall mean, except to the extent otherwise provided in Section 2.4(f), the occurrence of all of the following:
     (i) termination or expiration of all commitments to extend credit that would constitute Term Obligations (including, without limitation the Bermuda Guaranteed Obligations);
     (ii) payment in full in cash of the principal of and interest and premium (if any) on all Term Obligations (other than any undrawn letters of credit or bank guaranties) including, without limitation, any such Term Obligations constituting Bermuda Guaranteed Obligations;
     (iii) discharge or cash collateralization (at 110% of the aggregate undrawn amount) of all outstanding letters of credit and bank guaranties constituting Term

Obligations including, without limitation, outstanding letters of credit and bank guaranties constituting Bermuda Guaranteed Obligations; and
     (iv) payment in full in cash of all other Term Obligations (including, without limitation, Bermuda Guaranteed Obligations) that are outstanding and unpaid at the time the termination, expiration, discharge and/or cash collateralization set forth in clauses (i) through (iii) above have occurred (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made at such time).
          “Documents” shall mean all “documents” as such term is defined in Article 9 of the UCC in the State of New York on the date hereof.
          “Domestic Subsidiary” shall have the meaning provided in the Term Credit Agreement as originally in effect.
          “Eligible ABL Purchaser” shall have the meaning set forth in Section 2.4(h).
          “Eligible Term Purchaser” shall have the meaning set forth in Section 3.4(h).
          “Equipment” shall mean any “equipment” as such term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Grantor in each case, regardless of whether characterized as equipment under the UCC) and (y) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
          “First Priority” shall mean, (i) with respect to any Lien purported to be created on any ABL Priority Collateral pursuant to any ABL Security Document, that such Lien is prior in right to any other Lien thereon, other than any ABL Permitted Liens (excluding ABL Permitted Liens as described in clause (iii) of Section 10.03 of the ABL Credit Agreement) applicable to such ABL Priority Collateral which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 10.03 of the ABL Credit Agreement) have priority over the respective Liens on such ABL Priority Collateral created pursuant to the relevant ABL Security Document and (ii) with respect to any Lien purported to be created on any TL Priority Collateral pursuant to any Term Security Document, that such Lien is prior in right to any other Lien thereon, other than any TL Permitted Liens (excluding TL Permitted Liens as described in clause (iii) of Section 9.03 of the Term Credit Agreement) applicable to such TL Priority Collateral which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 9.03 of the Term Credit Agreement) have priority over the respective Liens on such TL Priority Collateral created pursuant to the relevant Term Security Document.
          “Fixtures” shall mean all “fixtures” as such term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof.

          “Foreign Subsidiary” shall have the meaning provided in the Term Credit Agreement as originally in effect.
          “General Intangibles” shall mean “general intangibles” as defined in Article 9 of the UCC as in effect in the State of New York on the date hereof.
          “Goods” shall mean “goods” as such term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof.
          “Grantors” shall mean Holdings, Intermediate Holdco, the Company and each of their respective Domestic Subsidiaries that have executed and delivered, or may from time to time hereafter execute and deliver, an ABL Security Document, a Term Security Document or a Notes Security Document.
          “Health-Care-Insurance Receivable” shall mean any “health-care-insurance receivable” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.
          “Hedge Agreement” shall mean any Interest Rate Protection Agreement and any Other Hedging Agreement.
          “Holdings” shall have the meaning set forth in the recitals hereto.
          “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) obligations arising under Synthetic Leases.
          “Indenture” shall have the meaning set forth in the recitals hereto and shall also include any Additional Junior Lien Agreement.
          “Insolvency or Liquidation Proceeding” shall mean any of the following: (i) the filing by any Grantor of a voluntary petition in bankruptcy under any provision of any bankruptcy law (including, without limitation, the Bankruptcy Code) or a petition to take advantage of any receivership or insolvency laws, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; (ii) the admission in writing by such Grantor of its inability to pay its debts generally as they become due; (iii) the appointment of a receiver, liquidator, trustee, custodian or other similar official for such Grantor or all or a material part of such Grantor’s assets; (iv) the filing of any petition against such Grantor under any bankruptcy law (including, without limitation, the Bankruptcy Code) or other receivership or insolvency law, including, without limitation, any petition seeking the dissolution, winding up, total or partial liquidation, reorganization, composition, arrangement, adjustment or readjustment or other relief of such Grantor, such Grantor’s debts or such Grantor’s assets or the appointment of a trustee, receiver, liquidator, custodian or similar official for such Grantor or a material part of such Grantor’s property; (v) the general assignment by such Grantor for the benefit of creditors or any other marshalling of the assets and liabilities of such Grantor; or (vi) a corporate (or similar) action taken by such Grantor to authorize any of the foregoing.
          “Instrument” shall mean “instruments” as such term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof (provided, however, Instruments shall not include any Instruments received in connection with grower loans extended in accordance with Section 9.05 of the Term Credit Agreement, Section 10.05 of the ABL Credit Agreement to the extent local law or the relevant grower loan documents prohibit such pledge).
          “Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the ABL Collateral Agent, the Term Collateral Agent or the Notes Collateral Agent is the loss payee or additional insured thereof) and (ii) any key man life insurance policies.
          “Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.
          “Intercreditor Agreement Joinder” shall mean an agreement substantially in the form of Exhibit A.
          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.
          “Intermediate Holdco” shall have the meaning set forth in the recitals hereto.
          “Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located, any portion thereof which may be returned, rejected, reclaimed or repossessed by any of the Collateral Agents from any Grantor’s customers, and shall specifically include all “inventory” as such term is defined in the UCC as in effect in the State of New York on the date hereof.
          “Investment Accounts” shall mean all Securities Accounts, Commodities Accounts and Deposit Accounts.
          “Investment Property” shall mean all “investment property” as such term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof.
          “Joint Venture” shall mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
          “Lender” shall have the meaning set forth in the recitals hereto.
          “Letter of Credit Rights” shall mean “letter-of-credit rights” as such term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof.
          “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, charge, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute or other law, and any lease having substantially the same effect as the foregoing).
          “Material Contract” shall mean any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Term Documents, the ABL Documents and the Notes Documents) for which breach, nonperformance, cancellation or failure to renew could reasonable be expected to have a Material Adverse Effect (as defined in the Term Credit Agreement as originally in effect).
          “Money” shall mean “money” as defined in the UCC as in effect in the State of New York on the date hereof.
          “New ABL Agent” shall have the meaning set forth in Section 3.4(g).
          “New Term Agent” shall have the meaning set forth in Section 2.4(g).
          “Notes” shall mean (x) the new series of 13 7/8% Senior Secured Notes due 2014 issued pursuant to the terms of the Indenture on the date hereof and (y) any Indebtedness issued pursuant to any Additional Junior Lien Agreement.
          “Notes Collateral Agent” shall have the meaning set forth in the recitals hereto.
          “Notes Documents” shall mean the Indenture and each of the other agreements, documents and instruments providing for or evidencing any Notes Obligations (including any

Permitted Refinancing of any Notes Obligations), and any other document or instrument executed or delivered at any time in connection with any Notes Obligations (including any Permitted Refinancing of any Notes Obligations), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.
          “Noteholders” shall mean the holders of the Notes.
          “Notes Obligations” shall mean all obligations (including guaranty obligation) of every nature of each Grantor from time to time owed to the Noteholders or any of them, under any Notes Document (including any Notes Document in respect of a Permitted Refinancing of any Notes Obligations), whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Holdings or any of its Subsidiaries, would have accrued on any Notes Obligations (including any Permitted Refinancing of any Notes Obligations), whether or not a claim is allowed against such Person for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit and bank guaranties, fees, expenses, indemnification or otherwise.
          “Notes Permitted Liens” shall mean “Permitted Liens” under, and as defined in, the Indenture.
          “Notes Secured Parties” shall mean the Notes Collateral Agent, any other agent or trustee for the Noteholders pursuant to the terms of the Indenture and the Notes Documents and the Noteholders.
          “Notes Security Agreement” shall mean the Security Agreement (as defined in the Indenture).
          “Notes Security Documents” shall mean the Notes Security Agreement and the other Security Documents (as defined in the Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Notes Obligations (including any Permitted Refinancing of any Notes Obligations) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing. For the avoidance of doubt, “Notes Security Documents” shall not include any ABL Documents or any Term Documents.
          “Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.
          “Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder).
          “Patents” shall mean all patents (whether United States or foreign) in or to which any Grantor now has or hereafter has any right, title or interest therein and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) all reissues, divisions, continuations (including, but not limited to, continuations-in-part and improvements thereof), extensions, renewals, and reexaminations thereof, (ii) all rights corresponding thereto throughout the world, (ii) all inventions and improvements described therein, (iii) all rights to sue for past, present and future infringements thereof, (iv) all licenses, claims, damages, and proceeds of suit arising therefrom, and (v) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.
          “Permitted Refinancing” shall mean, as to any Indebtedness, the Refinancing of such Indebtedness (“Refinancing Indebtedness”) to refinance such existing Indebtedness; provided that, in the case of such Refinancing Indebtedness, the following conditions are satisfied:
     (i) the weighted average life to maturity of such Refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, and the first scheduled principal payment in respect of such Refinancing Indebtedness shall not be earlier than the first scheduled principal payment in respect of the Indebtedness being refinanced;
     (ii) the principal amount of such Refinancing Indebtedness shall be less than or equal to the principal amount then outstanding of the Indebtedness being refinanced, except to the extent an increase in the principal amount thereof is permitted at such time pursuant to the ABL Documents, the Term Documents and the Notes Documents which then remain in effect; and
     (iii) the terms applicable to such Refinancing Indebtedness and, if applicable, the related guarantees of such Refinancing Indebtedness, shall not violate the applicable requirements contained in any Term Documents or ABL Documents which remain outstanding after giving effect to the respective Permitted Refinancing.
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Pledged ABL Priority Collateral” shall have the meaning set forth in Section 3.4(f).
          “Pledged Debt” shall mean all Indebtedness owed to a Grantor issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.
          “Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.
          “Pledged LLC Interests” shall mean all interests in any limited liability company and the certificates, if any, representing such limited liability company interests and any interest of a Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.
          “Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership and the certificates, if any, representing such partnership interests and any interest of a Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.
          “Pledged Stock” shall mean all shares of capital stock owned by a Grantor, and the certificates, if any, representing such shares and any interest of a Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.
          “Pledged TL Priority Collateral” shall have the meaning set forth in Section 2.4(f).
          “Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust (whether under the laws of the State of Delaware or otherwise) and the certificates, if any, representing such trust interests and any interest of a Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.
          “Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to either Collateral Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
          “Processing and Sale Period” shall have the meaning set forth in Section 4.3(a).
          “Promissory Note” shall mean a “promissory note” as such term is defined in Article 9 of the UCC as in effect in the State of New York on the date hereof.
          “Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or

Investment Property, together with all of a Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.
          “Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to Receivables, whether in the possession or under the control of a Grantor or any computer bureau or agent from time to time acting for a Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.
          “Record” shall have the meaning specified in Article 9 of the UCC as in effect in the State of New York on the date hereof.
          “Recovery” shall have the meaning set forth in Section 6.17.
          “Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, retire, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Second Priority” shall mean, (i) with respect to any Lien purported to be created on any TL Priority Collateral pursuant to the ABL Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens permitted pursuant to clause (y) of Section 10.03(iii) of the ABL Credit Agreement and (y) TL Permitted Liens permitted to be prior to the Liens on the TL Priority Collateral in accordance with clause (ii) of the definition “First Priority” contained herein; provided that in no event shall any such TL Permitted Lien be permitted (on a consensual basis) to be junior and subordinate to any ABL Permitted Liens as described in clause (x) above and senior in priority to the relevant Liens created pursuant to the ABL Security Documents and (ii) with respect to any Lien purported to be created on any ABL Priority Collateral pursuant to the Term Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens permitted pursuant to clause (y) of Section 9.03(iii) of the Term Credit Agreement and (y) ABL Permitted Liens permitted to be prior to the Liens on the ABL Priority Collateral in accordance with clause (i) of the definition “First Priority” contained herein; provided that in no event shall any such ABL Permitted Lien be permitted (on a consensual basis) to be junior and subordinate to any TL Permitted Liens as described in clause (x) above and senior in priority to the relevant Liens created pursuant to the Term Security Documents.
          “Scotia Capital” shall have the meaning set forth in the recitals hereto.

          “Secured Hedge Counterparty” shall have the meaning provided in the Term Credit Agreement as originally in effect.
          “Secured Parties” shall mean the ABL Secured Parties, the Term Secured Parties and the Notes Secured Parties.
          “Securities” shall mean all “securities” as such term is defined in Article 8 of the UCC as in effect in the State of New York on the date hereof, any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Accounts” shall mean all “securities accounts” as such term is defined in Article 8 of the UCC as in effect in the State of New York on the date hereof.
          “Securities Entitlements” shall mean all “securities entitlements” as such term is defined in Article 8 of the UCC as in effect in the State of New York on the date hereof.
          “Subsequent ABL Collateral Priority Lien” shall have the meaning set forth in Section 3.4(b).
          “Subsequent Term Collateral Priority Lien” shall have the meaning set forth in Section 2.4(b).
          “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
          “Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the UCC as in effect in the State of New York on the date hereof, now or hereafter owned by any Grantor, or in which any Grantor has any rights, and, in any event, shall include, but shall not be limited to all of such Grantor’s rights in any Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Collateral consisting of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Properties.
          “Synthetic Lease” shall mean, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed), (i) that is not a capital lease in accordance with U.S. GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
          “Term Administrative Agent” shall have the meaning set forth in the recitals hereto.
          “Term Borrower” shall have the meaning set forth in the recitals hereto.
          “Term Collateral Agent” shall have the meaning set forth in the recitals hereto and includes any New Term Agent to the extent set forth in Section 2.4(g).
          “Term Collateral Priority Lien” shall have the meaning set forth in Section 2.4(a).
          “Term Credit Agreement” shall have the meaning set forth in the recitals hereto.
          “Term Documents” shall mean (x) the Term Credit Agreement and the Credit Documents (as defined in the Term Credit Agreement), (y) each Interest Rate Protection Agreement or Other Hedging Agreement with one or more Secured Hedge Counterparties which is secured pursuant to one or more of the Security Documents (as defined in the Term Credit Agreement) and (z) each of the other agreements, documents and instruments providing for or evidencing any Term Obligation (including any Permitted Refinancing of any Term Obligation), and any other document or instrument executed or delivered at any time in connection with any Term Obligation (including any Permitted Refinancing of any Term Obligation), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.
          “Term Lenders” shall have the meaning set forth in the recitals hereto.
          “Term Obligations” shall mean all obligations (including guaranty obligations) of every nature of each Grantor, from time to time owed to the Term Secured Parties or any of them, under any Term Document (including any Term Document in respect of a Permitted Refinancing of any Term Obligations), whether for principal, premium, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Person, would have accrued on any Term Obligation (including any Permitted Refinancing of any Term Obligations), whether or not a claim is allowed against Holdings or any of its Subsidiaries for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit and bank guaranties, fees, expenses, indemnification or otherwise. For the avoidance of doubt, it is specifically agreed that (x) each Grantor has provided a full and unconditional guarantee of all obligations of the Bermuda Term Borrower under the Term Documents (the “Bermuda Guaranteed Obligations”), (y) each Grantor has granted a Lien on its Collateral to secure the Bermuda Guaranteed Obligations and (z) the Bermuda Guaranteed Obligations constitute a portion of the Term Obligations.
          “Term Pledge Agreement” shall mean the U.S. Pledge Agreement (as defined in the Term Credit Agreement).

          “Term Secured Parties” shall mean the lenders and agents under the Term Credit Agreement (including, without limitation, the holders of Bermuda Guaranteed Obligations) and the Secured Hedge Counterparties and shall include all former lenders and agents under the Term Credit Agreement and Secured Hedge Counterparties to the extent that any Term Obligations owing to such Persons were incurred while such Persons were lenders or agents under the Term Credit Agreement or Secured Hedge Counterparties and such Term Obligations have not been paid or satisfied in full and all new Term Secured Parties to the extent set forth in Section 2.4(f) hereof.
          “Term Security Agreement” shall mean the U.S. Security Agreement (as defined in the Term Credit Agreement).
          “Term Security Documents” shall mean the Term Security Agreement and the other Security Documents (as defined in the Term Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Obligations (including any Permitted Refinancing of any Term Obligation) or under which rights or remedies with respect to such Liens are governed, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.
          “Term Standstill Period” shall have the meaning set forth in Section 3.2(a).
          “Third Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to the Notes Security Documents, that such Lien is prior in right to any other Lien thereon other than Liens securing the ABL Obligations, Liens securing the Term Obligations and Liens securing obligations permitted to be secured prior to the ABL Obligations and the Term Obligations pursuant to the definitions of First Priority and Second Priority contained herein.
          “TL Permitted Liens” shall mean the “Permitted Liens” under, and as defined in, the Term Credit Agreement as in effect on the Restatement Effective Date (as defined therein).
          “TL Priority Collateral” shall mean, subject to the relevant provisions of Sections 6.21 and 6.22, all interests of each Grantor in the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (1) all rights of each Grantor to receive moneys due and to become due under or pursuant to the following, (2) all rights of each Grantor to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation proceeds with respect to the following, (3) all claims of each Grantor for damages arising out of or for breach of or default under any of the following, and (4) all rights of each Grantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:
          (i) the Asset Sale Proceeds Account;
          (ii) all Equipment;
          (iii) all Fixtures;

     (iv) all General Intangibles, including, without limitation, Material Contracts (in each case other than General Intangibles evidencing or governing ABL Priority Collateral);
     (v) all Instruments (other than Instruments evidencing or governing or attached to (to the extent so attached) ABL Priority Collateral);
     (vi) all Letter of Credit Rights (other than Letter of Credit Rights addressed in clause (v) of the definition of “ABL Priority Collateral” herein);
     (vii) without duplication, all Pledged Equity Interests, all Pledged Debt, all Securities, all Security Entitlements and all Securities Accounts (in each case, other than any Collateral specifically listed as ABL Priority Collateral and any Supporting Obligations supporting ABL Priority Collateral);
     (viii) all Intellectual Property;
     (ix) all Commercial Tort Claims;
     (x) all real property (including leasehold interests) on which the Grantors are required to provide a Lien to the Term Secured Parties pursuant to the Term Credit Agreement and any title insurance with respect to such real property and the proceeds thereof;
     (xi) except to the extent constituting, or relating to, the ABL Priority Collateral, all other personal property (whether tangible or intangible) of such Grantor;
     (xii) to the extent constituting, or relating to, any of the items referred to in the preceding clauses (i) through (xi), all Documents and Insurance; provided that to the extent any of the foregoing also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xi) as being included in the TL Priority Collateral shall be included in the TL Priority Collateral;
     (xiii) to the extent relating to any of the items referred to in the preceding clauses (i) through (xii), all Supporting Obligations; provided that to the extent any of the foregoing also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xii) as being included in the TL Priority Collateral shall be included in the TL Priority Collateral;
     (xiv) all books, Records and Collateral Records relating to the foregoing (including without limitation all books, databases, customer lists, engineer drawings, Records and Collateral Records, whether tangible or electronic, which contain any information relating to any of the foregoing); provided that to the extent any of such books, Records and Collateral Records also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xiii) as being included in the TL Priority Collateral shall be included in the TL Priority Collateral; and

     (xv) all Cash Proceeds and, solely to the extent not constituting ABL Priority Collateral, non-Cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing and all collateral security, guarantees and other Collateral Support given by any Person with respect to any of the foregoing.
Notwithstanding anything to the contrary contained above or in the definition of ABL Priority Collateral, to the extent proceeds of Collateral are identifiable proceeds received from the sale or disposition of all or substantially all of the Capital Stock of any of the Domestic Subsidiaries of Holdings which is a Grantor or all or substantially all of the assets of any such Domestic Subsidiary, such proceeds shall constitute (1) first, in an amount equal to the net book value of the Accounts (as described in clause (i) of the definition of ABL Priority Collateral, and excluding any Accounts to the extent excluded pursuant to said clause (i)) and Inventory owned by such Domestic Subsidiary at the time of such sale, ABL Priority Collateral and (2) second, to the extent in excess of the amounts described in preceding clause (1), TL Priority Collateral.
          “TL Priority Collateral Enforcement Action Notice” shall have the meaning set forth in Section 4.3(a).
          “TL Priority Collateral Enforcement Actions” shall have the meaning set forth in Section 4.3(a).
          “Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder).
          “Trademarks” shall mean (i) all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.
          “Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Grantor is licensee or licensor thereunder).
          “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) any secretly held existing engineering or other data, information, production procedures and other know-how relating to the design manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of any Grantor worldwide, (ii) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (iii) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.
          “Trustee” shall have the meaning set forth in the recitals hereto.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.
          “U.S. Bank” shall have the meaning set forth in the recitals hereto.
          “U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.
          “U.S. Term Borrower” shall have the meaning set forth in the recitals hereto.
               Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (d) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) terms defined in the UCC but not otherwise defined herein shall have the same meanings herein as are assigned thereto in the UCC, (g) reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, and (h) references to Sections or clauses shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.
Section 23. TL Priority Collateral.
               Lien Priorities.
          23.01 Relative Priorities. Notwithstanding (i) the time, manner, order or method of grant, creation, attachment or perfection of any Liens securing the ABL Obligations or the Notes Obligations granted on the TL Priority Collateral or of any Liens securing the Term Obligations granted on the TL Priority Collateral, (ii) the validity or enforceability of the security interests and Liens granted in favor of any Collateral Agent or any Secured Party on the TL Priority Collateral, (iii) the date on which any ABL Obligations, Term Obligations or

Notes Obligations is extended, (iv) any provision of the UCC or any other applicable law, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures, (v) any provision set forth in any ABL Document, any Term Document or any Notes Document (other than this Agreement), (vi) the possession or control by any Collateral Agent or any Secured Party or any bailee of all or any part of any TL Priority Collateral as of the date hereof or otherwise, or (vii) any other circumstance whatsoever, the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties hereby agree that:
          any Lien on the TL Priority Collateral securing any Term Obligations now or hereafter held by or on behalf of the Term Collateral Agent or any Term Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to (x) any Lien on the TL Priority Collateral securing any of the ABL Obligations and (y) any Lien on the TL Priority Collateral securing any of the Notes Obligations;
          any Lien on the TL Priority Collateral now or hereafter held by or on behalf of the ABL Collateral Agent, any ABL Secured Parties, the Notes Collateral Agent, any Notes Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the TL Priority Collateral securing any Term Obligations;
          any Lien on the TL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of the ABL Collateral Agent or any ABL Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the TL Priority Collateral securing any of the Notes Obligations; and
          any Lien on the TL Priority Collateral now or hereafter held by or on behalf of the Notes Collateral Agent, any Notes Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the TL Priority Collateral securing any ABL Obligations.
All Liens on the TL Priority Collateral securing any Term Obligations shall be and remain senior in all respects and prior to all Liens on the TL Priority Collateral securing (x) any ABL Obligations and (y) any Notes Obligations for all purposes, whether or not such Liens securing any Term Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person. All Liens on the TL Priority Collateral securing any ABL Obligations shall be and shall remain senior in all respects and prior to all Liens on the TL Priority Collateral securing any Notes Obligations for all purposes, whether or not such Liens securing any ABL Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

          23.02 Prohibition on Contesting Liens. Each of the ABL Collateral Agent, for itself and on behalf of each ABL Secured Party, the Term Collateral Agent, for itself and on behalf of each Term Secured Party, and the Notes Collateral Agent for itself and on behalf of each Notes Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the priority, validity or enforceability of a Lien held by or on behalf of any of the Term Secured Parties in the TL Priority Collateral, by or on behalf of any of the ABL Secured Parties in the TL Priority Collateral or by or on behalf of any of the Notes Secured Parties in the TL Priority Collateral, as the case may be or (ii) the validity or enforceability of any ABL Security Document (or any ABL Obligations thereunder), any Term Security Document (or any Term Obligations thereunder) or any Notes Security Document (or any Notes Obligations thereunder); provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agents or any Secured Party to enforce this Agreement, including the priority of the Liens on the TL Priority Collateral securing the Term Obligations, the ABL Obligations and the Notes Obligations as provided in Sections 2.1(a), 2.2(a) and 2.2(b).
          23.03 No New Liens. So long as the Discharge of Term Obligations has not occurred, the parties hereto agree that the Company or any other Grantor shall not grant or permit any additional Liens on any asset or property of any Grantor to secure any ABL Obligation or Notes Obligation unless it has granted or contemporaneously grants (x)(i) a First Priority Lien on such asset or property to secure the Term Obligations if such asset or property constitutes TL Priority Collateral or (ii) a Second Priority Lien on such asset or property to secure the Term Obligations if such asset or property constitutes ABL Priority Collateral, (y)(i) a Second Priority Lien on such asset or property to secure the ABL Obligations if such asset or property constitutes TL Priority Collateral or (ii) a First Priority Lien on such asset or property to secure the ABL Obligations if such asset or property constitutes ABL Priority Collateral and (z) a Third Priority Lien on such asset or property to secure the Notes Obligations. To the extent that the provisions of clause (x)(i) in the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the Term Collateral Agent and/or the Term Secured Parties, each of the ABL Collateral Agent, on behalf of ABL Secured Parties, and the Notes Collateral Agent, on behalf of the Notes Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the TL Priority Collateral granted in contravention of such clause (x)(i) of this Section 2.1(c) shall be subject to Section 2.3.
          23.04 Effectiveness of Lien Priorities. Each of the parties hereto acknowledges that the Lien priorities provided for in this Agreement shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of: (i) the invalidity, irregularity or unenforceability of all or any part of the ABL Documents, the Term Documents or the Notes Documents; (ii) any amendment, change or modification of any ABL Documents, Term Documents or Notes Documents; or (iii) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, Holdings or any of its Subsidiaries party to any of the ABL Documents, the Term Documents or the Notes Documents, its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Secured Party.
               Exercise of Remedies.
          23.05 So long as the Discharge of Term Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdings, the Company or any other Grantor:
          none of the ABL Collateral Agent, the ABL Secured Parties, the Notes Collateral Agent or the Notes Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, setoff) with respect to any TL Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of TL Priority Collateral to which the ABL Collateral Agent, the Notes Collateral Agent, any ABL Secured Party or any Notes Secured Party is a party) or institute or commence, or join with any Person (other than the Term Collateral Agent and the Term Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure), enforcement, collection or execution; provided, however, that the ABL Collateral Agent may exercise any or all such rights after the passage of a period of 180 days from the date of delivery of a notice in writing to the Term Collateral Agent of the ABL Collateral Agent’s intention to exercise its right to take such actions (the “ABL Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, neither the ABL Collateral Agent nor any ABL Secured Party will exercise any rights or remedies with respect to any TL Priority Collateral if, notwithstanding the expiration of the ABL Standstill Period, the Term Collateral Agent or Term Secured Parties shall have commenced the exercise of any of their rights or remedies with respect to all or any portion of the TL Priority Collateral (prompt notice of such exercise to be given to the ABL Collateral Agent) and are pursuing the exercise thereof, (y) will contest, protest or object to any foreclosure proceeding or action brought by the Term Collateral Agent or any Term Secured Party with respect to, or any other exercise by the Term Collateral Agent or any Term Secured Party of any rights and remedies relating to, the TL Priority Collateral under the Term Documents or otherwise, or (z) subject to the rights of the ABL Collateral Agent under clause (i)(x) above, will object to the forbearance by the Term Collateral Agent or the Term Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the TL Priority Collateral, in each case so long as the respective interests of the ABL Secured Parties and the Notes Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2.1; provided, that the Notes Collateral Agent and the Notes Secured Parties will not object to the forbearance by the ABL Collateral Agent or the ABL Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the TL Priority Collateral, in each case so long as the interests of the Notes Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2.1; provided, however, that nothing in this Section 2.2(a) shall be construed to authorize (A) the ABL Collateral Agent, any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party to

sell any TL Priority Collateral free of the Lien of the Term Collateral Agent or any Term Secured Party or (B) the Notes Collateral Agent or any Notes Secured Party to sell any TL Priority Collateral free of the Lien of the ABL Collateral Agent or any ABL Secured Party; and
          subject to Section 4, the Term Collateral Agent and the Term Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the TL Priority Collateral without any consultation with or the consent of the ABL Collateral Agent, any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party; provided, that:
     (a) the ABL Collateral Agent may take any action (not adverse to the prior Liens on the TL Priority Collateral securing the Term Obligations, or the rights of any Term Collateral Agent or the Term Secured Parties to exercise remedies in respect thereof) in order to preserve or protect its Lien on the TL Priority Collateral;
     (b) the Notes Collateral Agent may take any action (not adverse to the prior Liens on the TL Priority Collateral securing the Term Obligations and the ABL Obligations, or the rights of any Term Collateral Agent, the Term Secured Parties, any ABL Collateral Agent or the ABL Secured Parties to exercise remedies in respect thereof) in order to preserve or protect its Lien on the TL Priority Collateral;
     (c) the ABL Secured Parties and the Notes Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties or the Notes Secured Parties, as applicable, including without limitation any claims secured by the TL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;
     (d) the ABL Secured Parties and the Notes Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement;
     (e) the ABL Secured Parties and the Notes Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the TL Priority Collateral; and
     (f) the ABL Collateral Agent or any ABL Secured Party may exercise any of its rights or remedies with respect to the TL Priority Collateral after the termination of the ABL Standstill Period to the extent permitted by clause (i)(x) above.
Subject to Section 4, in exercising rights and remedies with respect to the TL Priority Collateral, the Term Collateral Agent and the Term Secured Parties may enforce the provisions of the Term Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of TL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
          23.06 Following the Discharge of Term Obligations, so long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdings, the Company or any other Grantor:
          none of the Notes Collateral Agent and the Notes Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, setoff) with respect to any TL Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of TL Priority Collateral to which the Notes Collateral Agent or any Notes Secured Party is a party) or institute or commence, or join with any Person (other than the ABL Collateral Agent and the ABL Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure), enforcement, collection or execution; (y) will contest, protest or object to any foreclosure proceeding or action brought by the ABL Collateral Agent or any ABL Secured Party with respect to, or any other exercise by the ABL Collateral Agent or any ABL Secured Party of any rights and remedies relating to, the TL Priority Collateral under the ABL Documents or otherwise, or (z) will object to the forbearance by the ABL Collateral Agent or the ABL Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the TL Priority Collateral, in each case so long as the respective interests of the Notes Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2.1; and
          the ABL Collateral Agent and the ABL Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set off and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the TL Priority Collateral without any consultation with or the consent of the Notes Collateral Agent or any Notes Secured Party; provided, that:
     (a) the Notes Collateral Agent may take any action (not adverse to the prior Liens on the TL Priority Collateral securing the ABL Obligations, or the rights of any ABL Collateral Agent or the ABL Secured Parties to exercise remedies in respect thereof) in order to preserve or protect its Lien on the TL Priority Collateral;

     (b) the Notes Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Notes Secured Parties, including without limitation any claims secured by the TL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;
     (c) the Notes Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement; and
     (d) the Notes Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the TL Priority Collateral.
In exercising rights and remedies with respect to the TL Priority Collateral, the ABL Collateral Agent and the ABL Secured Parties may enforce the provisions of the ABL Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of TL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
          23.07 Each of the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that they will not take or receive any TL Priority Collateral or any proceeds of TL Priority Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any TL Priority Collateral unless and until the Discharge of Term Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 2.2(a) or in Section 4. Following the Discharge of Term Obligations, the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that it will not take or receive any TL Priority Collateral or any proceeds of TL Priority Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any TL Priority Collateral unless and until the Discharge of ABL Obligations has occurred. Without limiting the generality of the foregoing, (x) unless and until the Discharge of Term Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 2.2(a) or in Section 4, the sole right of the ABL Collateral Agent, the ABL Secured Parties with respect to the TL Priority Collateral is to hold a Lien on the TL Priority Collateral pursuant to the ABL Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Term Obligations has occurred in accordance with the terms hereof, the Term Documents and applicable law and (y) unless and until the Discharge of Term Obligations and Discharge of ABL Obligations have occurred, except as expressly provided in the proviso in clause (ii) of

Section 2.2(a) and the proviso in clause (ii) of Section 2.2(b), the sole right of the Notes Collateral Agent and the Notes Secured Parties with respect to the TL Priority Collateral is to hold a Lien on the TL Priority Collateral pursuant to the Notes Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Term Obligations and the Discharge of ABL Obligations has occurred in accordance with the terms hereof, the Term Documents, the ABL Documents and applicable law.
          23.08 Subject to the proviso in clause (ii) of Section 2.2(a), the proviso in clause (ii) of Section 2.2(b) and Section 4:
          the ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties, agrees that the ABL Collateral Agent and the ABL Secured Parties will not take any action that would hinder any exercise of remedies under the Term Documents with respect to the TL Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the TL Priority Collateral, whether by foreclosure or otherwise, the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, agrees that the Notes Collateral Agent and the Notes Secured Parties will not take any action that would hinder any exercise of remedies under the Term Documents or the ABL Documents with respect to the TL Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the TL Priority Collateral, whether by foreclosure or otherwise, the ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor with respect to the TL Priority Collateral or otherwise to object to the manner in which the Term Collateral Agent or the Term Secured Parties seek to enforce or collect the Term Obligations or the Liens granted in any of the TL Priority Collateral, regardless of whether any action or failure to act by or on behalf of the Term Collateral Agent or Term Secured Parties is adverse to the interest of the ABL Secured Parties, and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, hereby waives any and all rights it or the Notes Secured Parties may have as a junior lien creditor with respect to the TL Priority Collateral or otherwise to object to the manner in which the Term Collateral Agent, the Term Secured Parties, the ABL Collateral Agent or the ABL Secured Parties seek to enforce or collect the Term Obligations or the ABL Obligations or the Liens granted in any of the TL Priority Collateral, regardless of whether any action or failure to act by or on behalf of the Term Collateral Agent, Term Secured Parties, the ABL Collateral Agent or the ABL Secured Parties is adverse to the interest of the Notes Secured Parties.
          23.09 The ABL Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any ABL Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Term

Collateral Agent or the Term Secured Parties with respect to the TL Priority Collateral as set forth in this Agreement and the Term Documents.
          23.10 The Notes Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Notes Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Term Collateral Agent, the Term Secured Parties, the ABL Collateral Agent or the ABL Secured Parties with respect to the TL Priority Collateral as set forth in this Agreement, the Term Documents and the ABL Documents.
               Payments Over.
          23.11 So long as the Discharge of Term Obligations has not occurred, any TL Priority Collateral, cash proceeds thereof or non-cash proceeds not constituting ABL Priority Collateral received by the ABL Collateral Agent, the Notes Collateral Agent, any ABL Secured Parties or any Notes Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the TL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Term Collateral Agent for the benefit of the Term Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Term Collateral Agent is hereby authorized to make any such endorsements as agent for the ABL Collateral Agent, any such ABL Secured Parties, the Notes Collateral Agent or any such Notes Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.
          23.12 Following the Discharge of Term Obligations, so long as the Discharge of ABL Obligations has not occurred, any TL Priority Collateral, cash proceeds thereof or non-cash proceeds received by the Notes Collateral Agent or any Notes Secured Parties in connection with the exercise of any right or remedy (including setoff) relating to the TL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Collateral Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Collateral Agent is hereby authorized to make any such endorsements as agent for the Notes Collateral Agent or any such Notes Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.
               Other Agreements.
          23.13 Releases by Term Collateral Agent.
               If, in connection with:
     (a) the exercise of any Term Collateral Agent’s remedies in respect of the TL Priority Collateral provided for in Section 2.2(a), including any sale, lease, exchange, transfer or other disposition of any such TL Priority Collateral; or

     (b) any sale, lease, exchange, transfer or other disposition of any TL Priority Collateral permitted under the terms of the Term Documents, the ABL Documents and the Notes Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing), the Term Collateral Agent, for itself or on behalf of any of the Term Secured Parties, releases any of its Liens on any part of the TL Priority Collateral other than, in the case of clause (2) above, (A) in connection with the Discharge of Term Obligations and (B) after the occurrence and during the continuance of any event of default under the ABL Credit Agreement or the Indenture, then the Liens, if any, of the ABL Collateral Agent, for itself or for the benefit of the ABL Secured Parties and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, on such TL Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the ABL Collateral Agent, for itself or on behalf of any such ABL Secured Parties, and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, promptly shall execute and deliver to the Term Collateral Agent or such Grantor such termination statements, releases and other documents as the Term Collateral Agent or such Grantor may request to effectively confirm such release; provided that in the case of clause (a)(i) above, any proceeds of such disposition shall be applied in accordance with this Agreement.
          Until the Discharge of Term Obligations occurs, the ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, hereby irrevocably constitute and appoint the Term Collateral Agent and any officer or agent of the Term Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the ABL Collateral Agent or the Notes Collateral Agent or such holder or in the Term Collateral Agent’s own name, from time to time in the Term Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 2.4(a) with respect to TL Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 2.4(a) with respect to TL Priority Collateral, including any endorsements or other instruments of transfer or release.
          Until the Discharge of Term Obligations occurs, to the extent that the Term Secured Parties (a) have released any Lien on TL Priority Collateral and any such Lien is later reinstated or (b) obtain any new First Priority Liens on assets constituting TL Priority Collateral from Grantors, then the ABL Secured Parties shall be granted a Second Priority Lien on any such TL Priority Collateral and the Notes Secured Parties shall be granted a Third Priority Lien or any such TL Priority Collateral.
          If, prior to the Discharge of Term Obligations, a subordination of the Term Collateral Agent’s Lien on any TL Priority Collateral is permitted (or in good faith believed by the Term Collateral Agent to be permitted) under the Term Credit Agreement and the ABL Credit Agreement to another Lien permitted under the Term Credit Agreement, the ABL Credit Agreement and the Indenture (a “Term Collateral Priority Lien”), then the Term Collateral Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and the ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, shall promptly execute and deliver to the Term Collateral Agent an identical subordination agreement subordinating (x) the Liens of the ABL Collateral Agent for the benefit of (and on behalf of) the ABL Secured Parties to such Term Collateral Priority Lien and (y) the Liens of the Notes Collateral Agent for the benefit of (and on behalf of) the Notes Secured Parties to such Term Collateral Priority Lien.
          23.14 Releases by ABL Collateral Agent.
               Following the Discharge of Term Obligations, but prior to the Discharge of ABL Obligations, if, in connection with:
     (a) the exercise of any ABL Collateral Agent’s remedies in respect of the TL Priority Collateral provided for in Section 2.2(b), including any sale, lease, exchange, transfer or other disposition of any such TL Priority Collateral; or
     (b) any sale, lease, exchange, transfer or other disposition of any TL Priority Collateral permitted under the terms of the ABL Documents and the Notes Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing), the ABL Collateral Agent, for itself or on behalf of any of the ABL Secured Parties, releases any of its Liens on any part of the TL Priority Collateral other than, in the case of clause (2) above, (A) in connection with the Discharge of ABL Obligations and (B) after the occurrence and during the continuance of any event of default under the Indenture, then the Liens, if any, of the Notes Collateral Agent, for itself or for the benefit of the Notes Secured Parties, on such TL Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the Notes Collateral Agent, for itself or on behalf of any such Notes Secured Parties, promptly shall execute and deliver to the ABL Collateral Agent or such Grantor such termination statements, releases and other documents as the ABL Collateral Agent or such Grantor may request to effectively confirm such release; provided that in the case of clause (b)(i) above, any proceeds of such disposition shall be applied in accordance with this Agreement.
          Following the Discharge of Term Obligations and until the Discharge of ABL Obligations occurs, the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, hereby irrevocably constitute and appoint the ABL Collateral Agent and any officer or agent of the ABL Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Notes Collateral Agent or such holder or in the ABL Collateral Agent’s own name, from time to time in the ABL Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 2.4(b) with respect to TL Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 2.4(b) with respect to TL Priority Collateral, including any endorsements or other instruments of transfer or release.

          Following the Discharge of Term Obligations and until the Discharge of ABL Obligations occurs, to the extent that the ABL Secured Parties (a) have released any Lien on TL Priority Collateral and any such Lien is later reinstated or (b) obtain any new Second Priority Liens on assets constituting TL Priority Collateral from Grantors, then the Notes Secured Parties shall be granted a Third Priority Lien on any such TL Priority Collateral.
          If, prior to the Discharge of ABL Obligations, a subordination of the ABL Collateral Agent’s Lien on any TL Priority Collateral is permitted (or in good faith believed by the ABL Collateral Agent to be permitted) under the ABL Credit Agreement to another Lien permitted under the ABL Credit Agreement and the Indenture (a “Subsequent Term Collateral Priority Lien”), then the ABL Collateral Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, shall promptly execute and deliver to the ABL Collateral Agent an identical subordination agreement subordinating the Liens of the Notes Collateral Agent for the benefit of (and on behalf of) the Notes Secured Parties to such Subsequent Term Collateral Priority Lien.
          23.15 Insurance. Unless and until the Discharge of Term Obligations has occurred, the Term Collateral Agent and the Term Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Term Documents, to adjust settlement for any insurance policy covering the TL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the TL Priority Collateral. Following the Discharge of Term Obligations, unless and until the Discharge of ABL Obligations has occurred, the ABL Collateral Agent and the ABL Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Documents, to adjust settlement for any insurance policy covering the TL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the TL Priority Collateral.
          23.16 Amendments to ABL Security Documents or Notes Security Documents.
          Without the prior written consent of the Term Collateral Agent, no ABL Security Document or Notes Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new ABL Document or new Notes Document, would contravene the provisions of this Agreement. Grantors agree that each ABL Security Document and Notes Security Document shall include the following language (with any necessary modifications to give effect to applicable definitions) (or language to similar effect approved by the Term Collateral Agent):
“Notwithstanding anything herein to the contrary, the liens and security interests granted to [the ABL Collateral Agent] [the Notes Collateral Agent] pursuant to this Agreement in any TL Priority Collateral and the exercise of any right or remedy by [the ABL Collateral Agent] [the Notes Collateral Agent] with respect to any TL Priority Collateral hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [April 12, 2006] [March 18, 2009] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among DHM HOLDING COMPANY, INC., a Delaware corporation, DOLE HOLDING COMPANY, LLC, a Delaware limited liability company, DOLE FOOD COMPANY, INC., a Delaware corporation (the “Company”), the other GRANTORS from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH, as ABL Collateral Agent, DBAG, as Term Collateral Agent, U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”
In addition, Grantors agree that (x) each mortgage in favor of the ABL Secured Parties or the Notes Secured Parties covering any TL Priority Collateral shall contain such other language as the Term Collateral Agent may reasonably request to reflect the subordination of such mortgage to the mortgage in favor of the Term Secured Parties covering such TL Priority Collateral and (y) each mortgage in favor of the Notes Secured Parties covering any TL Priority Collateral shall contain such other language as the ABL Collateral Agent may reasonably request to reflect the subordination of such mortgage to the mortgage in favor of the ABL Secured Parties covering such TL Priority Collateral.
          In the event any Term Collateral Agent or the Term Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the Term Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Security Document or changing in any manner the rights of the Term Collateral Agent, such Term Secured Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the TL Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of (x) the Comparable ABL Security Document without the consent of the ABL Collateral Agent or the ABL Secured Parties and without any action by the ABL Collateral Agent, the Company or any other Grantor and (y) the Comparable Notes Security Document without the consent of the Notes Collateral Agent or the Notes Secured Parties and without any action by the Notes Collateral Agent, the Company or any other Grantor, provided, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute TL Priority Collateral subject to the Lien of the ABL Security Documents or the Notes Security Documents, except to the extent that a release of such Lien is permitted or required by Section 2.4(a) and provided that there is a corresponding release of such Lien securing the Term Obligations, (ii) imposing duties on the ABL Collateral Agent or the Notes Collateral Agent without its consent or (iii) permitting other liens on the TL Priority Collateral not permitted under the terms of the ABL Documents, the Notes Documents or Section 2.5 and (B) notice of such amendment, waiver or consent shall have been given to the ABL Collateral Agent and the Notes Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

          Following the Discharge of Term Obligations, in the event any ABL Collateral Agent or the ABL Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the ABL Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Security Document or changing in any manner the rights of the ABL Collateral Agent, such ABL Secured Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the TL Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Notes Security Document without the consent of the Notes Collateral Agent or the Notes Secured Parties and without any action by the Notes Collateral Agent, the Company or any other Grantor, provided, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute TL Priority Collateral subject to the Lien of the Notes Security Documents, except to the extent that a release of such Lien is permitted or required by Section 2.4(b) and provided that there is a corresponding release of such Lien securing the ABL Obligations, (ii) imposing duties on the Notes Collateral Agent without its consent or (iii) permitting other liens on the TL Priority Collateral not permitted under the terms of the Notes Documents or Section 2.5 and (B) notice of such amendment, waiver or consent shall have been given to the Notes Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.
          23.17 Rights As Unsecured Creditors. Except as otherwise set forth in Section 2.1 and the Notes Documents, the ABL Collateral Agent, the ABL Secured Parties, the Notes Collateral Agent and the Notes Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed the ABL Obligations or the Notes Obligations in accordance with the terms of the ABL Documents, the Notes Documents and applicable law. Except as otherwise set forth in Section 2.1, nothing in this Agreement shall prohibit the receipt by the ABL Collateral Agent, any ABL Secured Parties, the Notes Collateral Agent or any Notes Secured Parties of the required payments of interest, principal and other amounts in respect of the ABL Obligations and Notes Obligations, as applicable, so long as such receipt is not the direct or indirect result of the exercise by the ABL Collateral Agent, any ABL Secured Parties, the Notes Collateral Agent or any Notes Secured Parties of rights or remedies as a secured creditor (including set off) in respect of the TL Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them.
          23.18 Bailee for Perfection.
               The Term Collateral Agent agrees to hold that part of the TL Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such TL Priority Collateral being the “Pledged TL Priority Collateral”) as collateral agent for the Term Secured Parties and as bailee for and, with respect to any collateral that cannot be perfected in such manner, as agent for, the ABL Collateral Agent (on behalf of the ABL Secured Parties) and the Notes Collateral Agent (on behalf of the Notes Secured Parties) and any assignee thereof and act as such agent under all control agreements relating to the Pledged TL Priority Collateral, in each case solely for the purpose of perfecting the security interest granted under the Term Documents, the ABL Documents and the Notes Documents, as applicable, subject to the terms and conditions of this Section 2.4(f). Following the Discharge of Term Obligations, the ABL Collateral Agent agrees to hold the Pledged TL Priority Collateral as collateral agent for the ABL Secured Parties and as bailee for and, with respect to any collateral that cannot be perfected in such manner, as agent for, the Notes Collateral Agent (on behalf of the Notes Secured Parties) and any assignee thereof solely for the purpose of perfecting the security interest granted under the ABL Documents and the Notes Documents, as applicable, subject to the terms and conditions of this Section 2.4(f). As security for the payment and performance in full of all the Notes Obligations and ABL Obligations each Grantor hereby grants to the Term Collateral Agent for the benefit of the Notes Secured Parties and the ABL Secured Parties a lien on and security interest in all of the right, title and interest of such Grantor, in and to and under the Pledged TL Priority Collateral wherever located and whether now existing or hereafter arising or acquired from time to time. As security for the payment and performance in full of all the Notes Obligations, each Grantor hereby grants to the ABL Collateral Agent for the benefit of the Notes Secured Parties a lien on and security interest in all of the right, title and interest of such Grantor, in and to and under the Pledged TL Priority Collateral wherever located and whether now existing or hereafter arising or acquired from time to time.
          Subject to the terms of this Agreement, (x) until the Discharge of Term Obligations has occurred, the Term Collateral Agent shall be entitled to deal with the Pledged TL Priority Collateral in accordance with the terms of the Term Documents as if the Liens of the ABL Collateral Agent under the ABL Security Documents and the Liens of the Notes Collateral Agent under the Notes Security Documents did not exist and (y) following the Discharge of Term Obligations and until the Discharge of ABL Obligations has occurred, the ABL Collateral Agent shall be entitled to deal with the Pledged TL Priority Collateral in accordance with the terms of the ABL Documents as if the Liens of the Notes Collateral Agent under the Notes Security Documents did not exist. The rights of the ABL Collateral Agent and the Notes Collateral Agent shall at all times be subject to the terms of this Agreement and to the Term Collateral Agent’s rights under the Term Documents.
          The Term Collateral Agent shall have no obligation whatsoever to any Term Secured Party, the ABL Collateral Agent, any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party to ensure that the Pledged TL Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.4(f). The duties or responsibilities of the Term Collateral Agent under this Section 2.4(f) shall be limited solely to holding the Pledged TL Priority Collateral as bailee or agent in accordance with this Section 2.4(f). The ABL Collateral Agent shall have no obligation whatsoever to any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party to ensure that the Pledged TL Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.4(f). The duties or responsibilities of the ABL Collateral Agent under this Section 2.4(f) shall be limited solely to holding the Pledged TL Priority Collateral as bailee or agent in accordance with this Section 2.4(f).

          The Term Collateral Agent acting pursuant to this Section 2.4(f) shall not have by reason of the Term Security Documents, the ABL Security Documents, the Notes Security Documents, this Agreement or any other document a fiduciary relationship in respect of any Term Secured Party, the ABL Collateral Agent, any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party. The ABL Collateral Agent acting pursuant to this Section 2.4(f) shall not have by reason of the ABL Security Documents, the Notes Security Documents, this Agreement or any other document a fiduciary relationship in respect of any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party.
          Upon the Discharge of Term Obligations under the Term Documents to which the Term Collateral Agent is a party, the Term Collateral Agent shall deliver or cause to be delivered the remaining Pledged TL Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements, first, to the ABL Collateral Agent to the extent ABL Obligations remain outstanding, second, to the Notes Collateral Agent to the extent Notes Obligations remain outstanding and third, to the applicable Grantor to the extent no Term Obligations, ABL Obligations or Notes Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged TL Priority Collateral) and will cooperate with the ABL Collateral Agent or Notes Collateral Agent, as applicable, in assigning (without recourse to or warranty by the Term Collateral Agent or any Term Secured Party or agent or bailee thereof) control over any other Pledged TL Priority Collateral under its control. The Term Collateral Agent further agrees to take all other action reasonably requested by such Person in connection with such Person obtaining a first priority interest in the Pledged TL Priority Collateral or as a court of competent jurisdiction may otherwise direct. Following the Discharge of Term Obligations and upon the Discharge of ABL Obligations under the ABL Documents to which the ABL Collateral Agent is a party, the ABL Collateral Agent shall deliver or cause to be delivered the remaining Pledged TL Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements, first, to the Notes Collateral Agent to the extent Notes Obligations remain outstanding, and second, to the applicable Grantor to the extent no ABL Obligations or Notes Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged TL Priority Collateral) and will cooperate with the Notes Collateral Agent in assigning (without recourse to or warranty by the ABL Collateral Agent or any ABL Secured Party or agent or bailee thereof) control over any other Pledged TL Priority Collateral under its control. The ABL Collateral Agent further agrees to take all other action reasonably requested by such Person in connection with such Person obtaining a first priority interest in the Pledged TL Priority Collateral or as a court of competent jurisdiction may otherwise direct.
          Notwithstanding anything to the contrary herein, if, for any reason, any ABL Obligations remain outstanding upon the Discharge of Term Obligations, all rights of the Term Collateral Agent hereunder and under the Term Security Documents, the ABL Security Documents or the Notes Security Documents (1) with respect to the delivery and control of any part of the TL Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such TL Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the Notes Collateral Agent, the ABL Collateral Agent or the Term Collateral Agent, pass to the ABL Collateral Agent, who shall thereafter hold such rights for the benefit of the ABL Secured Parties and as bailee for and, with respect to any collateral that cannot be perfected in such manner, as agent for, the Notes Secured Parties. Each of the Term Collateral Agent and the Grantors agrees that it will, if any ABL Obligations or Notes Obligations remain outstanding upon the Discharge of Term Obligations, take any other action required by any law or reasonably requested by the ABL Collateral Agent or the Notes Collateral Agent, in connection with the ABL Collateral Agent’s establishment and perfection of a First Priority security interest in the TL Priority Collateral and the Notes Collateral Agent’s establishment and perfection of a Second Priority security interest in the TL Priority Collateral.
          Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of the ABL Obligations, the Term Collateral Agent or the Notes Collateral Agent acquires possession of any Pledged ABL Priority Collateral, the Term Collateral Agent or the Notes Collateral Agent shall hold same as bailee and/or agent to the same extent as is provided in preceding clause (i) with respect to Pledged TL Priority Collateral, provided that as soon as is practicable the Term Collateral Agent or the Notes Collateral Agent shall deliver or cause to be delivered such Pledged ABL Priority Collateral to the ABL Collateral Agent in a manner otherwise consistent with the requirements of preceding clause (v).
          23.19 When Discharge of Term Obligations Deemed to Not Have Occurred. Notwithstanding anything to the contrary herein, if at any time after the Discharge of Term Obligations has occurred (or concurrently therewith) the Company or any other Grantor immediately thereafter (or concurrently therewith) enters into any Permitted Refinancing of any Term Obligations, then such Discharge of Term Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Term Obligations), and the obligations under the Permitted Refinancing shall automatically be treated as Term Obligations (together with Interest Rate Protection Agreements and Other Hedging Agreements on the basis provided in the definition of “Term Documents” contained herein) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “Term Credit Agreement” shall be deemed appropriately modified to refer to such Permitted Refinancing and the Term Collateral Agent under such Term Documents shall be a Term Collateral Agent for all purposes hereof and the new secured parties under such Term Documents (together with Secured Hedge Counterparties as provided herein) shall automatically be treated as Term Secured Parties for all purposes of this Agreement. Upon receipt of a notice stating that the Company or any other Grantor has entered into a new Term Document in respect of a Permitted Refinancing of Term Obligations (which notice shall include the identity of the new collateral agent, such agent, the “New Term Agent”), and delivery by the New Term Agent of an Intercreditor Agreement Joinder, the ABL Collateral Agent and the Notes Collateral Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Term Agent shall reasonably request in order to provide to the New Term Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) deliver to the New Term Agent any Pledged TL Priority

Collateral held by the ABL Collateral Agent or the Notes Collateral Agent together with any necessary endorsements (or otherwise allow the New Term Agent to obtain control of such Pledged TL Priority Collateral). The New Term Agent shall agree to be bound by the terms of this Agreement. If the new Term Obligations under the new Term Documents are secured by assets of the Grantors of the type constituting TL Priority Collateral that do not also secure the ABL Obligations and the Notes Obligations, then the ABL Obligations shall be secured at such time by a Second Priority Lien on such assets to the same extent provided in the ABL Security Documents with respect to the other TL Priority Collateral and the Notes Obligations shall be secured at such time by a Third Priority Lien on such assets to the same extent provided in the Notes Security Documents with respect to the other TL Priority Collateral. If the new Term Obligations under the new Term Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the ABL Obligations and the Notes Obligations, then the ABL Obligations shall be secured at such time by a First Priority Lien on such assets to the same extent provided in the ABL Security Documents with respect to the other ABL Priority Collateral and the Notes Obligations shall be secured at such time by a Third Priority Lien on such assets to the same extent provided in the Notes Security Documents with respect to the other ABL Priority Collateral.
          23.20 Option to Purchase Term Obligations.
          Without prejudice to the enforcement of remedies by the Term Collateral Agent and the Term Secured Parties, any Person or Persons (in each case who must meet all eligibility standards contained in all relevant Term Documents) at any time or from time to time designated by the holders of more than 50% in aggregate outstanding principal amount of the ABL Obligations under the ABL Credit Agreement as being entitled to exercise all default purchase options as to the Term Obligations then outstanding (an “Eligible ABL Purchaser”) shall have the right to purchase by way of assignment (and shall thereby also assume all commitments and duties of the Term Secured Parties), at any time during the exercise period described in clause (iii) below of this Section 2.4(h), all, but not less than all, of the Term Obligations (other than the Term Obligations of a Defaulting Term Secured Party (as defined below)), including all principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of all Term Obligations outstanding at the time of purchase; provided that at the time of (and as a condition to) any purchase pursuant to this Section 2.4(h), all commitments pursuant to any then outstanding Term Credit Agreement shall have terminated and all Hedge Agreements constituting Term Documents also shall have been terminated in accordance with their terms. Any purchase pursuant to this Section 2.4(h)(i) shall be made as follows:
     (a) for (x) a purchase price equal to the sum of (A) (I) in the case of all loans, advances or other similar extensions of credit that constitute Term Obligations (including unreimbursed amounts drawn in respect of letters of credit and bank guaranties, but excluding the undrawn amount of then outstanding letters of credit and bank guaranties), 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase (without regard, however, to any acceleration prepayment penalties or premiums other than customary breakage costs) and (II) in the case of all credit-linked deposits (or equivalents) related to the foregoing Obligations set forth in preceding clause

(I) (which credit-linked deposits, for the avoidance of doubt, will continue to be held by the applicable deposit bank for application pursuant to the terms of the Term Credit Agreement and it being understood and agreed that upon any drawing under any letter of credit or any bank guaranty, such deposit bank and the Term Administrative Agent shall apply the credit-linked deposits deposited with the deposit bank to repay the respective unpaid drawing or unreimbursed payment, as the case may be, in accordance with the terms of the Term Credit Agreement), 100% of the aggregate amount of such credit-linked deposits and all accrued and unpaid interest thereon through the date of purchase, (B) in the case of any Hedge Agreement, the aggregate amount then owing to each Secured Hedge Counterparty (which is a Term Secured Party) thereunder pursuant to the terms of the respective Hedge Agreement, including without limitation all amounts owing to such Secured Hedge Counterparty (which is a Term Secured Party) as a result of the termination (or early termination) thereof (in each case, to the extent of its interest as a Term Secured Party) plus (C) all accrued and unpaid fees, expenses, indemnities and other amounts through the date of purchase; and (y) an obligation on the part of the respective Eligible ABL Purchasers (which shall be expressly provided in the assignment documentation described below) to reimburse each issuing lender and bank guaranty issuer (or, any Term Secured Party required to pay same) for all amounts thereafter drawn with respect to any letters of credit and any bank guaranties constituting Term Obligations which remain outstanding after the date of any purchase pursuant to this Section 2.4 (except to the extent of the credit-linked deposits actually held at such time by the deposit bank under the Term Credit Agreement which are required, in accordance with the provisions of the Term Credit Agreement, to be applied to pay same);
     (b) with the purchase price described in preceding clause (i)(1)(x) payable in cash on the date of purchase against transfer to the respective Eligible ABL Purchaser or Eligible ABL Purchasers (without recourse and without any representation or warranty whatsoever, whether as to the enforceability of any Term Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any Term Obligation or as to any other matter whatsoever, except the representation and warranty that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the Term Credit Agreement, in which case the purchase price described in preceding clause (i)(1)(x) shall be appropriately adjusted so that the Eligible ABL Purchaser or Eligible ABL Purchasers do not pay amounts represented by any participation interest which remains in effect), and has the right to convey, whatever claims and interests it may have in respect of the Term Obligations); provided that the purchase price in respect of any outstanding letter of credit that remains undrawn on the date of purchase shall be payable in cash as and when such letter of credit is drawn upon (i) first, from the credit-linked deposits which then remain on deposit in accordance with the terms of the Term Credit Agreement (as described in clause (1)(A)(11) above), until the amounts contained therein have been exhausted, and (ii) thereafter, directly by the respective Eligible ABL Purchaser or Eligible ABL Purchasers;
     (c) with the purchase price described in preceding clause (i)(l)(x) accompanied by a waiver by the ABL Collateral Agent (on behalf of itself and the other ABL Secured Parties) of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 2.4(h);
     (d) with all amounts payable to the various Term Secured Parties in respect of the assignments described above to be distributed to them by the Term Collateral Agent in accordance with their respective holdings of the various Term Obligations; and
     (e) with such purchase to be made pursuant to assignment documentation in form and substance reasonably satisfactory to, and prepared by counsel for, the Term Collateral Agent (with the cost of such counsel to be paid by the Grantors or, if the Grantors do not make such payment, by the respective Eligible ABL Purchaser or Eligible ABL Purchasers, who shall have the right to obtain reimbursement of same from the Grantors); it being understood and agreed that the Term Collateral Agent and each other Term Secured Party shall retain all rights to indemnification as provided in the relevant Term Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 2.4(h). The relevant assignment documentation shall also provide that, if for any reason (other than the gross negligence or willful misconduct of the Term Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable judgment)), the amount of credit-linked deposits held by the deposit bank under the terms of the Term Documents is at any time less than the full amounts owing with respect to any letter of credit and/or any bank guaranty described above (including facing, fronting, facility and similar fees) then the respective Eligible ABL Purchaser or Eligible ABL Purchasers shall promptly reimburse the Term Collateral Agent (who shall pay the respective issuing lender and/or bank guaranty issuer, as the case may be) the amount of deficiency.
          The right to exercise the purchase option described in Section 2.4(h)(i) above shall be exercisable and legally enforceable upon at least ten (10) Business Days’ prior written notice of exercise (which notice, once given, shall be irrevocable and fully binding on the respective Eligible ABL Purchaser or Eligible ABL Purchasers) given to the Term Collateral Agent by an Eligible ABL Purchaser. Neither the Term Collateral Agent nor any Term Secured Party shall have any disclosure obligation to any Eligible Term Purchaser, the ABL Collateral Agent or any ABL Secured Party in connection with any exercise of such purchase option.
          The right to purchase the Term Obligations as described in this Section 2.4(h) may be exercised (by giving the irrevocable written notice described in preceding clause (ii)) during the period that (1) begins on the date occurring three Business Days after the first to occur of (x) the date of the acceleration of the final maturity of the loans under the Term Credit Agreement, (y) the occurrence of the final maturity of the loans under the Term Credit Agreement or (z) the occurrence of an Insolvency or Liquidation Proceeding with respect to the Company or any other Grantor which constitutes an event of default under the Term Credit Agreement (in each case, so long as the acceleration, failure to pay amounts due at final maturity or such Insolvency or Liquidation Proceeding constituting an event of default has not been rescinded or cured within such 10 Business Day period, and so long as any unpaid amounts constituting Term Obligations remain owing); provided that if there is any failure to meet the condition described in the proviso of preceding clause (i) hereof, the aforementioned date shall be extended until the first date upon which such condition is satisfied, and (2) ends on the 90th day after the start of the period described in clause (1) above.
          The obligations of the Term Secured Parties to sell their respective Term Obligations under this Section 2.4(h) are several and not joint and several. To the extent any Term Secured Party breaches its obligation to sell its Term Obligations under this Section 2.4(h) (a “Defaulting Term Secured Party”), nothing in this Section 2.4(h) shall be deemed to require the Term Collateral Agent or any Term Secured Party to purchase such Defaulting Term Secured Party’s Term Obligations for resale to the holders of ABL Obligations and in all cases, the Term Collateral Agent and each Term Secured Party complying with the terms of this Section 2.4(h) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Term Secured Party; provided that nothing in this clause (iv) shall require any Eligible ABL Purchaser to purchase less than all of the Term Obligations.
          Each Grantor irrevocably consents to any assignment effected to one or more Eligible ABL Purchasers pursuant to this Section 2.4(h) (so long as they meet all eligibility standards contained in all relevant Term Documents, other than obtaining the consent of any Grantor to an assignment to the extent required by such Term Documents) for purposes of all Term Documents and hereby agrees that no further consent from such Grantor shall be required.
          Insolvency or Liquidation Proceedings.
          23.21 Finance and Sale Issues.
          Until the Discharge of Term Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Term Collateral Agent shall desire to permit the use of cash collateral constituting TL Priority Collateral on which the Term Collateral Agent or any other creditor has a Lien or to permit the Company or any other Grantor to obtain financing, whether from the Term Secured Parties or any other entity under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (each, a “DIP Financing”), then the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that they will raise no objection to such use of cash collateral constituting TL Priority Collateral or to the fact that such DIP Financing may be granted Liens on the TL Priority Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly, agreed by the Term Collateral Agent or to the extent permitted by Section 2.5(c)) and, to the extent the Liens on the TL Priority Collateral securing the Term Obligations are subordinated or pari passu with the Liens on the TL Priority Collateral securing such DIP Financing, the ABL Collateral Agent and the Notes Collateral Agent will subordinate their Liens in the TL Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto). The ABL Collateral Agent, on behalf of the ABL Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that they will not raise any objection or oppose a sale or other disposition of any TL

Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the Second Priority Lien on the TL Priority Collateral in favor of the ABL Collateral Agent and the Third Priority Lien on the TL Priority Collateral in favor of the Notes Collateral Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code if the Term Secured Parties have consented to such sale or disposition of such assets.
          Following the Discharge of Term Obligations and until the Discharge of ABL Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Collateral Agent shall desire to permit the Company or any other Grantor to obtain a DIP Financing, then the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that it will raise no objection to such use of cash collateral constituting TL Priority Collateral or to the fact that such DIP Financing may be granted Liens on the TL Priority Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly, agreed by the ABL Collateral Agent or to the extent permitted by Section 2.5(c)) and, to the extent the Liens on the TL Priority Collateral securing the ABL Obligations are subordinated or pari passu with the Liens on the TL Priority Collateral securing such DIP Financing, the Notes Collateral Agent will subordinate its Liens in the TL Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto). Following the Discharge of Term Obligations, the Notes Collateral Agent, on behalf of the Notes Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any TL Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the Third Priority Lien on the TL Priority Collateral in favor of the Notes Collateral Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code if the ABL Secured Parties have consented to such sale or disposition of such assets.
          23.22 Relief from the Automatic Stay. Until the Discharge of Term Obligations has occurred, the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the TL Priority Collateral without the prior written consent of the Term Collateral Agent. Following the Discharge of Term Obligations, until the Discharge of ABL Obligations has occurred, the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the TL Priority Collateral without the prior written consent of the ABL Collateral Agent.
          23.23 Adequate Protection.
          The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that none of them shall contest (or support any other person contesting) (i) any request by the Term Collateral Agent or the Term Secured Parties for adequate protection with respect to any TL Priority Collateral or (ii) any objection by the Term Collateral Agent or the Term Secured Parties to any motion, relief, action or proceeding based on the Term Collateral Agent or the Term Secured Parties claiming a lack of adequate protection with respect to the TL Priority Collateral. Notwithstanding the foregoing provisions in this Section 2.5(c), in any Insolvency or Liquidation Proceeding, (A) if the Term Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting TL Priority Collateral in connection with any DIP Financing, then the ABL Collateral Agent, on behalf of itself or any of the ABL Secured Parties and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien of the ABL Collateral Agent will be subordinated to the Liens securing the Term Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on TL Priority Collateral securing the ABL Obligations are so subordinated to the Term Obligations under this Agreement and which Lien of the Notes Collateral Agent will be subordinated to the Liens securing the Term Obligations, such DIP Financing (and all obligations relating thereto) and the ABL Obligations on the same basis as the other Liens on TL Priority Collateral securing the Notes Obligations are so subordinated to the Term Obligations and ABL Obligations under this Agreement, and (B) in the event the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties or the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, seek or request adequate protection in respect of TL Priority Collateral securing ABL Obligations or the Notes Obligations, as applicable, and such adequate protection is granted in the form of additional collateral in the nature of assets constituting TL Priority Collateral, then the ABL Collateral Agent, on behalf of itself or any of the ABL Secured Parties and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that the Term Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the Term Obligations and for any such DIP Financing provided by the Term Secured Parties and that any Lien on such additional collateral securing the ABL Obligations and the Notes Obligations shall be subordinated to the Liens on such collateral securing the Term Obligations and any such DIP Financing provided by the Term Secured Parties (and all obligations relating thereto) and to any other Liens granted to the Term Secured Parties as adequate protection on the same basis as the other Liens on TL Priority Collateral securing the ABL Obligations and the Notes Obligations are so subordinated to such Term Obligations under this Agreement.
          Prior to the Discharge of ABL Obligations, the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that none of them shall contest (or support any other person contesting) (i) any request by the ABL Collateral Agent or the ABL Secured Parties for adequate protection with respect to any TL Priority Collateral or (ii) any objection by the ABL Collateral Agent or the ABL Secured Parties to any motion, relief, action or proceeding based on the ABL Collateral Agent or the ABL Secured Parties claiming a lack of adequate protection with respect to the TL Priority Collateral. Notwithstanding the foregoing provisions in this Section 2.5(c), in any Insolvency or Liquidation Proceeding, (A) if the ABL Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting TL Priority Collateral in connection with any DIP Financing, then the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which

Lien will be subordinated to the Liens securing the ABL Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on TL Priority Collateral securing the Notes Obligations are so subordinated to the ABL Obligations under this Agreement, and (B) in the event the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, seek or request adequate protection in respect of TL Priority Collateral securing the Notes Obligations, and such adequate protection is granted in the form of additional collateral in the nature of assets constituting TL Priority Collateral, then the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that the ABL Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the ABL Obligations and for any such DIP Financing provided by the ABL Secured Parties and that any Lien on such additional collateral securing the Notes Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing provided by the ABL Secured Parties (and all obligations relating thereto) and to any other Liens granted to the ABL Secured Parties as adequate protection on the same basis as the other Liens on TL Priority Collateral securing the Notes Obligations are so subordinated to such ABL Obligations under this Agreement.
          23.24 No Waiver. Subject to the proviso in clause (ii) of Section 2.2(a), nothing contained herein shall prohibit or in any way limit the Term Collateral Agent or any Term Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the ABL Collateral Agent, any of the ABL Secured Parties, the Notes Collateral Agent or any of the Notes Secured Parties in respect of the TL Priority Collateral, including the seeking by the ABL Collateral Agent, any ABL Secured Parties, the Notes Collateral Agent or any Notes Secured Parties of adequate protection in respect thereof or the asserting by the ABL Collateral Agent, any ABL Secured Parties, the Notes Collateral Agent or any Notes Secured Parties of any of its rights and remedies under the ABL Documents, the Notes Documents or otherwise in respect thereof. Subject to the proviso in clause (ii) of Section 2.2(b), nothing contained herein shall prohibit or in any way limit the ABL Collateral Agent or any ABL Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Notes Collateral Agent or any of the Notes Secured Parties in respect of the TL Priority Collateral, including the seeking by the Notes Collateral Agent or any Notes Secured Parties of adequate protection in respect thereof or the asserting by the Notes Collateral Agent or any Notes Secured Parties of any of its rights and remedies under the Notes Documents or otherwise in respect thereof.
          23.25 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of Term Obligations, on account of ABL Obligations and on account of Notes Obligations, then, to the extent the debt obligations distributed on account of the Term Obligations, on account of the ABL Obligations and on account of Notes Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

          23.26 Post-Petition Interest.
          None of the ABL Collateral Agent, any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party shall oppose or seek to challenge any claim by the Term Collateral Agent or any Term Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Term Secured Party’s Lien on the TL Priority Collateral, without regard to the existence of the Lien of the ABL Collateral Agent on behalf of the ABL Secured Parties on the TL Priority Collateral or the Lien of the Notes Collateral Agent on behalf of the Notes Secured Parties on the TL Priority Collateral. None of the Notes Collateral Agent or any Notes Secured Party shall oppose or seek to challenge any claim by the ABL Collateral Agent or any ABL Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Secured Party’s Lien on the TL Priority Collateral, without regard to the existence of the Lien of the Notes Collateral Agent on behalf of the Notes Secured Parties on the TL Priority Collateral.
          Neither the Term Collateral Agent nor any other Term Secured Party shall oppose or seek to challenge any claim by the ABL Collateral Agent, any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations or Notes Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the ABL Collateral Agent on behalf of the ABL Secured Parties on the TL Priority Collateral or the Lien of the Notes Collateral Agent on behalf of the Notes Secured Parties on the TL Priority Collateral (after taking into account the Lien of the Term Secured Parties on the TL Priority Collateral and with respect to the Lien of the Notes Collateral Agent, after taking into account the Lien of the ABL Secured Parties on the TL Priority Collateral). Neither the ABL Collateral Agent nor any other ABL Secured Party shall oppose or seek to challenge any claim by the Notes Collateral Agent or any Notes Secured Party for allowance in any Insolvency or Liquidation Proceeding of Notes Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Notes Collateral Agent on behalf of the Notes Secured Parties on the TL Priority Collateral (after taking into account the Lien of the Term Secured Parties and the ABL Secured Parties on the TL Priority Collateral).
          23.27 Waiver. The ABL Collateral Agent, for itself and on behalf of the ABL Secured Parties, and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, waive any claim they may hereafter have against any Term Secured Party arising out of the election of any Term Secured Party of the application of Section 111l(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the TL Priority Collateral in any Insolvency or Liquidation Proceeding.

          Reliance; Waivers; Etc.
          23.28 Reliance. Other than any reliance on the terms of this Agreement, the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, acknowledge that they and such ABL Secured Parties and such Notes Secured Parties have, independently and without reliance on the Term Collateral Agent or any Term Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such ABL Documents and Notes Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the ABL Credit Agreement, the Indenture or this Agreement.
          23.29 No Warranties or Liability. The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, acknowledge and agree that the Term Collateral Agent and the Term Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Term Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Term Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective Term Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Term Collateral Agent and the Term Secured Parties shall have no duty to the ABL Collateral Agent, any of the ABL Secured Parties, the Notes Collateral Agent or any of the Notes Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the Term Documents, the ABL Documents and the Notes Documents), regardless of any knowledge thereof which they may have or be charged with.
          23.30 No Waiver of Lien Priorities.
          No right of the Term Secured Parties, the Term Collateral Agent or any of them to enforce any provision of this Agreement or any Term Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any Term Secured Party or the Term Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Term Documents, any of the ABL Documents or any of the Notes Documents, regardless of any knowledge thereof which the Term Collateral Agent or the Term Secured Parties, or any of them, may have or be otherwise charged with.
          Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the Term Documents and subject to the provisions of Section 2.4(c)), the Term Secured Parties, the Term Collateral Agent and any of them may, at any time and from time to time in accordance with the Term Documents and/or applicable law, without the consent of, or notice to, the ABL Collateral Agent, any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party, without incurring any liabilities to the ABL Collateral Agent, any ABL

Secured Party, the Notes Collateral Agent or any Notes Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the ABL Collateral Agent, any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:
     (a) sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the TL Priority Collateral or any liability of the Company or any other Grantor to the Term Secured Parties or the Term Collateral Agent, or any liability incurred directly or indirectly in respect thereof;
     (b) settle or compromise any Term Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof; and
     (c) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any TL Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the Term Secured Parties or any liability incurred directly or indirectly in respect thereof.
          The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, also agree that the Term Secured Parties and the Term Collateral Agent shall have no liability to the ABL Collateral Agent, any ABL Secured Party, the Notes Collateral Agent or any Notes Secured Party, and the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, hereby waive any claim against any Term Secured Party or the Term Collateral Agent, arising out of any and all actions which the Term Secured Parties or the Term Collateral Agent may take or permit or omit to take with respect to:
     (a) the Term Documents (other than this Agreement);
     (b) the collection of the Term Obligations; or
     (c) the foreclosure upon, or sale, liquidation or other disposition of, any TL Priority Collateral.
The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that the Term Secured Parties and the Term Collateral Agent have no duty to the ABL Collateral Agent, the ABL Secured Parties, the Notes Collateral Agent or the Notes Secured Parties in respect of the maintenance or preservation of the TL Priority Collateral, the Term Obligations or otherwise.
          The Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, also agrees that the ABL Secured Parties and the ABL Collateral Agent shall have no liability to the Notes Collateral Agent or any Notes Secured Party, and the Notes

Collateral Agent, on behalf of itself and the Notes Secured Parties, hereby waives any claim against any ABL Secured Party or the ABL Collateral Agent, arising out of any and all actions which the ABL Secured Parties or the ABL Collateral Agent may take or permit or omit to take with respect to:
     (a) the ABL Documents (other than this Agreement);
     (b) the collection of the ABL Obligations; or
     (c) the foreclosure upon, or sale, liquidation or other disposition of, any TL Priority Collateral.
The Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that the ABL Secured Parties and the ABL Collateral Agent have no duty to the Notes Collateral Agent or the Notes Secured Parties in respect of the maintenance or preservation of the TL Priority Collateral, the ABL Obligations or otherwise.
          The ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties agree not to assert and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the TL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.
          The Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees not to assert and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the TL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.
          23.31 Obligations Unconditional. All rights, interests, agreements and obligations of the Term Collateral Agent and the Term Secured Parties and the ABL Collateral Agent, the ABL Secured Parties, the Notes Collateral Agent and the Notes Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:
          any lack of validity or enforceability of any Term Document, any ABL Document or any Notes Document;
          except as otherwise set forth in the Agreement, any change permitted hereunder in the time, manner or place of payment of, or in any other terms of, all or any of the Term Obligations, the ABL Obligations or the Notes Obligations, or any amendment or waiver or other modification permitted hereunder, whether by course of conduct or otherwise, of the terms of any Term Document, any ABL Document or any Notes Document;

          any exchange of any security interest in any TL Priority Collateral or any amendment, waiver or other modification permitted hereunder, whether in writing or by course of conduct or otherwise, of all or any of the Term Obligations, the ABL Obligations or the Notes Obligations;
          the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or
          any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the Term Obligations, or of the ABL Collateral Agent or any ABL Secured Party, or of the Notes Collateral Agent or any Notes Secured Party in respect of this Agreement.
Section 24. ABL Priority Collateral.
          Lien Priorities.
          24.01 Relative Priorities. Notwithstanding (i) the time, manner, order or method of grant, creation, attachment or perfection of any Liens securing the Term Obligations or the Notes Obligations granted on the ABL Priority Collateral or of any Liens securing the ABL Obligations granted on the ABL Priority Collateral, (ii) the validity or enforceability of the security interests and Liens granted in favor of any Collateral Agent or any Secured Party on the ABL Priority Collateral, (iii) the date on which any ABL Obligations, Term Obligations or Notes Obligations are extended, (iv) any provision of the UCC or any other applicable law, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures, (v) any provision set forth in any ABL Document, any Term Document or any Notes Document (other than this Agreement), (vi) the possession or control by any Collateral Agent or any Secured Party or any bailee of all or any part of any ABL Priority Collateral as of the date hereof or otherwise, or (vii) any other circumstance whatsoever, the Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, hereby agree that:
          any Lien on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of the ABL Collateral Agent or any ABL Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to (x) any Lien on the ABL Priority Collateral securing any of the Term Obligations and (y) any Lien on the ABL Priority Collateral securing any of the Notes Obligations;
          any Lien on the ABL Priority Collateral now or hereafter held by or on behalf of the Term Collateral Agent, any Term Secured Parties, the Notes Collateral Agent, any Notes Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Obligations;

          any Lien on the ABL Priority Collateral securing any Term Obligations now or hereafter held by or on behalf of the Term Collateral Agent or any Term Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any of the Notes Obligations; and
          any Lien on the ABL Priority Collateral now or hereafter held by or on behalf of the Notes Collateral Agent, any Notes Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any Term Obligations.
All Liens on the ABL Priority Collateral securing any ABL Obligations shall be and remain senior in all respects and prior to all Liens on the ABL Priority Collateral securing (x) any Term Obligations and (y) any Notes Obligations for all purposes, whether or not such Liens securing any ABL Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person. All Liens on the ABL Priority Collateral securing any Term Obligations shall be and remain senior in all respects and prior to all Liens on the ABL Priority Collateral securing any Notes Obligations for all purposes, whether or not such Liens securing any Term Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.
          24.02 Prohibition on Contesting Liens. Each of the Term Collateral Agent, for itself and on behalf of each Term Secured Party, the ABL Collateral Agent, for itself and on behalf of each ABL Secured Party, and the Notes Collateral Agent, for itself and on behalf of each Notes Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the priority, validity or enforceability of a Lien held by or on behalf of any of the ABL Secured Parties in the ABL Priority Collateral, by or on behalf of any of the Term Secured Parties in the ABL Priority Collateral or by or on behalf of any of the Notes Secured Parties in the ABL Priority Collateral, as the case may be, or (ii) the validity or enforceability of any Term Security Document (or any Term Obligations thereunder), any ABL Security Document (or any ABL Obligations thereunder) or any Notes Security Document (or any Notes Obligations thereunder); provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agents or any Secured Party to enforce this Agreement, including the priority of the Liens on the ABL Priority Collateral securing the ABL Obligations, the Term Obligations and the Notes Obligations as provided in Sections 3.1(a), 3.2(a) and 3.2(b).
          24.03 No New Liens. So long as the Discharge of ABL Obligations has not occurred, the parties hereto agree that the Company or any other Grantor shall not grant or permit any additional Liens on any asset or property of any Grantor to secure any Term Obligation or Notes Obligation unless it has granted or contemporaneously grants (x)(i) a First Priority Lien on such asset or property to secure the ABL Obligations if such asset or property constitutes ABL Priority Collateral or (ii) a Second Priority Lien on such asset or property to secure the ABL Obligations if such asset or property constitutes TL Priority Collateral, (y)(i) a

Second Priority Lien on such asset or property to secure the Term Obligations if such asset or property constitutes ABL Priority Collateral or (ii) a First Priority Lien on such asset or property to secure the Term Obligations if such asset or property constitutes TL Priority Collateral and (z) a Third Priority Lien on such asset or property to secure the Notes Obligations. To the extent that the provisions of clause (x)(i) in the immediately preceding sentence are not complied with for any reason, without limiting any other rights and remedies available to the ABL Collateral Agent and/or the ABL Secured Parties, each of the Term Collateral Agent, on behalf of Term Secured Parties, and the Notes Collateral Agent, on behalf of the Notes Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens on the ABL Priority Collateral granted in contravention of such clause (x)(i) of this Section 3.1(c) shall be subject to Section 3.3.
          24.04 Effectiveness of Lien Priorities. Each of the parties hereto acknowledges that the Lien priorities provided for in this Agreement shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of: (i) the invalidity, irregularity or unenforceability of all or any part of the ABL Documents, the Term Documents or the Notes Documents; (ii) any amendment, change or modification of any ABL Documents, Term Documents or Notes Documents; or (iii) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, Holdings or any of its Subsidiaries party to any of the ABL Documents, the Term Documents or the Notes Documents, its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Secured Party.
          Exercise of Remedies.
          24.05 So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdings, the Company or any other Grantor:
          none of the Term Collateral Agent, the Term Secured Parties, the Notes Collateral Agent or the Notes Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, setoff) with respect to any ABL Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of ABL Priority Collateral to which the Term Collateral Agent, any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party is a party) or institute or commence or join with any Person (other than the ABL Collateral Agent and the ABL Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution); provided, however, that the Term Collateral Agent may exercise any or all such rights after the passage of a period of 180 days from the date of delivery of a notice in writing to the ABL Collateral Agent of the Term Collateral Agent’s intention to exercise its right to take such actions (the “Term Standstill Period”); provided, further, however, notwithstanding anything herein to the contrary, neither the Term Collateral Agent nor any Term Secured Party will exercise any rights or remedies with respect to any ABL Priority Collateral if, notwithstanding the expiration of the Term Standstill Period, the ABL Collateral Agent or ABL Secured Parties shall have commenced the exercise of any of their rights or remedies with respect to all or any portion of the ABL Priority Collateral (prompt notice of such exercise to be given to the Term Collateral Agent) and are pursuing the exercise thereof, (y) will contest, protest or object to any foreclosure proceeding or action brought by the ABL Collateral Agent or any ABL Secured Party with respect to, or any other exercise by the ABL Collateral Agent or any ABL Secured Party of any rights and remedies relating to, the ABL Priority Collateral under the ABL Documents or otherwise, or (z) subject to the rights of the Term Collateral Agent under clause (i)(x) above, will object to the forbearance by the ABL Collateral Agent or the ABL Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Priority Collateral, in each case so long as the respective interests of the Term Secured Parties and the Notes Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 3.1; provided, that the Notes Collateral Agent and the Notes Secured Parties will not object to the forbearance by the Term Collateral Agent or the Term Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Priority Collateral, in each case so long as the interests of the Notes Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 3.1; provided, however, that nothing in this Section 3.2(a) shall be construed to authorize (A) the Term Collateral Agent, any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party to sell any ABL Priority Collateral free of the Lien of the ABL Collateral Agent or any ABL Secured Party or (B) the Notes Collateral Agent or any Notes Secured Party to sell any ABL Priority Collateral free of the Lien of the Term Collateral Agent or any Term Secured Party; and
          the ABL Collateral Agent and the ABL Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the ABL Priority Collateral without any consultation with or the consent of the Term Collateral Agent, any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party; provided, that:
     (a) the Term Collateral Agent may take any action (not adverse to the prior Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of any ABL Collateral Agent or the ABL Secured Parties to exercise remedies in respect thereof) in order to preserve or protect its Lien on the ABL Priority Collateral;
     (b) the Notes Collateral Agent may take any action (not adverse to the prior Liens on the ABL Priority Collateral securing the ABL Obligations and the Term Obligations, or the rights of any ABL Collateral Agent, the ABL Secured Parties, any Term Collateral Agent or the Term Secured Parties to exercise remedies in respect thereof) in order to preserve or protect its Lien on the ABL Priority Collateral;

     (c) the Term Secured Parties and the Notes Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Term Secured Parties or the Notes Secured Parties, as applicable, including without limitation any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;
     (d) the Term Secured Parties and the Notes Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement;
     (e) the Term Secured Parties and the Notes Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the ABL Priority Collateral; and
     (f) the Term Collateral Agent or any Term Secured Party may exercise any of its rights or remedies with respect to the ABL Priority Collateral after the termination of the Term Standstill Period to the extent permitted by clause (i)(x) above.
          In exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Collateral Agent and the ABL Secured Parties may enforce the provisions of the ABL Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
          24.06 Following the Discharge of ABL Obligations, so long as the Discharge of Term Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdings, the Company or any other Grantor:
          none of the Notes Collateral Agent and the Notes Secured Parties (x) will exercise or seek to exercise any rights or remedies (including, without limitation, setoff) with respect to any ABL Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement in respect of ABL Priority Collateral to which the Notes Collateral Agent or any Notes Secured Party is a party) or institute or commence, or join with any Person (other than the Term Collateral Agent and the Term Secured Parties) in commencing any action or proceeding with respect to such rights or remedies (including any action of foreclosure), enforcement, collection or execution; (y)

will contest, protest or object to any foreclosure proceeding or action brought by the Term Collateral Agent or any Term Secured Party with respect to, or any other exercise by the Term Collateral Agent or any Term Secured Party of any rights and remedies relating to, the ABL Priority Collateral under the Term Documents or otherwise, or (z) will object to the forbearance by the Term Collateral Agent or the Term Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the ABL Priority Collateral, in each case so long as the respective interests of the Notes Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 3.1; and
          the Term Collateral Agent and the Term Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the disposition of, or restrictions with respect to, the ABL Priority Collateral without any consultation with or the consent of the Notes Collateral Agent or any Notes Secured Party; provided, that:
     (a) the Notes Collateral Agent may take any action (not adverse to the prior Liens on the ABL Priority Collateral securing the Term Obligations, or the rights of any Term Collateral Agent or the Term Secured Parties to exercise remedies in respect thereof) in order to preserve or protect its Lien on the ABL Priority Collateral;
     (b) the Notes Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Notes Secured Parties, including without limitation any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;
     (c) the Notes Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement; and
     (d) the Notes Secured Parties shall be entitled to vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise and other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the ABL Priority Collateral.
          In exercising rights and remedies with respect to the ABL Priority Collateral, the Term Collateral Agent and the Term Secured Parties may enforce the provisions of the Term Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
          24.07 Each of the Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that it will not take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any ABL Priority Collateral unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.2(a). Following the Discharge of ABL Obligations, the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that it will not take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any ABL Priority Collateral unless and until the Discharge of Term Obligations has occurred. Without limiting the generality of the foregoing, (x) unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.2(a), the sole right of the Term Collateral Agent and the Term Secured Parties with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the Term Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Obligations has occurred in accordance with the terms hereof, the Term Documents and applicable law and (y) unless and until the Discharge of ABL Obligations and the Discharge of Term Obligations have occurred, except as expressly provided in the proviso in clause (ii) of Section 3.2(a) and the proviso in clause (ii) of Section 3.2(b), the sole right of the Notes Collateral Agent and the Notes Secured Parties with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the Notes Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Obligations and the Discharge of Term Obligations have occurred in accordance with the terms hereof, the ABL Documents, the Term Documents and applicable law.
          24.08 Subject to the proviso in clause (ii) of Section 3.2(a), the proviso in clause (ii) of Section 3.2(b):
          the Term Collateral Agent, for itself and on behalf of the Term Secured Parties, agrees that the Term Collateral Agent and the Term Secured Parties will not take any action that would hinder any exercise of remedies under the ABL Documents with respect to the ABL Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise;
          the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, agrees that the Notes Collateral Agent and the Notes Secured Parties will not take any action that would hinder any exercise of remedies under the ABL Documents or the Term Documents with respect to the ABL Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise;

          the Term Collateral Agent, for itself and on behalf of the Term Secured Parties, hereby waives any and all rights it or the Term Secured Parties may have as a junior lien creditor with respect to the ABL Priority Collateral or otherwise to object to the manner in which the ABL Collateral Agent or the ABL Secured Parties seek to enforce or collect the ABL Obligations or the Liens granted in any of the ABL Priority Collateral, regardless of whether any action or failure to act by or on behalf of the ABL Collateral Agent or ABL Secured Parties is adverse to the interest of the Term Secured Parties; and
          the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, hereby waives any and all rights it or the Notes Secured Parties may have as a junior lien creditor with respect to the ABL Priority Collateral or otherwise to object to the manner in which the ABL Collateral Agent, the ABL Secured Parties, the Term Collateral Agent or the Term Secured Parties seek to enforce or collect the ABL Obligations or the Term Obligations or the Liens granted in any of the ABL Priority Collateral, regardless of whether any action or failure to act by or on behalf of the ABL Collateral Agent, the ABL Secured Parties, the Term Collateral Agent or the Term Secured Parties is adverse to the interest of the Notes Secured Parties.
          24.09 The Term Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Term Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the ABL Collateral Agent or the ABL Secured Parties with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Documents.
          24.10 The Notes Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Notes Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the ABL Collateral Agent, the ABL Secured Parties, the Term Collateral Agent or the Term Secured Parties with respect to the ABL Priority Collateral as set forth in this Agreement, the ABL Documents and the Term Documents.
          Payments Over.
          24.11 So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral, cash proceeds thereof or non-cash proceeds not constituting TL Priority Collateral received by the Term Collateral Agent, the Notes Collateral Agent, any Term Secured Parties or any Notes Secured Parties in connection with the exercise of any right or remedy (including setoff) relating to the ABL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Collateral Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Collateral Agent is hereby authorized to make any such endorsements as agent for the Term Collateral Agent, any such Term Secured Parties, the Notes Collateral Agent or any such Notes Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

          24.12 Following the Discharge of ABL Obligations, so long as the Discharge of Term Obligations has not occurred, any ABL Priority Collateral, cash proceeds thereof or non-cash proceeds received by the Notes Collateral Agent or any Notes Secured Parties in connection with the exercise of any right or remedy (including setoff) relating to the ABL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Term Collateral Agent for the benefit of the Term Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Term Collateral Agent is hereby authorized to make any such endorsements as agent for the Notes Collateral Agent or any such Notes Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.
               Other Agreements.
          24.13 Releases by ABL Collateral Agent.
               If, in connection with:
     (a) the exercise of any ABL Collateral Agent’s remedies in respect of the ABL Priority Collateral provided for in Section 3.2(a), including any sale, lease, exchange, transfer or other disposition of any such ABL Priority Collateral; or
     (b) any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral permitted under the terms of the ABL Documents, the Term Documents and the Notes Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing), the ABL Collateral Agent, for itself or on behalf of any of the ABL Secured Parties, releases any of its Liens on any part of the ABL Priority Collateral other than, in the case of clause (2) above, (A) in connection with the Discharge of ABL Obligations and (B) after the occurrence and during the continuance of any event of default under the Term Credit Agreement or the Indenture, then the Liens, if any, of the Term Collateral Agent, for itself or for the benefit of the Term Secured Parties, and of the Notes Collateral Agent, for itself or for the benefit of the Notes Secured Parties, on such ABL Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the Term Collateral Agent, for itself or on behalf of any such Term Secured Parties, and the Notes Collateral Agent, for itself or on behalf of any such Notes Secured Parties, promptly shall execute and deliver to the ABL Collateral Agent or such Grantor such termination statements, releases and other documents as the ABL Collateral Agent or such Grantor may request to effectively confirm such release; provided that in the case of clause (a)(i) above, any proceeds of such disposition shall be applied in accordance with this Agreement.
          Until the Discharge of ABL Obligations occurs, the Term Collateral Agent, for itself and on behalf of the Term Secured Parties, and the Notes Collateral Agent, for itself and an on behalf of the Notes Secured Parties, hereby irrevocably constitute and appoint the ABL Collateral Agent and any officer or agent of the ABL Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Term Collateral Agent, the Notes Collateral Agent or such holder or in the ABL Collateral Agent’s own name, from time to time in the ABL Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 3.4(a) with respect to ABL Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 3.4(a) with respect to ABL Priority Collateral, including any endorsements or other instruments of transfer or release.
          Until the Discharge of ABL Obligations occurs, to the extent that the ABL Secured Parties (a) have released any Lien on ABL Priority Collateral and any such Lien is later reinstated or (b) obtain any new First Priority Liens on assets constituting ABL Priority Collateral from Grantors, then the Term Secured Parties shall be granted a Second Priority Lien on any such ABL Priority Collateral and the Notes Secured Parties shall be grated a Third Priority Lien on any such ABL Priority Collateral.
          If, prior to the Discharge of ABL Obligations, a subordination of the ABL Collateral Agent’s Lien on any ABL Priority Collateral is permitted (or in good faith believed by the ABL Collateral Agent to be permitted) under the ABL Credit Agreement and the Term Credit Agreement to another Lien permitted under the ABL Credit Agreement, the Term Credit Agreement and the Indenture (an “ABL Collateral Priority Lien”), then the ABL Collateral Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and the Term Collateral Agent, for itself and on behalf of the Term Secured Parties, and the Notes Collateral Agent for itself and on behalf of the Notes Secured Parties, shall promptly execute and deliver to the ABL Collateral Agent an identical subordination agreement subordinating (x) the Liens of the Term Collateral Agent for the benefit of (and on behalf of) the Term Secured Parties to such ABL Collateral Priority Lien and (y) the Liens of the Notes Collateral Agent for the benefit of (and on behalf of) the Notes Secured Parties to such ABL Collateral Priority Lien.
          24.14 Releases by Term Collateral Agent.
          Following the Discharge of ABL Obligations, but prior to the Discharge of Term Obligations, if, in connection with:
     (a) the exercise of any Term Collateral Agent’s remedies in respect of the ABL Priority Collateral provided for in Section 3.2(b), including any sale, lease, exchange, transfer or other disposition of any such ABL Priority Collateral; or
     (b) any sale, lease, exchange, transfer or other disposition of any ABL Priority Collateral permitted under the terms of the Term Documents and the Notes Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing), the Term Collateral Agent, for itself or on behalf of any of the Term Secured Parties, releases any of its Liens on any part of the ABL Priority Collateral other than, in the case of clause (2)

above, (A) in connection with the Discharge of Term Obligations and (B) after the occurrence and during the continuance of any event of default under the Indenture, then the Liens, if any, of the Notes Collateral Agent, for itself or for the benefit of the Notes Secured Parties, on such ABL Priority Collateral (but not the Proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released and the Notes Collateral Agent, for itself or on behalf of any such Notes Secured Parties, promptly shall execute and deliver to the Term Collateral Agent or such Grantor such termination statements, releases and other documents as the Term Collateral Agent or such Grantor may request to effectively confirm such release; provided that in the case of clause (b)(i) above, any proceeds of such disposition shall be applied in accordance with this Agreement.
          Following the Discharge of ABL Obligations and until the Discharge of Term Obligations occurs, the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, hereby irrevocably constitutes and appoints the Term Collateral Agent and any officer or agent of the Term Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Notes Collateral Agent or such holder or in the Term Collateral Agent’s own name, from time to time in the Term Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 3.4(b) with respect to ABL Priority Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 3.4(b) with respect to ABL Priority Collateral, including any endorsements or other instruments of transfer or release.
          Following the Discharge of ABL Obligations and until the Discharge of Term Obligations occurs, to the extent that the Term Secured Parties (a) have released any Lien on ABL Priority Collateral and any such Lien is later reinstated or (b) obtain any new Second Priority Liens on assets constituting ABL Priority Collateral from Grantors, then the Notes Secured Parties shall be granted a Third Priority Lien on any such ABL Priority Collateral.
          If, prior to the Discharge of Term Obligations, a subordination of the Term Collateral Agent’s Lien on any ABL Priority Collateral is permitted (or in good faith believed by the Term Collateral Agent to be permitted) under the Term Credit Agreement to another Lien permitted under the Term Credit Agreement and the Indenture (a “Subsequent ABL Collateral Priority Lien”), then the Term Collateral Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, shall promptly execute and deliver to the Term Collateral Agent an identical subordination agreement subordinating the Liens of the Notes Collateral Agent for the benefit of (and on behalf of) the Notes Secured Parties to such Subsequent Term Collateral Priority Lien.
          24.15 Insurance. Unless and until the Discharge of ABL Obligations has occurred, the ABL Collateral Agent and the ABL Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Priority Collateral. Following the Discharge of ABL Obligations, unless and until the Discharge of Term Obligations has occurred, the Term Collateral Agent and the Term Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Term Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) in respect of the ABL Priority Collateral.
          24.16 Amendments to Term Security Documents or Notes Security Documents.
          Without the prior written consent of the ABL Collateral Agent, no Term Security Document or Notes Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Term Document or new Notes Document, would contravene the provisions of this Agreement. Grantors agree that each Term Security Document and Notes Security Document (other than (x) any mortgage, deed of trust or similar security document relating to real property and fixtures thereon and (y) any Term Security Document and Notes Security Document where the party or parties granting security interests thereunder are not parties hereto, as contemplated by Section 6.19) shall include the following language (with any necessary modifications to give effect to applicable definitions) (or language to similar effect approved by the ABL Collateral Agent):
“Notwithstanding anything herein to the contrary, the liens and security interests granted to [the Term Collateral Agent] [the Notes Collateral Agent] pursuant to this Agreement in any ABL Priority Collateral and the exercise of any right or remedy by [the Term Collateral Agent] [the Notes Collateral Agent] with respect to any ABL Priority Collateral hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [April 12, 2006] [March 18, 2009] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among DHM HOLDING COMPANY, INC., a Delaware corporation, DOLE HOLDING COMPANY, LLC, a Delaware limited liability company, DOLE FOOD COMPANY, INC., a Delaware corporation (the “Company”), the other GRANTORS from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH, as ABL Collateral Agent, DBAG, as Term Collateral Agent, [U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent], and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”
          In the event any ABL Collateral Agent or the ABL Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the ABL Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Security Document or changing in any manner the rights of the ABL Collateral Agent, such ABL Secured

Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the ABL Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of (x) the Comparable Term Security Document without the consent of the Term Collateral Agent or the Term Secured Parties and without any action by the Term Collateral Agent, the Company or any other Grantor and (y) the Comparable Notes Security Document without the consent of the Notes Collateral Agent or the Notes Secured Parties and without any action by the Notes Collateral Agent, the Company or any other Grantor, provided that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute ABL Priority Collateral subject to the Lien of the Term Security Documents or the Notes Security Documents, except to the extent that a release of such Lien is permitted or required by Section 3.4(a) and provided that there is a corresponding release of such Lien securing the ABL Obligations, (ii) imposing duties on the Term Collateral Agent or the Notes Collateral Agent without its consent or (iii) permitting other liens on the ABL Priority Collateral not permitted under the terms of the Term Documents, the Notes Documents or Section 3.5 and (B) notice of such amendment, waiver or consent shall have been given to the Term Collateral Agent and the Notes Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.
          Following the Discharge of ABL Obligations, in the event any Term Collateral Agent or the Term Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the Term Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Security Document or changing in any manner the rights of the Term Collateral Agent, such Term Secured Parties, the Company or any other Grantor thereunder, in each case with respect to or relating to the ABL Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Notes Security Document without the consent of the Notes Collateral Agent or the Notes Secured Parties and without any action by the Notes Collateral Agent, the Company or any other Grantor, provided that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets that constitute ABL Priority Collateral subject to the Lien of the Notes Security Documents, except to the extent that a release of such Lien is permitted or required by Section 3.4(b) and provided that there is a corresponding release of such Lien securing the Term Obligations, (ii) imposing duties on the Notes Collateral Agent without its consent or (iii) permitting other liens on the ABL Priority Collateral not permitted under the terms of the Notes Documents or Section 2.5 and (B) notice of such amendment, waiver or consent shall have been given to the Notes Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.
          24.17 Rights As Unsecured Creditors. Except as otherwise set forth in Section 3.1 and the Notes Documents, the Term Collateral Agent, the Term Secured Parties, the Notes Collateral Agent and the Notes Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed the Term Obligations or the Notes Obligations in accordance with the terms of the Term Documents, the Notes Documents and applicable law. Except as otherwise set forth in Section 3.1, nothing in this Agreement shall prohibit the receipt by the Term Collateral Agent, any Term Secured Parties,

the Notes Collateral Agent or any Notes Secured Parties of the required payments of interest, principal and other amounts in respect of the Term Obligations and Notes Obligations, as applicable, so long as such receipt is not the direct or indirect result of the exercise by the Term Collateral Agent, any Term Secured Parties, the Notes Collateral Agent or any Notes Secured Parties of rights or remedies as a secured creditor (including set off) in respect of the ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them.
          24.18 Bailee for Perfection.
          The ABL Collateral Agent agrees to hold that part of the ABL Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such ABL Priority Collateral being the “Pledged ABL Priority Collateral”) as collateral agent for the ABL Secured Parties and as bailee for and, with respect to any collateral that cannot be perfected in such manner, as agent for, the Term Collateral Agent (on behalf of the Term Secured Parties) and the Notes Collateral Agent (on behalf of the Notes Secured Parties) and any assignee thereof and act as such agent under all control agreements relating to the Pledged ABL Priority Collateral, in each case solely for the purpose of perfecting the security interest granted under the ABL Credit Documents, the Term Documents and the Notes Documents, as applicable, subject to the terms and conditions of this Section 3.4(f). Following the Discharge of ABL Obligations, the Term Collateral Agent agrees to hold the Pledged ABL Priority Collateral as collateral agent for the Term Secured Parties and as bailee for and, with respect to any collateral that cannot be perfected in such manner, as agent for, the Notes Collateral Agent (on behalf of the Notes Secured Parties) and any assignee thereof solely for the purpose of perfecting the security interest granted under the Term Documents and the Notes Documents, as applicable, subject to the terms and conditions of this Section 3.4(f). As security for the payment and performance in full of all the Notes Obligations and Term Obligations each Grantor hereby grants to the ABL Collateral Agent for the benefit of the Notes Secured Parties and the Term Secured Parties a lien on and security interest in all of the right, title and interest of such Grantor, in and to and under the Pledged ABL Priority Collateral wherever located and whether now existing or hereafter arising or acquired from time to time. As security for the payment and performance in full of all the Notes Obligations, each Grantor hereby grants to the Term Collateral Agent for the benefit of the Notes Secured Parties a lien on and security interest in all of the right, title and interest of such Grantor, in and to and under the Pledged ABL Priority Collateral wherever located and whether now existing or hereafter arising or acquired from time to time.
          Subject to the terms of this Agreement, (x) until the Discharge of ABL Obligations has occurred, the ABL Collateral Agent shall be entitled to deal with the Pledged ABL Priority Collateral in accordance with the terms of the ABL Documents as if the Liens of the Term Collateral Agent under the Term Security Documents and the Liens of the Notes Collateral Agent under the Notes Security Documents did not exist and (y) following the Discharge of ABL Obligations and until the Discharge of Term Obligations has occurred, the Term Collateral Agent shall be entitled to deal with the

Pledged ABL Priority Collateral in accordance with the terms of the Term Documents as if the Liens of the Notes Collateral Agent under the Notes Security Documents did not exist. The rights of the Term Collateral Agent and the Notes Collateral Agent shall at all times be subject to the terms of this Agreement and to the ABL Collateral Agent’s rights under the ABL Documents.
          The ABL Collateral Agent shall have no obligation whatsoever to any ABL Secured Party, the Term Collateral Agent, any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party to ensure that the Pledged ABL Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.4(f). The duties or responsibilities of the ABL Collateral Agent under this Section 3.4(f) shall be limited solely to holding the Pledged ABL Priority Collateral as bailee or agent in accordance with this Section 3.4(f). The Term Collateral Agent shall have no obligation whatsoever to any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party to ensure that the Pledged ABL Priority Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.4(f). The duties or responsibilities of the Term Collateral Agent under this Section 3.4(f) shall be limited solely to holding the Pledged ABL Priority Collateral as bailee or agent in accordance with this Section 3.4(f).
          The ABL Collateral Agent acting pursuant to this Section 3.4(f) shall not have by reason of the ABL Security Documents, the Term Security Documents, the Notes Security Documents, this Agreement or any other document a fiduciary relationship in respect of any ABL Secured Party, the Term Collateral Agent, any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party. The Term Collateral Agent acting pursuant to this Section 3.4(f) shall not have by reason of the Term Security Documents, the Notes Security Documents, this Agreement or any other document a fiduciary relationship in respect of any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party.
          Upon the Discharge of ABL Obligations under the ABL Documents to which the ABL Collateral Agent is a party, the ABL Collateral Agent shall deliver or cause to be delivered the remaining Pledged ABL Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements, first, to the Term Collateral Agent to the extent Term Obligations remain outstanding, second, to the Notes Collateral Agent to the extent Notes Obligations remain outstanding, and third, to the applicable Grantor to the extent no ABL Obligations, Term Obligations or Notes Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged ABL Priority Collateral) and will cooperate with the Term Collateral Agent or Notes Collateral Agent, as applicable, in assigning (without recourse to or warranty by the ABL Collateral Agent or any ABL Secured Party or agent or bailee thereof) control over any other Pledged ABL Priority Collateral under its control. The ABL Collateral Agent further agrees to take all other action reasonably requested by such Person in connection with such Person obtaining a first priority interest in the Pledged ABL Priority Collateral or as a court of competent jurisdiction may otherwise direct. Following the Discharge of ABL Obligations and upon the Discharge of Term Obligations under the Term Documents to which the Term Collateral Agent is a party, the Term Collateral Agent shall deliver or cause to be delivered the remaining Pledged ABL Priority Collateral (if any) in its possession or in the possession of its agents or bailees, together with any necessary endorsements, first, to the Notes Collateral Agent to the extent Notes Obligations remain outstanding, and second, to the applicable Grantor to the extent no Term Obligations or Notes Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged ABL Priority Collateral) and will cooperate with the Notes Collateral Agent in assigning (without recourse to or warranty by the Term Collateral Agent or any Term Secured Party or agent or bailee thereof) control over any other Pledged ABL Priority Collateral under its control. The Term Collateral Agent further agrees to take all other action reasonably requested by such Person in connection with such Person obtaining a first priority interest in the Pledged ABL Priority Collateral or as a court of competent jurisdiction may otherwise direct.
          Notwithstanding anything to the contrary herein, if, for any reason, any Term Obligations remain outstanding upon the Discharge of ABL Obligations, all rights of the ABL Collateral Agent hereunder and under the Term Security Documents, the ABL Security Documents or the Notes Security Documents (1) with respect to the delivery and control of any part of the ABL Priority Collateral, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such ABL Priority Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the Term Collateral Agent, the ABL Collateral Agent or the Notes Collateral Agent, pass to the Term Collateral Agent, who shall thereafter hold such rights for the benefit of the Term Secured Parties and as bailee for and, with respect to any collateral that cannot be perfected in such manner, as agent for, the Notes Secured Parties. Each of the ABL Collateral Agent and the Grantors agrees that it will, if any Term Obligations or Notes Obligations remain outstanding upon the Discharge of ABL Obligations, take any other action required by any law or reasonably requested by the Term Collateral Agent or the Notes Collateral Agent, in connection with the Term Collateral Agent’s establishment and perfection of a First Priority security interest in the ABL Priority Collateral and the Notes Collateral Agent’s establishment and perfection of a Second Priority security interest in the ABL Priority Collateral.
          Notwithstanding anything to the contrary contained herein, if for any reason, prior to the Discharge of Term Obligations, the ABL Collateral Agent or the Notes Collateral Agent acquires possession of any Pledged Term Priority Collateral, the ABL Collateral Agent or the Notes Collateral Agent shall hold same as bailee and/or agent to the same extent as is provided in preceding clause (i) with respect to Pledged ABL Priority Collateral, provided that as soon as is practicable the ABL Collateral Agent or the Notes Collateral Agent shall deliver or cause to be delivered such Pledged Term Priority Collateral to the Term Collateral Agent in a manner otherwise consistent with the requirements of preceding clause (v).
          24.19 When Discharge of ABL Obligations Deemed to Not Have Occurred. Notwithstanding anything to the contrary herein, if at any time after the Discharge of ABL Obligations has occurred (or concurrently therewith) the Company or any other Grantor immediately thereafter (or concurrently therewith) enters into any Permitted Refinancing of any ABL Obligations, then such Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of ABL Obligations), and the obligations under the Permitted Refinancing shall automatically be treated as ABL Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the term “ABL Credit Agreement” shall be deemed appropriately modified to refer to such Permitted Refinancing and the ABL Collateral Agent under such ABL Documents shall be a ABL Collateral Agent for all purposes hereof and the new secured parties under such ABL Documents shall automatically be treated as ABL Secured Parties for all purposes of this Agreement. Upon receipt of a notice stating that the Company or any other Grantor has entered into a new ABL Document in respect of a Permitted Refinancing of ABL Obligations (which notice shall include the identity of the new collateral agent, such agent, the “New ABL Agent”), and delivery by the New ABL Agent of an Intercreditor Agreement Joinder, the Term Collateral Agent and the Notes Collateral Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New ABL Agent shall reasonably request in order to provide to the New ABL Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) deliver to the New ABL Agent any Pledged ABL Priority Collateral held by the Term Collateral Agent or the Notes Collateral Agent together with any necessary endorsements (or otherwise allow the New ABL Agent to obtain control of such Pledged ABL Priority Collateral). The New ABL Agent shall agree to be bound by the terms of this Agreement. If the new ABL Obligations under the new ABL Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the Term Obligations and the Notes Obligations, then the Term Obligations shall be secured at such time by a Second Priority Lien on such assets to the same extent provided in the Term Security Documents with respect to the other ABL Priority Collateral and the Notes Obligations shall be secured at such time by a Third Priority Lien on such assets to the same extent provided in the Notes Security Documents with respect to the other ABL Priority Collateral. If the new ABL Obligations under the new ABL Documents are secured by assets of the Grantors of the type constituting TL Priority Collateral that do not also secure the Term Obligations and the Notes Obligations, then the Term Obligations shall be secured at such time by a First Priority Lien on such assets to the same extent provided in the Term Security Documents with respect to the other TL Priority Collateral and the Notes Obligations shall be secured at such time by a Third Priority Lien on such assets to the same extent provided in the Notes Security Documents with respect to the other TL Priority Collateral.
          24.20 Option to Purchase ABL Obligations.
          Without prejudice to the enforcement of remedies by the ABL Collateral Agent and the ABL Secured Parties, any Person or Persons (in each case who must meet all eligibility standards contained in all relevant ABL Documents) at any time or from time to time designated by the holders of more than 50% in aggregate outstanding principal amount of the Term Obligations under the Term Credit Agreement as being entitled to exercise all default purchase options as to the Term Obligations then outstanding (an “Eligible Term Purchaser”) shall have the right to purchase by way of assignment (and shall thereby also assume all commitments and duties of the Term Secured Parties), at any time during the exercise period described in clause (iii) below of this Section 3.4(h), all, but not less than all, of the ABL Obligations (other than the ABL Obligations of a Defaulting ABL Secured Party (as defined below)), including all principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of all ABL Obligations outstanding at the time of purchase; provided, that at the time of (and as a condition to) any purchase pursuant to this Section 3.4(h), all commitments pursuant to any then outstanding ABL Credit Agreement shall have terminated in accordance with their terms. Any purchase pursuant to this Section 3.4(h)(i) shall be made as follows:
     (a) for (x) a purchase price equal to the sum of (A) in the case of all loans, advances or other similar extensions of credit that constitute ABL Obligations (including unreimbursed amounts drawn in respect of letters of credit, but excluding the undrawn amount of then outstanding letters of credit), 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase (without regard, however, to any acceleration or other prepayment penalties or premiums other than customary breakage costs), plus (B) all accrued and unpaid fees, expenses, indemnities and other amounts through the date of purchase; and (y) an obligation on the part of the respective Eligible Term Purchasers (which shall be expressly provided in the assignment documentation described below) to reimburse each issuing lender and bank guaranty issuer (or any ABL Secured Party required to pay same) for all amounts thereafter drawn with respect to any letters of credit and any bank guaranties constituting ABL Obligations which remain outstanding after the date of any purchase pursuant to this Section 3.4, together with all facing fees and other amounts which may at any future time be owing to the respective issuing lender or bank guaranty issues with respect to such letters of credit and bank guaranties;
     (b) with the purchase price described in preceding clause (i)(1)(x) payable in cash on the date of purchase against transfer to the respective Eligible Term Purchaser or Eligible Term Purchasers (without recourse and without any representation or warranty whatsoever, whether as to the enforceability of any ABL Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any ABL Obligation or as to any other matter whatsoever, except the representation and warranty that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the ABL Credit Agreement, in which case the purchase price described in preceding clause (i)(1)(x) shall be appropriately adjusted so that the Eligible Term Purchaser or Eligible Term Purchasers do not pay amounts represented by any participation interest which remains in effect), and has the right to convey, whatever claims and interests it may have in respect of the ABL Obligations); provided that the purchase price in respect of any outstanding letter of credit that remains undrawn on the date of purchase shall be payable in cash as and when such letter of credit is drawn upon (i) first, from the cash collateral account described in clause (a)(3) below, until the amounts contained therein have been exhausted, and (ii) thereafter, directly by the respective Eligible Term Purchaser or Eligible Term Purchasers;

     (c) with such purchase accompanied by a deposit of cash collateral under the sole dominion and control of the ABL Collateral Agent or its designee in an amount equal to 110% of the sum of the aggregate undrawn amount of all then outstanding letters of credit and bank guaranties pursuant to the ABL Documents and the aggregate facing and similar fees which will accrue thereon through the stated maturity of the letters of credit and bank guaranties (assuming no drawings thereon before stated maturity), as security for the respective Eligible Term Purchaser’s or Eligible Term Purchasers’ obligation to pay amounts as provided in preceding clause (i)(l)(y), it being understood and agreed that (x) at the time any facing or similar fees are owing to an issuer with respect to any letter of credit, the ABL Collateral Agent may apply amounts deposited with it as described above to pay same and (y) upon any drawing under any letter of credit, the ABL Collateral Agent shall apply amounts deposited with it as described above to repay the respective unpaid drawing. After giving effect to any payment made as described above in this clause (3), those amounts (if any) then on deposit with the ABL Collateral Agent as described in this clause (3) which exceed 110% of the sum of the aggregate undrawn amount of all then outstanding letters of credit and bank guaranties and the aggregate facing and similar fees (to the respective issuers) which will accrue thereon through the stated maturity of the then outstanding letters of credit and bank guaranties (assuming no drawings thereon before stated maturity), shall be returned to the respective Eligible Term Purchaser or Eligible Term Purchasers (as their interests appear). Furthermore, at such time as all letters of credit and bank guaranties have been cancelled, expired or been fully drawn, as the case may be, and after all applications described above have been made, any excess cash collateral deposited as described above in this clause (3) (and not previously applied or released as provided above) shall be returned to the respective Eligible Term Purchaser or Eligible Term Purchasers, as their interests appear;
     (d) with the purchase price described in preceding clause (i)(1)(x) accompanied by a waiver by the Term Collateral Agent (on behalf of itself and the other Term Secured Parties) of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 3.4(h);
     (e) with all amounts payable to the various ABL Secured Parties in respect of the assignments described above to be distributed to them by the ABL Collateral Agent in accordance with their respective holdings of the various ABL Obligations; and
     (f) with such purchase to be made pursuant to assignment documentation in form and substance reasonably satisfactory to, and prepared by counsel for, the ABL Collateral Agent (with the cost of such counsel to be paid by the Grantors or, if the Grantors do not make such payment, by the respective Eligible Term Purchaser or Eligible Term Purchasers, who shall have the right to obtain reimbursement of same from the Grantors); it being understood and agreed that the ABL Collateral Agent and each other ABL Secured Party shall retain all rights to indemnification as provided in the relevant ABL Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 3.4(h). The relevant assignment documentation shall also provide that, if for any reason (other than the gross negligence or willful misconduct of the ABL Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable judgment)), the amount of cash collateral held by the ABL Collateral Agent or its designee pursuant to preceding clause (a)(3) is at any time less than the full amounts owing with respect to any letter of credit described above (including facing and similar fees) then the respective Eligible Term Purchaser or Eligible Term Purchasers shall promptly reimburse the ABL Collateral Agent (who shall pay the respective issuing bank) the amount of deficiency.
          The right to exercise the purchase option described in Section 3.4(h)(i) above shall be exercisable and legally enforceable upon at least ten (10) Business Days’ prior written notice of exercise (which notice, once given, shall be irrevocable and fully binding on the respective Eligible Term Purchaser or Eligible Term Purchasers) given to the ABL Collateral Agent by an Eligible Term Purchaser. Neither the ABL Collateral Agent nor any ABL Secured Party shall have any disclosure obligation to any Eligible Term Purchaser, the Term Collateral Agent or any Term Secured Party in connection with any exercise of such purchase option.
          The right to purchase the ABL Obligations as described in this Section 3.4(h) may be exercised (by giving the irrevocable written notice described in preceding clause (ii)) during the period that (1) begins on the date occurring three Business Days after the first to occur of (x) the date of the acceleration of the final maturity of the loans under the ABL Credit Agreement, (y) the occurrence of the final maturity of the loans under the ABL Credit Agreement or (z) the occurrence of an Insolvency or Liquidation Proceeding with respect to the Company or any other Grantor which constitutes an event of default under the ABL Credit Agreement (in each case, so long as the acceleration, failure to pay amounts due at final maturity or such Insolvency or Liquidation Proceeding constituting an event of default has not been rescinded or cured within such 10 Business Day period, and so long as any unpaid amounts constituting ABL Obligations remain owing); provided that if there is any failure to meet the condition described in the proviso of preceding clause (i) hereof, the aforementioned date shall be extended until the first date upon which such condition is satisfied, and (2) ends on the 90th day after the start of the period described in clause (1) above.
          The obligations of the ABL Secured Parties to sell their respective ABL Obligations under this Section 3.4(h) are several and not joint and several, To the extent any ABL Secured Party breaches its obligation to sell its ABL Obligations under this Section 3.4(h) (a “Defaulting ABL Secured Party”), nothing in this Section 3.4(h) shall be deemed to require the ABL Collateral Agent or any other ABL Secured Party to purchase such Defaulting ABL Secured Party’s ABL Obligations for resale to the holders of Term Obligations and in all cases, the ABL Collateral Agent and each ABL Secured Party complying with the terms of this Section 3.4(h) shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting ABL Secured Party; provided that nothing in this clause (iv) shall require any Eligible Term Purchaser to purchase less than all of the ABL Obligations.
          Each Grantor irrevocably consents to any assignment effected to one or more Eligible Term Purchasers pursuant to this Section 3.4(h) (so long as they meet all eligibility standards contained in all relevant Term Documents, other than obtaining the consent of any Grantor to an assignment to the extent required by such ABL Documents) for purposes of all Term Documents and hereby agrees that no further consent from such Grantor shall be required.
               Insolvency or Liquidation Proceedings.
          24.21 Finance and Sale Issues.
          Until the Discharge of ABL Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Collateral Agent shall desire to permit the use of cash collateral constituting ABL Priority Collateral on which the ABL Collateral Agent or any other creditor has a Lien or to permit the Company or any other Grantor to obtain a DIP Financing, then the Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that they will raise no objection to such use of cash collateral constituting ABL Priority Collateral or to the fact that such DIP Financing may be granted Liens on the ABL Priority Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the ABL Collateral Agent or to the extent permitted by Section 3.5(c)) and, to the extent the Liens on the ABL Priority Collateral securing the ABL Obligations are subordinated or pari passu with the Liens on the ABL Priority Collateral securing such DIP Financing, the Term Collateral Agent and the Notes Collateral Agent will subordinate their Liens in the ABL Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto). The Term Collateral Agent, on behalf of the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that it will not raise any objection or oppose a sale or other disposition of any ABL Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the Second Priority Lien on the ABL Priority Collateral in favor of the Term Collateral Agent and the Third Priority Lien on the ABL Priority Collateral in favor of the Notes Collateral Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code if the ABL Secured Parties have consented to such sale or disposition of such assets.
          Following the Discharge of ABL Obligations and until the Discharge of Term Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Term Collateral Agent shall desire to permit the Company or any other Grantor to obtain a DIP Financing, then the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that it will raise no objection to such use of cash collateral constituting ABL Priority Collateral or to the fact that such DIP Financing may be granted Liens on the ABL Priority Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly, agreed by the Term Collateral Agent or to the extent permitted by Section 3.5(c)) and, to the extent the Liens on the ABL Priority Collateral securing the Term Obligations are subordinated or pari passu with the Liens on the ABL Priority Collateral securing such DIP Financing, the Notes Collateral Agent will subordinate its Liens in the ABL Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto). Following the Discharge of ABL Obligations, the Notes Collateral Agent, on behalf of the Notes Secured Parties, agrees that it will not raise any objection or oppose a sale or other disposition of any ABL Priority Collateral free and clear of its Liens (subject to attachment of proceeds with respect to the Third Priority Lien on the ABL Priority Collateral in favor of the Notes Collateral Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code if the Term Secured Parties have consented to such sale or disposition of such assets.
          24.22 Relief from the Automatic Stay. Until the Discharge of ABL Obligations has occurred, the Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral, without the prior written consent of the ABL Collateral Agent. Following the Discharge of ABL Obligations, until the Discharge of Term Obligations has occurred, the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Priority Collateral without the prior written consent of the Term Collateral Agent.
          24.23 Adequate Protection.
          The Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that none of them shall contest (or support any other person contesting) (i) any request by the ABL Collateral Agent or the ABL Secured Parties for adequate protection with respect to any ABL Priority Collateral or (ii) any objection by the ABL Collateral Agent or the ABL Secured Parties to any motion, relief, action or proceeding based on the ABL Collateral Agent or the ABL Secured Parties claiming a lack of adequate protection with respect to the ABL Priority Collateral. Notwithstanding the foregoing provisions in this Section 3.5(c), in any Insolvency or Liquidation Proceeding, (A) if the ABL Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting ABL Priority Collateral in connection with any DIP Financing, then the Term Collateral Agent, on behalf of itself or any of the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien of the Term Collateral Agent will be subordinated to the Liens securing the ABL Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on ABL Priority Collateral securing the Term Obligations are so subordinated to the ABL Obligations under this Agreement and which Lien of the Notes Collateral Agent will be subordinated to the Liens securing the ABL Obligations, such DIP Financing (and all obligations relating thereto) and the Term Obligations on the same basis as the other Liens on ABL Priority Collateral securing the Notes Obligations are so subordinated to the ABL Obligations and Term Obligations under this Agreement, and (B) in the event the Term Collateral Agent, on behalf of itself and the Term Secured Parties, or the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, seeks or requests adequate protection in respect of ABL Priority Collateral securing Term Obligations or the Notes Obligations, as applicable, and such adequate protection is granted in the form of additional collateral in the nature of assets constituting ABL Priority Collateral, then the Term Collateral Agent, on behalf of itself or any of the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that the ABL Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the ABL Obligations and for any such DIP Financing provided by the ABL Secured Parties and that any Lien on such additional collateral securing the Term Obligations and the Notes Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing provided by the ABL Secured Parties (and all obligations relating thereto) and to any other Liens granted to the ABL Secured Parties as adequate protection on the same basis as the other Liens on ABL Priority Collateral securing the Term Obligations and Notes Obligations are so subordinated to such ABL Obligations under this Agreement.
          Prior to the Discharge of Term Obligations, the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that none of them shall contest (or support any other person contesting) (i) any request by the Term Collateral Agent or the Term Secured Parties for adequate protection with respect to any ABL Priority Collateral or (ii) any objection by the Term Collateral Agent or the Term Secured Parties to any motion, relief, action or proceeding based on the Term Collateral Agent or the Term Secured Parties claiming a lack of adequate protection with respect to the ABL Priority Collateral. Notwithstanding the foregoing provisions in this Section 3.5(c), in any Insolvency or Liquidation Proceeding, (A) if the Term Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in the nature of assets constituting ABL Priority Collateral in connection with any DIP Financing, then the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Term Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on ABL Priority Collateral securing the Notes Obligations are so subordinated to the Term Obligations under this Agreement, and (B) in the event the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, seek or request adequate protection in respect of ABL Priority Collateral securing the Notes Obligations, and such adequate protection is granted in the form of additional collateral in the nature of assets constituting ABL Priority Collateral, then the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that the Term Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the Term Obligations and for any such DIP Financing provided by the Term Secured Parties and that any Lien on such additional collateral securing the Notes Obligations shall be subordinated to the Liens on such collateral securing the Term Obligations and any such DIP Financing provided by the Term Secured Parties (and all obligations relating thereto) and to any other Liens granted to the Term Secured Parties as adequate protection on the same basis as the other Liens on ABL Priority Collateral securing the Notes Obligations are so subordinated to such Term Obligations under this Agreement.

          24.24 No Waiver. Subject to the proviso in clause (ii) of Section 3.2(a), nothing contained herein shall prohibit or in any way limit the ABL Collateral Agent or any ABL Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Term Collateral Agent, any of the Term Secured Parties, the Notes Collateral Agent or any of the Notes Secured Parties in respect of the ABL Priority Collateral, including the seeking by the Term Collateral Agent, any Term Secured Parties, the Notes Collateral Agent or any Notes Secured Parties of adequate protection in respect thereof or the asserting by the Term Collateral Agent, any Term Secured Parties, the Notes Collateral Agent or any Notes Secured Parties of any of its rights and remedies under the Term Documents, the Notes Documents or otherwise in respect thereof. Subject to the proviso in clause (ii) of Section 3.2(b), nothing contained herein shall prohibit or in any way limit the Term Collateral Agent or any Term Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Notes Collateral Agent or any of the Notes Secured Parties in respect of the ABL Priority Collateral, including the seeking by the Notes Collateral Agent or any Notes Secured Parties of adequate protection in respect thereof or the asserting by the Notes Collateral Agent or any Notes Secured Parties of any of its rights and remedies under the Notes Documents or otherwise in respect thereof.
          24.25 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of ABL Obligations , on account of Term Obligations and on account of the Notes Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations, on account of the Term Obligations and on account of the Notes Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
          24.26 Post-Petition Interest.
          None of the Term Collateral Agent, any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party shall oppose or seek to challenge any claim by the ABL Collateral Agent or any ABL Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the ABL Secured Party’s Lien on the ABL Priority Collateral, without regard to the existence of the Lien of the Term Collateral Agent on behalf of the Term Secured Parties on the ABL Priority Collateral or the Lien of the Notes Collateral Agent on behalf of the Notes Secured Parties on the ABL Priority Collateral. None of the Notes Collateral Agent or any Notes Secured Party shall oppose or seek to challenge any claim by the Term Collateral Agent or any Term Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Term Secured Party’s Lien on the ABL Priority Collateral, without regard to the existence of the Lien of the Notes Collateral Agent on behalf of the Notes Secured Parties on the ABL Priority Collateral.

          Neither the ABL Collateral Agent nor any other ABL Secured Party shall oppose or seek to challenge any claim by the Term Collateral Agent, any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Obligations or Notes Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Term Collateral Agent on behalf of the Term Secured Parties on the ABL Priority Collateral or the Lien of the Notes Collateral Agent on behalf of the Notes Secured Parties on the ABL Priority Collateral (after taking into account the Lien of the ABL Secured Parties on the ABL Priority Collateral and with respect to the Lien of the Notes Collateral Agent, after taking into account the Lien of the Term Secured Parties on the ABL Priority Collateral). Neither the Term Collateral Agent nor any other Term Secured Party shall oppose or seek to challenge any claim by the Notes Collateral Agent or any Notes Secured Party for allowance in any Insolvency or Liquidation Proceeding of Notes Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Notes Collateral Agent on behalf of the Notes Secured Parties on the ABL Priority Collateral (after taking into account the Lien of the ABL Secured Parties and the Term Secured Parties on the ABL Priority Collateral).
          24.27 Waiver. The Term Collateral Agent, for itself and on behalf of the Term Secured Parties, and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, waive any claim they may hereafter have against any ABL Secured Party arising out of the election of any ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the ABL Priority Collateral in any Insolvency or Liquidation Proceeding.
               Reliance; Waivers; Etc.
          24.28 Reliance. Other than any reliance on the terms of this Agreement, the Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, acknowledge that they and such Term Secured Parties and Notes Secured Parties have, independently and without reliance on the ABL Collateral Agent or any ABL Secured Parties, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such Term Documents and Notes Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Term Credit Agreement, the Indenture or this Agreement.
          24.29 No Warranties or Liability. The Term Collateral Agent, on behalf of itself and the Term Obligations, and the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, acknowledge and agree that the ABL Collateral Agent and the ABL Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The ABL Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The ABL

Collateral Agent and the ABL Secured Parties shall have no duty to the Term Collateral Agent, or any of the Term Secured Parties, the Notes Collateral Agent or any of the Notes Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the ABL Documents, the Term Documents and the Notes Documents), regardless of any knowledge thereof which they may have or be charged with.
          24.30 No Waiver of Lien Priorities.
          No right of the ABL Secured Parties, the ABL Collateral Agent or any of them to enforce any provision of this Agreement or any ABL Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any ABL Secured Party or the ABL Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Documents, any of the Term Documents or any of the Notes Documents, regardless of any knowledge thereof which the ABL Collateral Agent or the ABL Secured Parties, or any of them, may have or be otherwise charged with.
          Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the ABL Documents and subject to the provisions of Section 3.4(c)), the ABL Secured Parties, the ABL Collateral Agent and any of them may, at any time and from time to time in accordance with the ABL Documents and/or applicable law, without the consent of, or notice to, the Term Collateral Agent, any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party without incurring any liabilities to the Term Collateral Agent, any Term Secured Parties, the Notes Collateral Agent or any Notes Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Term Collateral Agent, any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:
     (a) sell, exchange, realize upon, enforce or otherwise deal with in any manner (subject to the terms hereof) and in any order any part of the ABL Priority Collateral or any liability of the Company or any other Grantor to the ABL Secured Parties or the ABL Collateral Agent, or any liability incurred directly or indirectly in respect thereof;
     (b) settle or compromise any ABL Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof; and
     (c) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any ABL Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the ABL Secured Parties or any liability incurred directly or indirectly in respect thereof.

          The Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, also agree that the ABL Secured Parties and the ABL Collateral Agent shall have no liability to the Term Collateral Agent, any Term Secured Party, the Notes Collateral Agent or any Notes Secured Party, and the Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, hereby waive any claim against any ABL Secured Party or the ABL Collateral Agent, arising out of any and all actions which the ABL Secured Parties or the ABL Collateral Agent may take or permit or omit to take with respect to:
     (a) the ABL Documents (other than this Agreement);
     (b) the collection of the ABL Obligations; or
     (c) the foreclosure upon, or sale, liquidation or other disposition of, any ABL Priority Collateral.
          The Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree that the ABL Secured Parties and the ABL Collateral Agent have no duty to the Term Collateral Agent, the Term Secured Parties, the Notes Collateral Agent or the Notes Secured Parties in respect of the maintenance or preservation of the ABL Priority Collateral, the ABL Obligations or otherwise.
          The Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, also agrees that the Term Secured Parties and the Term Collateral Agent shall have no liability to the Notes Collateral Agent or any Notes Secured Party, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, hereby waives any claim against any Term Secured Party or the Term Collateral Agent, arising out of any and all actions which the Term Secured Parties or the Term Collateral Agent may take or permit or omit to take with respect to:
     (a) the Term Documents (other than this Agreement);
     (b) the collection of the Term Obligations; or
     (c) the foreclosure upon, or sale, liquidation or other disposition of, any ABL Priority Collateral.
          The Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees that the Term Secured Parties and the Term Collateral Agent have no duty to the Notes Collateral Agent or the Notes Secured Parties in respect of the maintenance or preservation of the ABL Priority Collateral, the Term Obligations or otherwise.
          The Term Collateral Agent, on behalf of itself and the Term Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agree not to assert and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.
          The Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, agrees not to assert and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.
          24.31 Obligations Unconditional. All rights, interests, agreements and obligations of the ABL Collateral Agent and the ABL Secured Parties and the Term Collateral Agent, the Term Secured Parties, the Notes Collateral Agent and the Notes Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:
          any lack of validity or enforceability of any ABL Document, any Term Document or any Notes Document;
          except as otherwise set forth in the Agreement, any change permitted hereunder in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations, Term Obligations or Notes Document, or any amendment or waiver or other modification permitted hereunder, whether by course of conduct or otherwise, of the terms of any ABL Document, any Term Document or any Notes Document;
          any exchange of any security interest in any ABL Priority Collateral or any amendment, waiver or other modification permitted hereunder, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations, Term Obligations or Notes Obligations;
          the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or
          any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the ABL Obligations, or of the Term Collateral Agent or any Term Secured Party, or of the Notes Collateral Agent or any Notes Secured Party in respect of this Agreement.
Section 25. Cooperation With Respect To ABL Priority Collateral.
               Consent to License to Use Intellectual Property. The Term Collateral Agent and the Notes Collateral Agent (and any purchaser, assignee or transferee of assets as provided in Section 4.3) (a) consent (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the ABL Collateral Agent of a non-exclusive royalty-free license to use for a period not to exceed 180 days (commencing with the initiation of any enforcement of Liens by any of the Term Collateral Agent (provided that the ABL Collateral Agent and the Notes Collateral Agent have received notice thereof), the ABL Collateral Agent or the Notes Collateral Agent) any Patent, Trademark or proprietary information of such Grantor that is subject to a Lien held by the Term Collateral Agent or the Notes Collateral Agent (or any Patent, Trademark or proprietary information acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) and (b) grant, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be), to the ABL Collateral Agent a non-exclusive royalty-free license to use for a period not to exceed 180 days (commencing with (x) the initiation of any enforcement of Liens by the Term Collateral Agent (provided that the ABL Collateral Agent and the Notes Collateral Agent have received notice thereof) or the ABL Collateral Agent or (y) the purchase, assignment or transfer of, as the case may be, any Patent, Trademark or proprietary information that is subject to a Lien held by the Term Collateral Agent or Notes Collateral Agent (or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by the ABL Collateral Agent upon any Inventory or other ABL Priority Collateral of any Grantor and to the extent the use of such Patent, Trademark or proprietary information is necessary or appropriate, in the good faith opinion of the ABL Collateral Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such inventory in any lawful manner.
               Access to Information. If the Term Collateral Agent or the Notes Collateral Agent takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of the Term Collateral Agent or the Notes Collateral Agent), then upon request of the ABL Collateral Agent and reasonable advance notice, the Term Collateral Agent or the Notes Collateral Agent, as applicable, will permit the ABL Collateral Agent or its representative to inspect and copy such documentation if and to the extent the ABL Collateral Agent certifies to the Term Collateral Agent or the Notes Collateral Agent, as applicable, that:
          25.01 such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the ABL Collateral Agent, to the enforcement of the ABL Collateral Agent’s Liens upon any ABL Priority Collateral; and
          25.02 the ABL Collateral Agent and the ABL Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.
               Access to Property to Process and Sell Inventory
          25.03 If the ABL Collateral Agent commences any action or proceeding with respect to any of its rights or remedies (including, but not limited to, any action of foreclosure), enforcement, collection or execution with respect to the ABL Priority Collateral (“ABL Priority Collateral Enforcement Actions”) or if the Term Collateral Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure), enforcement, collection or execution with respect to the TL Priority Collateral and the Term Collateral Agent (or a purchaser at a foreclosure sale conducted in foreclosure of any Term Collateral Agent’s Liens) takes actual or constructive possession of TL Priority Collateral of any Grantor (“TL Priority Collateral Enforcement Actions”), then the Term Secured Parties and the Term Collateral Agent shall (subject to, in the case of any TL Priority Collateral Enforcement Action, a prior written request by the ABL Collateral Agent to the Term Collateral

Agent (the “TL Priority Collateral Enforcement Action Notice”)) (x) cooperate with the ABL Collateral Agent (and with its officers, employees, representatives and agents) in its efforts to conduct ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the ABL Priority Collateral, (y) not hinder or restrict in any respect the ABL Collateral Agent from conducting ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, and (z) permit the ABL Collateral Agent, its employees, agents, advisers and representatives, at the cost and expense of the ABL Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto, which shall not be limited), to enter upon and use the TL Priority Collateral (including, without limitation, equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial ABL Priority Collateral Enforcement Action or the date of delivery of the TL Priority Collateral Enforcement Action Notice, as the case may be, and (II) ending on the earlier of the date occurring 180 days thereafter and the date on which all ABL Priority Collateral (other than ABL Priority Collateral abandoned by the ABL Collateral Agent in writing) has been removed from the TL Priority Collateral (such period, the “ABL Priority Collateral Processing and Sale Period”), for purposes of:
     (A) assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods any ABL Priority Collateral consisting of work-in-process;
     (B) selling any or all of the ABL Priority Collateral located in or on such TL Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;
     (C) removing and transporting any or all of the ABL Priority Collateral located in or on such TL Priority Collateral;
     (D) otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral; and/or
     (E) taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the ABL Secured Parties and/or the ABL Collateral Agent (including with respect to any ABL Priority Collateral Enforcement Actions) in and to the ABL Priority Collateral;
provided, however, that nothing contained in this Agreement shall restrict the rights of the Term Collateral Agent from selling, assigning or otherwise transferring any TL Priority Collateral prior to the expiration of such ABL Priority Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Collateral Agent and the ABL Secured Parties) to be bound by the provisions of this Section 4.3 and

Section 4.1. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such ABL Priority Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order.
               During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Collateral Agent (or their respective employees, agents, advisers and representatives) of any TL Priority Collateral, the ABL Secured Parties and the ABL Collateral Agent shall be obligated to repair at their expense any physical damage to such TL Priority Collateral resulting from such occupancy, use or control, and to leave such TL Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Collateral Agent have any liability to the Term Secured Parties and/or to the Term Collateral Agent pursuant to this Section 4.3(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to the TL Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Collateral Agent, as the case may be) of their rights under this Section 4.3(a) and the ABL Secured Parties shall have no duty or liability to maintain the TL Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the TL Priority Collateral that results from ordinary wear and tear resulting from the use of the TL Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 4.3(a). Without limiting the rights granted in this Section 4.3(a), the ABL Secured Parties and the ABL Collateral Agent shall cooperate with the Term Secured Parties and/or the Term Collateral Agent in connection with any efforts made by the Term Secured Parties and/or the Term Collateral Agent to sell the TL Priority Collateral.
          25.04 the Term Collateral Agent shall be entitled, as a condition of permitting such access and use, to demand and receive assurances reasonably satisfactory to it that the access or use requested and all activities incidental thereto:
          will be permitted, lawful and enforceable under applicable law and will be conducted in accordance with prudent manufacturing practices; and
          will be adequately insured for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Collateral Agent and the holders of the Term Obligations, at no cost to the Term Collateral Agent or such holders.
The Term Collateral Agent (x) shall provide reasonable cooperation to the ABL Collateral Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Priority Collateral by the ABL Collateral Agent as provided above and (y) shall be entitled to receive, from the ABL Collateral Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the ABL Collateral Agent. The Term Collateral Agent and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any inventory subject to any

First Priority Lien held by the ABL Collateral Agent or to provide any support, assistance or cooperation to the ABL Collateral Agent in respect thereof.
               Term Collateral Agent Assurances. The Term Collateral Agent may condition its performance of any obligation set forth in this Article 4 upon its prior receipt (without cost to it) of:
     25.05 such assurances as it may reasonably request to confirm that the performance of such obligation and all activities of the ABL Collateral Agent or its officers, employees and agents in connection therewith or incidental thereto:
     will be permitted, lawful and enforceable under applicable law; and
          will not impose upon the Term Collateral Agent (or any Term Secured Party) any legal duty, legal liability or risk of uninsured loss; and
     25.06 such indemnity or insurance as the Term Collateral Agent may reasonably request in connection therewith.
               Grantor Consent. The Company and the other Grantors consent to the performance by the Term Collateral Agent of the obligations set forth in this Article 4 and acknowledge and agree that neither the Term Collateral Agent (nor any holder of Term Obligations) shall ever be accountable or liable for any action taken or omitted by the ABL Collateral Agent or any ABL Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other intellectual property by the ABL Collateral Agent or any ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the ABL Collateral Agent or its officers, employees, agents, successors or assigns.
Section 26. Application of Proceeds.
               Application of Proceeds in Distributions by the Term Collateral Agent.
          26.01 The Term Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any TL Priority Collateral and, after the Discharge of ABL Obligations, the proceeds of any collection, sale, foreclosure or other realization of any ABL Priority Collateral by Term Collateral Agent as expressly permitted hereunder, and, in each case the proceeds of any title insurance policy required under any Term Document, ABL Document or Notes Document, in the following order of application:
     First, to the payment of all amounts payable under the Term Documents on account of the Term Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Term Collateral Agent or any co-trustee or agent of the Term Collateral Agent in connection with any Term Document;

     Second, to the Term Administrative Agent for application to the payment of all outstanding Term Obligations (including, without limitation, Bermuda Guaranteed Obligations) that are then due and payable in such order as may be provided in the Term Documents in an amount sufficient to pay in full in cash all outstanding Term Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Term Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge or cash collateralization (at 110% of the aggregate undrawn amount (as determined by the Term Administrative Agent)) of all outstanding letters of credit and bank guaranties, if any, constituting Term Obligations);
     Third, to the payment of all amounts payable under the ABL Documents on account of the ABL Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Collateral Agent or any co-Notes Collateral Agent or agent of the ABL Collateral Agent in connection with any ABL Document;
     Fourth, to the ABL Administrative Agent for application to the payment of all outstanding ABL Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 110% of the aggregate undrawn amount) of all outstanding letters of credit and bank guaranties, if any, constituting ABL Obligations);
     Fifth, to the payment of all amounts payable under the Notes Documents on account of the Notes Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Notes Collateral Agent or any co-trustee or agent of the Notes Collateral Agent in connection with any Notes Document;
     Sixth, to the Notes Collateral Agent for application to the payment of all outstanding Notes Obligations that are then due and payable in such order as may be provided in the Notes Documents in an amount sufficient to pay in full in cash all outstanding Notes Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Notes Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding); and
     Seventh, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

          26.02 In connection with the application of proceeds pursuant to Section 5.1(a), except as otherwise directed by the Required Lenders under (and as defined in) the Term Documents, the Term Collateral Agent may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.
          26.03 If the Term Collateral Agent or any Term Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the ABL Obligations or Notes Obligations in accordance with Section 5.2(a) below, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Term Secured Party will forthwith deliver the same to the ABL Collateral Agent, for the account of the holders of the ABL Obligations, or to the Notes Collateral Agent, for the account of the holders of the Notes Obligations, as applicable, to be applied in accordance with Section 5.2(a). Until so delivered, such proceeds will be held by that Term Secured Party for the benefit of the holders of the ABL Obligations and Notes Obligations.
               Application of Proceeds in Distributions by the ABL Collateral Agent.
          26.04 The ABL Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any ABL Priority Collateral and, after the Discharge of Term Obligations, the proceeds of any collection, sale, foreclosure or other realization of any TL Priority Collateral by the ABL Collateral Agent as expressly permitted hereunder, and the proceeds of any title insurance policy required under any Term Document, ABL Document or Notes Document permitted to be received by it, in the following order of application:
     First, to the payment of all amounts payable under the ABL Documents on account of the ABL Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the ABL Collateral Agent or any co-trustee or agent of the ABL Collateral Agent in connection with any ABL Document;
     Second, to the ABL Administrative Agent for application to the payment of all outstanding ABL Obligations that are then due and payable in such order as may be provided in the ABL Documents in an amount sufficient to pay in full in cash all outstanding ABL Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge or cash collateralization (at 110% of the aggregate undrawn amount) of all outstanding letters of credit and bank guaranties, if any, constituting ABL Obligations);
     Third, to the payment of all amounts payable under the Term Documents on account of the Term Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Term Collateral Agent or any co-trustee or agent of the Term Collateral Agent in connection with any Term Document;

     Fourth, to the Term Administrative Agent for application to the payment of all outstanding Term Obligations (including, without limitation, Bermuda Guaranteed Obligations) that are then due and payable in such order as may be provided in the Term Documents in an amount sufficient to pay in full in cash all outstanding Term Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, and including any applicable post-default rate, specified in the Term Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding and including the discharge or cash collateralization (at 110% of the aggregate undrawn amount (as determined by the Term Administrative Agent)) of all outstanding letters of credit and bank guaranties, if any, constituting Term Obligations);
     Fifth, to the payment of all amounts payable under the Notes Documents on account of the Notes Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Notes Collateral Agent or any co-trustee or agent of the Notes Collateral Agent in connection with any Notes Document;
     Sixth, to the Notes Collateral Agent for application to the payment of all outstanding Notes Obligations that are then due and payable in such order as may be provided in the Notes Documents in an amount sufficient to pay in full in cash all outstanding Notes Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Notes Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding; and
     Seventh, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the other applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.
          26.05 In connection with the application of proceeds pursuant to Section 5.2(a), except as otherwise directed by the Required Lenders under (and as defined in) the ABL Documents, the ABL Collateral Agent may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.
          26.06 If the ABL Collateral Agent or any ABL Secured Party collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Term Obligations or Notes Obligations in accordance with Section 5.1(a) above, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such ABL Secured Party will forthwith deliver the same to the Term Collateral Agent, for the account of the holders of the Term Obligations, or to the Notes Collateral Agent, for the account of the holders of Notes Obligations, as applicable, to be applied in accordance with Section 5.1(a). Until so delivered, such proceeds will be held by that ABL Secured Party for the benefit of the holders of the Term Obligations and Notes Obligations.

Section 27. Miscellaneous.
               Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Term Documents, the ABL Documents or the Notes Documents, the provisions of this Agreement shall govern and control. Each Secured Party acknowledges and agrees that the terms and provisions of this Agreement do not violate any term or provisions of its respective Term Document, ABL Document or Notes Document.
               Effectiveness; Continuing Nature of This Agreement; Severability.
          27.01 This Agreement shall become effective when executed and delivered by the parties hereto. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.
          27.02 This Agreement shall terminate and be of no further force and effect:
          with respect to the ABL Collateral Agent, the ABL Secured Parties and the ABL Obligations, upon the Discharge of ABL Obligations, subject to the rights of the ABL Secured Parties under Section 6.17;
          with respect to the Term Collateral Agent, the Term Secured Parties and the Term Obligations, upon the Discharge of Term Obligations, subject to the rights of the Term Secured Parties under Section 6.17; and
          with respect to the Notes Collateral Agent, the Notes Secured Parties and the Notes Obligations, upon a satisfaction and discharge, legal defeasance or covenant defeasance of each Indenture in accordance with the terms thereof.
               Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Term Collateral Agent, the ABL Collateral Agent or the Notes Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company or any other Grantor shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes any amendment to the Grantors’ ability to cause additional obligations to constitute Term Obligations, ABL Obligations or Notes Obligations as the Company and/or any other Grantor may designate).

               Information Concerning Financial Condition of Holdings and Its Subsidiaries. The Term Collateral Agent and the Term Secured Parties, the ABL Collateral Agent and the ABL Secured Parties and the Notes Collateral Agent and the Notes Secured Parties, shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings and its Subsidiaries and all endorsers and/or guarantors of the Term Obligations, the ABL Obligations or the Notes Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the Term Obligations or the Notes Obligations. The Term Collateral Agent and Term Secured Parties shall have no duty to advise the ABL Collateral Agent, any ABL Secured Parties, the Notes Collateral Agent or any Notes Secured Parties of information known to it or them regarding such condition or any such circumstances or otherwise. The ABL Collateral Agent and ABL Secured Parties shall have no duty to advise the Term Collateral Agent, any Term Secured Parties, the Notes Collateral Agent or any Notes Secured Parties of information known to it or them regarding such condition or any such circumstances or otherwise. The Notes Collateral Agent and Notes Secured Parties shall have no duty to advise the Term Collateral Agent, any Term Secured Parties, the ABL Collateral Agent or any ABL Secured Parties of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any of the Term Collateral Agent, any of the Term Secured Parties, the ABL Collateral Agent, any of the ABL Secured Parties, the Notes Collateral Agent or any Notes Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party hereto, it or they shall be under no obligation (w) to make, and such informing arty shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
               Submission to Jurisdiction; Waivers.
          27.03 ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 6.6; AND (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

          27.04 EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 6.5(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
               Notices. All notices to the ABL Secured Parties, the Term Secured Parties and the Notes Secured Parties permitted or required under this Agreement shall also be sent to the ABL Collateral Agent, the Term Collateral Agent and the Notes Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
               Further Assurances. The Term Collateral Agent, on behalf of itself and the Term Secured Parties, the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, the Notes Collateral Agent, on behalf of itself and the Notes Secured parties, and each Grantor, agrees that each of them shall take such further action and shall execute (without recourse or warranty) and deliver such additional documents and instruments (in recordable form, if requested) as the Term Collateral Agent, the ABL Collateral Agent or the Notes Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement. The parties hereto agree, subject to the other provisions of this Agreement:
     27.05 upon request by the Term Collateral Agent, the ABL Collateral Agent or the Notes Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the TL Priority Collateral and the ABL Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Term Documents, the ABL Documents and the Notes Documents; and
     27.06 that the Term Security Documents, the ABL Security Documents and the Notes Security Documents creating Liens on the TL Priority Collateral and the ABL Priority Collateral shall be in all material respects the same forms of documents other than with respect to the First Priority, the Second Priority and Third Priority nature of the Liens created thereunder in such Collateral.
               APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).
               Binding on Successors and Assigns. This Agreement shall be binding upon the parties hereto, the Term Secured Parties, the ABL Secured Parties, the Notes Secured Parties and their respective successors and assigns.
               Specific Performance. Each of the Term Collateral Agent, the ABL Collateral Agent and the Notes Collateral Agent may demand specific performance of this Agreement. The Term Collateral Agent, on behalf of itself and the Term Secured Parties, the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, and the Notes Collateral Agent, on behalf of itself and the Notes Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Term Collateral Agent, the ABL Collateral Agent or the Notes Collateral Agent, as the case may be.
               Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
               Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.
               Authorization; No Conflict. Each of the parties represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.
               No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of the Term Secured Parties, the ABL Secured Parties, the Notes Secured Parties and each of their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder.
               Provisions Solely to Define Relative Rights.
          27.07 The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Term Secured Parties, the ABL Secured Parties and the Notes Secured Parties. None of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the Term Obligations, the ABL Obligations and the Notes Obligations as and when the same shall become due and payable in accordance with their terms.
          27.08 Nothing in this Agreement shall relieve the Company or any Grantor from the performance of any term, covenant, condition or agreement on the Company’s or such Grantor’s part to be performed or observed under or in respect of any of the Collateral pledged by it or from any liability to any Person under or in respect of any of such Collateral or impose any obligation on any Collateral Agent to perform or observe any such term, covenant, condition or agreement on the Company’s or such Grantor’s part to be so performed or observed or impose any liability on any Collateral Agent for any act or omission on the part of the Company’s or such any Grantor relative thereto or for any breach of any representation or warranty on the part of the Company or such Grantor contained in this Agreement or any ABL Document or any Term Document or any Notes Document, or in respect of the Collateral pledged by it. The obligations of the Company and each Grantor contained in this paragraph shall survive the termination of this Agreement and the discharge of the Company’s or such Grantor’s other obligations hereunder.
          27.09 Each of the Collateral Agents and the Administrative Agents acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any Term Document or any Notes Document. Except as otherwise provided in this Agreement, each of the Collateral Agents and the Administrative Agents will be entitled to manage and supervise their respective extensions of credit to Holdings or any of its Subsidiaries in accordance with law and their usual practices, modified from time to time as they deem appropriate.
               Additional Grantors. Holdings and the Company will cause each Person that becomes a Grantor or is a Domestic Subsidiary required by any Term Document, ABL Document or Notes Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the parties hereto an Intercreditor Agreement Joinder, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. Holdings and the Company shall promptly provide each Collateral Agent and the Notes Collateral Agent with a copy of each Intercreditor Agreement Joinder executed and delivered pursuant to this Section 6.16.
               Avoidance Issues. If any ABL Secured Party, Term Secured Party or Notes Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount (a “Recovery”), then such ABL Secured Party, Term Secured Party or Notes Secured Party, as applicable, shall be entitled to a reinstatement of ABL Obligations, Term Obligations or Notes Obligations, as applicable, with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.
               Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the ABL Credit Agreement, the Term Credit Agreement and the Indenture. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party to receive payment to the right of any Term Secured Party to receive payment or of any Term Secured Party to receive payment to the right of any ABL Secured Party to receive payment or the right of any Notes Secured Party to receive payment to the right of any Term Secured Party or ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency or Liquidation Proceeding), it being the intent of the parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.
               Foreign Collateral. For avoidance of doubt, it is understood and agreed that the Bermuda Term Borrower and various Foreign Subsidiaries of Holdings, the Company and/or the Bermuda Term Borrower have granted security interests in certain of their property, securing their Term Obligations, and that as of the date of this Agreement, no such security interests have been provided by the Bermuda Term Borrower or any other Foreign Subsidiary to secure any ABL Obligations or Notes Obligations. It is understood and agreed by all parties hereto that this Agreement does not apply to any security interests granted by the Bermuda Term Borrower or any other Foreign Subsidiary, and that any assets or property pledged by the Bermuda Term Borrower or any other Foreign Subsidiary to secure (or which are subject to a Lien to secure) any Term Obligations or ABL Obligations or Notes Obligations shall not be subject to the terms or provisions of this Agreement. Neither the Bermuda Term Borrower nor any Foreign Subsidiary shall constitute a Grantor hereunder or be bound by the provisions hereof. It is also understood and agreed by all parties hereto that neither Holdings nor Intermediate Holdco shall be required to grant a security interest in, or Lien on any of their assets or property to secure the Notes or the Notes Obligations.
               Cash Collateral (Term Credit Agreement). The parties hereto acknowledge and agree that, all cash and Cash Equivalents (as defined in the Term Credit Agreement as in effect on the date hereof, after giving effect to the Restatement Effective Date as defined therein) actually delivered to the Term Administrative Agent or Term Collateral Agent pursuant to Sections 2B.07 and/or 4.02(a) of the Term Credit Agreement, but in each case only to the extent of the aggregate stated amounts and/or face amounts of letters of credit and bank guarantees (calculated in accordance with the Term Credit Agreement) exceed the sum of

(x) the relevant commitments thereunder plus (y) any required cushion or over-collateralization thereof, then such cash and Cash Equivalents may be held as collateral as provided in the Term Credit Agreement and shall constitute TL Priority Collateral rather than ABL Priority Collateral.
               Credit-Linked Deposits. The parties hereto acknowledge and agree that, notwithstanding anything to the contrary contained herein, the Credit-Linked Deposits (as defined in the Term Credit Agreement) shall remain property of the respective Term Lenders as provided in the Term Credit Agreement and shall not constitute Collateral hereunder; provided, that, without limiting the foregoing, if, notwithstanding the foregoing, such Credit Linked Deposits (or any portion thereof) are deemed to be Collateral (whether as a matter of applicable law or otherwise) then such CreditLinked Deposits or the applicable portion thereof, as the case may be, shall be deemed to constitute TL Priority Collateral, rather than ABL Priority Collateral, for all purposes hereunder.
* * *

          IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be executed by their respective officers or representatives as of the day and year first above written.

Each assignor’s address is as listed	DHM HOLDING COMPANY, INC.
on Annex A attached hereto	DOLE HOLDING COMPANY, LLC
DOLE FOOD COMPANY, INC.
CALAZO CORPORATION
AG 1970, INC.
AG 1971, INC.
AG 1972, INC.
ALYSSUM CORPORATION
BARCLAY HOLLANDER CORPORATION
BUD ANTLE, INC.
CALICAHOMES, INC.
CALIFORNIA POLARIS, INC.
CB NORTH, LLC
CB SOUTH, LLC
DOLE ABPIK, INC.
DOLE ARIZONA DRIED FRUIT AND NUT
COMPANY
DOLE CARROT COMPANY
DOLE CITRUS
DOLE DF&N, INC.
DOLE DRIED FRUIT AND NUT COMPANY,
A CALIFORNIA GENERAL PARTNERSHIP
DOLE FARMING, INC.
DOLE FRESH VEGETABLES, INC.
DOLE ORLAND, INC.
DOLE PACKAGED FOODS, LLC
E.T. WALL COMPANY
EARLIBEST ORANGE ASSOCIATION, INC.
FALLBROOKE CITRUS COMPANY, INC.
LINDERO HEADQUARTERS COMPANY, INC.
LINDERO PROPERTY, INC.
MILAGRO RANCH, LLC
OCEANVIEW PRODUCE COMPANY
PRAIRIE VISTA, INC.
RANCHO MANANA, LLC
ROYAL PACKING CO.
VELTMAN TERMINAL CO.
BANANERA ANTILLANA (COLOMBIA), INC.

By:
Name:
Title:

CLOVIS CITRUS ASSOCIATION
DELPHINIUM CORPORATION
DOLE BERRY COMPANY, LLC
DOLE EUROPE COMPANY
DOLE FOODS FLIGHT OPERATIONS, INC.
DOLE NORTHWEST, INC.
DOLE SUNFRESH EXPRESS, INC.
STANDARD FRUIT AND STEAMSHIP COMPANY
STANDARD FRUIT COMPANY
SUN COUNTRY PRODUCE, INC.
WEST FOODS, INC.
COOL ADVANTAGE, INC.
COOL CARE, INC.
SAW GRASS TRANSPORT, INC.
BLUE ANTHURUIM, INC.
CERULEAN, INC.
DOLE DIVERSIFIED, INC.
DOLE LAND COMPANY, INC.
DOLE PACKAGED FOODS CORPORATION
LA PETITE D’AGEN, INC.
M K DEVELOPMENT, INC.
MALAGA COMPANY, INC.
MUSCAT, INC.
OAHU TRANSPORT COMPANY, LIMITED
WAHIAWA WATER COMPANY, INC.
ZANTE CURRANT, INC.
DIVERSIFIED IMPORTS CO.
DOLE ASSETS, INC.
DOLE FRESH FRUIT COMPANY
DOLE HOLDINGS, INC.
DOLE LOGISTICS SERVICES, INC.
DOLE OCEAN CARGO EXPRESS, INC.
DOLE OCEAN LINER EXPRESS, INC.
RENAISSANCE CAPITAL CORPORATION
SUN GIANT, INC.
DNW SERVICES COMPANY
PACIFIC COAST TRUCK COMPANY
PAN-ALASKA FISHERIES, INC.

By:
Name:
Title:

Address:	DEUTSCHE BANK AG NEW YORK
BRANCH, as Term Collateral Agent
60 Wall Street
New York, NY 10005
Attention: Marguerite Sutton
Telecopier: 212-797-5690

By:
Name:
Title:

By:
Name:
Title:

Address:	DEUTSCHE BANK AG NEW YORK BRANCH, as ABL Collateral Agent
60 Wall Street
New York, NY 10005
Attention: Marguerite Sutton
Telecopier: 212-797-5690

By:
Name:
Title:

By:
Name:
Title:

Address:	U.S. BANK NATIONAL ASSOCIATION,
as Notes Collateral Agent
EP-MN-WS3C
60 Livingston Avenue
St. Paul, MN 55107
Attention: Corporate Trust Services
Telecopier: (651) 495-8097

By:
Name:
Title: